As filed with the Securities and Exchange Commission on June 21, 2002
Registration No. 333-90596

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CP&P, INC.
(Exact name of registrant as specified in its charter)

Georgia	2621	01-0693428
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

133 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 652-4495
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James F. Kelley
Executive Vice President and General Counsel
Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 652-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William R. Spalding	Alan J. Sinsheimer
King & Spalding	Sullivan & Cromwell
191 Peachtree Street	125 Broad Street
Atlanta, Georgia 30303	New York, New York 10004

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $.01 per share, together with the Series A Junior Preferred Participating Stock Purchase Rights	$1,000,000,000	$92,000

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 21, 2002.

             Shares

CP&P, INC.

Common Stock

This is an initial public offering of shares of common stock of CP&P, Inc. All of the shares of common stock are being sold by CP&P.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . Application will be made for listing of the common stock on the New York Stock Exchange under the symbol “            ”.

See “ Risk Factors” beginning on page 11 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to CP&P	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from CP&P at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on             , 2002.

Goldman, Sachs & Co.

Banc of America Securities LLC             Morgan Stanley

Prospectus dated            , 2002.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the “Risk Factors” section and our audited combined financial statements and unaudited pro forma financial statements and the related notes to those statements. In this prospectus, unless the context suggests otherwise, “CP&P ”, the “Company”, “we”, “us” and “our” each refers to CP&P, Inc. and its subsidiaries. “Consumer Products Company” refers to Georgia-Pacific Corporation’s consumer products, packaging, and paper and pulp businesses. Unless otherwise indicated, any “fiscal” year of our company refers to our fiscal year ended or ending on the Saturday closest to December 31 of such year.

Our Company

We operate in three business segments—consumer products, packaging, and paper and pulp—and had $12.4 billion in revenue in fiscal 2001. Our consumer products business includes our North American and international bathroom tissue, paper towel and paper napkin businesses and our Dixie disposable tableware business. Our consumer products business had fiscal 2001 revenue of approximately $7.1 billion. We sell our consumer products in both retail and commercial (or away-from-home) markets, and we manufacture both our own brands and private label products. Our packaging business sells corrugated and other packaging products and had fiscal 2001 revenue of approximately $2.5 billion. Our paper and pulp business, which had fiscal 2001 revenue of approximately $2.8 billion, consists of our paper manufacturing assets that are located within our tissue manufacturing facilities, as well as our fluff pulp mill and two market pulp mills.

We have a unique balance of internally-produced pulp, purchased pulp and purchased wastepaper to supply our mills, which we believe gives us a more stable cost structure than many of our competitors. See “Business—Fiber Balance and Procurement”.

Consumer Products

We are the largest North American producer of tissue-based consumer products, with leading market shares in bathroom tissue, paper towels and paper napkins. Our Dixie business is the largest producer in the North American disposable tableware market. We are also a leading producer of tissue-based consumer products in many international markets, including France, the United Kingdom, Ireland, Finland, the Netherlands, Italy, Spain and Greece. We also have expanding tissue operations in other international markets, including China, Mexico, Russia and Turkey. Our portfolio of brands includes well-known consumer products with strong market positions created and supported by product development and innovation, advertising and marketing, strategic acquisitions, manufacturing scale and long-standing customer and distributor relationships.

Strengths

•	Number One Global Producer of Bathroom Tissue, Paper Towels and Paper Napkins. We are the world’s largest producer of bathroom tissue, paper towels and paper napkins.

•
Well-Known Brands in North America and Europe.    We estimate that at least one of our bathroom tissue or paper towel products is used by approximately 55% of North American households. Our leading brands are:

North America	Rank	Europe	Rank
Quilted Northern bathroom tissue	#2	Lotus bathroom tissue (France)	#1
Angel Soft bathroom tissue	#3	Lotus paper handkerchiefs (France)	#1
Brawny paper towels	#2	Okay kitchen towels (France)	#1
Sparkle paper towels	#3	Colhogar bathroom tissue (Spain)	#1
Vanity Fair premium napkins	#1	Colhogar paper towels (Spain)	#1
Mardi Gras paper napkins	#1	KittenSoft bathroom tissue (Ireland)	#1
Dixie disposable tableware	#1	KittenSoft paper towels (Ireland)	#1

•
Depth of Brand Portfolio in North America.    Our full range of leading brands in different categories allows retailers to reduce their expenses through a single-source purchase that meets the broad spectrum of quality and price demands of their customers.

•
Number One Private Label Manufacturer in North America and Number Two in Europe.  Offering both private label and branded products allows us to establish closer relationships with our retail customers and provides us with a greater share of shelf space in their stores.

•
Well-Positioned in Growing and Key Retail Channels.    We believe that we have the largest market share in the fast-growing U.S. warehouse club channel, which includes Costco and Sam’s Club, and have well-established relationships with the leaders in the rapidly expanding mass merchandise channel, such as Wal-Mart and Target.

•
Number One Position in the North American Commercial Market.    We sold more tissue products in the commercial channel than any other company in North America in 2001 and have a 40% market share, based on volume.

•
Number One Position in North American Disposable Tableware Market.    Dixie is one of the most recognized consumer product brand names in North America and is the largest producer of disposable tableware in North America.

•
Continued Cost Savings Through Integration of Fort James.    Through 2003, we expect to realize a cumulative total of over $500 million of cost synergies from our integration of Fort James Corporation, which we acquired in November 2000.

•	Industry-Leading Manufacturing Facilities. Our industry-leading, low cost manufacturing capabilities provide us with scale and cost advantages over many of our competitors.

Strategies

Our objectives in North America are to grow the dollar market share of our super-premium and premium brands and realize superior margins on all of our products. We intend to increase dollar market share of our brands by repositioning our brand portfolio through marketing support and product improvement. We will seek to continue to realize superior margins on our products by leveraging our position as a low cost manufacturer and through effective marketing and promotions. Internationally, our objective is to pursue a controlled growth strategy in both current and new markets.

We intend to achieve our objectives through the following strategies:

•
Leverage the Depth of Our Product Offering.    We will continue to use the depth of our branded product offering in the bathroom tissue, paper towel, paper napkin and disposable tableware categories to increase sales to our customers.

•	Support Our Brands Through Advertising, Marketing and Promotions. We will continue to support our well-known brands through innovative advertising, marketing and promotional campaigns.

•
Optimize Brand Positioning Within Our Portfolio.    We will continue to refine the relative positioning of our brands within our broad portfolio of products to target specific consumer segments, reduce brand overlap and increase dollar market share.

•
Leverage Established Position in Growing Sales Channels.    We will continue to focus on high-growth sales channels, including wholesale clubs, mass merchandise stores and dollar stores, in order to outpace industry growth.

•
Continue to Expand Our International Operations.    We have expanded our international operations to China, Mexico, Russia and Turkey. We plan to continue controlled expansion into additional Asian, South American and other international markets.

•
Continue to Innovate Through Research and Development.    We continually seek to strengthen the quality of our brand portfolio through research and the development of product innovations, such as Quilted Northern Moist Wipes, Brawny Shop Towels and Dixie Rinse & ReUse Disposable Stoneware plates.

•	Maximize Operating Efficiency to Lower Costs and Improve Margins. We continuously implement quality control, training, safety and maintenance initiatives to improve operating efficiency.

Packaging

Our packaging business is a leading producer of value-added corrugated packaging products. We work with our customers to design packaging products that improve their sales, reduce waste and lower handling and transportation costs throughout the supply chain. We also work with major retailers to increase product sales utilizing graphic packaging designs and supply chain management.

Strengths

•
Manufacturing Expertise and Industry-Best Facilities.    Our facilities provide us with significant competitive advantages through economies of scale, an emphasis on safety, disciplined capital spending and manufacturing expertise.

•	Industry-Leading Returns. We believe that our packaging business has the highest return on assets among the major companies in our industry segment.

•
Strategic Relationships with Large National Customers.    We have established key supplier relationships with large national food companies such as Unilever, Kellogg, Kraft, General Mills, ConAgra, Sara Lee, M & M/Mars, Coca-Cola and Pepsi, and we also work with mass merchandisers and grocery retailers such as Wal-Mart, Albertson’s, Kroger and Meijer.

Strategies

•	Emphasize Demand-Driven Production. All of our facilities follow a manufacturing strategy built on demand-driven production planning, operating efficiency and safe, low cost production.

•
Aggressive Cost Management and Disciplined Capital Investment.    Our managers are focused on aggressively managing operating and overhead costs, and we will limit capital investments to select, value-added packaging assets.

•
Focus on the Entire Supply Chain.    We work closely with our customers to design and manufacture packaging that helps consumer products manufacturers and retailers more efficiently manage their supply chains, which we believe produces attractive growth prospects and returns for us.

•
Expand Product Offering Through Research and Development.    Our state-of-the-art technology center will continue to develop and bring to market value-added products that differentiate us from our competitors. We also provide customized technical services to our customers which enhance these relationships.

Paper and Pulp

Our paper business produces office and printing paper, kraft paper and bleached board products at six of our tissue manufacturing facilities in North America. We focus on many of the same retail and commercial customers to which we sell tissue and Dixie disposable tableware products, including Wal-Mart, Costco and Sam’s Club. Our pulp business produces fluff pulp and other specialty pulps in our Brunswick, Georgia mill, and market pulp in our Leaf River and Old Town mills.

Strengths

•
Sole Licensing and Sourcing Rights to Xerox Copier Paper.    We own the sole U.S. and Canadian license for, and sourcing rights to, Xerox brand copier paper, one of the most recognized names in office and printing papers.

•
Low Cost Paper Manufacturing Facilities.    The location of our office and printing paper manufacturing facilities within our tissue manufacturing facilities helps us to reduce our unit costs and improve our return on assets in both our consumer products and paper businesses.

•
Leading Supplier of Fluff Pulp.    We are the world’s second largest supplier of fluff pulp, which is used by our customers to produce disposable diapers and other absorbent hygiene products. Our fluff pulp mill is one of the lowest-cost facilities in the industry.

Strategies

•
Sell Paper in the Fastest Growing Sales Channels and to the Largest Retailers.    We intend to continue to focus our paper sales on the fast-growing wholesale club, specialty office retailer, mass merchandise and dollar store sales channels.

•
Focus on Customer Needs.    As demand for disposable diapers and absorbent hygiene products continues to grow globally, we intend to focus our fluff pulp product development and logistic support efforts on our key customers as they expand internationally.

•
Maximize Return on Existing Market Pulp Investment.    We intend to continue our strategy of low capital investment and operating at levels that meet our customers’ demand and maximize our profits and cash flow.

Reorganization Transactions and Distribution

Georgia-Pacific’s board of directors has approved a plan to separate its consumer products, packaging, and paper and pulp businesses from its building products and distribution businesses. The major elements of this plan are the following:

•	Georgia-Pacific will contribute the assets and liabilities relating to its consumer products, packaging, and paper and pulp businesses to us;

•	Georgia-Pacific will sell up to $1 billion of senior subordinated notes and borrow approximately $ million under a new secured senior credit facility;

•	Unisource, a subsidiary of Georgia-Pacific, will borrow approximately $ million under a new secured senior credit facility;

•
Georgia-Pacific will use the proceeds from the sale of its notes and the borrowings under the new Georgia-Pacific and Unisource credit facilities to retire a portion of Georgia-Pacific’s existing debt;

•	We will assume approximately $2.6 billion of Georgia-Pacific’s indebtedness, including obligations relating to up to approximately $869 million of industrial revenue bonds;

•
We will offer to exchange 16 series of our new debt securities for 16 series of outstanding publicly held debt securities of Georgia-Pacific having an aggregate principal amount of approximately $5.65 billion, which we will have assumed from Georgia-Pacific subject to its right to cause us to assume an equal principal amount of other Georgia-Pacific debt in lieu of any outstanding debt securities that are withdrawn from, or not validly tendered in, the exchange offers; any such untendered or withdrawn debt securities will remain obligations of Georgia-Pacific, and we expect Georgia-Pacific to cause us to assume, and then we would refinance, an equal amount of other Georgia-Pacific debt;

•	We will borrow approximately $ million under a new unsecured senior credit facility;

•	We will sell common stock that will represent approximately % of our shares in this public offering that we expect to raise approximately $1 billion;

•	We will use the proceeds from the borrowings under our new credit facility and the sale of our common stock to retire a portion of the debt we assume from Georgia-Pacific; and

•
Approximately six months after completion of the public offering of our common stock, Georgia-Pacific intends to distribute the remaining shares of common stock it holds in our company to Georgia-Pacific’s shareholders.

We refer to the transaction in which Georgia-Pacific will distribute the remaining shares it holds in our company to its shareholders as the “distribution”, and we refer to the other transactions described in the bullets above as the “reorganization transactions”. We and Georgia-Pacific reserve the right to modify any or all of the reorganization transactions in any respect or to terminate the plan. We may also make a public offering of securities convertible into our common stock as part of the reorganization transactions. Moreover, even if the reorganization transactions are completed as planned, Georgia-Pacific reserves the right to delay or cancel the distribution altogether or to convert us into an independent publicly owned entity through a mechanism other than the distribution.

Separation and Transitional Arrangements

In connection with Georgia-Pacific’s contribution of assets and liabilities to us, we will enter into agreements with Georgia-Pacific related to the separation of our business operations from Georgia-Pacific’s, as well as agreements under which we will agree with Georgia-Pacific to provide each other with various interim and ongoing services and information. See “Arrangements Between Us and Georgia-Pacific” for a discussion of these agreements. Our relationship with Georgia-Pacific will be governed by, and limited to, the terms of these agreements. Although we believe that these agreements have terms that are consistent with arm’s-length arrangements, these agreements are being negotiated in the context of a parent-subsidiary relationship, and therefore may be less favorable to us than if they had been negotiated with unaffiliated third parties. The assets and liabilities to be transferred to us are described more fully in the agreements that will govern our separation from Georgia-Pacific and in our audited combined financial statements and notes to those statements that are included elsewhere in this prospectus.

Distribution by Georgia-Pacific of Our Common Stock

After the completion of this offering, Georgia-Pacific will own approximately             % of our outstanding shares of common stock. Georgia-Pacific currently plans to distribute to its shareholders all of the shares of our common stock it holds approximately six months after the completion of this offering. However, Georgia-Pacific is not obligated to effect the distribution. The distribution is subject to, among other things, the approval of Georgia-Pacific’s board of directors and Georgia-Pacific’s receipt of a private letter ruling from the Internal Revenue Service that certain reorganization transactions and the distribution will be tax-free to Georgia-Pacific and its shareholders for U.S. federal income tax purposes. Georgia-Pacific’s board of directors may elect to consummate the distribution without a ruling from the Internal Revenue Service, in which case Georgia-Pacific may choose to obtain an opinion of tax counsel, which would not be binding on the IRS or any court. Any of the conditions to the distribution may be waived by the Georgia-Pacific board. If Georgia-Pacific makes this distribution, we will become an independent, publicly-owned company and will no longer be a subsidiary of Georgia-Pacific. Georgia-Pacific may use a method other than the contemplated distribution to convert us into an independent, publicly-owned company, and Georgia-Pacific may decide to retain its ownership of us indefinitely.

After completion of all of the reorganization transactions, Georgia-Pacific will continue to own all of the assets related to its building products manufacturing and distribution businesses and Unisource, its paper and industrial supplies distribution business, together with the liabilities relating to those businesses. These liabilities will include liabilities related to pending and future litigation involving personal injury and property damage as a result of alleged exposure to an asbestos-containing product previously manufactured by Georgia-Pacific’s gypsum division, which is part of its building products manufacturing business. See “Risk Factors—Risks Related to Our Separation from Georgia-Pacific— We may be exposed to Georgia-Pacific’s asbestos-related or other liabilities even after the distribution”.

Georgia-Pacific has agreed to indemnify us for any losses arising out of the liabilities it is retaining. Accordingly, we should not ultimately be affected in any material way by any of those Georgia-Pacific liabilities. In order to help you assess Georgia-Pacific’s financial strength, we have included in “Annex A” to this prospectus certain information with respect to the business and operations of Georgia-Pacific after the distribution of our common stock.

Benefits of the Separation

We believe that we will realize substantial benefits from the reorganization transactions, including this offering and our separation from Georgia-Pacific. These benefits include:

Greater Strategic Focus.    Our businesses are distinct from those of Georgia-Pacific in their financial and operating characteristics, capital needs, business cycles, growth potential and competitive conditions. Our separation from Georgia-Pacific will allow us to independently pursue our strategies to deliver value to our shareholders. This effort will be supported by our own board of directors, management team and employees.

Improved Financial Performance and Returns.    The greater predictability of financial performance and higher returns that are characteristic of our businesses will be more clearly evident to investors after we are separated from Georgia-Pacific.

Direct Access to Capital Markets.    As a separate company with our own publicly-traded stock, we will have direct access to the capital markets to issue our own debt and equity securities to fund our businesses and to grow opportunistically through acquisitions.

Better Incentives for Employees and Greater Accountability for Management.    By tying our incentive compensation plans to the market performance of our separately traded common stock, we expect to strengthen employee motivation and management focus. This offering and our separation from Georgia-Pacific will enable us to offer our employees compensation that is directly linked to the performance of our business and stock price, which we expect will enhance our ability to attract and retain qualified personnel.

General

We were incorporated in Georgia on May 16, 2002. Our principal executive offices are located at 133 Peachtree Street, N.E., Atlanta, Georgia 30303, and our telephone number is (404) 652-4495. Our website is located at www.            . Information contained on our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Quilted Northern®, Brawny®, Mardi Gras®, Angel Soft®, Soft ‘n Gentle®, Sparkle®, Vanity Fair®, MD®, So-Dri®, Zee®, Dixie®, Cormatic®, Ultimatic®, Envision®, Preference®, Spectrum®, Geocycle®, Eclipse®, Eureka®, Lotus®, Colhogar®, KittenSoft®, Embo®, Tenderly®, Delica®, Selpak® and Demak’up® are registered trademarks of Georgia-Pacific Corporation or its subsidiaries. We also have a number of other registered marks, trade names and pending trademark applications, related to our brands’ products and concepts. All other registered trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	shares

Common stock to be offered by us pursuant to the over-allotment option	shares

Common stock to be outstanding after this offering	shares

Common stock to be held by Georgia-Pacific immediately following this offering	shares

Use of proceeds	We intend to use the net proceeds from this offering to repay a portion of the indebtedness of Georgia-Pacific that we will assume as part of the reorganization transactions.

Proposed New York Stock Exchange symbol	“ ”

The number of shares of our common stock that will be outstanding after this offering is based on our shares of common stock outstanding as of             , 2002, and excludes shares of common stock that will be issuable upon exercise of employee stock options that will be issued to our employees at the time of the distribution in substitution for Georgia-Pacific stock options.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Summary Combined and Pro Forma Financial Data

The following summary combined financial data for each of the three fiscal years in the period ended December 29, 2001 are derived from our combined financial statements and the notes to those statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The summary combined financial data for each of the fiscal years ended December 31, 1997 and December 31, 1998 are derived from our unaudited combined financial statements for those periods. The summary combined financial data for the fiscal quarters ended March 31, 2001 and March 30, 2002 and the summary balance sheet data as of March 30, 2002 are derived from our unaudited interim combined financial statements and the notes to those statements included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the fiscal quarter ended March 30, 2002 may not be indicative of results that may be expected for the full year. The assets, liabilities and operating expenses in the historical financial statements reflect assets, liabilities and direct operating expenses of our businesses together with allocations of certain assets and liabilities based on management’s intentions or expectations and allocations of certain Georgia-Pacific corporate items that have been charged to us based on usage and other methodologies appropriate for such items. Our historical financial results reflect several significant acquisitions and dispositions, including Georgia-Pacific’s acquisition of Fort James Corporation in November 2000, its sale of tissue assets to Svenska Cellulosa Aktiebolaget SCA in March 2001 and its sale of paper and pulp assets to Domtar, Inc. in August 2001. Accordingly, the historical periods presented are not necessarily comparable. This financial data may not be indicative of our future performance and do not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

The unaudited pro forma financial statement data for fiscal 2001 and the fiscal quarter ended March 30, 2002 give effect to the reorganization transactions based on the assumptions described in the pro forma financial statements as if they had occurred at the beginning of the periods presented. The pro forma balance sheet data give effect to the reorganization transactions as if they occurred on March 30, 2002. The unaudited pro forma financial statements do not purport to represent what our results of operations and financial condition would have been had the reorganization transactions occurred on the dates indicated or to predict our results of operations or financial condition in the future. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our unaudited pro forma financial statements and our audited and unaudited combined financial statements and the notes related to those statements included elsewhere in this prospectus.

	Fiscal Year					First Quarter		Pro Forma for the Reorganization Transactions
	1997	1998	1999	2000	2001	2001	2002	Fiscal Year 2001	First Quarter 2002
	(in millions, except per share data)
Statement of Operations Data:
Net sales	$5,886	$6,018	$6,443	$7,949	$12,427	$3,300	$2,862	$12,427	$2,862

Operating expenses	5,825	5,885	5,983	6,987	11,296	3,098	2,582	11,296	2,582
Interest	314	367	291	375	878	253	188	824	175
Other loss	—	5	—	204	63	—	—	63	—

Total costs and expenses	6,139	6,257	6,274	7,566	12,237	3,351	2,770	12,183	2,757

Income (loss) before income taxes, extraordinary item and accounting change	(253)	(239)	169	383	190	(51)	92	244	105
(Provision) benefit for income taxes	85	76	(72)	(148)	(356)	(2)	(30)	(376)	(35)

Income (loss) before extraordinary item and accounting change	(168)	(163)	97	235	(166)	(53)	62	$(132)	$70

Extraordinary loss from early retirement of debt, net of taxes	—	(9)	—	—	(12)	(12)	—
Cumulative effect of accounting change, net of taxes	(47)	—	—	—	11	11	—

Net income (loss)	$(215)	$(172)	$97	$235	$(167)	$(54)	$62

Basic and diluted net income (loss) per share

Other Data:
EBITDA, as adjusted (1)	$692	$695	$1,026	$1,680	$2,300	$575	$495	$2,300	$495
Capital expenditures			$378	$571	$576	$155	$100	155	100
Weighted average basic and diluted shares
	March 30, 2002
	Actual	Pro Forma for the Reorganization Transactions
Balance Sheet Data:
Working (deficit) capital	$(802)	$92
Total assets	19,300	19,338
Long-term debt	7,593	7,593
Senior deferrable notes	863	863
Equity	4,053	4,985

(1)
EBITDA, as adjusted, is defined as net income before interest, taxes, depreciation and amortization and unusual items. EBITDA, as adjusted, is not an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but we include it because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA, as adjusted, does not give effect to cash used for principal repayments of debt or capital expenditures or changes in working capital needs and thus does not reflect excess funds available for discretionary uses. In addition, EBITDA, as adjusted, as presented herein may not be comparable to similarly titled measures reported by other companies. The unusual items consist of the $14 million pre-tax loss from a fire at our Crossett, Arkansas facility in 2002, the $63 million pre-tax loss on the sale of paper and pulp assets in fiscal 2001, the $83 million pre-tax loss on the closure of the Bellingham, Washington pulp and lignin operations in fiscal 2001, the $204 million pre-tax loss on write down of the Georgia-Pacific tissue assets in fiscal 2000, and the $57 million pre-tax charge in fiscal 2000 for the closure of the Kalamazoo, Michigan paper mill.

RISK FACTORS

You should carefully consider the following risks and other information contained in this prospectus before deciding to invest in shares of our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our company and your investment. If any of the following risks and uncertainties actually occurs, our business, financial condition and operating results could be materially adversely affected. This adverse effect on our business, financial condition and operating results could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Related to Our Business

We face intense competition in each of our businesses. If we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

Consumer Products.    We face intense competition in the consumer products industry in our major North American and European markets. Our key competitors include both large, diversified paper and consumer products companies with widely recognized brands, including The Procter & Gamble Company, Kimberly-Clark Corporation, Svenska Cellulosa Aktiebolaget SCA, and smaller private label and generic product manufacturers with lower-priced products. We compete on the basis of brand recognition and loyalty, product quality and performance, price, marketing, product development, service, sales and distribution. Competing in this industry involves the following key risks that could have a material adverse effect on our business, financial condition and operating results:

•	failure to anticipate and respond to changing consumer preferences and demographics;

•	failure to develop new and improved products;

•	failure of consumers to accept our brands and exhibit brand loyalty;

•	aggressive pricing by competitors, which may force us to decrease prices or increase advertising and promotional spending in order to maintain market share;

•	failure of our advertising and promotional spending to increase (or even maintain) sales volume and market share; and

•	consolidations of retailers and distribution channels that shrink our potential markets.

Packaging.    Our packaging business also faces significant competition driven by intense pricing pressures. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than our packaging business and thus can better withstand adverse economic or market conditions. We also face competition from numerous smaller, regional packaging companies. If our facilities do not remain as cost efficient as those of our competitors, or if our competitors otherwise are able to offer lower prices, we may lose customers to our competitors, which could have a material adverse effect on our business, financial condition and operating results.

Even in strong markets, price pressures may emerge as packaging industry competitors attempt to gain a greater market share by lowering prices. In addition, packaging companies that do not currently compete directly with our value-added and graphics products may introduce competing products in the future.

Paper and Pulp.    Our paper business also operates in a market that is highly competitive. The top five competitors hold more than 60% of the market share. In addition, the paper industry is facing a consolidating customer base. We may not be able to maintain or improve our market share among our competitors or successfully sell our paper products to a shrinking pool of customers.

If the cost of key raw materials such as pulp and wastepaper increases, our cost of sales will increase, and our operating results may be materially adversely affected.

We depend heavily on access to sufficient, reasonably-priced quantities of wood, pulp and wastepaper. We use wood fiber to make pulp, which we use along with purchased wastepaper to manufacture our tissue and paper products. We also use wood fiber and wastepaper to manufacture containerboard. Like most commodities, these raw materials are subject to significant price fluctuations due to the cyclical nature of their markets. If the costs of these raw materials increase, our cost of sales will increase, and our operating results may be materially adversely affected. We also buy and sell pulp and can be impacted by pulp price fluctuations. Furthermore, we may not be able to pass increased raw materials prices on to our customers if the market or existing agreements with our clients do not allow us to raise the prices of our finished products. If price adjustments significantly trail the increase in raw materials prices or if we cannot effectively hedge against price increases, our operating results may be materially adversely affected.

Our investments in research and development may not generate new and improved consumer products, which could materially adversely affect our revenue and market share.

We intend to continue to make investments in research and development to develop new and improved consumer products. We need to continue to develop new products and improve our existing products in order to maintain our market share. However, we cannot assure you that we will have sufficient resources to invest in the development of new and enhanced products. Our failure to continue making such investments could restrain our revenue growth and harm our operating results. In addition, even if we are able to invest sufficient resources in research and development, we cannot assure you that these investments will generate revenues that exceed our expenses, will generate any revenues at all or will result in any commercially acceptable products.

We may not be able to sustain growth in our international markets or continue to generate significant revenues abroad, which would materially adversely affect our operating results.

We generated 19% of our revenues for fiscal 2001 from sales in Finland, France, Greece, Ireland, Italy, the Netherlands, Russia, Spain, Turkey and the United Kingdom. We anticipate devoting significant resources and management attention to expanding our international tissue operations, both in our existing overseas markets and in new markets in other countries. However, our existing international operations and future international expansion subject us to the following risks:

•	expenses associated with adapting our products to each foreign market we target or plan to target;

•	maintaining differing brand names and corresponding intellectual property rights;

•	changes in individual country, regional, political or economic conditions;

•	instability and illiquidity in foreign financial markets;

•	greater difficulty in staffing and managing foreign operations;

•	protectionist laws and business practices that favor local competitors;

•	unreliability of judicial processes;

•	longer sales cycles and collection periods;

•	significantly higher distribution costs; and

•	multiple, conflicting and changing laws and government regulations.

In addition, our existing international operations and future international expansion subject us to foreign currency exchange fluctuations, primarily with respect to the Canadian dollar, the Mexican peso and the Euro. Our operating results in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Euro, which is our largest non-U.S. exposure.

Georgia-Pacific acquired Fort James Corporation in November 2000, and we may not be able to successfully complete integration of its operations, achieve anticipated cost synergies and pursue new product opportunities.

The Fort James businesses that Georgia-Pacific acquired on November 27, 2000 represent a significant portion of our consumer products business. We cannot assure you that we will be able to build upon Georgia-Pacific’s integration efforts to date, successfully complete the integration or achieve the remaining cost synergies and other benefits anticipated in connection with the acquisition. Our failure to successfully integrate the businesses acquired from Fort James would have a material adverse effect on our operating results.

If energy costs rise or we fail to efficiently manage our energy use, our operating expenses will increase, and our operating results may be adversely affected.

We incur significant energy costs in our manufacturing operations. Use of electricity, natural gas, and petroleum-based fuels accounts for 8% of our annual operating costs. Despite efforts to minimize our energy costs, they remain subject to factors that are beyond our control, including market supply, pricing and regulatory decisions. We cannot assure you that we will be able to efficiently manage our energy use or that our operating results will not suffer from the negative impact of volatility in the energy market.

Our businesses could suffer in the event of a unionization drive or a strike, work slowdown or other labor disruption that could harm our operating results.

We may experience unionization drives or strikes, work slowdowns or other labor disruptions in the future that could harm our operating results. Upon expiration of any existing collective bargaining agreements, we may not be able to reach new agreements on terms satisfactory to us without labor disruption. Our non-union facilities may become subject to labor union organizing efforts which, if successful, could increase the risk of work stoppages and potentially lead to higher labor costs.

Compliance with environmental rules and regulations and potential liabilities arising from related environmental liabilities may increase our operating costs and require us to incur additional substantial costs, which may have a material adverse effect on our operating results and profitability.

Our businesses are subject to many environmental laws and regulations relating to the control and discharge of pollutants and other emissions on or into land, water and air and to the use, disposal and remediation of hazardous substances or other contaminants. We may incur significant costs to comply with existing and future environmental laws and regulations that may have a material adverse impact on our operating results and profitability. Moreover, these environmental rules may become more stringent in the future. If we fail to comply with applicable environmental rules, regulations and permit requirements, we will face civil and criminal fines, penalties and enforcement actions, including regulatory or judicial injunctions that may curtail our operations, require us to install pollution control equipment, or impose other costly corrective or remedial measures. In addition, we currently are, and from time to time in the future will be, involved in a number of environmental matters and legal proceedings. These matters and proceedings have in the past caused, and may in the future cause, us to incur substantial costs. Such proceedings are based on liability under environmental laws for damages resulting from past or present spills or releases of hazardous or toxic substances on or from our properties, or on tort liability relating to exposure to hazardous substances. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of such substances on our property.

We may not adequately protect our intellectual property rights, which may harm our operating results.

As a consumer products company, we rely heavily on trademarks and copyrights to protect our brands, and patents and trade secrets in the manufacture of many of our products. We cannot assure you that these protections will adequately safeguard our intellectual property rights or that we will not incur significant costs to defend our intellectual property rights, which could harm our operating results. Although we are not aware that any of our intellectual property rights infringe upon the proprietary rights of third parties, third parties may make such claims in the future. Any infringement claims, whether with or without merit, could be time-consuming, result in costly litigation or damages, undermine the exclusivity and value of our brands, decrease sales or require us to enter into royalty or licensing agreements that may not be on acceptable terms.

Risks Related to Our Separation from Georgia-Pacific

We may be exposed to Georgia-Pacific’s asbestos-related or other liabilities even after the distribution.

Even if we are separated from Georgia-Pacific in the distribution, third parties may seek to hold us responsible for Georgia-Pacific’s obligations, including its asbestos or environmental liabilities, under several legal theories.

Georgia-Pacific has agreed to retain liabilities relating to the businesses it is retaining and to indemnify us for any losses arising out of those liabilities. Accordingly, assuming Georgia-Pacific remains solvent, we should not ultimately be affected in any material way by any of those Georgia-Pacific liabilities. However, if Georgia-Pacific encounters financial difficulty and becomes unable to discharge those liabilities or to fulfill its obligations under that indemnity:

•	claimants may be successful in arguing that we are responsible for Georgia-Pacific’s obligations; and

•	defending against those liabilities may be costly and may divert management attention away from our businesses.

Under such circumstances, potential liability may have a material adverse effect on our business, financial condition and operating results.

For these reasons, the solvency of Georgia-Pacific is extremely important to us and the value of our stock. In order to help you assess Georgia-Pacific’s financial strength, we have included detailed disclosure about Georgia-Pacific in “Annex A” to this prospectus.

The principal legal theory under which third parties might assert that we are responsible for Georgia-Pacific’s obligations is that the transfer of assets from Georgia-Pacific to us in the reorganization or the distribution of our stock to Georgia-Pacific’s shareholders was a “fraudulent conveyance”. Under applicable law, the transfer of assets in the reorganization or the distribution would constitute a “fraudulent conveyance” if:

•	Georgia-Pacific engaged in the reorganization or distribution to hinder, delay, or defraud creditors; or

•	Georgia-Pacific received less than reasonably equivalent value or fair consideration in connection with the reorganization or distribution and

—	Georgia-Pacific was insolvent at the effective time of the reorganization or distribution or was rendered insolvent by the reorganization or distribution;

—	Georgia-Pacific immediately prior to the reorganization or distribution intended, believed or reasonably should have believed that it would be unable to pay its debts as they became due;

—	the capital of Georgia-Pacific immediately after the reorganization or distribution was unreasonably small for the conduct of its business; or

—	Georgia-Pacific’s remaining assets immediately after the reorganization or distribution were unreasonably small in relation to its business.

The test for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. Generally, however, Georgia-Pacific would be considered to be insolvent if:

•	it was generally not paying its debts as they came due; or

•	the fair value of its assets was less than the sum of its actual and contingent liabilities, including contingencies for asbestos-related claims.

We will be controlled by Georgia-Pacific as long as it owns a majority of our common stock, and our other shareholders will be unable to affect the outcome of shareholder voting during that time.

Upon completion of this offering, Georgia-Pacific will own approximately            % of our outstanding common stock, or approximately             % if the underwriters exercise in full their option to purchase additional shares to cover over-allotments. As long as Georgia-Pacific owns a majority of our outstanding common stock, it will continue to be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting. If you purchase shares of our common stock in this offering, you will not be able to affect the outcome of any shareholder vote prior to the planned distribution of our common stock. As a result, Georgia-Pacific will effectively control:

•	any board decisions regarding our business direction and policies, including the appointment, compensation and removal of officers;

•	amendments to our articles of incorporation and bylaws;

•	the allocation of business opportunities that may be suitable for both us and Georgia-Pacific;

•	any decisions regarding mergers or other business combinations, including transactions involving a change of control;

•	our acquisition or disposition of assets;

•	further issuances of our common stock or other securities;

•	our capital structure;

•	changes to the agreements providing for our separation from Georgia-Pacific;

•	dividend payments on our common stock; and

•	determinations regarding our tax returns.

We have potential conflicts of interest with Georgia-Pacific with respect to our past and ongoing relationships, and we may not be able to resolve these conflicts on terms favorable to us.

Conflicts of interest may arise between Georgia-Pacific and us in a number of areas relating to our past and ongoing relationships, including:

•	how various tax and employee benefit matters are resolved or how responsibilities for such matters are allocated;

•	disputes over our and Georgia-Pacific’s respective indemnification obligations;

•	raw material procurement;

•	the timing and manner of sales or distributions by Georgia-Pacific of all or any portion of its equity ownership of us;

•	the nature, quality and pricing of transitional services that we have agreed to provide to Georgia-Pacific or it has agreed to provide to us; and

•	the allocation of business opportunities that may be attractive to both Georgia-Pacific and us.

Although certain of these areas are governed by contracts, we may not be able to resolve any conflicts under the contracts or otherwise, and even if we do, the resolution may be less favorable than if we were dealing at arms-length with an unaffiliated party. In addition, these contracts are being negotiated in the context of a parent-subsidiary relationship during the process of a separation. As long as Georgia-Pacific controls us, it may require us to enter into agreements on terms that may not be favorable to us.

Our directors and officers may have conflicts of interest because they own Georgia-Pacific common stock or hold options to purchase Georgia-Pacific common stock, and we may not be able to resolve these conflicts on terms favorable to us.

Many of our executive officers and directors hold shares of Georgia-Pacific stock and options to acquire shares of Georgia-Pacific stock and immediately following this offering may own common stock or hold options in both Georgia-Pacific and us. This ownership could create, or appear to create, conflicts of interest or questions regarding the loyalty of executive officers and directors with respect to the resolution of disputes arising out of the agreements governing the two entities following this offering and the distribution. We cannot assure you that our directors and executive officers will resolve potential conflicts in our best interest. Furthermore, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us following this offering and the distribution and could cause a decline in the price of our common stock.

We have no operating history as an independent public company and may be unable to operate profitably as a stand-alone company.

We have no operating history as an independent public company. As business segments of Georgia-Pacific, we and Georgia-Pacific have been able to rely, to some degree, on the earnings, assets and cash flow of each other for capital resources. After the offering, we must rely solely on our own business for these requirements. We also have relied on Georgia-Pacific for financial, administrative and managerial expertise in conducting our operations. Following the offering, we will maintain our own credit and banking relationships and perform our own financial and investor relations functions. While virtually all of our employees following the offering will be former Georgia-Pacific employees, we cannot assure you that we will be able to develop and implement the infrastructure necessary to operate successfully as an independent public company or that developing such an infrastructure will not require a substantial amount of time and resources and divert our management’s attention away from our businesses.

Our historical financial information may not represent our actual results as an independent company.

Our financial statements have been created from the financial statements of Georgia-Pacific using the historical operating results and assets and liabilities of our consumer products, packaging, and paper and pulp businesses. In addition, certain shared expenses and centralized costs of Georgia-Pacific as a whole have been allocated to us. Accordingly, the historical financial information we have included in this prospectus does not necessarily reflect what our financial position, operating results and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Georgia-Pacific did not account for us, and we were not operated, as a separate, stand-alone entity for the periods presented. The historical financial information does not necessarily indicate what our operating results, financial position and cash flows will be in the future and does not reflect many significant changes that will occur in our capital structure, funding and operations as a result of our separation from Georgia-Pacific. For example, we may face increased costs for raw materials, distribution, corporate services and infrastructure, marketing, product development, supply agreements and financing as a stand-alone entity.

The sale or potential sale by Georgia-Pacific of our stock could materially adversely affect the market price of our stock.

After the offering, Georgia-Pacific will own over 80% of our outstanding common stock. Georgia-Pacific is not contractually prohibited from transferring our common stock to an unaffiliated third party following the 180-day lock-up period after the offering. Georgia-Pacific may also transfer its shares prior to the expiration of the 180-day lock-up period with the consent of Goldman, Sachs & Co. If Georgia-Pacific were to propose such a transfer or transfer a controlling interest in us to a third party, the third party would not have any obligation to dispose of its controlling interest in us, which may have a material adverse effect on the market price of our stock.

We may not be able to realize the entire book value of our goodwill and other intangible assets.

As of March 30, 2002, we had $7.5 billion of net goodwill and other intangible assets that were transferred to us from Georgia-Pacific. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, entitled “Goodwill and Other Intangible Assets”, Georgia-Pacific began assessing goodwill in 2002 for impairment at least annually rather than amortizing the goodwill. We are evaluating the effect of this statement. If we were to determine as a result of such assessments that our goodwill is impaired, we would be required to charge such impairment to our earnings, which could have a material adverse effect on our operating results.

Our separation from Georgia-Pacific may impair our goodwill and other intangible assets. One potential indicator of impairment is if the net book value of a company’s assets exceeds a company’s market capitalization for a period of time. As an independent public company, we will have our own market capitalization, which may be less than our net book value. In the event that our goodwill and other intangible assets are determined to be impaired, we would be required to charge such impairment to earnings.

We may be unable to obtain additional debt financing after we increase our indebtedness by assuming $8.25 billion of Georgia-Pacific’s debt, which may materially adversely affect our financial condition, operating results and future opportunities for growth.

As part of the reorganization transactions, we expect to assume approximately $8.25 billion of debt from Georgia-Pacific. As a stand-alone company, we will be unable to rely on Georgia-Pacific to repay any of our debt obligations. Our leverage and debt service requirements may limit our liquidity and our ability to obtain necessary funding for capital expenditures, acquisitions, research and development or other growth initiatives and may make us more vulnerable to economic downturns than our competitors. If we cannot service our debt, we may be forced to reduce capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, which may not be available at attractive prices, if at all. If we are required to pursue these alternative strategies, our business, financial condition and operating results may suffer.

We may experience a downgrade in our credit ratings which may trigger defaults under certain of our credit facilities, increase our interest expense, restrict our liquidity and limit our ability to secure commercial paper or debt financing on satisfactory terms.

Certain credit rating agencies, such as Standard & Poor’s and Moody’s, analyze and publish credit ratings of our company and our debt based on their assessment of our ability to generate enough cash flow to meet our debt obligations. We are currently rated BBB by Standard & Poor’s, which is an investment grade rating, and Ba1 by Moody’s, which is not an investment grade rating. A rating reflects only the view of Moody’s or Standard & Poor’s and is not a recommendation to buy, sell or hold any of our securities. Because these published credit ratings are closely scrutinized, any downgrade in our credit ratings would signal an increase in our credit risk to the capital markets. We cannot assure you that we will maintain these ratings. A downgrade may trigger default provisions under certain of our credit facilities, increase our interest expense, restrict our liquidity and limit our ability to secure commercial paper or debt financing on reasonable or satisfactory terms. Any such credit rating downgrade may have a material adverse effect on our financial condition and operating results.

Following the distribution, our tax returns will not be consolidated with Georgia-Pacific, and our recognition of the benefits of any tax losses may be delayed.

Prior to the distribution, Georgia-Pacific will continue to file consolidated, combined and unitary tax returns for federal and many states’ income taxes that include our operating results. After the distribution, we will not be able to join with Georgia-Pacific in any consolidated, combined or unitary tax returns. As a result, for federal and state income tax purposes, we and Georgia-Pacific will not be able to offset our taxable income or losses against each other. Without these tax benefits, our operating results may be materially adversely affected.

Failure of the distribution to qualify as a tax-free transaction could result in substantial liability to us.

We and Georgia-Pacific intend for the distribution to be tax-free to Georgia-Pacific and its shareholders for U.S. federal income tax purposes, and Georgia-Pacific currently plans to consummate the distribution only after the Internal Revenue Service has issued a favorable private letter ruling to that effect. However, Georgia-Pacific’s board of directors may elect to consummate the distribution without a ruling from the Internal Revenue Service. In that event, Georgia-Pacific may choose to obtain an opinion of tax counsel, which would not be binding on the IRS or any court.

If the distribution does not qualify for tax-free treatment, a substantial corporate tax would be payable by the consolidated group of which Georgia-Pacific is the common parent. The corporate level tax would be payable by Georgia-Pacific. However, we have agreed to indemnify Georgia-Pacific, in certain circumstances, for all or a portion of this tax liability. This indemnification obligation, if triggered, could have a material adverse effect on our business, financial condition and operating results. In addition, under the applicable Treasury Regulations, each member of Georgia-Pacific’s consolidated group immediately before the distribution (including us) would be severally liable for such tax liability. Furthermore, if the distribution does not qualify as a tax-free transaction, each Georgia-Pacific shareholder who receives our shares in the distribution would be taxed as if he or she had received a cash dividend equal to the fair market value of our shares that he or she received on the date of distribution.

Even if the distribution qualifies as a tax-free transaction, Georgia-Pacific could nevertheless incur a substantial corporate tax liability under Section 355(e) of the Internal Revenue Code of 1986, as amended, if either we or Georgia-Pacific were to experience changes in ownership aggregating 50% or more of our or its, as the case may be, outstanding stock (by vote or by value), whether by acquisition, additional share issuance or otherwise, pursuant to a plan or series of related transactions that includes the distribution. Any transaction that occurs within the four-year period beginning two years prior to the distribution is presumed to be part of such a plan unless Georgia-Pacific establishes otherwise. Under certain circumstances, we would be obligated to indemnify Georgia-Pacific for all or a portion of this substantial corporate tax liability under the tax sharing agreement. Fulfilling this indemnification obligation would have a material adverse effect on our business, financial condition and operating results. Due to the risks of incurring substantial tax liability under this provision, we may refrain from engaging in certain transactions involving our stock, such as additional public offerings, mergers or acquisitions, after the distribution.

If Georgia-Pacific does not complete the tax-free distribution of our common stock, we may not be able to operate outside of Georgia-Pacific’s control, and our stock price may decline.

Georgia-Pacific has announced that it intends to distribute to its shareholders all of our common stock that it owns approximately six months after completion of this offering, although Georgia-Pacific is not obligated to do so. This distribution is conditioned upon, among other things, the approval of the Georgia-Pacific board of directors and, as noted above, a ruling from the Internal Revenue Service or an opinion of tax counsel to the general effect that the distribution and certain related transactions will be tax-free to Georgia-Pacific and its shareholders for U.S. federal income tax purposes. Any of these conditions to the distribution may be waived by the Georgia-Pacific board. While Georgia-Pacific has filed for this tax ruling, we do not know how the Internal Revenue Service will rule. Until the distribution occurs, the risks discussed in this prospectus related to Georgia-Pacific’s control of us and the conflicts of interest between Georgia-Pacific and us will continue to be relevant. If the distribution is delayed or never completed, our stock price may decline as a result of the following additional risks:

•	the liquidity of our shares in the market will be severely constrained, unless and until Georgia-Pacific elects to divest some of its shares;

•	because of the limited liquidity, relatively small trades of our common stock will have a disproportionate effect on our stock price;

•	we may not be able to hire and retain key personnel, many of whom are attracted by the potential of operating our business independently; and

•	risks related to Georgia-Pacific’s control of us and potential business conflicts will continue to be relevant to our operations.

Risks Related to this Offering

Our common stock has no current trading market, our stock price may be volatile and you could lose all or part of your investment.

There is no current trading market for our common stock, although we expect that our shares will be listed on the New York Stock Exchange under the symbol “            ”. We cannot assure you that our shares will be actively traded, at what prices they will trade or whether such trading will be sustainable. The following factors could cause the price of our common stock to fluctuate significantly from the price you will pay in this offering:

•	variations in our quarterly operating results;

•	changes in analysts’ revenue or earnings estimates;

•	changes in market valuations of peer companies;

•	strategic initiatives by our competitors, such as new product offerings, acquisitions, joint ventures or restructurings;

•	the addition or departure of key personnel;

•	actions by institutional shareholders prior to the distribution;

•	fluctuations in stock trading volumes; and

•	domestic and international economic factors unrelated to our performance.

Our shareholders may be unable to effect a change of control due to anti-takeover provisions in our articles of incorporation and bylaws and Georgia corporate law, which could depress the market price of our common stock.

Our articles of incorporation and bylaws and Georgia corporate law contain provisions that could delay, defer or prevent a change in control of us or our management that could be in the best interest of our shareholders. These provisions also could discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions also may discourage a potential acquisition proposal or tender offer, including an acquisition proposal or tender offer that provides a premium price for our common stock. These anti-takeover provisions:

•	establish a board of directors with staggered terms of office;

•
establish a shareholder rights plan, or “poison pill”, that would cause substantial dilution to any person or group who attempts to acquire a significant interest in us without advance approval from our board;

•	restrict us from entering into certain business combinations with interested shareholders;

•	impose fair price and procedural requirements upon any potential business combination with any shareholder owning 10% or more of our common stock;

•	authorize our board of directors to issue “blank check” preferred stock and to determine the powers, preferences and privileges of those shares without prior shareholder approval; and

•	restrict the nomination, election and removal of directors and limit actions by our shareholders.

We also have entered into agreements with our executive officers that will provide these officers with monetary compensation and other benefits upon a change of control and the occurrence of one of several events specified in the agreements within three years of the change of control. These change of control payments also could delay, defer or prevent a change of control of us or our management that could be in the best interests of our shareholders.

Our stock price may decline if substantial sales of our common stock occur in connection with the distribution of our common stock by Georgia-Pacific.

Georgia-Pacific currently intends to distribute shares of our common stock to its shareholders approximately six months after this offering. Accordingly, following the distribution, substantially all of these shares will be eligible for immediate resale in the public market. Some Georgia-Pacific shareholders may choose to sell their shares of our common stock. These sales by existing shareholders could flood the trading market with our shares for a period of time following the distribution. If there is an insufficient number of buyers in the market at that time, our stock price may decline. Any sales of substantial amounts of our common stock, or even the perception that substantial sales may occur, could trigger declines in our stock price. Until the shares are fully distributed and an orderly market develops, our stock price may fluctuate significantly and may be lower than the price that would be expected for a widely held stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates”, “plans”, “estimates” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, strategies, contingencies, financing plans, working capital needs, sources of liquidity, capital expenditures and contemplated transactions, as well as our expectations regarding the timing and structure of each of the reorganization transactions and Georgia-Pacific’s financial strength.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, projected pricing, projected costs, Georgia-Pacific’s ability to indemnify us for any asbestos and environmental liabilities we might become subject to, growth opportunities, strategic benefits of the separation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	we face intense competition in each of our businesses;

•	our business is subject to increases in raw material costs;

•	our investments in research and development may not generate new and improved consumer products;

•	we may not be able to sustain growth in our international markets or continue to generate significant revenues abroad;

•	we may not be able to successfully complete the integration of Fort James’ operations, achieve anticipated cost synergies and pursue new product opportunities;

•	we may experience a downgrade in our credit ratings;

•	energy costs may rise or we may fail to efficiently manage our energy use;

•	we may experience unionization drives or strikes, work slowdowns, or other labor disruptions;

•	the costs of complying with current and future environmental laws and regulations are significant;

•	we may not adequately protect our intellectual property rights;

•	we will be controlled by Georgia-Pacific as long as it owns a majority of our common stock and may have potential conflicts of interest with Georgia-Pacific;

•	we may be exposed to Georgia-Pacific’s environmental and asbestos-related liabilities;

•	changes in general economic and industry conditions may occur; and

•	other factors discussed under the heading “Risk Factors”.

You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $            , based on an assumed initial public offering price of $          per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us, or $       if the underwriters’ over-allotment option is exercised in full. We intend to use the net proceeds of this offering to repay short-term borrowings outstanding under the revolving credit facility of Georgia-Pacific that we will assume as part of the reorganization transactions. As of May 31, 2002, these borrowings accrued interest at a weighted average annual rate of 3.43%.

DIVIDEND POLICY

We currently expect to pay a quarterly dividend on our common stock, including the shares of common stock held by Georgia-Pacific, at an initial annual rate of $          per share after completion of this offering. However, no formal action has been taken by our board of directors regarding any dividends on our common stock, and any payments of dividends in the future will be at the discretion of our board of directors and will depend upon our operating results, earnings, capital and liquidity requirements, contractual restrictions contained in our bank credit facility or other agreements, and other factors deemed relevant by our board of directors. There can be no assurance that we will continue to pay dividends on our common stock at the expected initial rate.

CAPITALIZATION

The following table sets forth our capitalization as of March 30, 2002 (1) on an actual basis, and (2) as adjusted to give effect to the reorganization transactions. As described in Note 1 of our audited combined financial statements, certain assets and liabilities have been allocated to us based upon management’s intentions or expectations, and these assets and liabilities are reflected as such in our balance sheet as of March 30, 2002.

This table should be read in conjunction with “Selected Historical Financial Data”, our unaudited pro forma financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and unaudited interim combined financial statements and the notes to those statements included elsewhere in this prospectus.

	As of March 30, 2002
	Actual	As Adjusted
	(in millions)
Short-term debt	$2,090	$1,196

Long-term debt	$7,593	$7,593
Senior deferrable notes	863	863
Equity	4,053	4,985

Total capitalization	$12,509	$13,441

SELECTED HISTORICAL FINANCIAL DATA

The following selected combined financial data for each of the three fiscal years in the period ended December 29, 2001 and the selected balance sheet data as of December 30, 2000 and December 29, 2001 are derived from our combined financial statements and the notes to these statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data for each of the fiscal years ended December 31, 1997 and December 31, 1998 and the selected balance sheet data as of December 31, 1997, December 31, 1998 and January 1, 2000 are derived from our unaudited combined financial statements for those periods. The selected financial data for the fiscal quarters ended March 31, 2001 and March 30, 2002 and the selected balance sheet data as of March 30, 2002 are derived from our unaudited interim combined financial statements and the notes to those statements included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our financial data for the fiscal quarter ended March 30, 2002 may not be indicative of results that may be expected for the full year. The assets, liabilities and operating expenses in the historical financial statements reflect assets, liabilities and direct operating expenses of our businesses together with allocations of certain assets and liabilities based on management’s intentions or expectations and allocations of certain Georgia-Pacific corporate items that have been charged to us based on usage and other methodologies appropriate for such items. Our historical financial results reflect several significant acquisitions and dispositions, including Georgia-Pacific’s acquisition of Fort James Corporation in November 2000, its sale of tissue assets to Svenska Cellulosa Aktiebolaget SCA in March 2001 and its sale of paper and pulp assets to Domtar, Inc. in August 2001. Accordingly, the historical periods presented are not necessarily comparable. This financial data may not be indicative of our future performance and do not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited combined financial statements and the notes related to those statements included elsewhere in this prospectus.

	Fiscal Year					First Quarter
	1997	1998	1999	2000	2001	2001	2002(2)
	(in millions, except per share data)
Statement of Income Data:
Net sales	$5,886	$6,018	$6,443	$7,949	$12,427	$3,300	$2,862

Operating expenses	5,825	5,885	5,983	6,987	11,296	3,098	2,582
Interest	314	367	291	375	878	253	188
Other loss	—	5	—	204	63	—	—

Total costs and expenses	6,139	6,257	6,274	7,566	12,237	3,351	2,770

Income (loss) before income taxes, extraordinary item and accounting change	(253)	(239)	169	383	190	(51)	92
(Provision) benefit for income taxes	85	76	(72)	(148)	(356)	(2)	(30)

Income (loss) before extraordinary item and accounting change	(168)	(163)	97	235	(166)	(53)	62
Extraordinary loss from early retirement of debt, net of taxes	—	(9)	—	—	(12)	(12)	—
Cumulative effect of accounting change, net of taxes	(47)	—	—	—	11	11	—

Net income (loss)	$(215)	$(172)	$97	$235	$(167)	$(54)	$62

Basic and diluted net income (loss) per share

Other Data:
EBITDA, as adjusted(1)	$692	$695	$1,026	$1,680	$2,300	$575	$495
Capital expenditures			378	571	576	155	100
Weighted average basic and diluted shares

	Fiscal Year					First Quarter
	1997	1998	1999	2000	2001	2002
	(in millions)
Balance Sheet Data:
Working (deficit) capital	$(857)	$(175)	$(179)	$(856)	$(1,068)	$(802)
Total assets	7,487	7,410	8,345	22,215	19,400	19,300
Long-term debt	2,100	2,655	2,158	9,753	7,415	7,593
Senior deferable notes	—	—	863	863	863	863
Equity	2,032	2,194	2,412	4,296	4,041	4,053

(1)
EBITDA, as adjusted, is defined as net income before interest, taxes, depreciation and amortization and unusual items. EBITDA, as adjusted, is not an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but we include it because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA, as adjusted, does not give effect to cash used for principal repayments of debt or capital expenditures or changes in working capital needs and thus does not reflect excess funds available for discretionary uses. In addition, EBITDA, as adjusted, as presented herein may not be comparable to similarly titled measures reported by other companies. The unusual items consist of the $14 million pre-tax loss from a fire at our Crossett, Arkansas facility in 2002, the $63 million pre-tax loss on the sale of paper and pulp assets in fiscal 2001, the $83 million pre-tax loss on the closure of the Bellingham, Washington pulp and lignin operations in fiscal 2001, the $204 million pre-tax loss on write down of the Georgia-Pacific tissue assets in fiscal 2000, and the $57 million pre-tax charge in fiscal 2000 for the closure of the Kalamazoo, Michigan paper mill.

(2)
Effective December 30, 2001, the Consumer Products Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that entities assess the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis. When the fair value is less than the related carrying value, entities are required to reduce the amount of goodwill. The Consumer Products Company has determined its reporting units to be the following: North American towel and tissue, Dixie, European consumer products, packaging and pulp and paper. Management is evaluating the effect of this statement on these reporting units. SFAS No. 142 also requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. Accordingly, the Consumer Products Company will no longer amortize goodwill beginning in 2002. In the first quarter of 2001, goodwill amortization expense aggregated $57 million, which included $43 million in the consumer products segment, $5 million in the packaging segment, and $9 million in the paper and pulp segment. Had the Consumer Products Company discontinued amortization of goodwill in the prior year, operating results for the first quarter of 2001 would have been as follows:

	First Quarter 2001
	(in millions)
Continuing operations:
Loss before income taxes, extraordinary item and accounting change, as reported		$(51)
Add back: goodwill amortization		57

Adjusted income before income taxes, extraordinary item and accounting change		$6

Net loss as reported		$(54)
Add back: goodwill amortization		57

Adjusted net loss		$3

Pro forma basic and diluted earnings per share:
Net income as reported	$
Add back: goodwill amortization

Adjusted net income	$

PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements set forth below have been prepared assuming that the reorganization transactions occurred on March 30, 2002, for purposes of the pro forma balance sheet and at the beginning of the periods presented for purposes of the pro forma statements of operations.

The transactions that we refer to as the “reorganization transactions” include:

•	Georgia-Pacific will contribute the assets and liabilities relating to its consumer products, packaging, and paper and pulp businesses to us;

•	Georgia-Pacific will sell up to $1 billion of senior subordinated notes and borrow approximately $ million under a new secured senior credit facility;

•	Unisource, a subsidiary of Georgia-Pacific, will borrow approximately $ million under a new secured senior credit facility;

•
Georgia-Pacific will use the proceeds from the sale of its notes and the borrowings under the new Georgia-Pacific and Unisource credit facilities to retire a portion of Georgia-Pacific’s existing debt;

•	We will assume approximately $2.6 billion of Georgia-Pacific’s indebtedness, including obligations relating to up to approximately $869 million of industrial revenue bonds;

•
We will offer to exchange 16 series of our new debt securities for 16 series of outstanding publicly held debt securities of Georgia-Pacific having an aggregate principal amount of approximately $5.65 billion, which we will have assumed from Georgia-Pacific subject to its right to cause us to assume an equal principal amount of other Georgia-Pacific debt in lieu of any outstanding debt securities that are withdrawn from, or not validly tendered in, the exchange offers; any such untendered or withdrawn debt securities will remain obligations of Georgia-Pacific, and we expect Georgia-Pacific to cause us to assume, and then we would refinance, an equal amount of other Georgia-Pacific debt;

•	We will borrow approximately $ million under a new unsecured senior credit facility;

•	We will sell common stock that will represent approximately % of our shares in this public offering that we expect to raise approximately $1 billion; and

•	We will use the proceeds from the borrowings under our new credit facility and the sale of our common stock to retire a portion of the debt we assume from Georgia-Pacific.

Approximately six months after completion of the public offering of our common stock, Georgia-Pacific intends to distribute the remaining shares of common stock it holds in our company to Georgia-Pacific’s shareholders.

The unaudited pro forma financial statements do not purport to represent what our results of operations and financial condition would have been had the reorganization transactions occurred on the dates indicated or to predict our results of operations or financial condition in the future. The unaudited pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable. You should read the unaudited pro forma financial information in conjunction with our combined financial statements and the notes related to those statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

PRO FORMA BALANCE SHEET AS OF MARCH 30, 2002

	Actual	Adjustments	Pro Forma
	(in millions)
Current assets:
Cash	$28		$28
Receivables, net of allowance	1,223		1,223
Inventories	1,416		1,416
Deferred income tax assets	128		128
Other current assets	194		194

Total current assets	2,989		2,989
Property, plant and equipment, net	7,387		7,387
Goodwill, net	7,525		7,525
Other assets	1,399	$38(c)	1,437

Total assets	$19,300	$38	$19,338

Current liabilities:
Short-term debt	$2,090	$(894)(a)(b)(c)(e)	$1,196
Accounts payable	891		891
Accrued compensation	158		158
Other current liabilities	652		652

Total current liabilities	3,791	(894)	2,897
Long-term debt, excluding current portion	7,593		7,593
Senior deferrable notes	863		863
Other long-term liabilities	1,755		1,755
Deferred income tax liabilities	1,245		1,245
Invested equity	4,053	932(a)(c)(e)	4,985

Total liabilities and invested equity	$19,300	$38	$19,338

PRO FORMA STATEMENT OF OPERATIONS FOR THE FISCAL
YEAR ENDED DECEMBER 29, 2001

	Actual		Adjustments		Pro Forma
			(in millions)
Net sales:
Third parties		$11,768				$11,768
Georgia-Pacific(1)		659				659

Total net sales		12,427				12,427

Costs and expenses:
Cost of sales, excluding depreciation and amortization shown below		8,698				8,698
Selling and distribution		865				865
Depreciation and amortization		1,086				1,086
General and administrative		647				647
Interest expense		878
Reduction of expense on retired debt			$(64)(a	)
Interest on exchanged and assumed debt			— (b	)
Amortization of debt issuance costs			10 (c	)		824
Other loss		63				63

Total costs and expenses		12,237	(54)			12,183

Income before income taxes		190	54			244
Provision for income taxes		356	20 (d	)		376

Loss before extraordinary item and accounting change		$(166)	$34			$(132)

Basic and diluted per share:
Loss before extraordinary item and accounting change	$		$		$

Shares used in computing pro forma per share data

(1)	Includes sales to Georgia-Pacific’s building products manufacturing and distribution businesses and Unisource.

PRO FORMA STATEMENT OF OPERATIONS FOR THE FISCAL
QUARTER ENDED MARCH 30, 2002

	Actual		Adjustments				Pro Forma
	(in millions)
Net sales:
Third parties		$2,746						$2,746
Georgia-Pacific(1)		116						116

Total net sales		2,862						2,862

Costs and expenses:
Cost of sales, excluding depreciation and amortization shown below		2,006						2,006
Selling and distribution		220						220
Depreciation and amortization		201						201
General and administrative		155						155
Interest		188
Reduction of expense on retired debt				(16)	(a	)
Interest on exchange and assumed debt				—	(b)
Amortization of debt issuance cost				3	(c)			175

Total costs and expenses		2,770		(13)				2,757

Income before income taxes		92		13				105
Provision for income taxes		30		5	(d)			35

Net income		$62		$8				$70

Basic and diluted per share:
Net income	$		$				$

Shares used in computing pro forma net income per share

(1)	Includes sales to Georgia-Pacific’s building products manufacturing and distribution businesses and Unisource.

Notes to Unaudited Pro Forma Financial Statements

a.	Represents the pro forma reduction of short-term debt from utilization of the net proceeds of this offering and the associated pro forma reduction of interest expense as follows:

Net proceeds from issuance of common stock used to pay down debt		$950
Weighted average interest rate on retired debt	x	6.7%

Reduction in interest expense for fiscal 2001		$64

Reduction in interest expense for first quarter of 2002		$16

b.
In connection with the reorganization transactions, (i) Georgia-Pacific will contribute the assets and liabilities relating to its consumer products, packaging, and paper and pulp businesses to us; (ii) we will assume approximately $2.6 billion of Georgia-Pacific’s indebtedness, including obligations relating to up to approximately $869 million of industrial revenue bonds; (iii) we will offer to exchange 16 series of our new debt securities for 16 series of outstanding publicly held debt securities of Georgia-Pacific having an aggregate principal amount of approximately $5.65 billion, which we will have assumed from Georgia-Pacific subject to its right to cause us to assume an equal principal amount of other Georgia-Pacific debt in lieu of any outstanding debt securities that are withdrawn from or not validly tendered in the exchange offers; any such untendered or withdrawn debt securities will remain obligations of Georgia-Pacific, and we expect Georgia-Pacific to cause us to assume, and then we would refinance, an equal amount of other Georgia-Pacific debt; (iv) we will borrow approximately $         million under a new unsecured senior credit facility; and (v) we will use the proceeds from the borrowings under our new credit facility to retire a portion of the debt we assume from Georgia-Pacific. Accordingly, our debt level will be impacted by the results of the debt exchanges, transfers of assets and liabilities between us and Georgia-Pacific and the net cash flows of Georgia-Pacific until such time as this offering is completed. The effects of the changes in allocated debt from items not attributable to our cash flows will be reflected as an adjustment of invested equity in connection with this offering. The magnitude of such changes cannot be presently determined. As described in Note 1 to our audited combined financial statements, certain assets and liabilities (including the 16 series of outstanding publicly held debt securities of Georgia-Pacific) have been allocated to us based on management’s intentions or expectations, and are reflected as such in our balance sheet as of March 30, 2002. Accordingly, except for the pay down of debt described in footnote a and the payment of debt issuance costs described in footnote c there is no other pro forma adjustment to debt.

These pro forma financial statements have been prepared assuming the debt to be exchanged and assumed bears interest at our historical weighted average interest rate of 6.7%. Accordingly, there is no pro forma adjustment to interest expense related to the debt transactions. The actual interest rate on such debt may differ from 6.7% to the extent that the outstanding publicly held debt securities of Georgia-Pacific are not tendered in the exchange offers and are substituted with other indebtedness. Accordingly, for every 0.125% variance in the interest rate, interest expense will vary by approximately $10 million.

c.
In connection with the debt transactions, we expect to incur debt issuance costs of $38 million. The pro forma adjustments for amortization of such deferred debt issuance costs is $10 million for fiscal 2001 and $3 million for the first quarter of 2002.

In connection with the debt transactions, we expect to pay call premiums to retire debt of approximately $16 million ($10 million after tax). This amount is not reflected in the pro forma statements of operations since it is a nonrecurring charge.

d.	The tax effect of the pro forma adjustments to earnings before income taxes is based on an estimated incremental income tax rate of 37.5%.

e.
In connection with the reorganization transactions, we expect to pay business separation costs of approximately $13 million ($8 million after tax). This amount is not reflected in the pro forma statements of operations since it is a nonrecurring charge.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting our results of operations and financial condition of our consumer products, packaging, and paper and pulp businesses, referred to as the “Consumer Products Company” in our combined financial statements, during the three fiscal years in the period ended December 29, 2001, and the first fiscal quarter of 2002. This discussion should be read in conjunction with the audited and unaudited combined financial statements, notes to combined financial statements, unaudited pro forma financial statements, notes to pro forma financial statements and “Selected Historical Financial Data” included in this prospectus.

The Consumer Products Company manufactures and sells a wide variety of products in North America and Europe, the majority of which are paper-based. This includes retail and commercial (or away-from-home) tissue products (primarily bathroom tissue, paper towels and paper napkins); retail and commercial disposable tableware products (primarily paper and plastic plates, cups, bowls and cutlery); paper-based packaging materials; and paper and pulp.

Our historical financial results reflect several significant acquisitions and dispositions, including Georgia-Pacific’s acquisition of Fort James Corporation in November 2000, its sale of tissue assets to Svenska Cellulosa Aktieboluget SCA in March 2001 and its sale of paper and pulp assets to Domtar, Inc. in August 2001. Accordingly, the historical periods presented are not necessarily comparable. The “Selected Combined Operating Segment Data” table below should be read in conjunction with the more detailed segment information set forth in Note 3 of the notes to combined financial statements for the three fiscal years in the period ended December 29, 2001 and in Note 11 for the first quarters of fiscal 2002 and fiscal 2001.

SELECTED COMBINED OPERATING SEGMENT DATA

The Consumer Products Company

	First Quarter		Fiscal Year
	2002	2001	2001	2000	1999
	(in millions)
Net sales:
Consumer products	$1,754	$1,827	$7,138	$2,119	$1,234
Packaging	652	638	2,610	2,735	2,511
Paper and pulp	539	916	2,976	3,235	2,758
Other*	(83)	(81)	(297)	(140)	(60)

Total net sales	$2,862	$3,300	$12,427	$7,949	$6,443

Operating profits (losses):
Consumer products	$261	$94	$792	$(17)	$131
Packaging	84	88	384	512	324
Paper and pulp	5	44	21	351	103
Other**	(70)	(24)	(129)	(88)	(98)

Operating profits	280	202	1,068	758	460
Interest expense	188	253	878	375	291

Income (loss) before income taxes, extraordinary item and accounting change	92	(51)	190	383	169
Provision for income taxes	30	2	356	148	72

Income (loss) before extraordinary item and accounting change	62	(53)	(166)	235	97
Extraordinary item, net of taxes	—	(12)	(12)	—	—
Cumulative effect of accounting change, net of taxes	—	11	11	—	—

Net income (loss)	$62	$(54)	$(167)	$235	$97

*Includes the elimination of intersegment sales.
**Includes railroads and other miscellaneous businesses, unallocated corporate operating expenses and the elimination of profit on intersegment sales.

First Quarter of 2002 Compared with First Quarter of 2001

The Consumer Products Company reported net sales of $2.9 billion for the first quarter of 2002, compared with net sales of $3.3 billion for the first quarter of 2001. Included in 2001 are approximately $300 million of net sales from divested and closed operations.

Interest expense decreased $65 million to $188 million in the first quarter of 2002 compared with $253 million in the first quarter of 2001, principally as a result of lower debt levels and lower interest rates.

The Consumer Products Company reported income before income taxes, extraordinary item and accounting change of $92 million and an income tax provision of $30 million for the first quarter of 2002, compared with a loss before income taxes, extraordinary item and accounting change of $51 million and an income tax provision of $2 million for the first quarter of 2001. The effective tax rate in 2002 was different from statutory rates primarily because of lower international income tax rates and state tax credits. The effective tax rate in 2001 was different from statutory rates primarily because of nondeductible goodwill amortization expense associated with business acquisitions.

Effective at the beginning of fiscal 2002, the Consumer Products Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. Accordingly, the Consumer Products Company no longer amortized goodwill beginning in 2002. In the first quarter of 2001, goodwill amortization expense aggregated $57 million, which included $43 million in the consumer products segment, $5 million in the packaging segment and $9 million in the paper and pulp segment.

On March 15, 2001, Georgia-Pacific redeemed $300 million of its 6.235% Senior Notes Due March 15, 2011. Georgia-Pacific recorded an after-tax extraordinary loss of approximately $12 million related to this redemption during the first quarter of 2001, all of which was allocated to the Consumer Products Company.

Effective December 31, 2000, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and, accordingly, recorded an after-tax cumulative effect of accounting change credit of $11 million, all of which was allocated to the Consumer Products Company.

2001 Compared with 2000

The Consumer Products Company reported net sales of $12.4 billion and a net loss of $167 million for 2001, compared with net sales of $7.9 billion and net income of $235 million in 2000. Included in the 2001 results are a full year of net sales and operating profits from the Fort James operations that were combined with the Consumer Products Company beginning in December 2000. Also included in 2001 results is a pre-tax loss of $63 million ($260 million after tax loss) on the sale of a portion of the Consumer Products Company’s paper and pulp assets to Domtar, Inc. in August 2001. See Note 4 of the Notes to Combined Financial Statements. Pursuant to a consent decree executed with the United States Department of Justice in connection with the Fort James acquisition, Georgia-Pacific sold substantially all of the assets of its commercial tissue business to Svenska Cellulosa Aktiebolaget SCA in March 2001. In the fourth quarter of 2000, the Consumer Products Company recorded a pre-tax loss of $204 million for the write-down of these assets to their net realizable value.

Interest expense was $878 million in 2001, compared with $375 million in 2000. The increase is the result of higher average allocated debt levels, primarily related to the acquisition of Fort James in November 2000, offset slightly by lower interest rates.

The Consumer Products Company reported income before income taxes, extraordinary item and accounting change of $190 million and an income tax provision of $356 million in 2001, compared with income before income taxes, extraordinary item and accounting change of $383 million and an income tax provision of $148 million in 2000. The effective rate in 2001 was different from the statutory rate primarily because of nondeductible goodwill amortization expense associated with business acquisitions and because of nondeductible goodwill applicable to the pulp and paper assets sold to Domtar, Inc. The effective tax rate in 2000 was different from the statutory rate due to the utilization of state tax credits and foreign sales corporation tax benefits that more than offset nondeductible goodwill amortization expense associated with acquisitions.

During 2001, Georgia-Pacific redeemed $300 million of its 6.234% Senior Notes Due March 15, 2011 and recorded an extraordinary loss on early retirement of debt of $12 million (net of taxes of $7 million), all of which was allocated to the Consumer Products Company. In addition, effective December 31, 2000, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and accordingly, recorded a cumulative effect of accounting change credit of $11 million (net of taxes of $6 million) in 2001, all of which was allocated to the Consumer Products Company.

2000 Compared with 1999

The Consumer Products Company reported combined net sales of $7.9 billion and net income of $235 million for 2000, compared with net sales of $6.4 billion and net income of $97 million in 1999. Included in 2000 are $528 million of net sales from the Fort James operations acquired during 2000.

Interest expense was $375 million in 2000, compared with $291 million in 1999. The increase is the result of higher allocated debt levels primarily related to the acquisition of Fort James in November 2000, and higher average interest rates.

The Consumer Products Company reported income before income taxes, extraordinary item and accounting change of $383 million and an income tax provision of $148 million in 2000, compared with income before income taxes, extraordinary item and accounting change of $169 million and an income tax provision of $72 million in 1999. The effective tax rate in 2000 was different from the statutory rate due to the utilization of state tax credits and foreign sales corporation tax benefits that offset nondeductible goodwill amortization expense associated with acquisitions. The effective tax rate in 1999 was different from the statutory tax rate due to nondeductible goodwill amortization expense that was somewhat offset by foreign sales corporation tax benefits.

Pro Forma Results of Operations

The following table represents pro forma segment data of the Consumer Products Company adjusted to reflect (i) the Fort James acquisition, (ii) the sale of substantially all of the assets of its commercial tissue business to Svenska Cellulosa Aktiebolaget SCA, and (iii) the sale of certain paper and pulp assets to Domtar, Inc., as if all of those transactions had occurred on January 1, 1999.

	First Quarter		Fiscal Year
	2002	2001	2001	2000	1999
	(in millions)
Pro forma net sales:
Consumer products	$1,754	$1,725	$7,036	$6,816	$6,648
Packaging	652	638	2,610	2,735	2,511
Paper and pulp	539	527	2,453	2,800	2,391
Other*	(83)	(81)	(297)	(140)	(60)

Total pro forma net sales	$2,862	$2,809	$11,802	$12,211	$11,490

Pro forma operating costs and expenses before unusual items and goodwill amortization
Consumer products	1,479	1,508	$5,994	$5,987	$5,774
Packaging	568	545	2,205	2,202	2,167
Paper and pulp	534	498	2,358	2,427	2,311
Other*	(13)	(57)	(168)	(52)	38

Total pro forma operating costs and expenses before unusual items and goodwill amortization	$2,568	$2,494	$10,389	$10,564	$10,290

Pro forma operating profits (losses) before unusual items and goodwill amortization:
Consumer products	275	217	$1,042	$829	$874
Packaging	84	93	405	533	344
Paper and pulp	5	29	95	373	80
Other*	(70)	(24)	(129)	(88)	(98)

Total pro forma operating profits (losses) before unusual items and goodwill amortization	294	315	1,413	1,647	1,200
Pro forma goodwill amortization	—	50	201	47	32
Unusual items	(14)	(83)	(83)	(204)	—

Pro forma operating profit	280	182	1,129	1,396	1,168
Pro forma depreciation	194	191	758	748	747
Pro forma amortization of intangibles	7	7	29	29	29
Pro forma EBITDA**	495	513	2,200	2,424	1,976

 *Includes the elimination of intersegment sales.
**Earnings before interest, taxes, depreciation, amortization and unusual items. The unusual items consist of a $14 million pre-tax loss from a fire at our Crossett, Arkansas, facility in fiscal 2002, the $63 million pre-tax loss on the sale of paper and pulp assets in fiscal 2001, the $83 million pre-tax loss on the closure of the Bellingham, Washington pulp and lignin operations in fiscal 2001, the $204 million pre-tax loss on write down of the Georgia-Pacific tissue assets in fiscal 2000, and the $57 million pre-tax charge in fiscal 2000 for the closure of the Kalamazoo, Michigan paper mill.

Operating Segment Data

The following tables and related discussion reflect the pro forma operating data of each of the consumer products and paper and pulp segments and the historical operating data of the packaging segment. The consumer products segment data reflects (i) the Fort James acquisition, and (ii) the sale of substantially all of the assets of its commercial tissue business to Svenska Cellulosa Aktiebolaget SCA, as if such transactions had occurred on January 1, 1999. The paper and pulp segment data reflects the sale of paper assets to Domtar, Inc. as if such transactions had occurred on January 1, 1999. The packaging segment data reflects actual combined operating data for the periods presented.

Consumer Products Segment

	First Quarter		Fiscal Year
	2002	2001	2001	2000	1999
	(in millions)
Pro forma net sales	$1,754	$1,725	$7,036	$6,816	$6,648
Pro forma costs and expenses before unusual items and goodwill amortization	1,479	1,508	5,994	5,987	5,774
Pro forma operating profits before unusual items and goodwill amortization	275	217	1,042	829	874
Pro forma goodwill amortization	—	43	170	16	2
Unusual items	(14)	(83)	(83)	(204)	—

Pro forma operating profit	261	91	789	609	872
Pro forma depreciation	102	106	402	406	398
Pro forma amortization of intangibles	7	7	29	29	29
Pro forma EBITDA	384	330	1,473	1,264	1,301

First Quarter of 2002 Compared with Pro Forma First Quarter of 2001

Net sales in the consumer products segment increased 2% to $1.8 billion in the first quarter of 2002. Operating profits increased 27% to $275 million, and the return on sales (operating profit as a percentage of sales) increased from 13% to 16%, before unusual items and goodwill amortization. The improved results were due in part to strong volume growth in North America retail sales channels, particularly in the club channel, as our Quilted Northern and Angel Soft bathroom tissue continued their strong growth rates. Business results were positively impacted by lower fiber and energy costs, and by cost reduction synergies related to the Fort James acquisition. Selling prices were generally flat in North American retail channels and down modestly in North American commercial channels and in Europe.

Pro Forma 2001 Compared with Pro Forma 2000

Net sales in the consumer products segment increased 3% to $7.0 billion in 2001. Operating profits increased 26% to $1.0 billion, and the return on sales improved to 15% from 12%, before unusual items and goodwill amortization. The improved results were due in part to strong volume growth in North American retail sales channels, particularly the club and mass merchandise channels. Bathroom tissue volumes were very strong, lead by double-digit growth in the Quilted Northern and Angel Soft brands. The Sparkle towel brand also grew more than 10% year-over-year, while Brawny towel sales were down less than 1%. The increase in volume was accompanied by average selling prices that were generally flat in North American retail channels, and down modestly in North American commercial channels and in Europe. During 2001 advertising and promotional spending on the former Fort James brands were increased to normal historical levels. Business results in North America and Europe were also positively impacted by fiber and energy costs, which declined steadily during the year from the cyclical peak levels reached in 2000. Europe experienced a strong recovery by maintaining pricing discipline while fiber and energy costs declined from 2000 levels. Manufacturing, distribution and administrative costs were also favorably impacted by synergies from the Fort James acquisition. Since the acquisition of Fort James in November 2000, we have combined the Fort James business with our consumer products business and have recognized approximately $200 million of cost savings, which were reflected in our 2001 financial results. We intend to continue to integrate Fort James’ operations with our own and expect to realize $300 million of additional cost savings by the end of fiscal 2003, for a cumulative total of over $500 million of savings through purchasing efficiencies, systems integration, SKU rationalization, overhead reduction, logistics savings and other initiatives.

During 2002, the Consumer Products Company expects further improvements in operating profits driven by modest sales growth and additional cost reduction synergies associated with the Fort James acquisition. Selling price increases have been announced for North American commercial tissue and plastic disposable tableware products, effective beginning in late second quarter of 2002, which should help to offset inflationary cost pressures in those businesses. Modest pricing pressures are expected in North American retail channels and in Europe, due to competitive market conditions.

Pro Forma 2000 Compared with Pro Forma 1999

Net sales in the consumer products segment increased 3% to $6.8 billion in 2000. Operating profits decreased 5% to $829 million, and the return on sales declined slightly from 13% to 12%, excluding unusual items and goodwill amortization. The declining results were due to a sharp fall-off in European profits, driven by several factors, such as rapidly escalating fiber costs in 2000 coupled with a strengthening U.S. dollar against European currencies. Also, European volumes were down almost 4% from 2000 due to highly competitive market conditions in the United Kingdom retail channels. The European decline was partially offset by modest improvements in operating profits in all North America businesses, despite higher fiber and energy costs. North America tissue results reflected solid volume growth in retail channels, offset by a slight fall-off in commercial volumes. Production improvements and manufacturing cost reductions also contributed to the positive trend. Prior to the Consumer Products Company’s ownership of Fort James, advertising and promotion spending was reduced in 2000 on former Fort James brands in North America and Europe.

Packaging Segment

	First Quarter		Fiscal Year
	2002	2001	2001	2000	1999
	(in millions)
Net sales	$652	$638	$2,610	$2,735	$2,511
Costs and expenses before goodwill amortization	568	545	2,205	2,202	2,167
Operating profit before goodwill amortization	84	93	405	533	344
Goodwill amortization	—	5	21	21	20

Operating profit	84	88	384	512	324
Depreciation	40	37	153	151	153
EBITDA	124	130	558	684	497

First Quarter of 2002 Compared with First Quarter of 2001

The packaging segment reported net sales of $652 million and operating profits before goodwill amortization of $84 million in the first quarter of 2002, compared with net sales of $638 million and operating profits before goodwill amortization of $93 million in the first quarter of 2001. Return on sales (operating profit as a percentage of sales) decreased to 13% in 2002 compared to 15% in 2001. The decrease in year-over-year operating profit was due primarily to a 7% decline in packaging product prices compared to the prior year’s first quarter, offset somewhat by lower operating costs. During the first quarters of 2002 and 2001, the Consumer Products Company took market-related paper machine slowback and shut downs at its containerboard mills to avoid excess inventories, which lowered containerboard production by approximately 58,000 tons and 49,000 tons, respectively, below capacity.

2001 Compared with 2000

The packaging segment reported net sales of $2.6 billion and operating profits before goodwill amortization of $405 million in 2001, compared with net sales of $2.7 billion and operating profits before goodwill amortization of $533 million in 2000. Return on sales decreased to 16% in 2001 from 19% in 2000. Selling prices for packaging products were 12% lower in 2001, on 4% lower volume compared with the prior year; these decreases were offset by $36 million in cost savings year over year.

During 2001 and 2000, the Consumer Products Company took market-related paper machine slowback or downtime at its containerboard mills to avoid excess inventories, resulting in containerboard production which was approximately 274,000 tons and 271,000 tons, respectively, below capacity.

2000 Compared with 1999

The packaging segment reported net sales of $2.7 billion and operating profits before goodwill amortization of $533 million in 2000, compared with net sales of $2.5 billion and operating profits before goodwill amortization of $344 million in 1999. Return on sales increased to 19% from 14% in 1999. Average selling prices for packaging products were 12% higher in 2000.

During 2000 and 1999, the Consumer Products Company took market-related paper machine slowback or downtime at its containerboard mills to avoid excess inventories, resulting in containerboard production which was approximately 271,000 tons and 30,000 tons, respectively, below capacity.

Paper and Pulp Segment

	First Quarter		Fiscal Year
	2002	2001	2001	2000	1999
	(in millions)
Pro forma net sales	$539	$527	$2,453	$2,800	$2,391
Pro forma costs and expenses before unusual items and goodwill amortization	534	498	2,358	2,427	2,311
Pro forma operating profits before unusual items and goodwill amortization	5	29	95	373	80
Pro forma goodwill amortization	—	2	10	10	10

Pro forma operating profit	5	27	85	363	70
Pro forma depreciation	49	45	190	182	185
Pro forma EBITDA	54	74	285	555	265

First Quarter of 2002 Compared with Pro Forma First Quarter of 2001

The paper and pulp segment reported net sales of $539 million and operating profits before goodwill amortization of $5 million in the first quarter of 2002. For the same period in 2001, the segment reported net sales of $527 million and operating profits before goodwill amortization of $29 million. The decrease in 2002 operating profits before goodwill amortization was due primarily to a 26% decline in average pulp selling prices and a 8% decline in paper selling prices, offset somewhat by lower operating costs.

Pro Forma 2001 Compared with Pro Forma 2000

The paper and pulp segment reported net sales of $2.5 billion and operating profits before unusual items and goodwill amortization of $95 million in 2001. In 2000, the segment reported pro forma net sales of $2.8 billion and operating profits before unusual items and goodwill amortization of $373 million. Return on sales decreased to 4% in 2001 compared with 13% for the same period a year ago. The decrease in net sales and operating profits in 2001 was due primarily to a decrease in average prices for all paper and pulp products, offset somewhat by lower fiber and production cost driven by costs reduction initiatives at the segment’s manufacturing facilities.

Selling prices for paper and pulp products continually decreased during 2001 and ended the year at levels lower than 2000. The average selling price for market pulp and fluff pulp decreased 27% and 13%, respectively, while paper prices decreased 2% compared to 2000 prices.

Pro Forma 2000 Compared with Pro Forma 1999

The paper and pulp segment reported pro forma net sales of $2.8 billion and operating profits before unusual items and goodwill amortization of $373 million in 2000, compared with pro forma net sales of $2.4 billion and operating profits before unusual items and goodwill amortization of $80 million in 1999. Return on sales increased to 13% in 2000 compared with 3% for 1999. The increase in net operating profits was due primarily to an increase in average selling prices for all paper and pulp products, offset somewhat by higher fiber and production costs. Selling prices for pulp and paper during 2000 were approximately 35% and 12%, respectively, above 1999 prices.

Other

The operating loss in the “Other” nonreportable segment, which includes some miscellaneous businesses, unallocated corporate operating expenses and the elimination of profit on intersegment sales, increased by $46 million to a loss of $70 million in the first quarter of 2002 from a loss of

$24 million in the first quarter of 2001. This increase was primarily a result of higher pension expense. The segment increased by $41 million to a loss of $129 million in 2001 from a loss of $88 million in 2000. This increase was primarily related to a higher allocation of general and administrative expenses resulting from the Fort James acquisition (see Allocation of Shared Services in Note 1 of the notes to the Consumer Products Company’s combined financial statements).

During 2001, the Consumer Products Company recorded pension income of $18 million and made pension contributions of $9 million for its solely administered plans. Because of lower than expected returns on pension plan assets and a lower discount rate used to value the pension liabilities, the Consumer Products Company estimates its pension expense and pension contributions for its solely administered plans will be approximately $90 million and $63 million, respectively, in 2002.

Liquidity and Capital Resources

During the first quarter of 2002, the Consumer Products Company’s debt increased by $11 million as cash generated from operations was used for investing activities. During the remainder of 2002, the Consumer Products Company expects its cash flow from operations and financing activities to be sufficient to fund planned capital investments, pay dividends and make scheduled debt repayments. If the Consumer Products Company’s 2002 cash flows are significantly less than expected, or if Georgia-Pacific is unsuccessful in remarketing the debt associated with Premium Equity Participating Security Units (“PEPS Units”), the Consumer Products Company could be required to draw down funds from Georgia-Pacific’s available credit facilities.

During 2001, the Consumer Products Company reduced allocated debt by approximately $2.4 billion primarily from asset sales. The Consumer Products Company also paid approximately $46 million for the acquisition of additional Fort James shares and $59 million for the remaining ownership in the Color-Box joint venture during 2001.

Operating Activities

The Consumer Products Company generated cash from operations of $160 million for the first quarter of 2002 compared with $217 million for the first quarter of 2001.

The Consumer Products Company generated cash from operations of $879 million during 2001 and $1.1 billion in 2000. The decrease in cash provided by operations in 2001 was primarily a result of a $92 million of payments against restructuring reserves, higher working capital requirements, increased interest costs and lower operating results in the packaging, and paper and pulp segments, offset somewhat by a full year of operating cash flows from the former Fort James operations.

Investing Activities

Capital expenditures for property, plant and equipment for the first quarter of 2002 were $100 million, which included $72 million in the consumer products segment, $12 million in the packaging segment, $15 million in the paper and pulp segment and $1 million in the other nonreportable segment. Capital expenditures for property, plant and equipment in the first quarter of 2001 were $155 million. The Consumer Products Company expects to make capital expenditures for property, plant and equipment of approximately $570 million in 2002.

Pursuant to a consent decree executed with the United States Department of Justice in connection with the 2000 acquisition of Fort James, the Consumer Products Company sold substantially all of the assets of Georgia-Pacific Tissue to Svenska Cellulosa Aktiebolaget SCA for approximately $850 million. The sale was completed on March 2, 2001, with net proceeds of approximately $581 million

($660 million after tax benefit) used to repay debt. In the fourth quarter of 2000, the Consumer Products Company recorded a pre-tax loss of $204 million in the consumer products segment for the write-down of these assets to their net realizable value; accordingly, no significant gain or loss was recognized upon completion of the sale in 2001.

During the first quarter of 2001, Georgia-Pacific paid approximately $41 million for untendered Fort James shares that were delivered to Georgia-Pacific’s exchange agent for cancellation in connection with the 2000 acquisition of Fort James.

During 2001, capital expenditures for property, plant and equipment were $576 million compared with $571 million in 2000. Expenditures in 2001 included $337 million in the consumer products segment, $78 million in the packaging segment, $131 million in the paper and pulp segment and $30 million of other and general corporate.

During 2001, the Consumer Products Company invested $81 million for pollution control and abatement facilities. The 2002 capital expenditure budget currently includes approximately $40 million for environment-related projects. Certain other capital projects being undertaken primarily for improving financial returns or safety will also include expenditures for pollution control.

On April 15, 1998, the United States Environmental Protection Agency promulgated a set of regulations known as the “Cluster Rule” that established new requirements for air emissions and wastewater discharges from pulp and paper mills. The Cluster Rule in effect requires pulp and paper mills to eliminate use of elemental chlorine in the pulp bleaching process. Air regulations under the Cluster Rules are called Maximum Achievable Control Technology, or “MACT” regulations, with MACT I regulations representing rules regarding pulping and bleaching and MACT II regulations representing rules regarding combustion sources. The Consumer Products Company estimates that it will make environmental-related capital expenditures of up to approximately $196 million from 2002 through April 2006, including expenditures to comply with the Cluster Rule’s requirements.

During 2001, the Consumer Products Company acquired the remaining 46% interest it did not previously own in Color-Box, LLC, a joint venture with Chesapeake Corporation, for approximately $59 million. The results of operations of this joint venture were consolidated with those of the Consumer Products Company beginning in July 2001. The Consumer Products Company has accounted for this acquisition using the purchase accounting method to record a new cost basis for the additional share of assets acquired and liabilities assumed. During the first quarter of 2000, the Consumer Products Company contributed certain packaging segment assets with a net book value of $34 million to this joint venture. In exchange for these assets, the Consumer Products Company received a 54% interest in the joint venture. This investment in the joint venture was accounted for under the equity method until July 2001 because the joint venture partner had substantive participating rights.

On August 7, 2001, the Consumer Products Company completed the sale of a portion of its paper and pulp assets to Domtar, Inc. for $1.65 billion in cash. The assets involved in this transaction were the Consumer Products Company’s stand-alone uncoated fine paper mills at Ashdown, Arkansas; Nekoosa and Port Edwards, Wisconsin; and Woodland, Maine, as well as associated pulp facilities. The Consumer Products Company used the net proceeds of approximately $1.53 billion ($1.14 billion after taxes) to reduce allocated debt. In connection with this sale, the Consumer Products Company recorded a pre-tax loss of $63 million in the paper and pulp segment. This loss was reflected in “Other loss” on the accompanying consolidated statements of income. In addition, the Consumer Products Company recorded a provision for income taxes of $197 million principally applicable to $630 million of non-deductible goodwill related to the assets sold.

Financing Activities

Georgia-Pacific’s practice has been to incur indebtedness for the consolidated group at the parent company level and at a limited number of subsidiaries, rather than at the operating company level. Accordingly, for purposes of the combined financial statements of the Consumer Products Company, Georgia-Pacific’s debt and senior deferrable notes were allocated to the Consumer Products Company based upon the amount of debt management believed we would assume in connection with the reorganization transactions. The debt allocation was based on aggregate debt balances at the end of 2001. The debt balances for prior periods were then determined based on the cash flows of the Consumer Products Company. Management also considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity. Interest expense has been allocated to the Consumer Products Company based on the ratio of the Consumer Products Company’s allocated debt to Georgia-Pacific’s total debt. Management believes the allocation methods for debt and interest expense are equitable and provide a reasonable estimate of the cost attributable to the Consumer Products Company. At December 29, 2001, $9.7 billion and $863 million of Georgia-Pacific’s debt and senior deferrable notes, respectively, was allocated to the Consumer Products Company for financial statement purposes. Management believes that such allocation is equitable and reasonable. The Consumer Products Company’s debt increases or decreases by the amount of any net cash generated by, or required to fund, the Consumer Products Company’s operating activities, investing activities and other financial activities. During 2001, the Consumer Products Company reduced its allocated debt by approximately $2.3 billion primarily from net proceeds from asset sales. During 2000, the Consumer Products Company increased its allocated debt by $5.5 billion primarily to fund the acquisition of Fort James. During first quarter 2002, the Consumer Products Company increased its allocated debt by approximately $11 million as cash generated from operations was used primarily for investing activities.

Georgia-Pacific had commitments totaling $1.3 billion and CN $95 million (approximately $60 million) under its United States and Canadian accounts receivable secured borrowing programs, respectively, of which $1.2 billion and CN $95 million was outstanding under these programs at the end of 2001. Of the $1.3 billion in the United States program, $400 million will expire in September 2002 and the remaining $900 million expires in December 2002. The Canadian program expires in May 2004. Georgia-Pacific expects to renew or renegotiate these agreements prior to expiration. At December 29, 2001, Georgia-Pacific had pledged an aggregate of $1.9 billion of gross receivables as collateral for the $1.3 billion of debt. All such programs are accounted for as secured borrowings. As collections reduce previously pledged interests, new receivables may be pledged. At the end of 2001 and 2000, $1.0 billion and $694 million, respectively, of receivables outstanding under these programs and corresponding debt were allocated to the Consumer Products Company. At March 30, 2002, $1.1 billion of receivables outstanding under these programs and corresponding debt were allocated to the Consumer Products Company. We will assume all allocated amounts outstanding under these programs as part of the reorganization transactions.

Georgia-Pacific consolidated a $10 million variable rate industrial revenue bond due September 1, 2021, in connection with acquiring ownership of Color-Box. On June 25, 2001, Georgia-Pacific also redeemed $42 million of its 7.9% fixed rate industrial revenue bonds, due October 1, 2005, and issued $42 million of 6.5% fixed rate industrial revenue bonds due June 1, 2031. We will assume these bonds as part of the reorganization transactions.

On March 15, 2001, Georgia-Pacific, redeemed $300 million of its 6.234% Senior Notes Due March 15, 2011 and recorded an extraordinary loss of approximately $12 million (net of taxes of $7 million). This debt, along with the corresponding extraordinary loss, has been allocated to the Consumer Products Company.

In connection with the acquisition of Fort James during 2000, Georgia-Pacific, assumed debt totaling $3.3 billion, including $927 million of short-term debt, $141 million (including premium) of capital leases, $197 million of industrial revenue bonds, $1.6 billion of notes, $218 million (net of discount) of Euro-denominated bonds and $156 million of European debt, all of which has been allocated to the Consumer Products Company. Shortly after the acquisition, all of the commercial paper was replaced by borrowings under Georgia-Pacific’s revolving credit facilities, which have been allocated to the Consumer Products Company. Georgia-Pacific subsequently fully and unconditionally guaranteed all of Fort James’ publicly held debt issued pursuant to an indenture with The Bank of New York, as trustee, dated as of November 1, 1991, as amended by a first supplemental indenture dated as of September 19, 1997 and second supplemental indenture dated as of February 19, 2001. At the date of reorganization, we and certain of our subsidiaries will assume this full and unconditional guarantee.

In July 1999, Georgia-Pacific issued 17,250,000 of 7.5% PEPS Units for $862.5 million. Each PEPS Unit consists of a purchase contract that obligates the holder to purchase shares of Georgia-Pacific common stock for $50 on or prior to August 16, 2002 and a senior deferrable note due August 16, 2004. Each purchase contract yields interest of 0.35% per year, paid quarterly, on the $50 stated amount of the PEPS Unit. Each senior deferrable note yields interest of 7.15% per year, paid quarterly, until August 16, 2002. The terms of the PEPS offering include a remarketing of the senior deferrable notes on August 16, 2002 that, if successfully completed, would generate $862.5 million for repayment of debt. The interest rate and such notes will be reset at a rate that will be equal to or greater than 7.15%. If the PEPS are not successfully remarketed, we will incur additional indebtedness as part of the reorganization transactions. The liability related to the PEPS Units has been allocated to the Consumer Products Company and is classified as “Senior deferrable notes” on the accompanying combined balance sheets.

Georgia-Pacific’s senior management establishes the parameters of Georgia-Pacific’s financial risk, which have been approved by Georgia-Pacific’s board of directors. Hedging interest rate exposure through the use of swaps and options and hedging foreign exchange exposure through the use of forward contracts are specifically contemplated to manage risk in keeping with management’s policy. Derivative instruments, such as swaps, forwards, options or futures, which are based directly or indirectly upon interest rates, currencies, equities and commodities, may be used by Georgia-Pacific to manage and reduce the risk inherent in price, currency and interest rate fluctuations. The Consumer Products Company is a party to these hedging agreements.

The Consumer Products Company does not utilize derivatives for speculative purposes. Derivatives are transaction specific so that a specific debt instrument, contract or invoice determines the amount, maturity and other specifics of the hedge. Counterparty risk is limited to institutions with long-term debt ratings of A or better.

The following table presents principal (or notional) amounts and related weighted average interest rates by year of expected maturity for Georgia-Pacific’s consolidated debt obligations and interest rate exchange agreements, some of which has been allocated to the Consumer Products Company as of December 29, 2001, and will be assumed as part of the reorganization transactions. For obligations with variable interest rates, the tables set forth payout amounts based on current rates and do not attempt to project future interest rates.

As of December 29, 2001

	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value
	(in millions, except percentages)
Short-term notes	—	—	—	—	—	$1,359	$1,359	$1,359
Average interest rates	—	—	—	—	—	2.5%	2.5%	2.5%
Credit facilities	$925	—	—	$1,935	—	—	$2,860	$2,860
Average interest rates	3.9%	—	—	3.6%	—	—	3.7%	3.7%
Notes and debentures	$462	$580	$336	$4	$600	$4,700	$6,682	$6,679
Average interest rates	8.9%	6.7%	6.7%	4.7%	7.5%	8.4%	7.8%	7.8%
Euro-denominated bonds	—	—	$266	—	—	—	$266	$257
Average interest rates	—	—	4.8%	—	—	—	4.8%	6.6%
Revenue bonds	$75	$3	$31	$21	—	$739	$869	$833
Average interest rates	1.9%	5.2%	2.0%	5.6%	—	5.6%	5.2%	5.8%
Capital leases	$5	$5	$6	$7	$7	$96	$126	$148
Average interest rates	12.0%	11.6%	2.5%	2.3%	10.8%	10.8%	10.0%	8.0%
European debt	$22	$24	$23	$11	$11	$46	$137	$137
Average interest rates	6.8%	6.7%	6.2%	4.9%	4.7%	3.6%	6.1%	6.7%
Other loans	$8	—	—	—	—	—	$8	$8
Average interest rates	4.6%	—	—	—	—	—	4.6%	3.7%
Senior deferrable notes	—	—	$863	—	—	—	$863	$889
Average interest rates	—	—	7.2%	—	—	—	7.2%	3.6%
Notional amount of interest rate exchange agreements (fixed to variable)	$1,657	$300	—	—	—	—	$1,957	$(51)
Average interest rate paid (fixed)	5.9%	5.9%	—	—	—	—	5.9%	5.9%
Average interest rate received (variable)	2.5%	3.5%	—	—	—	—	2.7%	2.7%
Notional amount of interest rate exchange agreements (rate collar)	—	—	—	$47	—	—	$47	$2
Average interest rate cap	—	—	—	7.5%	—	—	7.5%	7.5%
Average interest rate floor	—	—	—	5.5%	—	—	5.5%	5.5%

At December 29, 2001, Georgia-Pacific did not have any commercial paper outstanding. Georgia-Pacific intends to refinance short-term notes as they mature. Therefore, maturities of these obligations are reflected as cash flows expected to be made after 2006.

At December 29, 2001, Georgia-Pacific had interest rate exchange agreements, a portion of which has been allocated to the Consumer Products Company, that effectively converted $1,957 million of floating rate obligations with a weighted average interest rate of 2.7% to fixed rate obligations with an average effective interest rate of approximately 5.9%. Of the $2.0 billion, Georgia-Pacific had $457 million of these floating rate obligations outstanding at December 30, 2000. These agreements increased interest expense by $29 million in 2001, and decreased interest expense by $1 million in 2000. The agreements had a weighted-average maturity of approximately seven months at December 29, 2001.

The Consumer Products Company’s allocated debt is sensitive to changes in interest rates. Interest rate changes would result in gains or losses in the market value of such debt, and a corresponding increase or decrease in the Consumer Products Company’s allocated interest expense, due to differences in market interest rates and the rates at inception of the debt agreements. Based on Georgia-Pacific’s indebtedness at December 29, 2001, a 100 basis point interest rate change would impact the fair value of debt allocated to us by $352 million.

The Consumer Products Company’s international operations create exposure to foreign currency exchange rate risks. At December 29, 2001, Georgia-Pacific had outstanding and we will assume approximately $238 million (net of discount) of Euro-denominated bonds which were designated as a hedge against its net investment in Europe. The use of this financial instrument allows us to reduce our overall exposure to exchange rate movements, since the gains and losses on this instrument substantially offsets losses and gains on the assets, liabilities and transactions being hedged.

Georgia-Pacific has entered into a commodity swap which has been allocated to the Consumer Products Company. The fair value of such swap was $9.5 million at December 29, 2001 (see Note 10 of the notes to combined financial statements).

At the end of November 2000, Georgia-Pacific acquired Fort James (as described above and in Note 4 of the notes to combined financial statements) and issued 21.5 million shares of Georgia-Pacific treasury stock and 32.2 million newly issued shares of Georgia-Pacific stock as part of that transaction. During 2001, an additional 190,000 shares of Georgia-Pacific stock were issued as part of this transaction. The issuance of this equity had been allocated to the Consumer Products Company and is reflected in the Consumer Products Company’s combined statements of invested equity.

The table below presents principal (or notional) amounts and related weighted average interest rates by year of expected maturity for Georgia-Pacific’s consolidated debt obligations as of March 30, 2002. For obligations with variable interest rates, the table sets forth payout amounts based on current rates and does not attempt to project future interest rates.

As of March 30, 2002

	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value
	(in millions)
Short-term notes	—	—	—	—	—	$1,330	$1,330	$1,330
Average interest rates	—	—	—	—	—	2.2%	2.2%	2.2%
Credit facilities	$875	—	—	$2,015	—	—	$2,890	$2,890
Average interest rate	3.6%	—	—	3.4%	—	—	3.5%	3.5%
Notes and debentures	$449	$580	$336	$4	$600	$4,700	$6,669	$6,053
Average interest rates	8.9%	6.7%	6.7%	4.7%	7.5%	8.4%	8.1%	8.9%
Euro-denominated bonds	—	—	$262	—	—	—	$262	$246
Average interest rates	—	—	4.8%	—	—	—	4.8%	7.8%
Revenue bonds	$2	$3	$31	$21	—	$812	$869	$799
Average interest rates	4.5%	5.2%	2.1%	5.6%	—	5.3%	5.2%	5.5%
Capital leases	$2	$5	$6	$7	$7	$95	$122	$122
Average interest rates	8.7%	9.1%	2.5%	2.3%	8.8%	8.6%	8.0%	8.7%
European debt	$18	$24	$22	$11	$8	$27	$110	$110
Average interest rates	7.2%	7.2%	7.0%	6.3%	6.2%	5.9%	6.7%	6.7%
Other loans	$3	—	—	—	—	—	$3	$3
Average interest rates	4.4%	—	—	—	—	—	4.4%	3.8%
Senior deferrable notes	—	—	$863	—	—	—	$863	$881
Average interest rates	—	—	7.2%	—	—	—	7.2%	3.8%
Notional amount of interest rate exchange agreements (fixed to variable)	$1,157	$300	—	—	—	—	$1,457	$(34)
Average interest rate paid (fixed)	5.9%	5.9%	—	—	—	—	5.9%	5.9%
Average interest rate received (variable)	1.9%	2.1%	—	—	—	—	2.0%	2.0%
Notional amount of interest rate exchange agreements (rate collar)	—	—	—	$47	—	—	$47	$2
Average interest rate cap	—	—	—	7.5%	—	—	7.5%	7.5%
Average interest rate floor	—	—	—	5.5%	—		5.5%	5.5%

At March 30, 2002, Georgia-Pacific did not have any commercial paper or money market instruments outstanding.

At March 30, 2002, Georgia-Pacific had interest rate exchange agreements, a portion of which has been allocated to the Consumer Products Company, that effectively converted $1.5 billion of floating rate obligations with a weighted average interest rate of 1.9% to fixed rate obligations with an average effective interest rate of approximately 5.9%. These agreements increased interest expense by $15 million at March 30, 2002. The agreements had a weighted-average maturity of approximately seven months at March 30, 2002.

The estimated fair value of Georgia-Pacific’s interest rate exchange agreements, a portion of which has been allocated to the Consumer Products Company, was a $32 million liability at March 30, 2002 . The liability balance represents the estimated amount Georgia-Pacific could have paid to terminate these agreements. The fair value at March 30, 2002 was estimated by calculating the present value of anticipated cash flows. The discount rate used was an estimated borrowing rate for similar debt instruments with like maturities.

The Consumer Products Company uses interest rate swap agreements in the normal course of business to manage and reduce the risk inherent in interest rate fluctuations. The interest rate swap arrangements manage exposure to interest rate changes and are considered hedges of specific borrowings, and differences paid and received under the swap arrangements are recognized as adjustments to interest expense. Under these agreements, the Consumer Products Company makes payments to counterparties at fixed interest rates and in turn receives payments at variable rates. The Consumer Products Company enters into interest rate swap arrangements to protect against the increased cost associated with a rise in interest rates. The Consumer Products Company may be exposed to losses in the event of nonperformance of counterparties under these arrangements but does not anticipate such nonperformance.

The Consumer Products Company’s senior management establishes the parameters of the financial policies with approval from the board of directors. These include balancing its debt and equity to keep its weighted average cost of capital low while retaining the flexibility needed to ensure that it can meet its financial obligations when or before they come due and to finance attractive business opportunities. The Consumer Products Company set debt targets based on its cash generating capability under various business scenarios. The Consumer Products Company’s variances in its cash flow from period to period and various statistical methods will reasonably estimate possible deviations in estimated future cash flows.

The Consumer Products Company maintains a high portion of its debt as long-term debt at fixed interest rates. The Consumer Products Company intends to manage the maturities of its long-term debt so that no more than $500 million matures in any one year and if it does then the sum of the maturities of any two consecutive years does not exceed $1 billion. Generally, the Consumer Products Company seeks to have 75% of its aggregate debt at fixed rates so as to minimize exposure to fluctuating interest rates. Short-term debt is used generally for seasonal working capital variations and/or financing some of its accounts receivable.

The Consumer Products Company intends to review its aggregate debt objective to achieve greater flexibility to finance growth and investment opportunities. The Consumer Products Company may determine that a lower debt target than its cash flow and its variances otherwise would justify, as appropriate.

On May 8, 2002, Moody’s Investor Service cut Georgia-Pacific’s unsecured debt rating to “Ba1” from “Baa3”, and its commercial paper rating to “Not-Prime” from “Prime-3”.

Other

On January 1, 1999, 11 of the 15 members of the European Union (the “Participating Countries”) established fixed conversion rates between their existing sovereign currencies (the “Legacy Currencies”) and a single new currency (the “Euro”). Effective January 1, 2002, all corporate transactions and records must legally be maintained in Euros. The Consumer Products Company has operations in seven of the Participating Countries, which adopted the Euro effective January 2001, and has product sales in ten of the Participating Countries. As of December 29, 2001, the Consumer Products Company’s core financial information technology systems were capable of processing Euro-denominated transactions. The impact of converting to the Euro was immaterial to the Consumer Products Company.

Georgia-Pacific has liabilities for personal injury and property damage as a result of the manufacture (which ended in 1977) by its gypsum division of an asbestos-containing joint compound and two other products. Under the terms of the reorganization transactions described in Note 16 of the notes to the combined financial statements, liabilities for such injuries or damages will be retained by Georgia-Pacific. In addition, Georgia-Pacific has agreed to indemnify CP&P for any losses which we may incur as a result of having to defend litigation claiming that we are responsible for such liabilities, or for any such liabilities which may actually be imposed upon us. As a result, management does not believe that any asbestos liabilities arising from Georgia-Pacific’s gypsum business will be liabilities of the Consumer Products Company after the distribution. See “Risk Factors—Risks Related to Our Separation from Georgia-Pacific—We may be exposed to Georgia-Pacific’s asbestos-related or other liabilities even after the distribution”.

Critical Accounting Policies

A summary of the Consumer Products Company’s significant accounting policies is included in Note 2 of the notes to combined financial statements. Management believes that the consistent application of these policies enables the Consumer Products Company to provide readers of the financial statements with useful and reliable information about its operating results and financial condition. The following are accounting policies that management believes are most important to the portrayal of the Consumer Products Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Judgments and assessments of uncertainties are required in applying the Consumer Products Company’s accounting policies in many areas. For example, key assumptions are particularly important when determining amounts allocated to identifiable intangible assets in a business combination. Other areas in which significant uncertainties exist include, but are not limited to, projected costs to be incurred in connection with environmental and legal matters. The Consumer Products Company recognizes a liability for environmental remediation and legal indemnification and defense costs when it believes it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are developed based on currently available information and reflect the participation of other potentially responsible parties, depending on the parties’ financial condition and probable contribution. The accruals are recorded at undiscounted amounts and are reflected as liabilities on the accompanying combined balance sheets. The Consumer Products Company also has insurance that covers losses on certain environmental claims and records a receivable to the extent that the realization of such insurance is deemed probable. This receivable is recorded at undiscounted amounts and is reflected as assets in the accompanying combined balance sheets.

In addition, management uses judgment in assessing goodwill and other long-lived assets for impairment. Prior to the beginning of 2002, the Consumer Products Company amortized costs in excess of fair value of the net assets of businesses acquired using the straight-line method over a period not to exceed 40 years. The Consumer Products Company reviewed the recorded value of its goodwill annually, or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is then determined by comparing the undiscounted net cash flows of the assets to which the goodwill applied to the net book value, including goodwill, of those assets. Goodwill, net of amortization, totaled $7.5 billion at December 29, 2001 and March 30, 2002 and represented 39% of total assets. Beginning in 2002, the Consumer Products Company no longer amortizes goodwill (see further discussion below). It assesses its long-lived assets (other than goodwill) for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Consumer Products Company projects undiscounted net future cash flows over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets.

Accounting Standards Changes

Effective December 30, 2001, the Consumer Products Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that entities assess the fair value of the net assets underlying all acquisition related goodwill on a reporting unit basis. When the fair value is less than the related carrying value, entities are required to reduce the amount of goodwill. The Consumer Products Company has determined its reporting units to be the following: North American towel and tissue, Dixie, European towel and tissue, packaging, and paper and pulp. Management is evaluating the effect of this statement on these reporting units. SFAS No. 142 also requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. Accordingly, the Consumer Products Company no longer amortized goodwill beginning in 2002. In the first quarter of 2001, goodwill amortization expense aggregated $57 million, which included $43 million in the consumer products segment, $5 million in the packaging segment and $9 million in the paper and pulp segment.

In July 2001, the FASB also issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Management is evaluating the effect of this statement on the Consumer Products Company’s results of operations and financial position.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 supersedes FASB statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS No. 121”), and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“Opinion 30”) for the disposal of a segment of a business (as previously defined in Opinion 30). The FASB issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. SFAS No. 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS No. 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and should be applied prospectively.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No 13, and Technical Corrections” (“SFAS No. 145”). SFAS No. 145 rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt (An Amendment of APB Opinion No. 30)”, which required all gains and losses from extinguishments of debt to be classified as extraordinary items. As a result, the criteria in Opinion 30 will be used to classify those gains and losses. SFAS No. 145 also amends Statement No. 13, “Accounting for Leases”, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and early adoption is encouraged. Any gains or losses previously classified as an extraordinary item must be reclassified. Management expects to reclassify previously reported extraordinary losses and is evaluating the other effects of this statement on the Consumer Products Company’s results of operations and financial position.

In the first quarter of 2002, the Consumer Products Company changed its method of computing LIFO inventory increments from year-to-date average cost to latest acquisition cost. The Consumer Products Company believes that the latest acquisition cost method more closely aligns the value of increases in inventory with physical quantities giving rise to the increases, and that this method more appropriately reflects the underlying substance of changes in inventory. In addition, the Consumer Products Company changed its method of pooling LIFO inventories from a statutory legal entity approach to an approach that allows the alignment by business segment. The Consumer Products Company believes that this approach results in better matching of costs to revenues in a manner that is more consistent with the way the businesses are managed. The cumulative effect of these changes on prior years was not determinable. These changes did not have a material effect on 2002 results of operations or financial position.

For a discussion of commitments and contingencies, see Note 15 of the notes to combined financial statements.

BUSINESS

Overview

We operate in three business segments—consumer products, packaging, and paper and pulp— and had $12.4 billion in revenue in fiscal 2001. Our consumer products business includes our North American and international bathroom tissue, paper towel and paper napkin businesses and our Dixie disposable tableware business. Our consumer products business had fiscal 2001 revenue of approximately $7.1 billion. We sell our consumer products in both retail and commercial (or away-from-home) markets, and we manufacture both branded and private label products. Our packaging business sells corrugated and other packaging products and had fiscal 2001 revenue of approximately $2.5 billion. Our paper and pulp business, which had fiscal 2001 revenue of approximately $2.8 billion, consists of our paper manufacturing assets that are located within our tissue manufacturing facilities, as well as our fluff pulp mill and two market pulp mills.

We have a unique balance of internally-produced pulp, purchased pulp and purchased wastepaper to supply our mills, which we believe gives us a more stable cost structure than many of our competitors. This mixture of fiber sources allows us to leverage our low cost integrated pulp production with competitively priced wastepaper and market pulp purchases. As a result, our mills have the advantage of being able to adjust the mix of fiber materials to minimize costs while maintaining product quality.

We are currently a wholly owned subsidiary of Georgia-Pacific Corporation. We were formed as part of a strategic separation of Georgia-Pacific into two independent, publicly traded companies—a consumer products, packaging, and paper and pulp company and a building products and distribution company. After completion of the reorganization transactions, which are more specifically described under “Relationship Between Us and Georgia-Pacific”, we will be an independent company owning and operating the consumer products, packaging, and paper and pulp businesses, while Georgia-Pacific will continue to own and operate its building products manufacturing and distribution businesses and Unisource.

Consumer Products

We are the largest North American producer of tissue-based consumer products, based on volume, with leading market shares in bathroom tissue, paper towels and paper napkins. Our Dixie business is the largest producer in the North American disposable tableware market. We are also a leading producer of tissue-based consumer products in many international markets, including France, the United Kingdom, Ireland, Finland, the Netherlands, Italy, Spain and Greece. We also have expanding tissue operations in other international markets, including China, Mexico, Russia and Turkey. Our portfolio of brands includes well-known consumer products with strong market positions created and supported by product development and innovation, advertising and marketing, strategic acquisitions, manufacturing scale and long-standing customer and distributor relationships.

We sell our products to both retail and commercial customers. Our retail customers include mass merchandisers, warehouse clubs, grocery stores, drug chains and dollar stores. We believe that we have a 40% dollar market share of the $5.2 billion U.S. bathroom tissue market, a 37% share of the $3.2 billion U.S. paper towel market and a 55% market share of the $700 million U.S. paper napkin market. In commercial tissue markets, we have long-standing relationships with distributors and end-users in the food service, healthcare, industrial, office building, education, government and lodging markets. We believe our market share in the commercial tissue markets we serve is approximately 40%.

Strengths

Number One Global Producer of Bathroom Tissue, Paper Towels and Paper Napkins.    We are the world’s largest producer of bathroom tissue, paper towels and paper napkins, based on volume,

according to an independent industry survey. We sell branded and private label products in the retail and commercial markets in both North America and internationally. The manufacturing capabilities and geographic scope of our tissue business have enabled us to establish strategic relationships with major multinational retailers and the leading distributors in the commercial market.

Well-Known Brands in North America and Europe.    We estimate that at least one of our bathroom tissue or paper towel brands is used by approximately 55% of North American households. Our leading retail brands are:

North America	Rank	Europe	Rank
Quilted Northern bathroom tissue	#2	Lotus bathroom tissue (France)	#1
Angel Soft bathroom tissue	#3	Lotus paper handkerchiefs (France)	#1
Brawny paper towels	#2	Okay kitchen towels (France)	#1
Sparkle paper towels	#3	Colhogar bathroom tissue (Spain)	#1
Vanity Fair premium napkins	#1	Colhogar paper towels (Spain)	#1
Mardi Gras paper napkins	#1	KittenSoft bathroom tissue (Ireland)	#1
Dixie disposable tableware	#1	KittenSoft paper towels (Ireland)	#1

Depth of Brand Portfolio in North America.    We believe that we are the only North American company that offers retailers bathroom tissue, paper towel and paper napkin products in all of the following categories:

•	the super-premium category, such as Quilted Northern Ultra bathroom tissue and Vanity Fair napkins;

•	the premium category, such as Brawny paper towels and napkins and Quilted Northern bathroom tissue;

•	the affordable quality category, such as Angel Soft bathroom tissue and Sparkle paper towels; and

•	the value category, such as Soft ‘n Gentle bathroom tissue, So-Dri paper towels and Mardi Gras paper towels and napkins.

Our full range of leading brands in different price categories allows retailers to reduce their expenses through a single-source purchase that meets the broad quality and price spectrum of their customers’ demands.

Number One Private Label Manufacturer in North America and Number Two in Europe.    We are the largest manufacturer of private label tissue products in North America and the second largest in Europe, in each case based on sales. The combination of our branded consumer product businesses and our private label business generates efficiencies in our manufacturing, supply chain logistics and purchasing operations. Offering both private label and branded products allows us to establish closer relationships with our retail customers and provides us with a greater share of shelf space in their stores.

Well-Positioned in Growing and Key Retail Channels.    We believe that we have the largest market share in the fast-growing U.S. warehouse club channel, which includes Costco and Sam’s Club, and have well-established relationships with the leaders in the rapidly expanding mass merchandise channel, such as Wal-Mart and Target. We also have long-term relationships with major retailers in the grocery channel, including Ahold, Albertson’s, Kroger, Publix and Safeway. We believe that our positions in growing retail channels continue to provide us with superior growth prospects compared to the overall market.

Number One Position in the North American Commercial Market.    According to the American Forest & Paper Association, we sold more tissue products in the commercial channel than any other company in North America in 2001 and have a 40% share, based on volume. Our North American commercial tissue business generated $1.5 billion in revenue in fiscal 2001. We believe our leading market position and scale allow us to meet the needs of our commercial customers by offering them higher quality service and a broad product line.

Number One Position in North American Disposable Tableware Market.    Dixie is one of the most recognized consumer product brand names in North America. We believe that our Dixie business is the largest producer in the $12 billion North American disposable tableware market. Dixie derives approximately 54% of its annual revenue from retail sales and 46% from the commercial food service channel.

Continued Cost Savings Through Integration of Fort James.    Since our acquisition of Fort James in November 2000, we have combined the Fort James business with our consumer products business and have recognized approximately $200 million of cost savings, which were reflected in our 2001 financial results. We intend to continue to integrate Fort James’ operations with our own operations and expect to realize $300 million of additional cost savings by the end of fiscal 2003, for a cumulative total of over $500 million of savings through purchasing efficiencies, systems integration, SKU rationalization, overhead reduction, logistics savings and other initiatives.

Industry-Leading, Integrated Manufacturing Facilities.    Our industry-leading, low cost manufacturing capabilities provide us with scale and cost advantages over many of our competitors. According to industry statistics, our North American retail and commercial manufacturing cash cost position is the lowest among the leading competitors in our industry and is approximately 25% lower than our leading competitors. We believe our integrated manufacturing facilities in North America, which produce both pulp and tissue, allow us to better manage the manufacturing costs for our products and provide us with advantages in operating efficiency over our competitors.

Strategies

Our objectives in North America are to grow the dollar market share of our super-premium and premium brands and realize superior margins on all of our products. We intend to increase dollar market share of these brands by repositioning our brand portfolio through marketing support and product improvement. We will seek to continue to realize superior margins on all of our products by leveraging our position as a low cost manufacturer and through effective marketing and promotions. We also will enhance our growth over time by selective complementary acquisitions that expand the breadth of our consumer product portfolio. Internationally, our objective is to pursue a controlled growth strategy in both current and new markets. In countries where we have strong positions and attractive returns, we will seek to maintain and improve these businesses. In countries where there are opportunities to expand our geographic scope, we will seek to grow through acquisitions of established brands and facilities.

We intend to achieve our objectives through the following strategies:

Leverage the Depth of Our Product Offering.    We intend to enhance and strengthen our established relationships with our retail customers. We will continue to leverage our branded product offerings in the bathroom tissue, towel, napkin and disposable tableware categories to sell additional categories of branded products to our existing customers.

Support Our Brands Through Advertising, Marketing and Promotions.    We will continue to aggressively market our brands through advertising, innovative promotions and public relations programs. We will invest in promotions that stimulate demand for our branded consumer products and develop long-term consumer loyalty.

Optimize Brand Positioning Within Our Portfolio.    We will continue to refine the relative positioning of our brands within our broad portfolio of products by aligning product quality, pricing and promotion efforts with specific consumer segments. We believe this positioning will allow us to more discreetly target specific consumer preferences, reduce brand overlap and increase dollar market share.

Leverage Established Position in Growing Sales Channels.    We have grown our retail tissue and Dixie businesses at a faster rate than the overall industry by focusing on high-growth sales channels, including wholesale clubs, mass merchandise stores and dollar stores. By expanding our position in these sales channels, we expect to build upon our competitive advantage and continue to outpace industry growth.

Continue to Expand Our International Operations.    Historically, the majority of our international operations have been in Western Europe. More recently, we have expanded our operations into China, Mexico, Russia and Turkey. We intend to continue a controlled expansion into additional Asian, South American and other international markets.

Maximize Operating Efficiency to Lower Costs and Improve Margins.    We continuously implement quality control, training, safety and maintenance initiatives through our mill improvement program. This program, together with selected capacity rationalization, has helped us to achieve our position as a low cost producer. We expect to continue to improve operating profitability by further reducing our manufacturing costs.

Continue to Innovate Through Research and Development.    We will continue to strengthen the quality of our brand portfolio through research and the development of product innovations. We recently launched products such as Quilted Northern Moist Wipes, Brawny Shop Towels and Dixie Rinse & ReUse Disposable Stoneware plates. Our recent product innovations in the commercial tissue market include our en-Motion and EasyNap controlled dispensing products. Our goal is to achieve 20% of our annual consumer products revenue from products that have been introduced within the last three years.

North American Retail Tissue

Products.    We produce both branded and private label products for the retail market, which accounted for approximately 67% of our North American consumer product tissue sales in fiscal 2001. Our principal retail brands are Quilted Northern, Quilted Northern Ultra and Angel Soft bathroom tissue, Brawny and Sparkle paper towels, and five of the seven leading paper napkin brands, including Vanity Fair premium dinner napkins and Mardi Gras napkins. Our other retail brands include Sparkle napkins, Soft ‘n Gentle bathroom and facial tissue, MD bathroom tissue, Mardi Gras towels, Zee towels and napkins and Green Forest towels and napkins (made from 100% recycled paper). Our products have attained the following leading North American market share positions, based on sales:

•	Quilted Northern—the number two bathroom tissue brand;

•	Brawny—the number two paper towel brand;

•	Angel Soft—the number three bathroom tissue brand;

•	Vanity Fair—the number one premium napkin brand;

•	Mardi Gras—the number one paper napkin brand; and

•	Sparkle—the number three paper towel and napkin brand.

In addition to our branded products, we believe that we are the leading supplier to the U.S. private label bathroom tissue, towel and napkin market, with a market share of 44%.

The North American retail tissue market benefits from stable demand driven by population growth, the widespread use of these products by consumers and the emergence of higher growth sales channels.

Customers.    Our ten largest customers accounted for 56% of our fiscal 2001 North American retail tissue gross sales. These customers included Ahold, Albertson’s, Costco, Fleming Companies, Kroger, Safeway, Sam’s Club, Supervalu, Target and Wal-Mart.

Warehouse Clubs.    We believe we are the leading supplier of bathroom tissue, paper towel and paper napkin products to the warehouse club channel, which includes Costco and Sam’s Club. The warehouse club channel is the fastest growing channel in the consumer products industry. These high volume retailers generally offer one branded product along with their private label product in each category. Our ability to provide both branded and private label products allows us to be a key supplier to our warehouse club channel customers in certain consumer product categories.

Mass Merchandisers.    We supply both branded and private label products to most of the best-known mass merchandisers in the United States, including Wal-Mart and Target. We believe that our scale, capacity and geographic dispersion allow us to grow along with these mass merchandisers. Sales to these mass merchandisers are growing faster than the overall North American tissue market, which is mature and historically has been dominated by grocery chains.

Grocery Retailers.    We have established strong relationships with grocery retailers. We sell our branded and private label products to many of the largest and fastest growing retailers in the grocery channel, including Ahold, Albertson’s, Kroger, Publix and Safeway.

Dollar Stores.    Dollar stores, including Dollar General, Dollar Tree and Family Dollar, are an emerging sales growth channel for the consumer products industry. We believe that our affordable quality and value brands, as well as our private label products, have allowed us to establish the largest tissue market share in this channel. We have select product offerings that are tailored to the particular price points targeted by these retailers and offer some private label products carrying a retailer’s brand.

Sales and Marketing.    We have established a successful portfolio strategy across the super premium, premium, affordable quality and value categories to maximize the depth of our branded product offerings. By identifying different consumer segments, in terms of demographics and attitude, we have been able to position brand offerings for different consumer groups. This strategy allows us to compete effectively within all category segments, build greater loyalty in each brand’s consumer franchise and simultaneously grow each brand’s equity.

We aggressively market our brands through creative advertising, consumer promotions and public relations, as well as appropriate levels of trade promotion. We spent over $78 million on advertising, marketing and promotional efforts in fiscal 2001 and expect to spend $102 million in fiscal 2002.

We strive to develop a distinctive voice for each of our brands, in part by utilizing celebrity sponsorships to form strong connections to the brand. We currently have celebrity sponsorship relationships with Richard Petty of Petty Enterprises and the NASCAR sponsorship for Brawny paper towels and napkins, Kelly Ripa, the television talk-show host, for the Angel Soft Angels in Action Program, and Lee Ann Womack, country music singer of the year 2001, for Sparkle paper towels.

We launched the Health Smart Institute in 1998, an organization comprised of leading medical and health care experts. The Institute researches and develops new ways for consumers to use tissue products to promote healthier home environments. We were the first consumer products company that utilized the health platform to market and promote tissue products. We branded the marketing platform HEALTH SMART and adopted a logo which appears on selected tissue and towel brand packaging.

North American Commercial Tissue

Products.    With an estimated market share of approximately 40%, based on volume, we believe we are the largest seller of bathroom tissue, towel and napkin products in the $3.5 billion North American commercial (or away-from-home) tissue market. We have achieved this market leadership due in large part to the breadth of our product offering and our proprietary bathroom tissue, towel and napkin dispensing systems. We are the market leader in proprietary dispensers, which include differentiated products and products that meet the growing consumer concern for hygiene. We also are a leader in control products that dispense towels without being touched. These dispensers limit the quantity of tissue dispensed to the end-user, thereby reducing our customers’ costs from wasted tissue. By creating this value for our customers, we are able to realize higher margins. Our commercial products include Cormatic, Ultimatic and Towlmastr brand dispensers; Brawny Professional towels; Quilted Northern Professional bathroom tissue; Envision, the leading brand of 100% recycled tissue, towel and napkin products; and Preference Ultra premium and Acclaim economy bathroom tissue, towel and napkin products. The commercial tissue market benefits from attractive long-term fundamentals, including unit volume growth due to increased dining and entertaining outside of the home.

We have long-standing relationships with distributors and our end-user customers in the food service, health care, industrial, office building, education, government and lodging markets. We are able to offer our commercial customers a wide variety of products, including bathroom tissue, hand towels, napkins and seat covers, which creates supply and sourcing efficiencies for our customers and offers opportunities to increase our sales volume. We believe that commercial customers and distributors are beginning to rationalize their supplier networks and are gravitating toward suppliers, like us, who have broad product offerings that enable them to fulfill all of their tissue purchasing needs.

We believe that we have the largest market share in the fastest growing end-use markets for commercial tissue products with a 44% share in the food service industry and a 45% share in the health care industry. We also have leading market positions in the paper distribution, janitorial supply and manufacturing end-use markets.

Customers.     Our North American commercial tissue business sells products to distributors who serve the food service, health care, industrial, office building, education, government, lodging and other away-from-home markets. Our ten largest commercial tissue customers accounted for 78% of our fiscal 2001 commercial tissue gross sales. These customers included Perseco (the purchasing affiliate for McDonald’s Corporation), Sysco Corporation and U.S. Foodservice.

Sales and Marketing.    Our sales and marketing programs are designed to promote our products both to the distributors that buy directly from us and to the end-use customers that ultimately purchase our products from those distributors. We accomplish this two-tiered objective by developing targeted marketing materials, and in some cases, specially designed products, that meet the differing needs of various key end-use customer segments. We also create distributor sales force training programs that are tailored to the differing needs of food service providers, office building owners and managers, health care providers, manufacturers and lodging owners and managers. These programs enable our distributors’ sales forces to more effectively market the segment-specific benefits of our higher margin products, which increases our earnings, as well as those of our distributors.

Retail and Commercial Manufacturing and Facilities.    We have 14 tissue production facilities that turn pulp, wastepaper and other raw materials into large tissue rolls. We then convert these rolls into bathroom tissue, towels and napkins at our 15 tissue converting facilities. We have approximately 2.9 million tons of domestic tissue production capacity and approximately 3.0 million tons of domestic tissue converting capacity.

Dixie

Products.    Our Dixie business has the number one market share in the $12 billion North American disposable tableware market and is the best known brand name in disposable cups, plates and cutlery. Dixie offers a full range of products for both the retail and food service channels. We sell our Dixie products and North American tissue products to many of the same retail and commercial customers. In addition, our food service customers include many of the distributors, restaurants, hotels, office buildings and institutions to whom we sell our commercial tissue products. Approximately 54% of our Dixie sales are into retail distribution channels, and the remaining 46% are into food service distribution channels. We believe that we are also the leading supplier of disposable tableware to the warehouse club channel. The disposable tableware market benefits from attractive long-term fundamentals due to growing consumer focus on convenience and the shift from seasonal to year-round usage of disposable tableware.

The channel penetration and innovative products within our Dixie brand allow us to tailor our Dixie products by customer or channel. We sell unique, customer-specific products to such customers as Wal-Mart, Costco and Target. We also produce a wide range of private label disposable tableware, which helps us to achieve our goal of becoming a key supplier to our customers.

We will continue to leverage our market leadership by bringing proprietary disposable tableware products to market, like Rinse & ReUse Disposable Stoneware plates and PerfecTouch cups. We are able to manufacture creative licensed and promotional products, including a printed clear cup, due to our high quality printing capabilities.

Customers.    Our Dixie disposable tableware business sells to retail and food service customers. Dixie’s ten largest disposable tableware customers accounted for approximately 56% of its 2001 gross sales. These customers included Costco, Bunzl, Perseco, Sam’s Club, Sysco, U.S. Foodservice and Wal-Mart.

Sales and Marketing.    Our marketing strategy for our Dixie products is to expand our disposable tableware category through innovative marketing that persuades consumers to forego washing dishes in favor of using disposable tableware. Historically, disposable tableware was treated as a seasonal item by many of our customers. We are promoting year-round use of disposable tableware, while simultaneously expanding distribution to new channels and customers in the United States and Canada.

Our Dixie plates, cups and cutlery are virtually synonymous with the category it created over 80 years ago. Dixie advertisements have consistently scored in the top 10% of all spots ever tested by ASI, an advertising research company. According to Ad Age, Dixie Rinse & ReUse Disposable Stoneware plates registered the highest ever combined “recall and persuasion” score with consumers, from among more than 15,000 advertisements screened by ASI over the past eight years.

Manufacturing and Facilities.    Our Dixie products are manufactured and converted in 12 disposable tableware plants in the United States and Canada. Our annual converting capacity for Dixie is 58 million cases.

European Consumer Products

Products.    In fiscal 2001, European tissue product sales were approximately $1.6 billion, or 26% of our aggregate consumer product sales. Our product lines in both the European retail and commercial markets include primarily bathroom and facial tissue, paper towels and paper napkins. Bathroom tissue, towels and napkins accounted for approximately 87% of European annual sales with the balance comprised of feminine hygiene products, ancillary products, such as health care and pharmacy items, and unconverted tissue rolls.

We are a leading producer of retail tissue products in France, the United Kingdom, Ireland, Finland, the Netherlands, Italy, Spain, Russia, Greece and Turkey. Our European retail sales include both branded and private label products. In fiscal 2001, approximately 75% of European bathroom tissue, towel and napkin sales were into retail distribution channels and 25% were into commercial and other channels, which are less prominent in Europe. Aggregating retail branded and private label and commercial production, we believe we are the largest producer of tissue products in France, Finland, Ireland and Turkey and the second largest producer in Greece and the United Kingdom.

Our largest European operations are in France and the United Kingdom, which together accounted for approximately 65% of our European tissue product sales in fiscal 2001. Our sales in the United Kingdom are predominantly private label products. Our principal European brands include:
Ireland	Rank
KittenSoft kitchen towels	#1
KittenSoft bathroom tissue	#1

Finland
Embo bathroom tissue	#1

Greece
Delica kitchen towels	#1
Delica napkins	#1

France	Rank
Lotus bathroom tissue	#1
Lotus paper handkerchiefs	#1
Okay kitchen towels	#1
Moltonel bathroom tissue	#2
Vania feminine hygiene products	#2

Turkey
Selpak premium tissue products	#1

Netherlands
Lotus kitchen towels	#1

The European tissue market is highly fragmented and characterized by a greater percentage of private label products and more well established local producers than the North American market. Despite the local focus of the European tissue product market, we believe we are one of the lowest-cost producers due to our manufacturing presence throughout Western Europe, flexible raw materials sourcing, a new or well-maintained asset base and our ability to leverage technology, processes and manufacturing best practices developed in both our North American and our European operations.

Customers.    Our European consumer products business sells to mass merchandisers, grocery retailers and other retail outlets. Our ten largest European consumer products customers accounted for approximately 53% of our European consumer products net sales in fiscal 2001. These customers included Carrefour (France, Spain, Portugal, Italy, Belgium, Greece and Turkey), Ahold (the Netherlands, Spain, Sweden and Norway) and Tesco (the United Kingdom and Ireland).

Sales and Marketing.    Our European sales and marketing operations are organized by country, with local sales and marketing professionals focusing on their respective markets. A small, experienced sales and marketing group based in London, England directs the broad sales and marketing strategy and ensures a rapid transfer of knowledge and programs across the various countries in which we sell our products, as well as between Europe and North America. Our commercial product sales strategy is to supply end-users, including hotels, restaurants and janitorial companies, through distributors.

We support our branded products with significant consumer marketing investments. In fiscal 2001, we spent over $53 million on consumer marketing support. In each country, consumer marketing support is based on a combination of targeted creative advertising and promotional activity. Our award-winning European television advertising campaigns for both kitchen towels and bathroom tissue have helped us attain our leading positions in European kitchen towels and bathroom tissue.

Manufacturing and Facilities.    We have a manufacturing and production network that provides significant and cost-effective market reach given relatively high shipping and distribution costs. Our European tissue manufacturing operations purchase pulp from third-party suppliers.

Our production and converting facilities are located primarily in Western Europe, but we also have facilities in China, Russia and Turkey. We have 13 tissue production facilities that turn pulp, wastepaper and other raw materials into large tissue rolls. We occasionally purchase tissue rolls from third parties to meet demand. We then convert these rolls into bathroom tissue, towels and napkins at our 20 tissue converting facilities, seven of which are stand-alone facilities strategically located throughout Europe to supplement the converting operations at our production mills. Internationally, we have approximately 850,000 tons of tissue production capacity and approximately 1.2 million tons of tissue converting capacity.

Consumer Products Distribution and Operations

Our logistics network is an important part of our sales and customer service performance. Our objective is to meet the needs of our customers by providing them with desired inventory levels and delivery times. We have developed a network of distribution centers, regional depots and facility warehouses located throughout the United States and internationally to meet the demands of our customers and our own objectives. We use a combination of common and contract carriers to deliver our products from our distribution points to our customers.

We have 27 North American distribution centers, all of which support our direct store-delivery systems. Outside North America, we have 21 distribution centers and depots in 13 countries. Our European distribution centers and depots are smaller and more geographically dispersed to minimize transportation costs, which tend to be higher than in North America.

We also have implemented vendor managed inventory systems to meet our customers’ needs. These systems employ an electronic data interface with some of our retail customers to track their sales of our products and, consequently, their inventory requirements. We then ship the customer’s requirements directly to the appropriate warehouse, thereby reducing the retailer’s potential for excess inventory or out-of-stock products.

Consumer Product Development

We currently operate product development and engineering facilities located in Appleton, Wisconsin and Kunheim, France, which service our North American and international markets. At each of our product development facilities, we focus on new product concepts that we can bring to market quickly and that will have a significant impact on revenue. In fiscal 2001, we spent approximately $80 million on research and development of new products. New product innovations, such as our en-Motion no-touch public washroom facilities, will continue to improve our product portfolio. Our goal is to achieve 20% of our annual revenue from consumer products that have been introduced within the last three years.

Packaging

Our packaging business is a leading producer of value-added corrugated packaging products. We work with our customers to design packaging products that improve their sales, reduce waste and lower handling and transportation costs throughout the supply chain. We design and produce packaging that meets our customers’ strength requirements and supports our customers’ brand sales through high quality graphics and innovative designs. We also work with major retailers to increase product sales utilizing graphic packaging designs and supply chain management.

Strengths

Manufacturing Expertise and Industry-Best Facilities.    Our facilities provide us with significant competitive advantages through economies of scale because on average they are larger than our competitors’ facilities. We also have adopted a disciplined program to manage our production to meet our customers’ demand, as opposed to simply maximizing production. We have developed a comprehensive mill slowback process, which is the ability to adjust production to meet daily demand at lower manufacturing cost levels than most industry mills running at full capacity. Producing to meet demand requires adherence to strict inventory targets, which when exceeded trigger mill production slowback.

Industry-Leading Returns.    Based on publicly available information, we believe that our packaging business has the highest return on assets among the major companies in our industry segment.

Strategic Relationships with Large National Customers.    Our large national customers represent 43% of our corrugated container sales, and the consumer food channel accounts for 72% of this volume. We have established key supplier relationships with large national food companies such as Unilever, Kellogg, Kraft, General Mills, ConAgra, Sara Lee, M & M/Mars, Coca-Cola and Pepsi, as well as to regional and local customers, many of whom are in the produce business. We also work with mass merchandisers and grocery retailers such as Wal-Mart, Albertson’s, Kroger and Meijer to develop packaging products that we sell to their vendors and suppliers.

Strategies

Emphasize Demand-Driven Production.    All of our facilities follow a manufacturing strategy built on demand-driven production planning, operating efficiency and safe, low cost production.

Aggressive Cost Management and Disciplined Capital Investment.    Our managers are focused on aggressively managing operating and overhead costs, and we will be selective in our packaging capital investments.

Focus on the Entire Supply Chain.    We work closely with our customers to design and manufacture packaging that helps consumer products manufacturers and retailers more efficiently manage their supply chains, which we believe produces attractive growth prospects and returns for us. We seek to use our relationships with large grocers, warehouse club stores and mass merchandisers and our knowledge of their supply chains gained through our consumer products business to develop new packaging products to better serve our customers.

Expand Product Offering Through Research and Development.    We have a state-of-the-art technology center that designs and tests packaging products and solutions. We will continue to develop and bring to market value-added products that differentiate us from our competitors.

Products

Our packaging products include:

•
Corrugated Boxes and Sheets—We offer a wide variety of corrugated containers, or brown boxes, including single-, double- and triple-wall boxes in the various sizes, strengths and styles required by our customers.

•
Produce Boxes—We manufacture produce boxes for produce grown throughout North America, with designs that withstand high humidity and maintain structural integrity during shipping and storage, and while on retail store shelves. We also provide our produce customers with state-of-the-art graphics and displayable point-of-sale applications.

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Graphic Packaging—We provide state-of-the-art graphic packaging solutions to our retail customers. We operate nine specialty printing, coating and converting facilities. Our Color-Box subsidiary is the largest litho-laminate corrugated manufacturer in North America and the only graphic corrugated packaging producer with a national presence and platform. In addition, all of our box and sheet plants have the ability to provide two- to four-color graphics products.

•
Containerboard—Containerboard is the basic material used to manufacture corrugated containers. The two types of containerboard are linerboard, which is used for the two flat outer facings of the corrugated sheet, and medium, which is used to form the fluted middle layer. We use about 70% of the containerboard we produce in our own converting facilities and sell our remaining production to third parties.

•
Bulk Packaging and Containers—We manufacture an extensive array of heavy-duty containers designed for our customers’ rigid shipping and storage requirements for industrial and agricultural applications. Our bulk packaging products are used for thermoplastic resins and compounds, synthetic rubber, chemicals, food products, produce and other dry flowable materials.

•
Reusable Plastic Containers—We offer our customers patent pending reusable plastic containers for produce and other shipping and display needs. These types of containers have been successfully used in Europe for many years, have begun to be accepted in North America as large retailers, such as Wal-Mart, have started to specify the types of packaging that their suppliers must use in order to improve the retailers’ efficiency.

Facilities

Our four containerboard mills have the capacity to produce 3.8 million tons of unbleached containerboard. Our packaging business has 33 corrugated box plants in the United States with annual production capacity of approximately 2.8 million tons. Additionally, we have 11 corrugated sheet and sheet feeder plants in the United States with an annual capacity of approximately 600,000 tons. Our nine specialty printing, coating and converting facilities have annual capacity of approximately 330,000 tons. The integration of our packaging business provides us with many advantages, including cost and cash flow stability and better management of capital.

Our four containerboard mills produce unbleached linerboard and medium in roll form that we ship to our converting facilities. We have three principal types of converting facilities: corrugated box plants, which fabricate corrugated sheets from containerboard and print, cut, fold and join them to create finished boxes; sheet feeders, which also fabricate corrugated sheets and then deliver them to other converters who complete the finished box; and graphic packaging facilities, which fabricate corrugated sheets and utilize high graphic capabilities and design techniques to meet specialized customer requirements.

Our packaging business is driven by the cost advantage our containerboard mills have established. These mills on average produce 91% more output per facility than our top nine competitors, which represent over 68% of the industry capacity and 122% more output per facility than the industry average, according to a 2001 Jacobs Consultancy study. We also believe we have cost advantages in our converting facilities, because they are 48% more productive per operating hour than the average packaging industry facility, according to the 2000 Fiber Box Association Key Performance Indicator Study.

Our packaging logistics system efficiently moves our products to our end customers. We utilize optimization tools to manage our entire supply chain to ensure we meet our customers’ needs in the most cost-effective manner possible. Our wide range of manufacturing locations throughout the United States provides us with great flexibility to provide basic and value-added supply chain options to our customers such as just-in-time shipments, vendor managed inventory and other custom logistics solutions. We view our integrated structure as a competitive advantage that allows us to give our customers made-to-order products, while minimizing total manufacturing and logistics costs.

Customers

Our packaging business sells finished products primarily to consumer products companies and also sells unconverted containerboard to independent converters. Our ten largest packaging customers accounted for 17% of our 2001 packaging gross sales. These customers include E. & J. Gallo Winery, Kellogg’s, Kimberly-Clark, Kraft, Procter & Gamble and Unilever. We also provide packaging consulting services to many of the same retailers that are customers of our consumer products business, such as Wal-Mart, Albertson’s and Kroger. These relationships assist us in selling packaging products to their suppliers.

Sales and Marketing

We focus on marketing and selling our products to consumer products manufacturers by working with distributors and retailers to manufacture products that cut distribution and transportation costs and benefit end-use consumers. Each packaging plant has its own sales force targeting local manufacturers and distributors, which depend on us to help them comply with the distribution practices of their customers. We also have a national account sales force that targets large national accounts, which we believe value our supply chain-based approach.

Paper and Pulp

Our paper business produces office and printing paper, kraft paper and bleached board products at six of our tissue manufacturing facilities in North America. Our paper-making facilities are among the industry’s lowest-cost producers and are geographically dispersed, enabling us to cost-effectively sell our products nationwide. We focus on many of the same retail and commercial customers to which we sell tissue and Dixie disposable tableware products, including Wal-Mart, Costco and Sam’s Club.

Our pulp business produces fluff pulp and other specialty pulps in our Brunswick mill. Fluff pulp is valued for its absorbency, consistency and product-specific characteristics. It is used primarily in products such as disposable diapers, feminine hygiene products, adult incontinence products and baby wipes. We also produce Southern softwood market pulp in our Leaf River mill and Northern hardwood market pulp in our Old Town mill.

Strengths

Sole Licensing and Sourcing Rights to Xerox Copier Paper.    We own the sole U.S. and Canadian license for, and sourcing rights to, Xerox brand copier paper, one of the most recognized brand names in office and printing papers.

Low Cost Paper Manufacturing Facilities.    Our office and printing paper manufacturing facilities are located within our tissue manufacturing facilities, which helps us to reduce our unit costs and improve our return on assets in both our consumer products and paper businesses.

Leading Supplier of Fluff Pulp.    We are the world’s second largest supplier of fluff pulp and other specialty pulp in the world, and our fluff pulp mill is one of the lowest-cost facilities in the industry, according to NLK Consultants.

Strategies

Sell Paper in the Fastest Growing Sales Channels and to the Largest Retailers.    We sell our printing and imaging papers through diverse distribution channels and intend to continue to focus our paper sales on the wholesale club, specialty office retailer, mass merchandise and dollar store sales channels. In order to differentiate ourselves from our competitors, we use a distribution model that allows us to combine shipments of our office and printing paper products with our consumer bath tissue, towel and napkin products to customers in these channels. We also target OfficeMax, Staples, Wal-Mart, Costco and other major retailers.

Focus on Customer Needs.    We focus on our paper and pulp customers in each of our distribution channels. For example, each roll of fluff pulp we produce is made to our customers’ specifications and tailored to their specific end products. This customer-specific production process, together with technical support for our customers, allows us to form close relationships with our customers.

Maximize Return on Existing Market Pulp Investment.    We intend to maximize the returns on our two market pulp mills by improving efficiency and reducing costs. We intend to make only small capital investments that are necessary to maintain the facilities or that will provide us with a long-term benefit.

Products

Office and Printing Paper.    Office and printing paper is used in copy machines and printers, commercial printing, business forms, stationery, tablets, books and envelopes. We own the sole U.S. and Canadian license for, and sourcing rights to, Xerox brand copier paper, one of the most recognized brand names in office papers. Xerox copier paper is preferred by consumers and commands a premium price over comparable manufacturers’ brands and store brands. We also sell our paper products under brand names such as Spectrum printing and imaging paper and Eureka and Geocycle recycled paper. We sell these products through various distribution channels, including retailers, major paper distributors, office product distributors, printing equipment manufacturers and converters. We are the sole supplier of paper to Sam’s Club, the largest supplier to Wal-Mart, Costco and Office Max, and one of the largest suppliers to Staples. Approximately 28% of our office and printing paper is sold through leading mass merchandisers and office supply retailers.

Kraft Paper.    We produce approximately 300,000 tons of bleached and natural kraft paper products annually at two facilities. We sell our branded Krafted Solutions products to converters who make multiwall bags. Multiwall bags are shipping sacks that are used for industrial and consumer goods, such as fertilizer and seed, chemicals, cement, dog food, flour, sugar and other products. We also sell our kraft paper to other manufacturers of products like bleached butcher paper and brown bags. Brown bags are used by retail outlets, including grocery stores, fast food operators and mass merchandisers.

Bleached Board.    We produce approximately 600,000 tons of bleached board annually. Our two bleached board facilities are among the lowest-cost facilities in the industry, according to Fisher Pulp and Paper, an industry data service. Most of our outside bleached board sales are to folding carton manufacturers and other carton producers who use it to produce ice cream containers, frozen food containers and other food service cartons. Approximately 200,000 tons of our bleached board is used by Dixie in the manufacture of its products, including PerfecTouch cups, Ultrastrong plates and other paper products. This integration with our other consumer products businesses allows us to reduce costs and better manage raw material requirements.

Fluff Pulp.    We are the second largest supplier of fluff pulp and other specialty pulps in the world, according to NLK Consultants. Each roll of fluff pulp we produce is made to our customers’ specifications and is placed directly in our customer’s end product. This customer-specific production process allows us to form close relationships with our customers and achieve our strategy of delivering the best customer service in the industry. Our Brunswick mill is the largest fluff pulp production facility in the world, with annual capacity of approximately 800,000 tons. Fluff pulp generally sells at a premium to market pulp. Thus, we plan to make a small capital investment over the next two years at our Leaf River market pulp facility that will enable us to produce fluff pulp at that facility, reducing our exposure to the volatility of market pulp.

Market Pulp.    We have one market pulp mill that produces Southern softwood market pulp and another mill that produces Northern hardwood market pulp, with a combined annual capacity of 800,000 tons. We utilize 200,000 tons of this production and sell the remainder primarily to manufacturers of specialty paper and office and printing paper that are located near our mills.

Fiber Balance and Procurement

Fiber Balance.    Our integrated pulp production combined with the volume of pulp and wastepaper we purchase gives us a unique balance of low cost manufacturing and market leverage. Our combined consumer products and containerboard mill system uses approximately 11.8 million tons of fiber per year to manufacture our finished products. This fiber is comprised of approximately 7.5 million tons of bleached and unbleached wood pulp we make in our integrated mills. Our integrated approach provides a more stable cost structure than that of our competitors, because wood fiber prices, the raw materials for our integrated pulp operations, are significantly less volatile than wastepaper and market pulp prices.

We also purchase 3.5 million tons of wastepaper and 900,000 tons of market pulp from independent suppliers. This unique mixture of produced and purchased fiber allows us to leverage our low cost integrated pulp production with competitively priced wastepaper and market pulp purchases. As a result, our mills have the advantage of being able to adjust their mix of fiber to minimize costs while maintaining product quality.

We have become a net purchaser of market pulp following the Fort James acquisition, and currently purchase approximately 220,000 tons of market pulp in excess of our own production. We anticipate that this amount will grow in 2002 and future years.

Our fluff pulp sales to disposable diaper and other absorbent hygiene product manufacturers total approximately 800,000 tons annually.

Wood and Fiber Procurement.    As part of the reorganization transactions, we and Georgia-Pacific will enter into a joint venture, which we refer to as the procurement JV, that will procure wood and virgin fiber on behalf of both companies. Certain terms of the procurement JV are described under “Arrangements between Us and Georgia-Pacific—Wood Procurement Joint Venture Agreement”.

The procurement JV will utilize an operating basin strategy and will divide the United States into 15 fiber basins, each of which contains multiple mills, to enable it to utilize all of the forest products derived from a stand of timber. The largest such basins are in the southeastern United States, where more than 65% of the land is owned by non-industrial private landowners. This fragmented ownership pattern creates a favorable market for procuring timber because there is greater timber supply than in areas with large federal or industrial landholdings to which access is more limited.

Wastepaper.    Our wastepaper purchases are handled by our Harmon group, a division of our Fort James subsidiary, one of the largest wastepaper traders in the industry. Harmon purchases wastepaper of various grades, including old corrugated cartons, newsprint, office waste and mixed grades, pursuant to contracts and on the “spot” market, for use by our consumer products and packaging businesses. Wastepaper is typically purchased from pre- and post-consumer suppliers, such as retail grocery chains, printers, local recycling companies and other industrial users. We also purchase wastepaper from local, state and federal governmental sources. We ship wastepaper directly from suppliers to our manufacturing facilities or to third party buyers and do not warehouse it.

In addition to supplying our facilities, Harmon sells in excess of 1.2 million tons of wastepaper on the open market. Harmon operates throughout the United States and Canada, and has recently entered the European market through an affiliate located in England.

Intellectual Property

Our trademark and copyright portfolio is of material importance to our business. We protect our intellectual property rights by registering trademarks and copyrights in the United States, Europe and other markets where our branded products are sold. We have from time to time granted various parties exclusive and non-exclusive licenses to use our trademarks for particular products. We do not believe that these licensing arrangements have had a material effect on the conduct of our business or operating results.

Similarly, we own hundreds of patents worldwide, and our patent portfolio as a whole is material to our business; however, no one patent or group of related patents is material to us. We also have non-registered intellectual property rights, including trade secrets, proprietary technology, know-how and processes.

Competition

We are subject to highly competitive conditions in all aspects of our business. Our competitors are large domestic and international diversified consumer products and paper companies, including Procter & Gamble, Kimberly-Clark and Svenska Cellulosa Aktiebolaget SCA, manufacturers of private label and generic products, and national and regional packaging companies. Some of our competitors have greater financial and other resources than we do. Some of our local competitors in international markets are less susceptible to changes in currency exchange rates than we are and also benefit from government subsidies. We compete primarily on the basis of product quality and performance, brand recognition, brand loyalty, customer service, marketing, advertising, price, product development and distribution efficiencies. We incur substantial advertising, marketing and promotional costs in order to maintain or improve our brands’ market positions or introduce new products.

Environmental Matters

As part of the reorganization transactions, we have agreed to assume all environmental liabilities that primarily relate to Georgia-Pacific’s on-going consumer products, packaging, and paper businesses and related assets that are transferred to us in the reorganization, whether such liabilities arise before, on or after the closing date of this offering. As a result, we are responsible for a number of environmental matters described below.

As of March 30, 2002, we were involved in environmental investigation, remediation or monitoring activities at approximately 100 sites, both owned by us and owned by others, for which we may have liability, including, but not limited to, liability as a potentially responsible party under the United States Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA. This number is subject to change as known sites are remediated and new sites or new conditions at existing facilities are identified. Of the known sites in which we are involved, as of March 30, 2002, we estimate that approximately 50% are being investigated, approximately 15% are being remediated and approximately 35% are being monitored (an activity that occurs after either site investigation or remediation has been completed). While we cannot predict with certainty the ultimate costs for each of these sites, we have established reserves for the costs that we believe are probable and can be reasonably estimated. Based on currently available information and previous experience with the cleanup of hazardous substances, we believe that costs associated with these sites as of March 30, 2002 may exceed current reserves by amounts that could range, in the aggregate, up to approximately $105 million.

Kalamazoo River Superfund Site.    We are one of three named potentially responsible parties, or PRPs, in an investigation by the Michigan Department of Natural Resources and the U.S. Environmental Protection Agency, or EPA, concerning contamination of river sediments and residuals in the landfills and waste disposal areas of the Kalamazoo River Superfund Site. Georgia-Pacific, along with the two other PRPs, submitted a draft remedial investigation/feasibility study to the State of Michigan on October 30, 2000 that evaluated remedial options for the river ranging in cost from $0 to $2.5 billion. In the study, Georgia-Pacific recommended a remedy with a total cost of approximately $73 million. The State of Michigan has asked Georgia-Pacific for additional possible remedies, and the EPA recently has taken over management of the investigation and is evaluating the proposed remedy. Although we cannot predict what impact or change will result from the EPA’s takeover of the site, the EPA could require additional remedial measures. Based on an interim allocation, we currently pay 50% of the costs for the river portion of the investigation. We do not know the amount of the cleanup or the time frame over which these costs would be paid. We are currently engaged in and will continue to seek cost recovery against other parties that we believe share liability for the river portion of the investigation.

In addition to the river, we are responsible for the closure of two adjacent disposal areas at the superfund site that are contaminated. The cost to remediate the first of the disposal areas, the King Highway Landfill, was approximately $9 million. The remediation of that area is essentially complete, and we anticipate final state approval of the closure. A 30-year post-closure care period will begin upon receipt of closure approval, and expenditures accrued for post-closure care will be made over that period. We are solely responsible for closure and post-closure care of the King Highway Landfill.

We anticipate that the cost for closure of the second disposal area, the Willow Boulevard/A Site landfill, will be approximately $8 million. Although we are still negotiating the final closure agreement with the State of Michigan, we anticipate that these costs will be paid over the next five years and that post-closure costs will be paid over 30 years following certification of the closure. While we are solely responsible for closure and post-closure care of the Willow Boulevard portion of the landfill, we share investigation costs for the A Site portion of the landfill equally with Millennium Holdings. We anticipate that our share of the remediation costs at the A Site will not exceed 50%.

Georgia-Pacific has spent approximately $27 million on the Kalamazoo River Superfund Site through December 29, 2001.

Fox River Superfund Site.    We are one of seven named PRPs at the Fox River Superfund Site. Although the Wisconsin Department of Natural Resources (“WDNR”) and the EPA released for comment a draft study and proposed remedial action plan for this site with an estimated total cost of $308 million, we will not know the final remedy, its cost and our share of such cost until the remedial action plan is finalized. Under an interim allocation, we currently pay 30% of the costs of analyzing and responding to the various agency reports, including the study and action plan. We do not know our ultimate share of the liability and the time frame over which these costs will be paid at this time. Georgia-Pacific spent approximately $27.9 million from 1995 to December 29, 2001 on this site.

In addition, Fort James, our wholly owned subsidiary, has entered into an agreement with the WDNR, the U.S. Fish and Wildlife Service and other parties that settles claims for natural resource damages at this site under CERCLA, the Federal Water Pollution Control Act and state law. The settlement costs are approximately $14 million, and are in addition to any costs related to remediation of the Fox River Superfund Site.

Whatcom Waterway Superfund Site.    In March 1995, Georgia-Pacific was named a PRP for the Whatcom Waterway Superfund Site in Bellingham, Washington. Other PRPs in the case have not yet been named. We completed an investigation and study which identified a preferred remedial alternative with a total estimated cost of $23 million. We anticipate these costs will be paid out over the next five to ten years. We have completed construction requirements for a combined interim remedial action and habitat restoration of a portion of the site, and environmental monitoring of this portion of the site is ongoing. Georgia-Pacific has spent approximately $1.3 million through December 29, 2001 on the Whatcom Waterway site.

Over the past several years, the EPA has been developing and promulgating environmental air pollution control regulations, collectively known as Maximum Achievable Control Technology Standards, or MACT standards. These standards affect a number of different industry groups in the United States. One of the MACT standards that affects the paper and pulp industry, referred to as the “Cluster Rules”, was promulgated in April 1998. The first phase of the Cluster Rules required Georgia-Pacific to make changes to some of its process operations and install new pollution control equipment by April 2001. The second phase of the Cluster Rules will require additional changes to other process operations and installation of additional pollution control equipment by April 2006. We are currently conducting preliminary engineering assessments to determine what the costs for compliance for us will be for the second phase of Cluster Rule compliance. There are still other MACT standards being developed at this time, such as the “Boiler MACT” and the “Paper Coating MACT”, that will have some effect on and will increase costs for some of our operations. Until the final MACT standards are promulgated, we cannot reasonably estimate the total capital expenditures necessary for compliance. Compliance with future laws or regulations, or other circumstances or developments with respect to environmental contamination, could require significant additional expenditures or otherwise have a material adverse effect on our business, operating results, cash flow and liquidity.

We believe that the ultimate outcome of these and other environmental matters could be material to operating results in any given quarter or year but will not have a material adverse effect on our long-term operating results, liquidity or consolidated financial position. See “Risk Factors—Risks Related to Our Business—Compliance with environmental rules and regulations and potential liabilities arising from related environmental liabilities may increase our operating costs and require us to incur additional substantial costs”.

Employees

Our businesses employ approximately 41,000 employees, of which approximately 33,900 are in North America and approximately 7,100 are in Europe. Approximately 25,000 of our employees work for our consumer products business, 9,100 work for our packaging business, 5,500 work for our paper and pulp business and 1,400 are responsible for corporate administration. Our future performance depends, in significant part, upon our ability to attract new personnel and retain existing personnel in key areas including marketing, engineering, technical support and sales. Competition for personnel is intense, and we cannot be sure that we will be successful in attracting or retaining personnel in the future.

Approximately 45% of our U.S. employees are represented by labor unions pursuant to          collective bargaining agreements that expire at various intervals over the next several years. We consider our relationships with our employees and their representative organizations to be good.

Legal Proceedings

Retirement Plan Litigation.    On April 14, 1997, former employees who took lump sum distributions from the Georgia-Pacific Corporation Salaried Employees Retirement Plan (the “Plan”) filed a class action lawsuit against Georgia-Pacific and the Plan in the United States District Court for the Northern District of Georgia. The lawsuit asserts claims under the Employee Retirement Income Security Act of 1974 and seeks recovery of alleged underpayments of retirement benefits on behalf of the class. After the defendants won summary judgment in the District Court, the United States Court of Appeals for the Eleventh Circuit reversed and remanded the case and divided the original class into two. On remand the District Court in March 2002 issued an Order partially granting the summary judgment motions of both the defendants and one of the plaintiff classes, remanding some issues to the Plan administrator for interpretation, and ordering the parties to file a proposed order implementing the rulings.

As part of the reorganization transactions, we will agree to divide any liability from this litigation on an equitable basis according to the business for which each former employee worked. We have determined that damages will likely be awarded to one of the plaintiff classes, but we cannot determine with certainty the amount we will be required to pay. Although we believe that the damages that are likely to be awarded will not result in a material impact on our obligation to fund our plan or our results of operations, damages above this amount could have a material effect on our net periodic pension cost and future funding obligations.

Crown Vantage Litigation.    Various creditors of Crown Vantage, Inc., formerly a wholly-owned subsidiary of Fort James (“CV”), and CV’s subsidiary Crown Paper Co. (“CP”), which both filed for bankruptcy in March 2001, have asserted that transactions in 1995 among Fort James, CP and CV constituted fraudulent conveyances. In April 2001, Fort James filed suit against CP and CV in Federal Bankruptcy Court in Oakland, California seeking a declaratory judgment that the transactions did not involve a fraudulent conveyance or cause CP or CV to become insolvent. In September 2001, CV filed suit against Fort James asserting, among other claims, that the transactions constituted fraudulent conveyances and seeking unspecified damages. We do not believe that any of Fort James’ transactions with CV or CP involved a fraudulent conveyance or caused the bankruptcy of those companies, and Fort James intends to defend itself vigorously.

We are also a defendant in various other legal proceedings arising in the ordinary course of our business. Among these are approximately 900 asbestos premises cases in which employees of contractors or other third parties allege they worked at or visited Fort James facilities and claim injury from exposure to asbestos present at the facility. We do not believe these claims have merit, and intend to defend ourselves vigorously. We further believe that while the ultimate outcome of these legal proceedings could be material to operating results in any given quarter or year, they will not have a material adverse effect on our long-term operating results, liquidity or consolidated financial position.

MANAGEMENT

Directors, Executive Officers and Key Employees

Set forth below is information concerning our directors, executive officers and key employees, and those individuals, denoted with an asterisk, who are expected to become directors upon completion of this offering.

Name	Age	Position
Executive Officers and Directors:
Alston D. Correll	61	Chairman of the Board, Chief Executive Officer and President
Patricia A. Barnard	53	Executive Vice President—Human Resources
James E. Bostic, Jr	54	Executive Vice President—Environmental, Government Affairs and Communications
Michael C. Burandt	57	President—North American Consumer Products
Danny W. Huff	51	Executive Vice President—Finance and Chief Financial Officer and Director
Kenneth F. Khoury	50	Executive Vice President, General Counsel and Secretary
John F. Lundgren	50	President—European Consumer Products
David J. Paterson	47	Executive Vice President—Pulp and Paperboard
George W. Wurtz III	45	President—Paper and Bleached Board
James S. Balloun	64	Director*
Barbara L. Bowles	54	Director*
Richard V. Giordano	68	Director*
Lee M. Thomas	57	Director
John D. Zeglis	55	Director*

Key Employees:
Phillip M. Johnson	62	Vice President and Treasurer
Robert P. Nelson	45	Vice President and Controller
Sheila M. Weidman-Farley	40	Vice President—Corporate Communications and Marketing
Charles F. Williams	50	Vice President—Information Resources and Chief Information Officer

Alston D. Correll became our Chairman, Chief Executive Officer and President effective June 6, 2002. He has served as Chief Executive Officer of Georgia-Pacific since May 1993, President since July 1991 and Chairman since December 1993. Mr. Correll has been a director of Georgia-Pacific since May 1992. Mr. Correll is also a director of Norfolk Southern Corporation, Mirant Corporation and SunTrust Banks, Inc. Mr. Correll is expected to resign from the Georgia-Pacific board upon completion of the distribution.

Patricia A. Barnard became our Executive Vice President—Human Resources effective June 6, 2002. She has held the same position at Georgia-Pacific since January 2001. Prior to that time, she served in a number of management positions with Georgia-Pacific, most recently as Senior Vice President—Human Resources from March 1999 until January 2001, and Vice President—Compensation and Benefits from February 1998 until March 1999. She also served as Group Director—Human Resources, Paper & Chemicals from March 1997 to March 1998, and Group Director—Human Resources, Paper from January 1995 until March 1997.

James E. Bostic, Jr. became our Executive Vice President-Environmental, Government Affairs and Communications effective June 6, 2002. He has held the same position at Georgia-Pacific since January 2001. Prior to that time, he served in a number of management positions with Georgia-Pacific, most recently as Senior Vice President-Environmental, Government Affairs and Communications from February 1995 until January 2001, and Group Vice President—Paper from April 1992 until January 1995.

Michael C. Burandt became our President—North American Consumer Products effective June 6, 2002. He has held the same position at Georgia-Pacific since November 2000. Prior to that time, he served as Senior Vice President—Packaged Products from May 1998 until November 2000, and Vice President—Packaged Products from December 1994 until May 1998.

Danny W. Huff became our Executive Vice President—Finance and Chief Financial Officer and a director effective June 6, 2002. He has held the same position at Georgia-Pacific since November 1, 1999. Prior to that time, he served in a number of management positions with Georgia-Pacific, most recently as Vice President and Treasurer from February 1996 to November 1999. Mr. Huff is expected to resign from our board upon completion of the offering.

Kenneth F. Khoury became our Executive Vice President and General Counsel effective June 6, 2002. He has served as Vice President, Deputy General Counsel and Secretary of Georgia-Pacific since February 1998. Prior to that time, he served in a number of management positions with Georgia-Pacific, most recently as Vice President and Secretary from February 1996 until February 1998.

John F. Lundgren became our President—European Consumer Products effective June 6, 2002. He has held the same position at Georgia-Pacific since January 2001. From 1995 until January 2001, he served in the same position for Fort James.

David J. Paterson became our Executive Vice President—Pulp and Paperboard effective June 6, 2002. He has held the same position at Georgia-Pacific since August 2001. Prior to that time, he served in a number of management positions at Georgia-Pacific, most recently as President—Paper from January 2001 until August 2001, Senior Vice President—Communication Papers from August 2000 until January 2001, and Vice President—Sales and Marketing Pulp and Bleached Board from May 1994 until August 2000.

George W. Wurtz III became our President—Paper, Bleached Board and Kraft effective June 6, 2002. He has held the same position at Georgia-Pacific since August 2001. Prior to that time, he served as Senior Vice President—Consumer Products Manufacturing Central from November 2000 until August 2001. From 1987 until November 2000, he served in a number of management positions with Fort James, most recently as Senior Vice President—Manufacturing for North America.

James S. Balloun is a director of Georgia-Pacific and, upon completion of the offering, is expected to resign from the Georgia-Pacific board and be named as a director of our company. He has been Chairman, Chief Executive Officer and President of Acuity Brands, Inc., a manufacturer of lighting equipment and chemicals, since November 2001. Mr. Balloun served as Chairman, Chief Executive Officer and President of National Service Industries, Inc., formerly, a diversified manufacturer and distributor of lighting equipment, chemicals, textiles and envelopes, from 1996 until October 2001, when it spun off Acuity Brands in a tax-free distribution to its stockholders. Mr. Balloun served as a director of McKinsey & Company, Inc. from 1976 until 1996. Mr. Balloun is also a director of Acuity Brands, Inc., Radiant Systems, Inc. and Wachovia Corporation.

Barbara L. Bowles is a director of Georgia-Pacific and, upon completion of the offering, is expected to resign from the Georgia-Pacific board and be named as a director of our company. She has been Chairman, Chief Investment Officer and Chief Executive Officer of Kenwood Group, Inc., an investment advisory firm, since 1989. Ms. Bowles served as a director of Fort James from 1997 until the acquisition of Fort James by Georgia-Pacific in November 2000. Ms. Bowles is also a director of The Black & Decker Corporation, Wisconsin Energy Corporation, Dollar General Corporation, The Chicago Urban League and Children’s Memorial Hospital of Chicago.

Richard V. Giordano is a director of Georgia-Pacific and, upon completion of the offering, is expected to resign from the Georgia-Pacific board and be named as a director of our company. He has been Chairman of BG Group plc, a purchaser, distributor and seller of gas and gas-supported services, since January 1994. Mr. Giordano served as Chairman of BOC Group plc, a manufacturer of industrial gases and other products, from January 1994 until January 1996. Mr. Giordano is also a director of Rio Tinto plc.

Lee M. Thomas became a director effective June 6, 2002. He has been President of the Georgia-Pacific building products and distribution businesses since March 2002. Mr. Thomas served as Executive Vice President—Consumer Products of Georgia-Pacific from November 2000 until March 2002. Prior to that time, he served in a number of management positions with Georgia-Pacific, including Executive Vice President—Paper and Chemicals, from December 1997 until November 2000, Executive Vice President—Paper from January 1997 until December 1997, Senior Vice President—Paper, from February 1995 until December 1996 and, Senior Vice President—Environmental, Government Affairs and Communications from February 1994 through January 1995. Mr. Thomas is expected to resign from our board upon completion of the distribution.

John D. Zeglis is a director of Georgia-Pacific and, upon completion of the offering, is expected to resign from the Georgia-Pacific board and be named as a director of our company. He has been Chief Executive Officer and Chairman of AT&T Wireless Services since December 1999, and President since 1997. Mr. Zeglis served as Vice Chairman of AT&T Wireless from June 1997 to November of 1997, General Counsel and Senior Executive Vice President from 1996 to 1997, and Senior Vice President and General Counsel from 1986 to 1996. Mr. Zeglis is also a director of Helmerich and Payne Corporation and Sara Lee Corporation.

Phillip M. Johnson became our Vice President and Treasurer effective June 6, 2002. He has held the same position at Georgia-Pacific since November 1999. Prior to that time, he served as Senior Director, International Development from August 1995 until November 1999. From 1989 until August 1995, he served as Senior Vice President, Corporate Finance for Mitsui Trust Bank.

Robert P. Nelson became our Vice President and Controller effective June 6, 2002. He has served as Vice President Finance—Consumer Products at Georgia-Pacific since January 2001. Prior to that time, he served in a number of management positions at Georgia-Pacific, most recently as Senior Director Planning and Analysis for the Packaged Products Division from July 1999 to December 2000, and Division Controller for Packaged Products from October 1995 to June 1999.

Sheila M. Weidman-Farley became our Vice President—Corporate Communications and Marketing effective June 6, 2002. She has served as Vice President—Corporate Marketing at Georgia-Pacific since February 2001. Prior to that time, she served in a number of management positions at Georgia-Pacific, most recently as Senior Director of Corporate Marketing and Sales Excellence from January 2000 until February 2001, Director and Special Assistant to the Chairman and CEO from January 1998 to January 2000, and Corporate Director, External Communications from 1995 until January 1998.

Charles F. Williams became our Vice President—Information Resources and Chief Information Officer effective June 6, 2002. He has served as Vice President—Information Resources for Georgia-Pacific since May 1997. Prior to that time, he served in a number of management positions with Georgia-Pacific, most recently as Group Director, Information Resources Utility Services from December 1996 until May 1997.

Composition of the Board of Directors

When we complete this offering, our board of directors will consist of six persons. It will be divided into three classes serving staggered three-year terms. Mr. Correll’s and Mr. Giordano’s initial terms will expire in 2003. Mr. Balloun’s and Mr. Thomas’s initial terms will expire in 2004. Ms. Bowles’s and Mr. Zeglis’s initial terms will expire in 2005. Mr. Huff is expected to resign from our board upon the completion of this offering, and Mr. Thomas is expected to resign from our board upon completion of the distribution.

Committees of the Board of Directors

Executive and Governance Committee

If necessary, our Executive and Governance Committee will exercise the power of our full board of directors between meetings, except for certain fundamental transactions and matters of corporate governance. The Executive and Governance Committee will also perform the following functions:

•	review corporate governance issues, including the composition, work, organization and compensation of the board and its committees;

•	conduct an annual evaluation of the board’s activities as a whole; and

•	consider and recommend nominees for election as directors, but will accept and consider recommendations from shareholders subject to certain requirements.

Audit Committee

Our Audit Committee will consist of at least three members who are independent, as defined by The New York Stock Exchange listing standards. Our Audit Committee will perform the following functions:

•	review financial statements and periodic filings with the SEC and discuss them with management;

•
review the scope and results of the audit of our financial statements by our independent accountants, including significant changes in accounting principles and practices, significant proposed adjustments and disagreements with management, if any;

•	review policies and meet with management to assess whether we are in material compliance with applicable laws and regulations;

•	review controls to prevent and detect employee conflicts of interest, misconduct and fraud;

•	review the scope and adequacy of internal controls and the results of certain examinations performed by the internal audit department; and

•	recommend independent accountants and review their services, independence and fees.

Compensation Committee

Our Compensation Committee will consist of independent directors and will be responsible for evaluating the annual performance of our executive officers, determining officer salaries and administering compensation programs, including designing officer and other employee compensation plans, making stock grants and awards to officers and other employees and setting performance targets for officers and other employees.

Compensation Committee Interlocks and Insider Participation

Prior to this offering, we did not have a compensation committee or any other committee serving a similar function. Decisions regarding compensation of those who currently serve as our executive officers were made by Georgia-Pacific. As described in our discussion of the committees of our board of directors, our Compensation Committee will be responsible for evaluating the annual performance of our executive officers, determining officer salaries and administering compensation programs.

Director Compensation

After the closing of this offering, we expect to initially compensate our directors as described below. We will review our compensation arrangements for directors from time to time and may alter these arrangements after the closing of this offering or a future distribution of our shares by Georgia-Pacific.

Directors who are salaried employees will receive no additional compensation for services as a director or as a member of a committee of our board. Following the closing of this offering, all non-employee directors are expected to receive an annual retainer of $40,000, options to purchase our stock worth $40,000 on the date of grant that vest in substantially equal increments over a three year period, restricted shares of our stock worth $40,000 on the date of grant, which restrictions lapse six months after such person’s status as a director terminates or upon death, and group term life insurance in the amount of $50,000. The chairperson of each committee of our board is expected to receive an additional annual fee of $5,000. We will also reimburse all of our directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Directors will have the option to defer all or part of the cash compensation payable to them so long as they defer at least $10,000 in each calendar year. This deferral also gives a director the opportunity to have deferred amounts treated as though they were invested in several investment options. The deferred compensation, adjusted for hypothetical investment gains or losses, will be paid in a lump sum or in annual payments, commencing on the last business day of the calendar quarter in which the director ceases to be a member of the board.

Executive Compensation

During the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, our executive officers were compensated in accordance with Georgia-Pacific’s plans and policies. The following table sets forth certain information with respect to the annual and long-term compensation for services rendered to Georgia-Pacific for our chief executive officer and our other four most highly compensated executives based on compensation paid in fiscal year 2001 by Georgia-Pacific, who we refer to as our “named executive officers’’. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by Georgia-Pacific. Such amounts do not reflect the compensation such persons will receive following this offering.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying G-P Group Options(#)(3)	Securities Underlying Timber Options(#)(3)	All Other Compensation ($)(4)

Alston D. Correll	2001	1,236,000	—	77,060	223,050	—	13,830
Chairman, Chief Executive Officer and President	2000 1999	1,200,000 1,050,000	1,800,000 2,100,000	61,026 611,437	96,700 155,400	129,300 —	3,723 6,723

Danny W. Huff	2001	460,000	—	24,375	57,400	—	418,920
Executive Vice President and Chief Financial Officer	2000 1999	400,000 342,000	382,000 268,000	24,990 4,090	27,600 10,800	36,900 —	3,143 2,349

Michael C. Burandt	2001	380,000	300,000	3,631	32,050	—	14,724
President, North American Consumer Products	2000 1999	320,000 264,700	264,500 209,100	— —	19,300 22,000		11,641 17,192

James E. Bostic	2001	370,000	200,000	7,292	32,050	—	13,635
Executive Vice President, Environmental Government Affairs and Communications	2000 1999	360,000 338,000	250,000 270,000	5,561 3,658	23,300 31,800		12,619 15,998

John F. Lundgren(5)	2001	500,000	537,192	—	26,300	—	1,483,258
President, European Consumer Products

(1)
Reflects bonuses paid under the Economic Value Incentive Plan (“EVIP”). Based on Georgia-Pacific’s financial performance in 2001, Messrs. Correll and Huff were each eligible to receive a cash bonus under EVIP, however, Georgia-Pacific’s Compensation Committee determined that no such bonuses should be paid.

(2)
Other annual compensation consists of annual compensation not properly categorized as salary or bonus. Other annual compensation in 2001 and 2000 for Mr. Correll includes accounting and tax preparation fees of $25,000. Other annual compensation in 1999 for Mr. Correll includes a tax gross-up of $515,644 pursuant to Georgia-Pacific’s 1990 Long Term Incentive Plan.

(3)
In October 2001, Georgia-Pacific completed the spin off of The Timber Company, its timber and timberlands business, and the merger of The Timber Company with and into Plum Creek Timber Company. In connection with the merger, outstanding options to purchase shares of Timber Company common stock became fully vested and were converted into options to purchase shares of Plum Creek common stock. Both the number of shares subject to such outstanding options and the exercise prices of such outstanding options were adjusted in the conversion based on the exchange ratio of 1.37 shares of Plum Creek common stock for each share of Timber Company common stock.

(4)
Includes the value of stock option grants for 41,850 shares made by the Compensation Committee in 2002 to Mr. Huff in lieu of cash bonus awards under EVIP. The $409,000 value of these stock options was based on the Black-Scholes method of valuation. Also includes Georgia-Pacific contributions in 2001 to Georgia-Pacific’s Salaried 401(k) Plan and premiums for term life insurance as follows: Mr. Correll—$0 for the 401(k) plan and $13,830 for term life insurance; Mr. Huff—$5,100 for the 401(k) plan and $4,820 for term life insurance; Mr. Burandt—$5,950 for the 401(k) plan and $8,774 for term life insurance; Mr. Bostic—$7,800 for the 401(k) plan and $5,835 for term life insurance; and Mr. Lundgren—$0 for the 401(k) plan and $1,720 for term life insurance. Also includes a signing bonus of $1,481,538 paid to Mr. Lundgren in 2001 in connection with his employment agreement.

(5)
During 1999 and 2000, and prior to Georgia-Pacific’s acquisition of Fort James Corporation, Mr. Lundgren was compensated as an executive officer of Fort James. He became an executive officer of Georgia-Pacific effective January 1, 2001.

Option Grants in Last Fiscal Year(1)

The following table sets forth information concerning Georgia-Pacific stock options that were granted to the named executive officers during the fiscal year ended December 31, 2001.

Name	Number of Securities Underlying Options Granted (#)(2)	Percent of Total Options Granted to Employees in Fiscal Year(%)(3)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(4)
Alston D. Correll	223,050	11.49	29.47	01/29/11	2,894,481
Danny W. Huff	57,400	2.83	29.47	01/29/11	712,908
Michael C. Burandt	32,050	1.58	29.47	01/29/11	398,061
James E. Bostic	32,050	1.58	29.47	01/29/11	398,061
John F. Lundgren	26,300	1.30	29.47	01/29/11	326,646

(1)	All stock option grants during fiscal year 2001 were stock options to acquire shares of Georgia-Pacific common stock.
(2)
These stock option grants were made on January 29, 2001 and vest annually over three years at rates of 34%, 33% and 33% on the anniversary date of the grant. In the event of a change of control, these options become fully vested and are immediately exercisable for the remainder of their term.

(3)	Georgia-Pacific granted a total of 2,027,800 stock options in 2001.
(4)
Present value was established by using the Black-Scholes valuation model and is for illustrative purposes only. The actual value, if any, depends on the market value of the underlying stock at a future date. Significant assumptions used for this calculation are shown below:

Expected Volatility	Risk Free Rate of Return	Dividend Yield	Term	Discount for Forfeiture Risk Before Vesting	Discount for Forfeiture Risk After Vesting and Prior to Option Expiration Date
47.04%	5.16%	1.70%	10 years	7.75%	11.73%

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of Georgia-Pacific and Timber Company stock options during the fiscal year ended December 31, 2001 by the named executive officers and the aggregate value of unexercised Georgia-Pacific stock options held by the named executive officers as of December 31, 2001.

Name	Shares Acquired On Exercise (#)(1)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alston D. Correll	—	—	1,086,796	338,154	722,138	—
Danny W. Huff	—	—	45,820	79,180	18,564	—
Michael C. Burandt	—	—	48,782	52,048	18,564	—
James E. Bostic	48,300	732,634	136,028	57,922	73,962	—
John F. Lundgren	—	—	236,337	26,300	351,849	—

(1)
In connection with the merger of The Timber Company and Plum Creek Timber Company, outstanding options to purchase shares of Timber Company common stock were converted into options to purchase shares of Plum Creek common stock. Accordingly, at fiscal year-end, there were no longer any outstanding options to acquire shares of Timber Company common stock. See Note 3 to the Summary Compensation Table. This table does not reflect any exercises of options to acquire shares of Plum Creek common stock that may have occurred following the merger.

(2)	Represents the amount by which the closing price on December 31, 2001 ($27.61) exceeded the exercise prices of unexercised options.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table sets forth information concerning Georgia-Pacific performance-based restricted share awards during the fiscal year ended December 31, 2001 to the named executive officers.

Name	Number of G-P Shares (1)	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payouts Under Non-Stock Price-Based Plans (#)(3)
			Threshold	Target	Maximum
Alston D. Correll	112,700	12/31/03	56,350	112,700	225,400
Danny W. Huff	29,000	12/31/03	19,275	29,000	58,000
Michael C. Burandt	16,200	12/31/03	8,100	16,200	32,400
James E. Bostic	16,200	12/31/03	8,100	16,200	32,400
John F. Lundgren	13,300	12/31/03	6,650	13,300	26,600

(1)	Performance-based share award grants pursuant to the Georgia-Pacific LTIP in January 2001.
(2)	The period for each grant began on January 1, 2001 and ends on the date indicated in the above chart.
(3)
If the performance goals are met, awards are made in stock at the end of the performance period. The actual amount of any award of stock is determined by Georgia-Pacific’s percentile total shareholder return as compared to selected companies in the Standard & Poor’s Paper and Forest Products Index (except Georgia-Pacific) and the Standard and Poor’s Household Products (nondurables) Index. For the above grant, those percentile performance targets are:

•	Threshold	30th percentile
•	Target	54th percentile
•	Maximum	100th percentile

Pension Plans

Retirement Agreements

We will have separate but substantially similar retirement agreements with each executive officer. Post-retirement payments will be made as follows at the executive officer’s election:

Alternative 1

•
annually for life, 50% of the greater of the average of the last four years’ salary and bonus or the highest compensation paid in four consecutive calendar years during the last 10 calendar years of employment; and

•	annually for surviving spouse’s life, 50% of amount payable to officer.

Alternative 2

•	an amount equal to the actuarial equivalent of Alternative 1 made in equal monthly payments:

•	for officer’s and surviving spouse’s life; or

•	for 120 months.

Benefits under either alternative are generally payable as follows:

Retirement Age	Minimum Years of Service	Payments Begin at	Proportionately Reduced for Retirement Below
55 to 64	15	retirement	age 62
any age to 64	3-14	age 62	*
65+	—	retirement	—

*	Benefits reduced proportionally for service under 15 years

Retirement agreement benefits are subject to offset for amounts contributed by us under our pension plan and, to the extent accrued before December 31, 2001, the 401(k) plan by deducting the actuarial equivalent of such benefits from the amounts payable under the retirement agreement. Death and disability benefits are also provided under the retirement agreement. Benefits under the retirement agreement terminate if an officer competes with or solicits customers or employees, or discloses our trade secrets or confidential information.

The following table shows the maximum estimated annual benefit payable upon retirement under the retirement agreements before reduction for offsets under our salaried pension plan and our salaried 401(k) plan:

Estimated Annual Retirement Benefits Based on Final Average Compensation(1)

Final Average Compensation	Years of Service
	5	10	15	20	25
$400,000	$66,667	$133,333	$200,000	$200,000	$200,000
600,000	100,000	200,000	300,000	300,000	300,000
800,000	133,333	266,666	400,000	400,000	400,000
1,000,000	166,666	333,333	500,000	500,000	500,000
1,500,000	250,000	500,000	750,000	750,000	750,000
2,000,000	333,333	666,666	1,000,000	1,000,000	1,000,000
2,500,000	416,666	833,333	1,250,000	1,250,000	1,250,000

(1)
“Compensation” for these purposes means only base salary (including salary deferred as before-tax contributions to the 401(k) plan) and annual incentive bonuses, if any, and excludes any other cash or non-cash compensation items. Data in the table represents the formula benefit at the normal retirement age of 65 under the retirement plan, based on average annual compensation during the period 1998–2001, including employment periods with Georgia-Pacific.

At January 1, 2002, the number of creditable years of service and final average compensation for the named executive officers was:

Name	Years of Service	Final Average Compensation
Mr. Correll	13	$2,208,900
Mr. Huff	22	601,409
Mr. Burandt	13	515,730
Mr. Bostic	24	563,500
Mr. Lundgren	1	756,746

The following table shows the maximum estimated annual benefits under the retirement agreements for the named executive officers (a) assuming retirement as of January 1, 2002, and (b) assuming retirement at age 65, using projected years of credited service at age 65 and final average compensation as of December 31, 2001, without reduction for offsets provided for in such agreement. Because such maximum benefits exceed the total of such offsetting payments, the amounts disclosed in the table below represent the estimated maximum aggregate benefit payable to the named executive officers under all pension and other defined benefit or actuarial plans.

Estimated Annual Retirement Benefits of Named Executive Officers Based on
50% of Final Average Compensation(1)

	Retirement on January 1, 2002		Retirement at Age 65
	Annual Benefits	Years of Service	Annual Benefit (2)
Mr. Correll	$957,190	13	$1,104,450
Mr. Huff	300,705	22	300,705
Mr. Burandt	223,483	13	257,865
Mr. Bostic	281,750	24	281,750
Mr. Lundgren	25,225	1	378,373

(1)
“Compensation” for these purposes means only base salary (including salary deferred as before-tax contributions to the 401(k) plan) and annual incentive bonuses, if any, and excludes any other cash or non-cash compensation items.

(2)
Represents the formula benefit at the normal retirement age of 65 under the retirement agreement, based on average annual compensation during the period 1998-2001, including employment periods with Georgia-Pacific.

Treatment of Georgia-Pacific Stock Options and Restricted Stock

Treatment of Georgia-Pacific Stock Options

We intend to assume any Georgia-Pacific stock options held by our employees and directors on the date of the distribution of our common stock by Georgia-Pacific and will convert them into equivalent options to purchase shares of our common stock. The conversion ratio will be determined at the time of the distribution and will be based on the relative trading prices of our common stock and Georgia-Pacific common stock. The conversion ratio will adjust the number of shares purchasable under each converted stock option and the exercise price per share. The other terms of the converted stock options will generally remain the same as those in effect immediately prior to the distribution. As of            , 2002, our employees held options to purchase            shares of Georgia-Pacific common stock.

Treatment of Restricted Stock and Performance Shares

We intend that each of our employees and directors who holds restricted stock of Georgia-Pacific on the date of the distribution will receive for each such Georgia-Pacific share a distribution of a share of our common stock that contains an identical restriction. Upon such distribution, the restrictions on the shares of Georgia-Pacific common stock held by such employees and directors will lapse.

We also intend that, with respect to any performance period that has not been completed at the time of the distribution, each of our employees with then-outstanding performance shares will receive restricted shares of our common stock equal to the value of the target grant of performance shares at the date of distribution. These restricted shares will be subject to a two-year vesting period.

Employment Contract and Change of Control Arrangements

Employment Contract

After the acquisition of Fort James Corporation, Georgia-Pacific entered into an employment agreement with former Fort James executive officer Mr. Lundgren. Mr. Lundgren’s agreement provides for an initial base salary of $500,000 and an annual bonus through 2003 of $537,192, with subsequent bonuses paid according to the bonus program in effect for similarly situated officers. Mr. Lundgren also received stock options and performance shares under the Georgia-Pacific Group Long-Term Incentive Plan (LTIP) and retirement, health and other benefits consistent with similarly situated salaried employees. In addition, Mr. Lundgren received a signing bonus of approximately $1.5 million in 2001 and a retention bonus of approximately $1.5 million in January 2002. The agreement also contains certain nonexclusivity and noncompetition provisions and provides for Mr. Lundgren’s participation in Georgia-Pacific’s tax equalization policy.

Change of Control Agreements

We will have change of control agreements with each of our executive officers which are summarized as follows:

if an officer’s employment is terminated during the three year period following a change of control:

•	involuntarily for other than cause, death or disability;

•	voluntarily following an adverse change in such officer’s position, authority, duties or responsibilities; or

•	voluntarily following specified changes in the place of such officer’s employment;

then the officer will receive a lump sum payment equal to:

•
a multiple (not to exceed three) of the sum of the annual salary and the greater of the target bonus under the EVIP for the year in which the change of control occurs or the highest bonus paid for the last three full calendar years;

•	any federal excise and related income tax payments payable by the officer as a result of the agreement; and

•	employer contributions, and interest thereon, that would have been made under any qualified or non-qualified pension and 401(k) plans (other than the retirement agreements).

The officer also will receive medical and welfare benefits for a maximum of three years and up to three years of age and service credit under his or her retirement agreement.

Also, the terms of most restricted stock and stock option grants to officers provide for immediate vesting of such grants in the event of a change of control. In such an event, we will transfer the funds required to be paid under these agreements and under each retirement agreement to a trustee.

Change of control is defined as:

•	the acquisition of beneficial ownership of 20% or more of the combined voting power of our outstanding voting securities except for:

•	an acquisition by an individual, entity or group who beneficially owned 20% or more of our voting securities on the date of the agreement;

•	an acquisition directly from us or by us, including a public offering; or

•	an acquisition by an employee benefit plan sponsored or maintained by us;

•
the alteration of membership on our board of directors such that the incumbent board as of the date of the agreement ceases to constitute at least a majority of our board, provided that any subsequently elected director is considered a member of the incumbent board if nominated or elected by a majority of the incumbent directors and that any individual is not considered a member of the incumbent board if he or she assumes a director position in connection with a proxy or election contest by or on behalf of a person other than the board;

•	a reorganization, merger or other business combination involving the sale or transfer of all or substantially all of our assets, unless:

•	the beneficial owners immediately before the business combination retain 50% voting control of the successor entity;

•	no individual or entity becomes the beneficial owner of 20% or more of our outstanding voting securities (unless ownership existed prior to the business combination); and

•	at least a majority of the directors of the successor entity were members of the incumbent board before the business combination; or

•	shareholder approval of a complete liquidation or dissolution of our company.

A change of control specifically excludes the transfer of substantially all of our assets to an affiliated company (defined as a company controlled by, controlling, or under common control with us), an initial public offering of common stock of an affiliated company or the distribution or dividend of the affiliated company’s common stock to our shareholders.

2002 Incentive Compensation Plan

Our 2002 Incentive Compensation Plan provides nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards to our employees and employees of our subsidiaries.

A total of            shares of our common stock are reserved for issuance to participants under the plan.

Administration

Our board of directors will administer the incentive compensation plan, or the board will appoint a committee to administer the plan. The board will have full power to determine eligibility for awards and to adopt such rules, regulations and guidelines for administering the plan, as the board may deem necessary. This authority will include selecting award recipients, establishing all award terms and conditions and adopting modifications and amendments to the plan or any award agreement.

Stock Options

The board may grant both incentive stock options and nonqualified stock options to purchase shares of common stock. Incentive stock options may not be granted following the ten-year anniversary of the adoption of the plan. The option price shall be determined by the board, provided that for options issued to participants in the United States, the option price shall not be less than 100% of the fair market value of the shares on the date the option is granted, and no option shall be exercisable later than the 10th anniversary date of its grant. For options granted to participants outside the United States, the board has the authority to grant options at a price that is less than the fair market value of the stock on the date of grant and with a term greater than 10 years. The maximum number of options that may be granted in any fiscal year to participants is            .

Stock Appreciation Rights

Our incentive compensation plan also permits the board to grant freestanding or tandem stock appreciation rights. The grant price of a freestanding stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. The grant price of a tandem stock appreciation right shall be equal to the stock option price of the related stock option. No stock appreciation right shall be exercisable later than the 10th anniversary of its grant. For stock appreciation rights granted to participants outside the United States, the board has the authority to grant stock appreciation rights with an exercise price that is less than the fair market value of the stock on the date of grant and with a term that is more than ten years. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the fair market value of a share on the date of exercise over the grant price by (b) the number of shares with respect to which the stock appreciation right is exercised. The maximum number of stock appreciation rights that may be granted in any fiscal year to participants is            .

Restricted Stock and Restricted Stock Units

The incentive compensation plan further provides for the granting of restricted stock awards, which are awards of restricted common stock and restricted stock units. The board determines the period(s) of restriction, the number of shares of restricted stock and units granted and other such provisions. The maximum aggregate number of shares of restricted stock or restricted stock units that may be granted in any fiscal year to any participant is            .

Performance Shares and Performance Units

Performance share awards and performance unit awards may be granted under the plan. Such awards will be earned only if performance goals established for performance periods are achieved. The performance goal may vary from participant to participant, group to group and period to period. Each performance unit shall have an initial value that is established by the board at the time of grant. Each performance share shall have an initial value equal to the fair market value of a share of common stock on the date of grant. The maximum aggregate number of performance shares and performance units that may be granted in any fiscal year to any participant is an amount equal to the value of            shares.

Cash-Based Awards

Subject to the terms of the plan, cash-based awards also may be granted to participants in such amounts and upon such terms as determined by the board. Each cash-based award shall have a value determined by the board, and the board may set performance goals that will determine the number and/or value of cash-based awards that will be paid out to the participant. The board may pay earned cash-based awards in the form of cash, in shares of common stock or in a combination thereof. The maximum aggregate amount awarded or credited with respect to cash-based awards to any participant in any fiscal year may not exceed the value of                shares.

Annual Incentive Awards

The board may designate certain members of our executive management who are eligible to receive a monetary payment in any fiscal year based on a percentage of an incentive pool equal to the greater of 5% of our consolidated operating earnings or cash flow for that fiscal year. The board may allocate an incentive pool percentage to each designated participant for each fiscal year. The incentive pool percentage for any one participant may not exceed 30%.

Transferability

Unless otherwise determined by the board, awards granted under the incentive compensation plan are not transferable other than by will or by the laws of descent and distribution.

Change of Control

The incentive compensation plan provides that, except as set forth in an individual award agreement, upon the occurrence of a change of control: (a) all options and stock appreciation rights would become immediately exercisable and, if a participant’s employment is terminated for any reason other than cause, remain exercisable for one year after termination of employment; (b) restrictions imposed on restricted stock or restricted stock units would lapse; (c) annual incentive awards would be paid out based on the higher of current year target awards or actual awards for the fiscal year immediately preceding the year of termination of employment or such other method of payment as may be determined by the board at the time of the award or thereafter but prior to the change of control; and (d) the maximum payout opportunities attainable under all outstanding performance-based restricted stock, restricted stock units, performance shares, performance units and cash-based awards shall be deemed to have been fully earned as of the effective date of the change of control.

Amendment and Termination

The board may alter, amend or terminate the incentive compensation plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under the plan, without the written consent of the participant holding such award. Options may not be repriced, replaced or regranted through cancellation, or by lowering the exercise price of a previously granted option.

Certain Tax Consequences

When a nonqualified stock option is granted, there are no income tax consequences for us. When a nonqualified stock option is exercised, the option holder will recognize ordinary income in an amount equal to the excess of fair market value on the date of exercise of the shares acquired over the aggregate exercise price, and we are entitled to a deduction equal to the amount of ordinary income recognized by the option holder.

When an incentive stock option is granted, there are no income tax consequences for us. When an incentive stock option is exercised, the option holder does not recognize income, and we do not receive a deduction. In the event of a “disqualifying disposition” by the option holder, we are entitled to a deduction equal to the compensation recognized by the option holder. When a stock appreciation right is granted, there are no income tax consequences for us. When a stock appreciation right is exercised, we are entitled to a deduction equal to the compensation recognized by the participant. When restricted stock is granted, there may be income tax consequences for us. We are entitled to a deduction equal to the compensation recognized by the participant. Generally, the participant recognizes the compensation at the time any restrictions on the restricted stock lapse and the stock becomes fully vested.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDER AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of June 1, 2002, but excludes shares of common stock underlying options held by any other person.

Principal Shareholder

The following table sets forth information with respect to beneficial ownership of common stock by Georgia-Pacific immediately prior to this offering and as adjusted to reflect the sale of the shares of our common stock in this offering. Georgia-Pacific is the only person or entity that owns beneficially more than 5% of the outstanding shares of our common stock. The address of Georgia-Pacific is 133 Peachtree Street, N.E., Atlanta, Georgia 30303.

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Georgia-Pacific			100%	%	(1)

(1)
Assuming the underwriters exercise in full their option to acquire additional shares, as described in “Underwriting”. If they do not exercise their option to acquire additional shares, Georgia-Pacific will own approximately       % of our outstanding shares of common stock after this offering.

Management

All of our common stock is currently owned by Georgia-Pacific, and thus none of our officers or directors own any of our common stock. To the extent our officers and directors own shares of Georgia-Pacific common stock at the time Georgia-Pacific effects the distribution of our common stock, our officers and directors will participate in the distribution on the same terms as other holders of Georgia-Pacific common stock.

The following table sets forth the number of shares of Georgia-Pacific common stock beneficially owned on June 1, 2002 by each of our directors and individuals who will become directors upon completion of this offering, each named executive officer and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities and the address of such beneficial owner is c/o CP&P, Inc., 133 Peachtree Street, N.E., Atlanta, Georgia 30303. The total number of shares of Georgia-Pacific common stock outstanding as of June 1, 2002 was 230,322,453.

Name of Beneficial Owner	Number of Georgia-Pacific Shares Owned	Number of Georgia-Pacific Options(1)		Percentage of Shares of Georgia-Pacific Beneficially Owned(1)
Executive Officers and Directors:
Alston D. Correll	240,744	1,245,826		*
Patricia A. Barnard	2,202	39,669		*
James E. Bostic, Jr.	40,575	165,108		*
Michael C. Burandt	4,128	73,308		*
Danny W. Huff	6,485	78,008		*
Kenneth F. Khoury	2,208	45,913		*
John F. Lundgren	25,553	245,279		*
David J. Paterson	21,941	37,787		*
George W. Wurtz III	570	39,451		*
James S. Balloun	8,547	—		*
Barbara L. Bowles	3,769	8,393	(2)	*
Richard V. Giordano	17,835	—		*
Lee M. Thomas	19,828	285,366		*
John D. Zeglis	3,682	—		*
All executive officers and directors as a group (14 persons)	398,067	2,264,108		1.16%

*	Denotes less than 1% of outstanding common stock.

(1)	Shares which the person has the right to acquire ownership under options exercisable within 60 days of June 1, 2002.

(2)
Shares that Ms. Bowles has the right to acquire beneficial ownership of through the exercise of stock options granted under the Fort James Corporation Stock Option Plan for Outside Directors, which were converted into options to acquire Georgia-Pacific common stock upon the completion of the Fort James acquisition.

RELATIONSHIP BETWEEN US AND GEORGIA-PACIFIC

Georgia-Pacific’s board of directors has approved a plan to separate its consumer products, packaging, and paper and pulp businesses from its building products and distribution businesses. The major elements of this plan are the following:

•	Georgia-Pacific will contribute the assets and liabilities relating to its consumer products, packaging, and paper and pulp businesses to us;

•	Georgia-Pacific will sell up to $1 billion of senior subordinated notes and borrow approximately $ million under a new secured senior credit facility;

•	Unisource, a subsidiary of Georgia-Pacific, will borrow approximately $ million under a new secured senior credit facility;

•
Georgia-Pacific will use the proceeds from the sale of its notes and the borrowings under the new Georgia-Pacific and Unisource credit facilities to retire a portion of Georgia-Pacific’s existing debt;

•	We will assume approximately $2.6 billion of Georgia-Pacific’s indebtedness, including obligations relating to up to approximately $869 million of industrial revenue bonds;

•
We will offer to exchange 16 series of our new debt securities for 16 series of outstanding publicly held debt securities of Georgia-Pacific having an aggregate principal amount of approximately $5.65 billion, which we will have assumed from Georgia-Pacific subject to its right to cause us to assume an equal principal amount of other Georgia-Pacific debt in lieu of any outstanding debt securities that are withdrawn from, or not validly tendered in, the exchange offers; any such untendered or withdrawn debt securities will remain obligations of Georgia-Pacific, and we expect Georgia-Pacific to cause us to assume, and then we would refinance, an equal amount of other Georgia-Pacific debt;

•	We will borrow approximately $ million under a new unsecured senior credit facility;

•	We will sell common stock that will represent approximately % of our shares in this public offering that we expect to raise approximately $1 billion;

•	We will use the proceeds from the borrowings under our new credit facility and the sale of our common stock to retire a portion of the debt we assume from Georgia-Pacific; and

•
Approximately six months after completion of the public offering of our common stock, Georgia-Pacific will distribute the remaining shares of common stock it holds in our company to Georgia-Pacific’s shareholders.

We refer to the transaction in which Georgia-Pacific will distribute the remaining shares it holds in our company to its shareholders as the “distribution”, and we refer to the other transactions described in the bullets above as the “reorganization transactions”. We and Georgia-Pacific reserve the right to modify any or all of the reorganization transactions in any respect or to terminate the plan. We may also make a public offering of securities convertible into our common stock as part of the reorganization transactions. Moreover, even if the reorganization transactions are completed as planned, Georgia-Pacific reserves the right to delay or cancel the distribution altogether or to convert us into an independent publicly owned entity through a mechanism other than the distribution.

Distribution by Georgia-Pacific of Our Common Stock

After the completion of this offering, Georgia-Pacific will own approximately     % of our outstanding shares of common stock. Georgia-Pacific currently plans to distribute to its shareholders all of the shares of our common stock it holds approximately six months after the completion of this offering, although Georgia-Pacific is not obligated to effect the distribution. This distribution is subject to, among other things, the approval of Georgia-Pacific’s board of directors and Georgia-Pacific’s receipt of a private letter ruling from the Internal Revenue Service that certain reorganization transactions and the distribution will be tax-free to Georgia-Pacific and its shareholders for U.S. federal income tax purposes. Georgia-Pacific’s board of directors may elect to consummate the distribution without a ruling from the Internal Revenue Service, in which case Georgia-Pacific may choose to obtain an opinion of tax counsel, which would not be binding on the IRS or any court. Any of the conditions to the distribution may be waived by the Georgia-Pacific board. If Georgia-Pacific makes this distribution, we will become an independent, publicly-owned company and will no longer be a subsidiary of Georgia-Pacific. Georgia-Pacific may use a method other than the contemplated distribution to convert us into an independent, publicly-owned company, and Georgia-Pacific may decide to retain its ownership of us indefinitely.

After completion of all of the reorganization transactions, Georgia-Pacific will continue to own all of the assets related to its building products manufacturing and distribution businesses and Unisource, its paper and industrial supplies distribution business, together with the liabilities relating to those businesses. These liabilities will include liabilities related to pending and future litigation involving personal injury and property damage as a result of alleged exposure to an asbestos-containing product previously manufactured by Georgia-Pacific’s gypsum division, which is part of its building products manufacturing business. See “Risk Factors—Risks Related to Our Separation from Georgia-Pacific—We may be exposed to Georgia-Pacific’s asbestos-related or other liabilities even after the distribution”.

Georgia-Pacific has agreed to indemnify us for any losses arising out of the liabilities it is retaining. Accordingly, we should not ultimately be affected in any material way by any of those Georgia-Pacific liabilities. In order to help you assess Georgia-Pacific’s financial strength, we have included in “Annex A” to this prospectus certain information with respect to the business and operations of Georgia-Pacific after the distribution of our common stock.

Benefits of the Separation

We believe that we will realize substantial benefits from the reorganization transactions, including this offering and our separation from Georgia-Pacific. These benefits include:

Greater Strategic Focus.    Our businesses are distinct from those of Georgia-Pacific in their financial and operating characteristics, capital needs, business cycles, growth potential and competitive conditions. Our separation from Georgia-Pacific will allow us independently to pursue our strategies to deliver value to our shareholders. This effort will be supported by our own board of directors, management team and employees.

Improved Financial Performance and Returns.    The greater predictability of financial performance and higher returns that are characteristic of our businesses will be more clearly evident to investors after we are separated from Georgia-Pacific.

Direct Access to Capital Markets.    As a separate company with our own publicly-traded stock, we will have direct access to the capital markets to issue our own debt and equity securities to fund our businesses and to grow opportunistically through acquisitions.

Better Incentives for Employees and Greater Accountability for Management.    By tying our incentive compensation plans to the market performance of our separately traded common stock, we expect to strengthen employee motivation and management focus. This offering and our separation from Georgia-Pacific will enable us to offer our employees compensation that is directly linked to the performance of our business and stock price, which we expect will enhance our ability to attract and retain qualified personnel.

As long as Georgia-Pacific owns a majority of our outstanding common stock, it will be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting. If you purchase shares of our common stock in this offering, you will not be able to affect the outcome of any shareholder vote prior to the planned distribution of our common stock. As a result, Georgia-Pacific will effectively control:

•	any board decisions regarding our business direction and policies, including the appointment, compensation and removal of officers;

•	amendments to our articles of incorporation and bylaws;

•	the allocation of business opportunities that may be suitable for both us and Georgia-Pacific;

•	any decisions regarding mergers or other business combinations, including transactions involving a change of control;

•	our acquisition or disposition of assets;

•	further issuances of our common stock or other securities;

•	our capital structure;

•	changes to the agreements providing for our separation from Georgia-Pacific;

•	dividend payments on our common stock; and

•	determinations regarding our tax returns.

Certain Transactions with Georgia-Pacific

We purchase wood fiber from Georgia-Pacific and sell packaging and tissue products to Georgia-Pacific. Purchases from Georgia-Pacific were $875 million, $863 million and $887 million in 2001, 2000 and 1999, respectively. Sales to Georgia-Pacific were $659 million, $719 million and $284 million in 2001, 2000 and 1999, respectively.

For additional information about our relationship with Georgia-Pacific, see Note 16 to our audited combined financial statements included elsewhere in this prospectus.

ARRANGEMENTS BETWEEN US AND GEORGIA-PACIFIC

We have provided below a summary description of the separation and distribution agreement and the other related agreements. This description, which summarizes the material terms of these agreements, is not complete. You should read the full text of these agreements, which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. Although we believe that these agreements have terms that are consistent with arm’s-length arrangements, we will enter into these agreements with Georgia-Pacific prior to the completion of this offering in the context of our relationship as a wholly owned subsidiary of Georgia-Pacific during our separation from Georgia-Pacific. The prices and other terms of these agreements may be less favorable to us than if they had been negotiated with unaffiliated third parties.

Separation and Distribution Agreement

The separation and distribution agreement contains the key provisions relating to the separation of our business from Georgia-Pacific, this offering and Georgia-Pacific’s planned distribution of our common stock. The separation and distribution agreement identifies the assets to be transferred to us by Georgia-Pacific and the liabilities to be assumed by us from Georgia-Pacific. The separation and distribution agreement also describes when and how these transfers and assumptions will occur. In addition, we will enter into ancillary agreements with Georgia-Pacific governing various interim and ongoing relationships between us and Georgia-Pacific. These ancillary agreements include:

•	a tax sharing agreement;

•	an employee matters agreement;

•	an information technology support services agreement;

•	a railroad services agreement;

•	shared services agreements;

•	a transition services agreement;

•	a reimbursement and guarantee agreement; and

•	a wood procurement joint venture agreement.

To the extent that the terms of any of these ancillary agreements conflict with the separation and distribution agreement, the terms of these ancillary agreements will govern. We describe these agreements more fully below. The separation and distribution agreement also provides that for a period of one year following this offering, we and Georgia-Pacific will negotiate in good faith to provide for any services needed to ensure an orderly transition of the businesses in connection with the reorganization transactions that are not otherwise governed by the separation and distribution agreement or the ancillary agreements.

Transfer of Assets

Pursuant to the separation and distribution agreement, Georgia-Pacific will transfer to us all assets that primarily relate to our business, as well as certain other specified assets. Without limiting the foregoing, Georgia-Pacific will transfer the following assets to us:

•	the assets reflected on our combined balance sheet included in this prospectus;

•	the owned and leased real property, together with all buildings, structures and other improvements, primarily related to our business;

•	the intellectual property rights primarily related to our business;

•	the software programs, computers, furniture, machinery, equipment, tools and other assets primarily related to our business;

•	the capital stock of the subsidiaries, partnerships, joint ventures and other equity interests primarily related to our business;

•	the government approvals, to the extent such approvals are transferable without consent, necessary to carry on our business;

•	the contracts, licenses and other agreements that are primarily related to our business; and

•	other specific assets agreed upon by us and Georgia-Pacific.

Assumption of Liabilities

Pursuant to the separation and distribution agreement, we will assume from Georgia-Pacific all liabilities that primarily relate to our on-going business or any asset that is transferred to us in the separation, as well as certain other specified liabilities, in each case, whether arising before, on or after the closing date of this offering and whether known or unknown as of the closing date of this offering. Without limiting the foregoing, we will assume the following liabilities from Georgia-Pacific:

•	liabilities reflected on our combined balance sheet included in this prospectus;

•	liabilities for environmental matters primarily related to our on-going business or any of the real property transferred to us, as well as certain other environmental matters;

•	liabilities arising under contracts, licenses and other agreements that are primarily related to our business;

•	liabilities for certain director and officer severance obligations;

•	liabilities for certain debt and financing arrangements;

•	liabilities for lawsuits and other disputes that are primarily related to our business or any assets that are transferred to us;

•	a percentage of certain liabilities related to pending litigation that will be shared between us and Georgia-Pacific based on pre-determined arrangements;

•	all liabilities assumed by us under an express provision of the separation and distribution agreement or any ancillary agreement; and

•	other specific liabilities agreed upon by us and Georgia-Pacific.

The liabilities that we will assume from Georgia-Pacific include its obligations under the 16 series of outstanding publicly held debt securities that have an aggregate principal amount of approximately $5.65 billion. For each outstanding publicly held debt security that is not validly tendered and accepted by us in the exchange offers, however, Georgia-Pacific will have the right to substitute its obligations under other indebtedness having an equal principal amount. If Georgia-Pacific exercises this substitution right, any outstanding publicly held debt securities that are not validly tendered and accepted by us in the exchange offers would remain obligations of Georgia Pacific, and we would instead assume Georgia-Pacific’s obligations under an equivalent principal amount of other Georgia-Pacific debt.

Governmental Approvals and Consents

To the extent the transactions contemplated by the separation and distribution agreement require any governmental approval or consents, Georgia-Pacific and we will use commercially reasonable efforts to obtain any such governmental approvals and consents.

Further Assurances

The separation and distribution agreement provides that Georgia-Pacific and we will cooperate to effect, as promptly as practicable, any transfers of assets and liabilities that are not completed prior to this offering. Until these transfers can be completed, the party retaining the assets or liabilities to be transferred will act as a custodian on behalf of the other party with respect to those assets or liabilities. In an effort to place each party, insofar as reasonably possible, in the same position as that party would have been had the transfers occurred at the time contemplated by the separation and distribution agreement, the agreement provides that the benefits derived or expenses incurred from those assets or liabilities will be passed on to the party that would have received the assets or liabilities if the transfers had occurred as contemplated.

No Representations and Warranties

In connection with the separation, neither Georgia-Pacific nor its subsidiaries will make any representations or warranties to us as to the assets transferred to us, our business or the liabilities assumed by us. We will take all assets “as is, where is” and will bear the economic and legal risk relating to conveyance of, and title to, the assets.

Conditions to this Offering

The separation and distribution agreement provides that the completion of this offering is subject to several conditions that must be satisfied, or waived by Georgia-Pacific, including the following:

•	we have entered into the underwriting agreement regarding this offering, and the conditions to this offering listed in the underwriting agreement are satisfied or waived;

•	after completion of this offering, Georgia-Pacific will own at least 80.1% of the voting power of our stock;

•	all conditions necessary to permit the distribution to qualify as a tax-free distribution, to the extent applicable as of the time of the offering, are satisfied;

•	all material third party consents have been obtained, and no governmental order or other legal restraint preventing completion of the separation, this offering or the distribution is in effect;

•	the separation and distribution agreement has not been terminated; and

•	the board of directors of Georgia-Pacific, in its sole discretion, has determined that the terms of the offering are acceptable to it.

Conditions to the Distribution

Georgia-Pacific currently intends to effect the distribution within approximately six months after this offering. The board of directors of Georgia-Pacific will, in its sole discretion, determine the terms of the distribution, including without limitation, the form, structure and all other terms of any transaction necessary to effect the distribution. In addition, the separation and distribution agreement provides that the distribution will be subject to several conditions that must be satisfied, or waived by Georgia-Pacific, including the following:

•
Georgia-Pacific has received a favorable private letter ruling from the IRS, or an opinion of tax counsel, which would not be binding on the IRS or any court, as to the tax-free nature of the distribution for U.S. federal income tax purposes;

•	all material third party consents have been obtained, and no governmental order or other legal restraint preventing completion of the distribution is in effect; and

•	the separation and distribution agreement has not been terminated.

Indemnification

In general, under the separation and distribution agreement, we will indemnify Georgia-Pacific and its affiliates from all liabilities that we assume under the separation and distribution agreement and any losses suffered by Georgia-Pacific or its affiliates arising out of (a) our failure to pay or perform these liabilities in due course, (b) our business, or (c) our breach of the separation and distribution agreement or any ancillary agreement.

In general, Georgia-Pacific will indemnify us and our affiliates from all liabilities that Georgia-Pacific retains under the separation and distribution agreement and any losses suffered by us or our affiliates arising out of (a) Georgia-Pacific’s failure to pay or perform those liabilities that it retains, (b) the business of Georgia-Pacific, or (c) its breach of the separation and distribution agreement or any ancillary agreement.

The indemnity provisions of the separation and distribution agreement do not apply to taxes or employment-related liabilities, which are covered by the tax sharing agreement and the employee matters agreement discussed below. In addition, with respect to liabilities arising out of certain specified litigation, Georgia-Pacific and we will share the responsibility for any losses suffered in accordance with agreed upon allocations of the total losses. In connection with such matters, the party with the greater percentage of responsibility will be entitled to assume and control the defense of any third party proceedings.

As discussed more fully in Annex A, Georgia-Pacific has agreed to retain liabilities related to pending and future litigation involving personal injury and property damage as a result of alleged exposure to an asbestos-containing product previously manufactured by Georgia-Pacific’s gypsum division. None of the products which allegedly caused such injury or damage were ever manufactured by, or associated with, the businesses we will conduct. There are well-established legal principles that permit Georgia-Pacific to contribute specific assets and liabilities to a subsidiary, such as ours, and retain other liabilities, such as its liability for asbestos injury and property damage, which derive from its ongoing business. In addition, Georgia-Pacific has agreed to indemnify us for any losses that we may incur as a result of having to defend litigation claiming that we are responsible for such liabilities, or for any such liabilities that may actually be imposed upon us. As a result, we do not believe that any of the asbestos liabilities that arise from Georgia-Pacific’s gypsum business will be liabilities of ours after the distribution.

Insurance

Pursuant to the separation and distribution agreement, we will cooperate with Georgia-Pacific to provide for an orderly transition of insurance coverage and for the treatment of any insurance policies that will remain in effect following this offering on a mutually agreeable basis. In general, Georgia-Pacific and we intend for us to have access to all rights that we may have as a subsidiary of Georgia-Pacific prior to this offering under any insurance policy issued to Georgia-Pacific or its subsidiaries, including any rights we may have as an insured or an additional named insured, or to avail ourselves of any such insurance policy as in effect prior to this offering. With respect to product liability insurance maintained by Georgia-Pacific or its subsidiaries that does not contain any exclusion for asbestos coverage, we will have access to such policies only at the sole discretion of Georgia-Pacific.

Access to Information

Under the separation and distribution agreement, subject to applicable confidentiality provisions and other restrictions, Georgia-Pacific and we will each grant the other party access to any information within that party’s possession or control that the requesting party reasonably needs (a) to comply with requirements imposed by a governmental authority, (b) for use in any judicial, regulatory or similar proceeding or to satisfy audit, accounting, tax or similar requirements, (c) to conduct its business, or (d) to comply with its obligations under the separation and distribution agreement or the ancillary agreements. To facilitate the exchange of information, Georgia-Pacific and we will maintain adequate systems and controls to allow the other party to satisfy its own reporting, accounting, audit and other obligations and will use reasonable commercial efforts to retain information in each party’s respective possession or control. In addition, except for in adversarial actions between the parties, we and Georgia-Pacific will each use reasonable best efforts to provide assistance to the other party for litigation and to make available to the other party directors, officers, employees and agents as witnesses in legal, administrative or other proceedings and will cooperate and consult to the extent reasonably necessary with respect to any litigation.

Termination

Georgia-Pacific may terminate the separation and distribution agreement, in its sole discretion, at any time prior to the closing date of this offering and may decide not to consummate the distribution if at any time the Georgia-Pacific board of directors, in its sole discretion, determines that the distribution is not in the best interests of Georgia-Pacific or its shareholders. If the separation and distribution agreement is terminated after this offering but prior to the distribution, only the obligations of Georgia-Pacific and us regarding the distribution will terminate, and the other provisions of the separation and distribution agreement will remain in effect.

Expenses

In general, Georgia-Pacific and we will share the costs and expenses incurred in connection with the transactions contemplated by the separation and distribution agreement. However, with regard to this offering, we are responsible for all third-party costs, including costs related to the registration statement of which this prospectus is a part. Georgia-Pacific will be responsible for all third-party costs associated with the distribution.

Tax Sharing Agreement

We will enter into a tax sharing agreement with Georgia-Pacific that will allocate responsibility between our companies for tax returns for any tax period prior to the distribution in which we or any of our subsidiaries are included in Georgia-Pacific’s consolidated group for U.S. federal income tax purposes (the “Georgia-Pacific Federal Group”). Georgia-Pacific will prepare pro forma tax returns for us and our subsidiaries, as if we had filed our own consolidated tax return, in order to determine our portion of the tax liability due under any Georgia-Pacific Federal Group tax return, and we will pay our tax liabilities with respect to these returns.

Georgia-Pacific will be responsible for preparing and filing any tax return with respect to the Georgia-Pacific Federal Group for tax periods prior to the distribution, and we will be responsible for preparing and filing any tax returns that include only us and our subsidiaries for tax periods subsequent to the distribution. We will generally be responsible for any taxes with respect to tax returns that include only us and our subsidiaries for tax periods subsequent to the distribution. Georgia-Pacific will primarily be responsible for controlling and contesting any audit or other tax proceeding with respect to the Georgia-Pacific Federal Group.

We have been and will be included in the Georgia-Pacific Federal Group for periods in which Georgia-Pacific beneficially owns at least 80% of the total voting power and value of our outstanding common stock. Each member of a consolidated group for U.S. federal income tax purposes is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement will allocate tax liabilities between us and Georgia-Pacific for any tax period in which we were included in the Georgia-Pacific Federal Group prior to the distribution, we could be liable in the event that any U.S. federal income tax liability was incurred, but not discharged, by any other member of the Georgia-Pacific Federal Group.

The tax sharing agreement will place certain restrictions upon us regarding our entry into some types of corporate transactions during a restriction period that continues for 24 months after the distribution. Among other matters, the tax sharing agreement will restrict us during the restriction period from:

•	redeeming, purchasing or otherwise reacquiring shares of our capital stock;

•	undertaking a liquidation or reorganization; and

•	entering into any other corporate transaction that would result in the distribution being disqualified for U.S. federal income tax purposes.

The tax sharing agreement will permit us to take certain of these actions if we seek and obtain a written opinion of nationally recognized legal counsel or an acceptable supplemental ruling from the IRS to the effect that such actions will not cause the distribution or certain other internal restructuring transactions to be taxable.

The tax sharing agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records, examinations or similar proceedings.

Employee Matters Agreement

We will enter into an employee matters agreement with Georgia-Pacific that will allocate responsibility and liability for certain employee-related matters, including the compensation and benefits for our active employees, retirees and certain other terminated employees whose employment-related obligations we have agreed to assume in whole or in part. This agreement will provide for the transfer of the assets and liabilities of various existing Georgia-Pacific pension and other employee benefit plans covering our employees. Generally, following the distribution, Georgia-Pacific’s benefit plans will cease to have any liability or obligation (a) to our employees who retire or terminate employment after the distribution, (b) to their beneficiaries, or (c) to former employees with respect to whom assets and liabilities were transferred to our employee benefit plans. Our benefit plans will assume and be responsible for liabilities and obligations related to those employees and former employees under such plans or programs as we may adopt. Except as specifically set forth therein, the employee matters agreement will not preclude us from discontinuing or changing such plans at any time.

Employee Transfers

Prior to the distribution, we will employ all those employees who work primarily in our consumer products, packaging, and paper and pulp businesses, along with certain employees who are currently members of the Georgia-Pacific corporate staff. The employee matters agreement will provide that, for a specified period following the distribution, neither we nor Georgia-Pacific will solicit for employment the employees of the other.

Retirement Plans

We will assume certain pension plans currently sponsored by Georgia-Pacific that cover only our employees. In addition, we will establish pension plans that are substantially similar to the existing Georgia-Pacific plans for those employees who currently participate in a plan that covers both our employees and Georgia-Pacific’s employees. Georgia-Pacific has agreed to transfer plan assets and liabilities from the Georgia-Pacific defined benefit plan trust to our defined benefit plan trust in accordance with the specific provisions of the employee matters agreement. Our plans will provide that each of our eligible employees will receive credit for service and for benefit accruals earned under the terms of the Georgia-Pacific plans.

401(k) Plans

We will establish defined contribution/401(k) plans for our salaried and hourly employees that initially will mirror the material terms of the 401(k) plans maintained by Georgia-Pacific for its salaried and hourly employees. Georgia-Pacific will transfer the account balances for our employees from its 401(k) plan trusts to our 401(k) plan trusts. Our eligible employees will receive credit for prior service with Georgia-Pacific for all purposes under our 401(k) plans.

Welfare Plans

We will adopt health and welfare plans that will be substantially similar to the health and welfare plans maintained by Georgia-Pacific through December 31, 2003. To the extent set forth in the employee matters agreement, the assets funding various liabilities under some of the current Georgia-Pacific plans will be transferred from Georgia-Pacific’s trust to a trust that we will establish.

Information Technology Support Services Agreement

Under the separation and distribution agreement, all software and computer systems historically operated and supported by the corporate headquarters of Georgia-Pacific will be transferred to us prior to this offering, and all software and computer systems that were operated at divisional levels of Georgia-Pacific or that were operated across several different divisions of Georgia-Pacific will be allocated between us and Georgia-Pacific based on our respective resources and expertise. Pursuant to the information technology support services agreement, we will have an obligation to provide certain information technology services to Georgia-Pacific, and Georgia-Pacific will have an obligation to provide us with certain information technology services for transitional periods. Each party will reimburse the other for its costs incurred in providing such services.

Railroad Services Agreement

Under the separation and distribution agreement, substantially all of the railroad assets of Georgia-Pacific will be transferred to us prior to this offering. We will enter into a railroad services agreement with Georgia-Pacific that will obligate us to provide Georgia-Pacific and certain of its subsidiaries with railroad transportation services and access to certain railroad systems located in Arkansas, Georgia and Mississippi for a term of 20 years. Georgia-Pacific will pay us a portion of the costs of maintaining and repairing the railroad assets based on its usage of such assets. The railroad services agreement will also allocate responsibility for railroad cars and equipment that were leased by Georgia-Pacific under long-term lease arrangements.

Shared Services Agreements

We will enter into shared services agreements with Georgia-Pacific that will obligate us to provide Georgia-Pacific with certain specified services, including effluent processing and electricity and steam, for its Leaf River and Crossett facilities. The fees for these services will generally be equal to the costs incurred by us to provide the services.

Transition Services Agreement

The transition services agreement will govern the provision by Georgia-Pacific to us of specified support services, including administration of lease obligations, and the provision by us to Georgia-Pacific of specified support services, including relocation assistance, travel and child care facilities. The fees for these services will generally be equal to the costs incurred by the party providing the service. The terms of these services will generally expire between six to 18 months following the distribution.

Reimbursement and Guarantee Agreement

Georgia-Pacific is currently a party to various retirement agreements for its active and retired officers. We will enter into a reimbursement and guarantee agreement with Georgia-Pacific that will obligate us to reimburse Georgia-Pacific for the payments made to retired officers who were employed by businesses immediately before their retirement that are being transferred to us through the reorganization transactions and for a portion of the payments made to retired officers who performed general corporate services for Georgia-Pacific immediately before their retirement. In addition, we will guarantee the payments to all retired officers of Georgia-Pacific, including those described above and to active officers of Georgia-Pacific with respect to retirement benefits earned prior to the separation, in the event that Georgia-Pacific is prohibited from making such payments. The retirement agreement obligations for active officers of Georgia-Pacific will be assigned to the respective company that employs each such officer following the separation.

Wood Procurement Joint Venture Agreement

We and Georgia-Pacific will form a procurement joint venture that will purchase wood and wood fiber supply for each of our respective companies. We and Georgia-Pacific will each contribute cash as well as certain wood procurement assets that are related to the procurement JV. We will receive a 19.9% ownership interest in the procurement JV, and we will participate with Georgia-Pacific in the governance of the procurement JV. In addition, the parties will be responsible for certain costs of the procurement JV based on relative usage. The procurement JV may be terminated at any time by mutual consent, and we and Georgia-Pacific will each have the right to unilaterally terminate the procurement JV upon prior written notice to the other party and upon the payment of certain costs.

DESCRIPTION OF CAPITAL STOCK

General

Under our articles of incorporation, we are authorized to issue 770,000,000 shares of capital stock, which consist of 735,000,000 shares of common stock, par value $.01 per share, and 35,000,000 shares of preferred stock, par value $.01 per share. Immediately following this offering there will be              shares of common stock, or              shares if the underwriters exercise their over-allotment option in full, outstanding.

The following description of our capital stock is subject to our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable Georgia law.

Common Stock

Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

The transfer agent and registrar for the common stock will be EquiServe, N.A.

Preferred Stock

We are authorized to issue up to 35,000,000 shares of preferred stock, of which 735,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with our shareholder rights plan described under “—Shareholder Rights Plan”. As of the date of this prospectus, we have no preferred stock outstanding.

Our articles of incorporation authorize our board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue. For each series of preferred stock our board is able to specify the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the terms of any redemption right;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

•	the terms of any conversion or exchange right;

•	any restrictions on the issuance of shares of the same series or any other series; and

•	any voting rights, in addition to voting rights provided by law.

Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, except for such shares of Series A Junior Participating Preferred Stock issuable upon exercise of the rights under our shareholder rights plan, the issuance of shares of our preferred stock, or the issuance of rights to purchase shares of our preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of our preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, we could facilitate a business combination by issuing a series of our preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Shareholder Rights Plan

The following description of our shareholder rights plan and the articles of amendment to our articles of incorporation designating the terms and conditions of the Series A Junior Participating Preferred Stock are intended as summaries only and are qualified in their entirety by reference to the form of shareholder rights plan and articles of amendment to the articles of incorporation filed as exhibits to the registration statement of which this prospectus is a part.

We have adopted a shareholder rights plan pursuant to which one right will be issued and attached to each outstanding share of common stock.

Until a distribution date occurs, the rights can be transferred only with the common stock. On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable as described below.

A “distribution date” will occur upon the earlier of:

•
the tenth day after a public announcement that a person or group of affiliated or associated persons other than us and certain exempt persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of our common stock; or

•	the tenth business day following the commencement of a tender or exchange offer that would result in such person or group becoming an acquiring person.

The total voting rights of the common stock will be determined based upon the voting rights of holders of outstanding shares of our common stock at the time of any determination.

Following the distribution date, holders of rights will be entitled to purchase from us one one-thousandth (1/1000th) of a share of Series A Junior Preferred Participating Stock at a purchase price of $                        , subject to adjustment.

In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon payment of the purchase price, that number of shares of common stock having a market value equal to two times the purchase price. If, following the date of a public announcement that an acquiring person has become such, (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (2) any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash or property or any other person, or (3) 50% or more of our assets or earning power is sold or transferred, then the rights will “flip-over”. At that time, each right will entitle its holder to purchase, for the purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the purchase price.

The rights will expire on                      2012, unless we terminate them before that time. Our board of directors may redeem all of the rights upon payment of $.001 per right until the earlier of:

•	the tenth day following a public announcement that an acquiring person has become such; or

•	, 2012.

Once our board acts to redeem the rights, the right to exercise the rights will terminate and each right will become null and void.

A holder of a right will not have any rights as a shareholder of CP&P, including the right to vote or to receive dividends, until a right is exercised.

At any time prior to the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend any provision of our shareholder rights plan in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. From and after the occurrence of a distribution date, we may, without the approval of any holder of rights, supplement or amend our shareholder rights plan to:

•	cure any ambiguity;

•	correct or supplement any provision that may be defective or inconsistent; or

•	change or supplement the provisions of the shareholder rights plan in any manner we deem desirable.

No such amendment or supplement may adversely affect the interests of the holders of rights, other than an acquiring person, and cannot change the principal economic terms.

Series A Junior Preferred Participating Stock

Shares of Series A Junior Preferred Participating Stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $             per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share, provided that the holders of the shares of Series A Junior Preferred Stock shall be entitled to an aggregate payment of 1000 times the payment made per share of common stock. Each holder of a share of Series A Junior Preferred Stock will have 1000 votes and will vote together with the holders of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior

Preferred Stock will be entitled to receive 1000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Due to the nature of the Series A Junior Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Junior Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

Anti-Takeover Effects of Georgia Law, Our Articles of Incorporation and Bylaws and Our Shareholder Rights Plan

The following discussion concerns certain provisions of Georgia law, our articles of incorporation, our bylaws and our shareholder rights plan that could be viewed as having the effect of discouraging an attempt to obtain control of us.

Georgia Law

Under Georgia law, unless otherwise provided by a corporation’s articles of incorporation or bylaws, a merger, share exchange or sale of all or substantially all of the corporation’s assets must be approved by a majority of all the votes entitled to be cast, voting as a single voting group. Shareholders of the corporation surviving a merger or share exchange need not approve the merger or share exchange if certain conditions are met. Neither our articles of incorporation nor our bylaws contain a provision that alters the requirements with respect to mergers or share exchanges or a sale of all or substantially all of our assets under Georgia law.

We have elected in our bylaws to be covered, once Georgia-Pacific owns less than a majority of our outstanding common stock, by two provisions of Georgia law that restrict business combinations with interested shareholders: the Business Combinations Provision and the Fair Price Provision. Under Georgia law, once adopted, these provisions may be repealed only by the affirmative vote of at least two-thirds of the “continuing directors” and a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by an “interested shareholder” and, with respect to the Fair Price Provision, his, her or its associates and affiliates. An “interested shareholder” is defined as a holder of 10% or more of the outstanding voting stock. Under these provisions of the Georgia Business Corporation Code, or GBCC, “continuing directors” are directors who served prior to the time the interested shareholder acquired an ownership of 10% or more of the outstanding voting stock and who are unaffiliated with the interested shareholder.

Interested Shareholder Transactions

The Business Combinations Provision generally prohibits us from entering into certain business combination transactions with any interested shareholder for a five-year period following the time that such shareholder became an interested shareholder.

An interested shareholder may engage in a business combination transaction with us within the five-year period only if:

•	our board of directors approved the transaction before the shareholder became an interested shareholder or approved the transaction in which the shareholder became an interested shareholder;

•	the interested shareholder acquired at least 90% of the voting stock outstanding in the transaction in which it became an interested shareholder; or

•
after becoming an interested shareholder, the interested shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares, excluding Insider Shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote, excluding from the vote Insider Shares and voting stock beneficially owned by the interested shareholder.

“Insider Shares” refer to shares owned by:

•	persons who are directors or officers of Georgia-Pacific or CP&P, their affiliates or associates;

•	our subsidiaries; and

•	our employee stock plans, under which participants do not have the right to determine confidentially the extent to which shares held under such plans will be tendered in a tender or exchange offer.

Because the shares of our common stock held by Georgia-Pacific were issued with the approval of our board of directors, any business combination with Georgia-Pacific would be excluded from these provisions, unless and until Georgia-Pacific owned less than 10% of our common stock.

Fair Price Requirements

The Fair Price Provision imposes requirements on “business combinations” of us with any interested shareholder. In addition to any vote required by law or by our articles of incorporation, under the Fair Price Provision, business combinations with an interested shareholder must meet one of the following criteria:

•
the transaction must be unanimously approved by our continuing directors, provided that the continuing directors constitute at least three members of our board of directors at the time the transaction is approved;

•
the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

•	the terms of the transaction must meet specified fair pricing criteria and other tests.

These criteria are designed to protect our minority shareholders.

Our Articles of Incorporation and Bylaws

Shareholder Nominations and Proposals

Our bylaws provide that any shareholder may present a nomination for a directorship at an annual meeting of shareholders only if advance notice of such nomination has been delivered to us not less than 90 days or more than 120 days prior to the meeting. If less than 100 days’ notice or public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than 10 days after the notice was mailed or the disclosure made.

Similarly, any shareholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to us not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year’s annual meeting.

The foregoing notices must describe, among other things:

•	the proposal to be brought at the meeting or the nominee for director, as applicable;

•	personal information regarding the shareholder giving the notice;

•	the number of shares owned by the shareholder; and

•	his or her interest in the proposal.

These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

Staggered Board

Our board of directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors.

The classification of directors makes it more difficult for shareholders to change the composition of our board of directors. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Removal of Directors and Filling of Vacancies

Prior to the date that Georgia-Pacific ceases to own a majority of our outstanding common stock, our directors can be removed with or without cause by the vote of the holders of a majority of our outstanding common stock. Following the date that Georgia-Pacific ceases to own a majority of our outstanding common stock, our directors may be removed only for cause by the vote of the holders of a majority of our outstanding common stock. However, whenever the holders of the shares of any class or series of capital stock are entitled to elect one or more of our directors, the provisions with respect to removal of a director or directors shall apply to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

Our articles of incorporation provide that newly created directorships resulting from any vacancies on our board resulting from death, resignation, disqualification or other cause (other than removal by the shareholders) will only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the shareholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. Any director elected to fill any vacancy created by an increase in the size of our board will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board. Any director elected in accordance with the preceding sentence will not be classified until the next annual meeting of the shareholders and shall serve until such meeting. No decrease in the number of directors constituting our board will shorten the term of any incumbent director.

Special Meetings of Shareholders

Under Georgia law and our bylaws, we must call a special meeting of the shareholders if called by:

•	the chairman or vice chairman of our board of directors;

•	our chief executive officer, president or secretary;

•	until Georgia-Pacific ceases to own a majority of our outstanding common stock, Georgia-Pacific; or

•
if we have more than 100 shareholders of record, the holders of at least 75% of the voting power of the outstanding capital stock entitled to vote on any issue proposed to be considered at the proposed special meeting.

Restrictions on Amendments to Our Articles of Incorporation

Amendments to our articles of incorporation must be recommended to the shareholders by our board of directors and approved at a properly called meeting of shareholders by a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single group. However, the affirmative vote of the holders of at least 75% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single group, is required to amend, change, repeal or add any provision of our articles of incorporation relating to:

•	the provisions establishing the required votes for amending our articles of incorporation;

•	the number of members of our board of directors;

•	the classification of our board of directors; or

•	the procedure for nominating or removing directors.

Restrictions on Amendments to Our Bylaws

Amendments to our bylaws may be approved by our board of directors or by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single group. However, the affirmative vote of the holders of at least 75% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single group, is required to amend, change, repeal or add any provision of our bylaws relating to the calling of special meetings of the shareholders.

No Shareholder Action by Written Consent; Special Meetings

Our articles of incorporation provide that as of the time at which Georgia-Pacific ceases to be the beneficial owner of at least a majority of the then outstanding shares of common stock, any action required or permitted to be taken by our shareholders may be effected by written consent of all of our shareholders.

Social Responsibility Provision

Our articles of incorporation permit our board of directors to consider any pertinent factors, including general, social and economic effects, in discharging its duties and in determining what is in our best interests. Consequently, our board of directors is authorized to consider factors other than the interests of the shareholders when considering an acquisition offer.

Our Shareholder Rights Plan

As described above, our shareholder rights plan will permit disinterested shareholders to acquire additional shares of our common stock or of an acquiring company of a substantial discount in the event of certain described changes in control. Our shareholder rights plan is intended to discourage anyone from seeking to acquire our company by buying shares of common stock having more than 15% of the total voting power of our stock without the approval of our board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which may be acquired by one of our affiliates, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, CP&P and may include our directors and officers as well as our significant shareholders, if any.

Georgia-Pacific currently plans to complete the distribution approximately six months following this offering by distributing all of the shares of our common stock it owns to the Georgia-Pacific shareholders. Shares of our common stock distributed to Georgia-Pacific shareholders in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

The shares of our common stock held by Georgia-Pacific before distribution are deemed “restricted securities” as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. Georgia-Pacific has agreed not to offer or sell any shares of our common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is:

•	an individual who is neither a citizen nor a resident of the U.S. (as determined for U.S. federal income tax purposes);

•	a corporation or other entity taxed as a corporation organized or created under non-U.S. law;

•	an estate that is not taxable in the U.S. on its worldwide income; or

•	a trust that is either not subject to primary supervision by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed legislation and administrative and judicial interpretations of the Code as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect.

This discussion does not address all aspects of U.S. federal taxation or other tax considerations that may be relevant to you, and in particular is limited in the following ways:

•	The discussion assumes that you hold your common stock as a capital asset and that you do not have a special tax status;

•	The discussion does not consider tax consequences that depend upon your particular tax situation in addition to your ownership of the common stock;

•	The discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence; and

•	The discussion does not cover state, local or foreign law.

Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Distributions

Distributions paid on the shares of common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will be treated first as a tax-free return of your basis in the shares of common stock, causing a reduction in the adjusted basis of the common stock, and the balance in excess of adjusted basis will be treated as capital gain recognized.

We currently expect to pay dividends. Subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. A non-U.S. holder generally must file IRS Form W-8BEN to certify its entitlement to the benefit of a reduced rate of withholding under an income tax treaty. If common stock is held through a foreign partnership or a foreign intermediary, the partnership or intermediary, as well as the partners or beneficial owners, may need to meet certification requirements.

The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and the holder’s country of residence, any effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the U.S. maintained by the holder and such treaty-based tax position is disclosed to the IRS. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

•
in the case of a non-resident alien individual who holds the common stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain conditions are met; or

•
unless an exception applies, we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or during the non-U.S. holder’s holding period, whichever period is shorter.

The tax relating to stock in a U.S. real property holding corporation does not apply to a non-U.S. holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or prior to a non-U.S. holder’s disposition of common stock may become, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

We must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence. A non-U.S. holder will generally be required to certify its non-U.S. status in order to avoid backup withholding on dividends (although, as noted above, such dividends distributed to a non-U.S. holder may be subject to the regular withholding rules).

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

•	a controlled foreign corporation as defined in the Code; or

•	a foreign partnership with certain U.S. connections.

Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

A non-U.S. holder will be required to certify its non-U.S. status, in order to avoid information reporting and backup withholding on disposition proceeds, where the transaction is effected by or through a U.S. office of a broker.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

An individual who is neither a citizen nor a resident of the U.S. (as determined for U.S. estate tax purposes) and who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY NON-U.S. HOLDERS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND ANY APPLICABLE INCOME OR ESTATE TAX TREATIES.

UNDERWRITING

CP&P and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co
Banc of America Securities LLC
Morgan Stanley & Co. Incorporated

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until such option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from CP&P to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by CP&P. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms.

CP&P, its officers, directors and Georgia-Pacific have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

Prior to the Offering, there has been no public market for the common stock. The initial public offering price will be negotiated among Georgia-Pacific and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be CP&P’s historical performance, estimates of CP&P’s business potential and earnings prospects, an assessment of CP&P’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

CP&P will apply for the common stock to be listed on the New York Stock Exchange under the symbol “            ”.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make internet distributions on the same basis as other allocations.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from CP&P in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiration of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act of 2000, or the FSMA, received by it in connection with the issue or sale of any shares in circumstances in which section 21(l) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

CP&P estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

CP&P has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

From time to time, the underwriters have provided, and may continue to provide, investment banking services to CP&P and to Georgia-Pacific for which they have received, and are expected in the future to receive, customary fees and commissions. Goldman, Sachs & Co. has provided, and continues to provide, advice to CP&P and to Georgia-Pacific regarding CP&P’s spin-off from Georgia-Pacific. Goldman, Sachs & Co. has received, and is expected in the future to receive, customary fees for this advice. In addition, Goldman, Sachs & Co., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated have provided, and continue to provide, advice to CP&P and to Georgia-Pacific in connection with one or more of the various reorganization transactions described in this prospectus. Goldman, Sachs & Co., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated will receive usual and customary fees for this advice.

VALIDITY OF THE COMMON STOCK

The validity of the common stock offered hereby will be passed upon for us by James F. Kelley, Executive Vice President and General Counsel of Georgia-Pacific Corporation. Certain other legal matters will be passed upon for us by King & Spalding. The validity of the common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York.

EXPERTS

The combined financial statements and schedule of Georgia-Pacific Corporation — Consumer Products, Packaging, and Paper and Pulp Businesses as of December 29, 2001 and December 30, 2000, and for each of the three years in the period ended December 29, 2001 and the balance sheet of CP&P, Inc. as of June 6, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations and cash flows of Fort James Corporation for the two fiscal years in the period ended December 26, 1999, appearing in this Prospectus and Registration Statement in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

The registration statement and the exhibits thereto filed by us with the SEC may be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, telephone number: 1-800-SEC-0330. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

After the completion of the offering, we will be required to comply with the reporting requirements of the Exchange Act and to file with the SEC reports, proxy statements and other information as required by the Exchange Act. Additionally, we will be required to provide annual reports containing audited financial statements to our shareholders in connection with our annual meetings of shareholders. After the offering, these reports, proxy statements and other information will be available to be inspected and copied at the SEC’s public reference facility or obtained by mail or over the Internet from the SEC, as described above. We intend to list our common stock on the New York Stock Exchange under the symbol “            ” following completion of the offering. When our common stock commences trading on the New York Stock Exchange, such reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INDEX TO FINANCIAL STATEMENTS

Combined Financial Statements of Georgia-Pacific Corporation—Consumer Products, Packaging, and Paper and Pulp Businesses (to be reorganized as CP&P, Inc.):

Report of Independent Auditors	F-2

Combined Statements of Operations for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000	F-3

Combined Statements of Cash Flows for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000	F-4

Combined Balance Sheets as of December 29, 2001 and December 30, 2000	F-5

Combined Statements of Changes in Invested Equity for the fiscal years ended December 29, 2001, December 30, 2000, and January 1, 2000	F-6

Combined Statements of Comprehensive (Loss) Income for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000	F-6

Notes to Combined Financial Statements	F-7

Schedule II—Valuation and Qualifying Accounts	F-64

Combined Statements of Operations for the fiscal quarters ended March 30, 2002 and March 31, 2001 (unaudited)	F-65

Combined Statements of Cash Flows for the fiscal quarters ended March 30, 2002 and March 31, 2001 (unaudited)	F-66

Combined Balance Sheets as of March 30, 2002 (unaudited) and December 29, 2001	F-67

Combined Statements of Comprehensive (Loss) Income for the fiscal quarters ended March 30, 2002 and March 31, 2001 (unaudited)	F-68

Notes to Combined Financial Statements (unaudited)	F-69

Financial Statements of CP&P, Inc.

Report of Independent Auditors	F-88

Balance Sheet as of June 6, 2002	F-89

Notes to Financial Statements	F-90

Consolidated Financial Statements of Fort James Corporation:

Consolidated Statements of Operations for the fiscal years ended December 27, 1998 and December 26, 1999	F-93

Consolidated Statements of Cash Flows for the fiscal years ended December 27, 1998 and December 26, 1999	F-94

Notes to Consolidated Financial Statements	F-95

Report of Independent Accountants	F-116

Consolidated Statements of Operations for the Quarters and Nine Months Ended September 24, 2000 and September 26, 1999 (unaudited)	F-117

Consolidated Statements of Cash Flows for the Nine Months Ended September 24, 2000 and September 26, 1999 (unaudited)	F-118

Notes to Consolidated Financial Statements (unaudited)	F-119

REPORT OF INDEPENDENT AUDITORS

Board of Directors, Georgia-Pacific Corporation:

We have audited the accompanying combined balance sheets of Georgia-Pacific Corporation – Consumer Products, Packaging, and Paper and Pulp Businesses (the “Company” or “Consumer Products Company”) (to be reorganized as CP&P, Inc. as described in Note 1) as of December 29, 2001 and December 30, 2000 and the related combined statements of operations, changes in invested equity, comprehensive (loss) income, and cash flows for each of the three years in the period ended December 29, 2001. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of Georgia-Pacific’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Consumer Products Company as of December 29, 2001 and December 30, 2000 and the combined results of their operations and their cash flows for each of the three years in the period ended December 29, 2001 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 10 to the financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments.

Atlanta, Georgia
June 12, 2002, except Notes 1 and 16, as to which the date is                                    , 2002.

The foregoing report is in the form that will be signed upon the completion of certain of the reorganization transactions and agreements described in Note 1 and the separation and distribution agreements discussed in Note 16 to the financial statements and upon completion of this Registration Statement to include the receipt by CP&P, Inc. of all required consents of experts.

Atlanta, Georgia
June 19, 2002

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Fiscal Year
		2001		2000		1999

Net sales:
Third parties		$11,768		$7,230		$6,159
Georgia-Pacific		659		719		284

Total net sales		12,427		7,949		6,443

Costs and expenses:
Cost of sales, excluding depreciation and amortization shown below		8,698		5,545		4,801
Selling and distribution		865		418		262
Depreciation and amortization		1,086		661		566
General and administrative		647		363		354
Interest		878		375		291
Other loss		63		204		—

Total costs and expenses		12,237		7,566		6,274

Income before income taxes, extraordinary item and accounting change		190		383		169
Provision for income taxes		356		148		72

(Loss) income before extraordinary item and accounting change		(166)		235		97
Extraordinary loss from early retirement of debt, net of taxes		(12)		—		—
Cumulative effect of accounting change, net of taxes		11		—		—

Net (loss) income		$(167)		$235		$97

Pro forma* per share data (See Note 2):
Basic and diluted per share:
(Loss) income before extraordinary item and accounting change	$		$		$
Extraordinary loss, net of taxes
Cumulative effect of accounting change, net of taxes

Net (loss) income	$		$		$

Shares used in computing pro forma basic and diluted (loss) income per share

*
The pro forma calculation reflects a pro forma number of shares expected to be outstanding after completion of the initial public offering of CP&P, but does not reflect any of the other reorganization transactions.

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year
	2001	2000	1999
Cash flows from operating activities:
Net (loss) income	$(167)	$235	$97
Adjustments to reconcile net (loss) income to cash provided by operations, excluding the effects of acquisitions:
Extraordinary loss, net of taxes	12	—	—
Cumulative effect of accounting change, net of taxes	(11)	—	—
Depreciation	842	585	512
Amortization of goodwill and intangibles	244	76	54
Current and deferred income taxes	(176)	(37)	(66)
Other loss	63	204	—
Loss (gain) on disposal of assets, net	45	(24)	2
Decrease (increase) in receivables	127	57	(127)
Decrease (increase) in inventories	28	(14)	(36)
(Decrease) increase in accounts payable	(44)	27	33
Other, net	(84)	(20)	(3)

Cash provided by operations	879	1,089	466

Cash flows from investing activities:
Property, plant and equipment investments	(576)	(571)	(378)
Acquisitions	(105)	(6,140)	(778)
Proceeds from sales of assets	2,122	24	7
Other, net	38	44	10

Cash provided by (used for) investing activities	1,479	(6,643)	(1,139)

Cash flows from financing activities:
Net (decrease) increase in debt and allocated debt	(2,338)	5,569	(162)
Debt issuance fees	(31)	(30)	(17)
Increase (decrease) in bank overdrafts	13	23	(10)
Issuance of senior deferrable notes	—	—	863

Cash (used for) provided by financing activities	(2,356)	5,562	674

Increase in cash	2	8	1
Balance at beginning of year	13	5	4

Balance at end of year	$15	$13	$5

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED BALANCE SHEETS

(in millions)

	December 29, 2001	December 30, 2000
ASSETS
Current assets:
Cash	$15	$13

Receivables, less allowances of $24 and $19, respectively	1,238	1,446

Inventories
Raw materials	443	534
Finished goods	590	677
Supplies	391	437
LIFO adjustment	(5)	(30)

Total inventories	1,419	1,618

Deferred income tax assets	130	143
Other current assets	187	172

Total current assets	2,989	3,392

Property, plant and equipment
Land and improvements	205	193
Buildings	1,320	1,377
Machinery and equipment	11,651	14,053
Construction in progress	378	443

Property, plant and equipment, at cost	13,554	16,066
Accumulated depreciation	(6,106)	(6,705)

Property, plant and equipment, net	7,448	9,361

Goodwill, net	7,529	8,245

Other assets	1,434	1,217

Total assets	$19,400	$22,215

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt (Note 7)	$2,263	$2,275
Accounts payable	930	1,067
Accrued compensation	214	277
Other current liabilities	650	629

Total current liabilities	4,057	4,248

Long-term debt, excluding current portion (Note 7)	7,415	9,753

Senior deferrable notes	863	863

Other long-term liabilities	1,758	1,354

Deferred income tax liabilities	1,266	1,701

Commitments and contingencies
Invested equity:
Owner’s net investment	4,117	4,279
Accumulated other comprehensive (loss) income	(76)	17

Total invested equity	4,041	4,296

Total liabilities and invested equity	$19,400	$22,215

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY

(in millions)

	Fiscal Year
	2001	2000	1999
Invested equity, beginning balance	$4,296	$2,444	$2,347
Net (loss) income	(167)	235	97
Other comprehensive (loss) income	(93)	17	—
Equity contributed in connection with the Fort James acquisition	5	1,600	—

Invested equity, ending balance	$4,041	$4,296	$2,444

COMBINED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in millions)
	Fiscal Year
	2001	2000	1999
Net (loss) income	$(167)	$235	$97
Other comprehensive (loss) income, net of taxes
Foreign currency translation adjustments	(29)	17	—
Derivative instruments (net of taxes of $15 in 2001)	(24)	—	—
Minimum pension liability adjustment (net of taxes of $19 in 2001)	(40)	—	—

Comprehensive (loss) income	$(260)	$252	$97

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1.    BACKGROUND AND BASIS OF PRESENTATION

Nature of Operations

The Georgia-Pacific Corporation—Consumer Products, Packaging, and Paper and Pulp Businesses (the “Company” or “Consumer Products Company”) consists of Georgia-Pacific Corporation’s (“Georgia-Pacific”) consumer products, packaging, and paper and pulp businesses. The Consumer Products Company is broadly engaged in three business operations: the manufacture of tissue products (including bathroom tissue, paper towels, and paper napkins) and disposable tableware (including disposable cups, plates and cutlery); the manufacture of containerboard and packaging (including containerboard and corrugated packaging); and the manufacture of paper and pulp (including office and printing paper, fluff and market pulp, kraft paper and bleached board).

The Consumer Products Company was formed as part of a strategic separation of Georgia-Pacific into two independent, publicly traded companies—a consumer products, packaging, and paper and pulp company, and a building products and distribution company. After completion of the reorganization transactions described below, the Consumer Products Company will be reorganized as CP&P, Inc. (“CP&P”), an independent company owning and operating the consumer products, packaging, and paper and pulp businesses, while Georgia-Pacific will continue to own and operate its building products manufacturing and distribution business and its Unisource paper and supplies distribution business.

Reorganization Transactions and Distribution

Georgia-Pacific’s board of directors has approved a plan to separate its consumer products, packaging, and paper and pulp businesses from its building products and distribution businesses. The major elements of this plan are the following:

•	Georgia-Pacific will contribute the assets and liabilities relating to its consumer products, packaging and paper and pulp businesses to CP&P, its wholly owned subsidiary;

•	Georgia-Pacific will sell up to $1 billion of senior subordinated notes and borrow approximately $ million under a new secured senior credit facility;

•	Unisource, a subsidiary of Georgia-Pacific, will borrow approximately $ million under a new secured senior credit facility;

•
Georgia-Pacific will use the proceeds from the sale of its notes and the borrowings under the new Georgia-Pacific and Unisource credit facilities to retire a portion of Georgia-Pacific’s existing debt;

•	CP&P will assume approximately $2.6 billion of Georgia-Pacific’s indebtedness, including obligations relating to up to about $869 million of industrial revenue bonds;

•
CP&P will offer to exchange 16 series of its new debt securities for 16 series of outstanding publicly held debt securities of Georgia-Pacific having an aggregate principal amount of approximately $5.65 billion, which CP&P will have assumed from Georgia-Pacific subject to its right to cause CP&P to assume an equal principal amount of other Georgia-Pacific debt in lieu of any outstanding debt securities that are withdrawn from, or not validly tendered in, the exchange offers; any such untendered or withdrawn debt securities will remain obligations of Georgia-Pacific, and CP&P expects Georgia-Pacific to cause it to assume, and then CP&P would refinance, an equal amount of other Georgia-Pacific debt;

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

•	CP&P will borrow approximately $ million under a new unsecured senior credit facility;

•	CP&P will sell common stock that will represent approximately % of its shares in a public offering that CP&P expects to raise approximately $1 billion;

•	CP&P will use the proceeds from the borrowings under its new credit facility and the sale of its common stock to retire a portion of the debt CP&P assumes from Georgia-Pacific; and

•
Approximately six months after completion of the public offering of CP&P common stock, Georgia-Pacific intends to distribute the remaining shares of CP&P common stock it holds to Georgia-Pacific’s shareholders.

The transaction in which Georgia-Pacific will distribute the remaining shares it holds in CP&P to its shareholders is referred to as the “distribution”, and the transactions described in the bullets above are referred to as the “reorganization transactions”. CP&P and Georgia-Pacific reserve the right to modify any or all of the reorganization transactions in any respect or to terminate the plan. CP&P also may make a public offering of securities convertible into our common stock as part of the reorganization transactions. Moreover, even if the reorganization transactions are completed as planned, Georgia-Pacific reserves the right to delay or cancel the distribution altogether or to convert CP&P into an independent publicly owned entity through a mechanism other than the distribution.

Separation and Transitional Arrangements

In connection with Georgia-Pacific’s contribution of assets and liabilities to CP&P as described above, Georgia-Pacific and CP&P will enter into agreements related to the separation of the Consumer Products Company’s business operations from Georgia-Pacific, as well as agreements under which Georgia-Pacific and CP&P will agree to provide each other with various interim ongoing and other services and information. See Note 16 for a discussion of these agreements.

Distribution by Georgia-Pacific of CP&P Common Stock

After completion of the initial public offering, Georgia-Pacific will own between 80% and 85% of CP&P’s outstanding shares of common stock. Georgia-Pacific currently plans to distribute to its shareholders all of the shares of CP&P common stock it holds approximately six months following the completion of the initial public offering. However, Georgia-Pacific is not obligated to effect the distribution. The distribution is subject to, among other things, the approval of Georgia-Pacific’s board of directors and Georgia-Pacific’s receipt of a private letter ruling from the Internal Revenue Service that certain reorganization transactions and the distribution will be tax-free to Georgia-Pacific and its shareholders for U.S. federal income tax purposes. Georgia-Pacific’s board of directors may elect to consummate the distribution without a ruling from the Internal Revenue Service, in which case Georgia-Pacific may choose to obtain an opinion of tax counsel, which would not be binding on the IRS or any court. Any of the conditions to the distribution may be waived by the Georgia-Pacific board. If Georgia-Pacific makes this distribution, CP&P will become an independent, publicly owned company and will no longer be a subsidiary of Georgia-Pacific. Georgia-Pacific may use a method other than the contemplated distribution to convert CP&P into a independent, publicly owned company, and Georgia-Pacific may decide to retain its ownership of CP&P indefinitely.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Capital Structure

Common Stock

Upon completion of the reorganization transactions, the Consumer Products Company will be owned by CP&P which was incorporated as a Georgia corporation in May 2002. Under its articles of incorporation, CP&P is authorized to issue 770,000,000 shares of capital stock, which consist of 735,000,000 shares of common stock, par value $.01 per share, and 35,000,000 shares of preferred stock, par value $.01 per share. Immediately following the initial public offering, there will be              shares of common stock outstanding, or              shares if the underwriters exercise their over-allotment option in full.

Series A Junior Preferred Participating Stock

CP&P is authorized to issue up to 35,000,000 shares of preferred stock, of which 735,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with the shareholder rights plan.

Basis of Presentation

The financial statements of the Consumer Products Company include the assets, liabilities, revenues, and expenses related to the operations conducted by the Consumer Products Company. In addition, as described more fully elsewhere in these footnotes, certain assets and liabilities have been allocated to or assigned to the Consumer Products Company based upon management’s intentions or expectations and are reflected in the accompanying combined balance sheets. Certain operations of the Consumer Products Company were conducting business as divisions of Georgia-Pacific or its subsidiaries, and other operations consist of wholly owned subsidiaries of Georgia-Pacific. The separate financial statements of the Consumer Products Company have been prepared on a basis that management believes to be reasonable and appropriate and include the historical balance sheets, results of operations, and cash flows from the Consumer Products Company, including allocated portions of Georgia-Pacific’s general and administrative expenses and debt, as described below. The separate financial statements are not necessarily indicative of the balance sheets, results of operations, and cash flows that might have occurred had the Consumer Products Company been a stand-alone business not fully integrated into the operations of Georgia-Pacific, or of the actual financial position that might have otherwise resulted; nor are they necessarily indicative of future results of operations or financial position of CP&P. All significant intercompany accounts and transactions within the Consumer Products Company have been eliminated. Because a direct ownership relationship did not exist among all the various units comprising the Consumer Products Company, Georgia-Pacific’s net investment in the Consumer Products Company is shown as invested equity, in lieu of shareholders’ equity, in the accompanying combined financial statements. The net invested equity was determined as of December 29, 2001 and adjusted retroactively to reflect results of operations, other comprehensive income (loss) and capital contributions effective with Georgia-Pacific’s acquisition of Fort James Corporation.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The equity method of accounting is used for investments in companies where the Consumer Products Company has a 20% to 50% ownership interest. The equity method of accounting is also used in instances where the Consumer Products Company may have an ownership interest greater than 50% and the investing partner has significant participation rights.

Financial Activities

Georgia-Pacific’s practice has been to incur indebtedness for the consolidated group at the parent-company level and at a limited number of subsidiaries, rather than at the operating-company level. Accordingly, for purposes of these financial statements, a portion of Georgia-Pacific’s debt and the senior deferrable notes was allocated to the Consumer Products Company based upon the amount of debt management believed it could service. In addition, Georgia-Pacific’s management considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity. The debt allocation was based on Georgia-Pacific’s debt balances as of December 29, 2001. The debt balances for prior periods were determined based on the intervening cash flows of the Consumer Products Company and other transactions with Georgia-Pacific. At December 29, 2001, $7.8 billion and $863 million of Georgia-Pacific’s debt and senior deferrable notes, respectively, was allocated to the Consumer Products Company and is reflected in the accompanying combined balance sheet along with the $1.8 billion of Fort James debt. Management believes that such allocation is equitable and reasonable. The Consumer Products Company’s debt increases or decreases by the amount of any net cash generated by, or required to fund, the Consumer Products Company’s operating activities, investing activities and other financing activities. Georgia-Pacific plans to exchange a substantial portion of its debt for that of CP&P. The amount ultimately allocated depends on a number of factors as described in Note 7.

Interest expense, including the impact of Georgia-Pacific’s interest rate exchange agreements, was allocated to the Consumer Products Company based on the ratio of the Consumer Products Company’s average estimated debt to Georgia-Pacific’s debt. Management believes this method of allocation of the cost of debt is equitable and provides a reasonable estimate of the cost attributable to the Consumer Products Company. However, the intercompany allocation of interest determined using this proration is not indicative of the amount of interest that would have resulted had the Consumer Products Company operated on a stand-alone basis, nor is it indicative of future interest costs.

Allocation of Shared Services

A portion of Georgia-Pacific’s shared general and administrative expenses (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning and information systems support) and selling and distribution expenses have been allocated to the Consumer Products Company in the accompanying combined financial statements based upon identification of such services specifically used by the Consumer Products Company. Where determinations based on specific usage alone were impracticable, or where costs were reflected in a general charge not specific to the Consumer Products Company, other methods and criteria were used that management believes were equitable and provided a reasonable allocation of cost attributable to the Consumer Products Company. These methods primarily consisted of allocating costs based on (i) number of employees of each Company, (ii) percentage of office space of each group and (iii) estimated percentage of staff time used. The total of these allocations was $265 million, $153 million

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

and $128 million in fiscal 2001, 2000 and 1999, respectively. It is not practicable to provide a detailed estimate of the expenses that would be recognized if the Consumer Products Company were operated on a stand-alone basis, and the allocated amounts are not indicative of such costs on a stand-alone basis, or in the future.

Allocation of Employee Benefits

Georgia-Pacific’s costs for pension and postretirement health care and life insurance benefits, for plans providing benefits exclusively to Consumer Products Company employees have been included in these financial statements. Additional employee benefit costs have been allocated to the Consumer Products Company based on its employees’ participation in certain of Georgia-Pacific’s noncontributory defined benefit pension plans and postretirement healthcare and life insurance benefit plans. The cost of the Consumer Products Company’s participation was actuarially determined based on the number of the Consumer Products Company’s participants and their benefit levels and were calculated in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively. Certain amounts were allocated based on the expected number of people who will become employees of the Consumer Products Company. Management believes such method of allocation was equitable and provides a reasonable allocation of the costs attributable to the Consumer Products Company.

In those plans where assets were not segregated into separate accounts or restricted to providing benefits to employees of the Consumer Products Company, assets may have been used to provide benefits to employees of both the Consumer Products Company and other businesses of Georgia-Pacific. For these plans, assets have been allocated to the Consumer Products Company based on the percentage of the projected benefit obligation for the Consumer Products Company employees to the total projected benefit obligation of the plans.

The plans will continue to be operated as plans of Georgia-Pacific until a planned separation becomes effective January 1, 2003, assuming completion of the initial public offering. Accordingly, the allocated net recorded assets and obligations of the portion of such plans reflected in the accompanying financial statements are subject to change. Such changes will be reflected as adjustments to invested equity in connection with the reorganization.

Allocation of Federal and State Income Taxes

Income taxes for the Consumer Products Company were calculated on a separate tax return basis. However, the Consumer Products Company has been included in the consolidated federal income tax returns of Georgia-Pacific, and Georgia-Pacific was managing its tax position for the benefit of its entire portfolio of businesses. Accordingly, Georgia-Pacific’s tax strategies may not necessarily reflect the strategies that the Consumer Products Company would have followed or will follow as a stand-alone company. Actual tax payments were made by Georgia-Pacific and, accordingly, the Consumer Products Company’s federal and state current obligations are effectively settled through intercompany transactions.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Allocation of Certain Miscellaneous Corporate Assets and Liabilities

Certain corporate assets and liabilities of Georgia-Pacific have been allocated to the Consumer Products Company based on a number of factors which management believes provide a reasonable representation of amounts that would have been incurred had the Consumer Products Company operated as a stand-alone Company. At each historical balance sheet date, allocations of such corporate assets and liabilities have been allocated based on allocation factors determined as of that date. Changes in the amounts allocated due to changes in the allocation ratios are generally adjusted through allocated debt. However, in connection with the separation of their businesses, the Consumer Products Company and Georgia-Pacific will enter into various agreements (see Note 16) that address the allocation of assets and liabilities between them and that define their relationship following the separation. Accordingly, the allocation of corporate assets and liabilities included in the accompanying combined financial statements is not necessarily indicative of amounts that will actually be allocated to the Consumer Products Company upon consummation of the initial public offering and the resulting amounts are subject to changes and the amounts of such changes cannot be presently determined.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Consumer Products Company recognizes revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition, net of discounts and allowances, is largely dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated as f.o.b. (free on board) shipping point. For sales transactions designated as f.o.b. destination, revenue is recorded when the product is delivered to the customer’s delivery site. The Consumer Products Company does not recognize revenue from bill and hold transactions until the product is delivered to the customer’s delivery site (for sales with terms of f.o.b. destination) or until the product is shipped to the customer (for sales with terms of f.o.b. shipping point). Discounts and allowances are comprised of trade allowances, cash discounts and sales returns. Cash discounts and sales returns are estimated using historical experience. Trade allowances are based on the estimated obligations and or historical experience.

Foreign Currency Translation

The functional currency for most international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into United States dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly in invested equity. Foreign currency transaction gains and losses are reflected in the combined statements of operations.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Pro Forma (Loss) Income Per Share

Pro forma basic and diluted (loss) income per share amounts were computed based on the loss or income of the Company and the estimated common shares expected to be outstanding after the completion of the initial public offering of CP&P. Pro forma (loss) income per share amounts were calculated as if the CP&P common stock were outstanding for all periods. Additionally, the pro forma (loss) income per share amounts do not give effect to any conversion of Georgia-Pacific stock options into CP&P stock options. The actual number of Georgia-Pacific stock options to be converted into CP&P stock options will not be determined until the individual employee options are converted into CP&P stock options. The pro forma basic and diluted earnings (loss) per share amounts do not include the effects of the separation, including separation-related debt and equity transactions and debt repayments.

Inventory Valuation

Domestic production inventories are valued at the lower of year-to-date average cost (using the last-in, first-out or “LIFO” method) or market and include the costs of materials, labor and manufacturing overhead. Operating supplies and foreign inventories are generally valued using the first-in, first-out (“FIFO”) method. The LIFO method was used to determine the cost of approximately 55% and 59% of inventories at December 29, 2001 and December 30, 2000, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Lease obligations for which the Consumer Products Company assumes or retains substantially all the property rights and risks of ownership are capitalized. Replacements of major units of property are capitalized, and the replaced properties are retired. Replacements of minor components of property, and repair and maintenance costs, are charged to expense as incurred. Major planned shutdown maintenance costs are charged to earnings ratably during the year.

Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Useful lives are 25 years for land improvements, 20 to 45 years for buildings, and 3 to 20 years for machinery and equipment. Upon retirement or disposition of assets, cost and accumulated depreciation are removed from the related accounts and any gain or loss is included in income.

The Consumer Products Company capitalizes incremental costs that are directly associated with software developed or purchased for internal use. Amounts are amortized over five years beginning when the assets are placed in service. The net book value of such capitalized costs was $15.6 million at the end of fiscal 2001. Amounts capitalized were $0.2 million in 2001, $0.4 million in 2000, and $2 million in 1999. Such amounts are included as “Property, plant and equipment” on the accompanying combined balance sheets.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The Consumer Products Company capitalizes interest on projects when construction takes considerable time and entails major expenditures. Such interest is charged to the property, plant and equipment accounts and amortized over the approximate lives of the related assets. Interest capitalized, expensed and paid was as follows:

	Fiscal Year
	2001	2000	1999
	(in millions)
Total interest costs (including allocations)	$887	$383	$295
Interest capitalized	(9)	(8)	(4)

Interest expense	$878	$375	$291

Estimated portion of Georgia-Pacific’s total interest paid which is allocated to the Consumer Products Company	$901	$342	$293

Landfills and Lagoons

The Consumer Products Company accrues for landfill closure costs including waste treatment, storage or disposal over the periods that benefit from the use of the landfill and accrues for lagoon clean-out costs over the useful period between clean-outs.

Identifiable Intangible Assets

The Consumer Products Company amortizes identifiable intangible assets such as patents, trademarks, and tradenames using the straight-line method over their estimated useful lives of up to 40 years. Amortization expense for identifiable intangible assets was $30 million and $3 million in 2001 and 2000, respectively. Accumulated amortization at December 29, 2001 and December 30, 2000 was $33 million and $3 million, respectively.

Impairment of Long-Lived Assets Other Than Goodwill

The Consumer Products Company assesses its long-lived assets other than goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Consumer Products Company projects undiscounted net future cash flows over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets.

Goodwill

Prior to the beginning of fiscal year 2002, the Consumer Products Company amortized costs in excess of fair value of net identifiable assets of businesses acquired using the straight-line method over a period not to exceed 40 years. The Consumer Products Company reviewed the recorded value of its goodwill annually, or sooner if events or changes in circumstances indicated that the carrying amount may exceed fair value. Recoverability was then determined by comparing the undiscounted net cash flows of the assets to which the goodwill applied to the net book value, including goodwill, of those assets. Beginning in 2002, the Consumer Products Company no longer amortizes goodwill (see further discussion below).

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Goodwill amortization expense was $214 million, $73 million and $54 million in fiscal 2001, 2000, and 1999, respectively. Accumulated amortization at December 29, 2001 and December 30, 2000 was $792 million and $578 million, respectively.

Shipping and Handling Costs

The Consumer Products Company classifies the majority of shipping and handling costs as cost of sales. However, certain shipping and handling costs are classified as selling and distribution expenses. Shipping and handling costs included in selling and distribution expenses were $270 million, $137 million and $81 million in fiscal 2001, 2000, and 1999, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense in fiscal 2001, 2000 and 1999 was approximately $171 million, $63 million and $56 million, respectively.

Environmental and Legal Matters – See Note 15

Environmental and legal liabilities, including contingent liabilities, have been allocated to the Consumer Products Company in accordance with the terms of the separation agreements to be entered into between Georgia-Pacific and CP&P as part of the reorganization transactions. Pursuant to these agreements, CP&P will assume all environmental and other legal liabilities that primarily relate to its business. The Consumer Products Company recognizes a liability for environmental remediation and legal indemnification and defense costs when it believes it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are developed based on currently available information and reflect the participation of other potentially responsible parties, depending on the parties’ financial condition and probable contribution. The accruals are recorded at undiscounted amounts and are reflected as liabilities in the accompanying combined balance sheets. The Consumer Products Company also has insurance that covers losses on certain environmental claims and records a receivable to the extent that the realization of the insurance is deemed probable. These receivables are recorded at undiscounted amounts and are reflected as assets in the accompanying combined balance sheets.

Environmental costs are generally capitalized when the costs improve the condition of the property or prevent or mitigate future contamination. All other costs are expensed.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates, and such differences could be material.

Fiscal Reporting Periods

The Consumer Products Company’s fiscal year ends on the Saturday closest to December 31. For 2001, 2000 and 1999, the Consumer Products Company’s fiscal year ended on December 29, 2001, December 30, 2000 and January 1, 2000, respectively. Additionally, the Consumer Products Company reports its quarterly periods on a 13-week basis ending on a Saturday.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Accounting Standards Changes

In July 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that entities assess the fair value of the net assets underlying all acquisition related goodwill on a reporting unit basis effective beginning in 2002. When the fair value is less than the related carrying value, entities are required to reduce the amount of goodwill. Reductions resulting from the initial application of SFAS No. 142 are made retroactive to the beginning of fiscal year 2002. SFAS No. 142 also requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. The Consumer Products Company has determined its reporting units to be the following: North American towel and tissue, Dixie, European towel and tissue, packaging, and paper and pulp. Management is evaluating the effect of this statement on these reporting units. As of December 29, 2001, the Consumer Products Company had acquisition-related goodwill of $7.5 billion, net of accumulated amortization. Beginning in 2002, the Consumer Products Company will no longer be amortizing acquisition-related goodwill. Had the Consumer Products Group discontinued amortization of goodwill beginning in fiscal year 1999, operating results for fiscal years 2001, 2000 and 1999 would have been as follows:

	Fiscal Year 2001		Fiscal Year 2000		Fiscal Year 1999
	(in millions, except per share data)
Income before income taxes, extraordinary item and accounting change, as reported		$190		$383		$169
Add back: goodwill amortization		214		73		54

Adjusted income before income taxes, extraordinary item and accounting change		$404		$456		$223

Net (loss) income as reported		$(167)		$235		$97
Add back: goodwill amortization		214		73		54

Adjusted net income		$47		$308		$151

Pro forma basic and diluted earnings per share:
Net (loss) income as reported	$		$		$
Add back: goodwill amortization

Adjusted net income	$		$		$

In July 2001, the FASB also issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Management is evaluating the effect of this statement on the Consumer Products Company’s results of operations and financial position.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 supersedes FASB statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (“SFAS No. 121”), and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (“Opinion 30”) for the disposal of a segment of a business (as previously defined in Opinion 30). The FASB issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. SFAS No. 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS No. 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and will be applied prospectively.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No 13, and Technical Corrections (“SFAS No. 145”). SFAS No. 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt (An Amendment of APB Opinion No. 30), which required all gains and losses from extinguishments of debt to be classified as extraordinary items. As a result, the criteria in Opinion 30 will be used to classify those gains and losses. SFAS No. 145 also amends Statement No. 13, Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and early adoption is encouraged. Any gains or losses previously classified as an extraordinary item must be reclassified. Management expects to reclassify a previously reported extraordinary loss and is evaluating the other effects of this statement on the Consumer Products Company’s results of operations and financial position.

NOTE 3.    OPERATING SEGMENT INFORMATION

The Consumer Products Company has three reportable operating segments: consumer products, packaging, and paper and pulp.

•	The consumer products segment produces and sells retail and commercial tissue, paper towels, paper napkins, and disposable tableware.

•	The packaging segment produces and sells corrugated packaging and containerboard.

•	The paper and pulp segment produces office and printing paper, kraft paper, market and fluff pulp, and bleached board.

Markets for these segments are affected primarily by changes in consumer demand and the overall level of economic growth in the United States.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The accounting policies of the segments are primarily the same as those described in the summary of significant accounting policies. Georgia-Pacific evaluates performance based on profit or loss from operations before interest and income taxes (i.e., operating profit or loss).

The Consumer Products Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties at current market prices.

The Consumer Products Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business has different selling organizations and requires different production processes.

The “Other” nonreportable segment includes some miscellaneous businesses, unallocated corporate operating expenses, and the elimination of intersegment sales and related profits.

The Consumer Products Company has a large and diverse customer base, which includes some customers located in foreign countries. No single unaffiliated customer accounted for more than 10% of total sales in any year during the three fiscal years ended December 29, 2001. Sales to foreign markets in fiscal 2001, 2000 and 1999 were 19%, 12% and 10%, respectively. These sales were primarily to customers in Canada, Europe, Asia and Latin America. Information on operations in the United States and foreign markets is as follows:

Revenues*

	Fiscal Year
	2001	2000	1999
	(in millions)
United States	$10,020	$6,961	$5,803
Foreign countries	2,407	988	640

Total net sales	$12,427	$7,949	$6,443

*	Revenues are attributed to countries based on location of customer.

Property, plant and equipment located in the United States and abroad were valued at $6.6 billion and $862 million, respectively as of December 29, 2001 and were $8.5 billion and $900 million, respectively, at December 30, 2000. Prior to the acquisition of Fort James in November 2000 (see Note 4), a substantial portion of the Consumer Products Company’s foreign revenues was derived from the sale of domestically—produced products abroad. Therefore, assets located outside the United States as of January 1, 2000 were not material.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Revenues By Product Line**

	2001	2000	1999
	(in millions)
Consumer products:
Tissue	$6,030	$1,948	$1,186
Dixie	859	77	—
Other	103	29	9

Total consumer products	$6,992	$2,054	$1,195

Packaging:
Containerboard	$523	$626	$554
Packaging	1,959	2,020	1,892

Total packaging	$2,482	$2,646	$2,446

Paper and pulp:
Market pulp	$763	$1,052	$828
Bleached board	241	195	198
Paper	1,147	1,137	1,347
Other	141	143	143

Total paper and pulp	$2,292	$2,527	$2,516

**	Represents revenues to unaffiliated customers.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following summarizes certain financial information by segment:

	Consumer Products	Packaging	Paper and Pulp	All Other		Combined
	(in millions)
2001
Net sales to unaffiliated customers	$6,992	$2,482	$2,292	$2	*	$11,768
Net sales to Georgia-Pacific	145	30	474	10	*	659
Intersegment sales	1	98	210	(309	)**	—

Total net sales	$7,138	$2,610	$2,976	$(297)		$12,427

Operating profit (loss)	$792	$384	$21	$(129	)***	$1,068
Depreciation and amortization	608	174	291	13		1,086
Property, plant and equipment investments	337	78	131	30		576
Acquisitions	46	59	—	—		105
Assets	16,059	2,367	1,519	(545	)#	19,400
2000
Net sales to unaffiliated customers	$2,054	$2,646	$2,527	$3	*	$7,230
Net sales to Georgia-Pacific	37	25	647	10	*	719
Intersegment sales	28	64	61	(153	)**	—

Total net sales	$2,119	$2,735	$3,235	$(140)		$7,949

Operating profit (loss)	$(17)	$512	$351	$(88	)***	$758
Depreciation and amortization	162	172	318	9		661
Property, plant and equipment investments	243	112	177	39		571
Acquisitions	6,140	—	—	—		6,140
Assets	15,610	2,421	3,604	580	#	22,215
1999
Net sales to unaffiliated customers	$1,195	$2,446	$2,516	$2	*	$6,159
Net sales to Georgia-Pacific	13	9	222	40	*	284
Intersegment sales	26	56	20	(102	)**	—

Total net sales	$1,234	$2,511	$2,758	$(60)		$6,443

Operating profit (loss)	$131	$324	$103	$(98	)***	$460
Depreciation and amortization	67	173	315	11		566
Property, plant and equipment investments	138	92	120	28		378
Acquisitions	755	23	—	—		778
Assets	1,603	2,461	3,858	515	#	8,437

*	Amounts include net sales from railroads and other miscellaneous businesses.
**	Elimination of intersegment sales.
***	Includes railroads and other miscellaneous businesses, unallocated corporate operating expenses and the elimination of profit on intersegment sales.
#	Includes the elimination of intercompany debt.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Reconciliation to Net (Loss) Income:

	Fiscal Year
	2001	2000	1999
	(in millions)
Total operating profit	$1,068	$758	$460
Interest expense	878	375	291

Income before income taxes, extraordinary item and accounting change	190	383	169
Provision for income taxes	356	148	72

(Loss) income before extraordinary item and accounting change	(166)	235	97
Extraordinary loss from early retirement of debt, net of taxes	(12)	—	—
Cumulative effect of accounting change, net of taxes	11	—	—

Net (loss) income	$(167)	$235	$97

NOTE 4.    ACQUISITIONS AND DIVESTITURES

Georgia-Pacific Corporation completed a variety of acquisitions and divestitures. The following transactions have been attributed to the Consumer Products Company since they related to its operations.

•
On August 7, 2001, Georgia Pacific completed the sale of a portion of its paper and pulp assets to Domtar, Inc. for $1.65 billion in cash. The assets involved in this transaction were stand-alone uncoated free sheet paper mills at Ashdown, Arkansas; Nekoosa and Port Edwards, Wisconsin; and Woodland, Maine, as well as associated pulp facilities. Georgia-Pacific used the net proceeds of approximately $1.53 billion ($1.14 billion after taxes) to reduce debt. In connection with this sale, the Consumer Products Company recorded a pre-tax loss of $63 million in the third quarter of 2001 in the paper and pulp segment. This loss was reflected in other loss on the accompanying combined statements of operations. In addition, the Consumer Products Company recorded a provision for income taxes of $197 million principally applicable to $630 million of non-deductible goodwill related to the assets sold.

•
In November 2000, Georgia-Pacific completed a tender offer and merger pursuant to which it purchased each outstanding share of common stock of Fort James Corporation (“Fort James”) for $29.60 per share in cash and 0.2644 shares of Georgia-Pacific common stock. Through December 29, 2001, Georgia-Pacific had paid approximately $6,186 million in cash ($46 million of which was paid during 2001) and issued approximately 53.9 million shares of Georgia-Pacific common stock (0.2 million shares of which were issued during 2001) valued at $1,485 million for such shares. The fair value of the Georgia-Pacific common shares was determined based on the average trading prices of Georgia-Pacific common stock for the two trading days before and after July 16, 2000 (the date of the announcement of the Fort James acquisition). Georgia-Pacific or the Consumer Products Company expects to pay an additional $7 million in cash and issue approximately 57,000 Georgia-Pacific shares valued at $2 million for Fort James common stock that had not been delivered to the exchange agent for cancellation as of December 29, 2001. In addition, $3.3 billion of Fort James debt was assumed in the acquisition.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fort James’ results of operations were consolidated with those of the Consumer Products Company beginning in December 2000. The Consumer Products Company has accounted for this business combination using the purchase method to record a new cost basis for assets acquired and liabilities assumed. The difference between the purchase price and the fair value of the assets acquired and liabilities assumed was recorded as goodwill and was being amortized over 40 years. The allocation of net cash paid for the Fort James acquisition was summarized as follows:

(in millions)
Current assets	$1,784
Property, plant and equipment	4,618
Other noncurrent assets	486
Intangible assets other than goodwill	714
Goodwill	6,804
Liabilities	(6,615)
Common stock issued and value of stock options converted	(1,605)

Net cash paid for Fort James	$6,186

The following unaudited pro forma financial data has been prepared assuming that the acquisition of Fort James and related financings were consummated on January 1, 1999. This pro forma financial data is presented for informational purposes and is not indicative of the operating results that would have occurred had the acquisition been consummated on January 1, 1999, nor does it include adjustments for expected synergies, cost savings or consistent application of accounting methods. Accordingly, this pro forma data is not necessarily indicative of future operations.

	Fiscal Year
	2000	1999
	(in millions)
Net sales	$14,193	$13,114
Income (loss) before extraordinary item and accounting change	10	(48)
Net income	10	126

•
Effective October 3, 1999, Georgia-Pacific and Chesapeake Corporation completed a previously announced agreement to create Georgia-Pacific Tissue, a joint venture in which the two companies combined certain parts of their tissue businesses. Georgia-Pacific contributed substantially all the assets of its commercial tissue business to the joint venture. Georgia-Pacific controlled and managed the joint venture and owned 95% of its equity. Chesapeake contributed the assets of its Wisconsin Tissue business to the joint venture, in which it had a 5% equity interest after receipt of an initial cash distribution of approximately $755 million.

The results of the Wisconsin Tissue operations have been combined with those of the Consumer Products Company’s commercial tissue business beginning on October 3, 1999, when the Georgia-Pacific Tissue joint venture was formed. The Consumer Products Company has accounted for this transaction using the purchase method to record a new cost basis for assets acquired by the joint venture and liabilities assumed by the joint venture. The difference between the allocated values and the fair market value of the assets acquired and liabilities assumed by the joint venture was recorded as goodwill and was being amortized over 40 years.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The allocation of the values of the Wisconsin Tissue assets acquired by the joint venture was as follows:

in millions
Current assets	$102
Property, plant and equipment	638
Goodwill	284
Liabilities and value of stock options converted	(269)

Net cash distribution to Wisconsin Tissue	$755

Pursuant to a consent decree executed with the United States Department of Justice in connection with the Fort James acquisition, Georgia-Pacific sold substantially all of the assets of Georgia-Pacific Tissue to Svenska Cellulosa Aktiebolaget SCA for approximately $850 million. The sale was completed on March 2, 2001, with net proceeds of approximately $581 million ($660 million after tax benefit) used to repay debt. In the fourth quarter of 2000, the Consumer Products Company recorded a pre-tax loss of $204 million in the consumer products segment for the write-down of these assets to their net realizable value; accordingly, no significant gain or loss was recognized upon completion of the sale in 2001.

•
During the first quarter of 2000, Georgia-Pacific contributed certain packaging assets with a net book value of $34 million to a joint venture. In exchange for these assets, Georgia-Pacific retained a 54 percent interest in the joint venture. This investment in the joint venture was accounted for under the equity method until July 2001 because the joint venture partner had substantive participating rights.

In July 2001, Georgia-Pacific acquired an additional 27 percent interest in this joint venture for approximately $35 million. In November 2001, the Consumer Products Company acquired the remaining 19 percent interest in the joint venture for approximately $24 million. The results of operations of this joint venture have been combined with those of the Consumer Products Company beginning in July 2001. The Consumer Products Company has accounted for this acquisition using the purchase method to record a new cost basis for the additional share of assets acquired and liabilities assumed.

•	During 2000, Georgia-Pacific sold certain packaging assets resulting in a pre-tax gain of $25 million which was reflected in cost of sales in the accompanying statements of operations.

•
In addition, during 1999, Georgia-Pacific completed the acquisition of a packaging plant for a total consideration of approximately $23 million in cash. The results of operations of the packaging plant have been combined with those of the Consumer Products Company beginning in the second quarter of 1999. The Consumer Products Company has accounted for this business combination using the purchase method to record a new cost basis for assets acquired and liabilities assumed.

NOTE 5.    RESTRUCTURING AND ASSET IMPAIRMENTS

•
On March 30, 2001, Georgia-Pacific announced that it would permanently close the consumer products segment’s pulp mill and associated chemical plant at Bellingham, Washington, primarily as a result of extraordinarily high utility costs on the West Coast in late 2000, and because diesel generators and other power alternatives were not cost effective for the Consumer

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Products Company at this facility. These operations had been temporarily closed since December 2000. The Bellingham pulp mill produced approximately 220,000 tons of pulp, including 135,000 tons of sulfite market pulp, and 260,000 tons of lignin annually. In connection with this closure, the Consumer Products Company has recorded a pre-tax charge to earnings in the consumer products segment of approximately $57 million for the write-off of assets, approximately $14 million for the termination of approximately 420 hourly and salaried employees and approximately $12 million for facility closing costs. The carrying value of assets for which impairment was recorded was approximately $5 million subsequent to the write-down. Of the $83 million total pre-tax charge to earnings, $79 million was charged to cost of sales, $3 million was charged to selling and distribution expense and $1 million was charged to general and administrative expenses. During 2001, 410 employees were terminated and approximately $14 million of the reserve was used to pay termination benefits. The remaining closing activities are expected to be completed in 2002. The following table provides a roll-forward of these reserves through December 29, 2001:

	Liability Established During 2001	Usage	Liability Balance at December 29, 2001
	(in millions)
Type of Cost
Employee termination	$14	$(14)	$—
Facility closing costs	12	(11)	1

Total	$26	$(25)	$1

•
In connection with the acquisition of Fort James, the Consumer Products Company recorded liabilities totaling approximately $78 million for employee termination costs relating to approximately 960 hourly and salaried employees. In addition, the Consumer Products Company determined that it would strategically reposition its communication papers business to focus on faster-growing paper segments by retiring four high-cost paper machines and associated pulping facilities at its Camas, Washington mill and recorded liabilities of approximately $26 million to exit these activities. In addition, the Consumer Products Company recorded liabilities of $35 million primarily for lease and contract termination costs at administrative facilities that have been or will be closed in California, Connecticut, Illinois, Virginia and Wisconsin. During 2001, approximately 605 employees were terminated and approximately $55 million of the reserve was used to pay termination benefits. The remaining employee terminations and Camas facility closing activities (primarily demolition activities) are expected to be completed in 2002. The leases and contracts at the administrative facilities expire through 2012. The following table provides a roll-forward of these reserves from December 30, 2000 through December 29, 2001:

	Liability Balance at December 30, 2000	Additions	Usage	Liability Balance at December 29, 2001
	(in millions)
Type of Cost
Employee termination	$30	$48	$(55)	$23
Facility closing costs	—	61	(3)	58

Total	$30	$109	$(58)	$81

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

•
In connection with the formation of the Georgia-Pacific Tissue joint venture, Georgia-Pacific completed an organizational restructuring of the sales, marketing, administrative and manufacturing support activities for its tissue business, which resulted in the elimination of approximately 300 salaried and hourly positions. The Consumer Products Company reserved approximately $5 million for termination and relocation costs of Wisconsin Tissue employees. This $5 million liability was included as part of the purchase price of the Wisconsin Tissue assets. In addition, the Consumer Products Company recorded provisions totaling approximately $2 million for the termination and relocation of employees of the Consumer Products Company, which were charged to earnings in 1999. As a result of these programs, approximately 80 employees were terminated and approximately $2 million of the termination and relocation reserve was used in 1999. During 2000, the remaining employees were terminated or relocated and all the related reserve was used.

•
During 2000, Georgia-Pacific announced the closure of the Kalamazoo, Michigan, paper mill because of the mill’s age and the relatively high cost of materials and energy compared to its other paper mills. In connection with this closure, the Consumer Products Company recorded a pre-tax charge to cost of sales totaling $7 million for the termination of approximately 285 salaried and hourly employees, $19 million for the write-off of assets (carrying value of $15 million subsequent to the writedown) and $10 million for facility closing costs. During 2001 and 2000, approximately 38 employees and 245 employees were terminated, respectively. During 2001, the Consumer Products Company reversed $2 million of reserves for facility closing costs that were no longer needed. The remaining employee termination and facility closing costs are expected to the completed in 2002. The following table provides information related to these liabilities:

	Balance December 30, 2000	Usage	Reversal of Reserves	Balance December 29, 2001
	(in millions)
Type of Cost
Employee termination	$7	$(6)	$—	$1
Facility closing costs	10	(1)	(2)	7

Total	$17	$(7)	(2)	$8

NOTE 6.    RECEIVABLES

The Consumer Products Company has a large, diversified customer base, which includes numerous customers located in foreign countries. The Consumer Products Company closely monitors extensions of credit and has not experienced significant losses related to its receivables. In addition, a portion of the receivables from foreign sales is covered by confirmed letters of credit to help ensure collectibility.

The Consumer Products Company participates in Georgia-Pacific’s accounts receivable secured borrowing programs. Under these arrangements, Georgia-Pacific had commitments totaling $1.3 billion and CN $95 million (approximately $60 million) under its United States and Canadian accounts receivable secured borrowing programs, respectively, of which $1.2 billion and CN $95 million was outstanding under these programs at December 29, 2001. Of the $1.3 billion in the United States program, $400 million will expire in September 2002 and the remaining $900 million expires in December 2002. The Canadian program expires in May 2004. Georgia-Pacific expects to renegotiate or renew these agreements prior to expiration. At December 29, 2001, Georgia Pacific had pledged an aggregate of $1.9 billion of gross receivables as collateral for the $1.3 billion of debt. All such programs

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

are accounted for as secured borrowings. As collections reduce previously pledged interests, new receivables may be pledged. At December 29, 2001 and December 30, 2000, $1.0 billion and $694 million, respectively, of receivables outstanding under these programs and the corresponding debt was associated with and reflected in the accompanying balance sheets of the Consumer Products Company. These programs include non-financial covenants related to Georgia Pacific’s long-term senior unsecured debt rating. Under the terms of the agreements, the counter parties have the right to withdraw from the program if Georgia-Pacific’s long-term senior unsecured debt rating is withdrawn or falls below certain levels as defined in the agreements.

A portion of the cost of the accounts receivable secured borrowing programs is based on the creditors’ level of investment and borrowing costs. A proportionate share of the total cost of the programs allocated to the Consumer Products Company is included in interest expense on the accompanying statements of operations.

Under the accounts receivable secured borrowing programs, the maximum amount of the creditors’ investment is subject to change based on the level of eligible receivables and restrictions on concentrations of receivables.

Georgia-Pacific expects that the amount assigned to the Consumer Products Company will be transferred in connection with the reorganization transactions.

NOTE 7.    INDEBTEDNESS

In connection with the reorganization transactions described in Note 1, in addition to indebtedness specifically related to legal entities which comprise the Consumer Products Company, Georgia-Pacific’s management intends for the Consumer Products Company to assume approximately $7.8 billion of Georgia-Pacific’s other indebtedness as of December 29, 2001. Accordingly, for purposes of the historical presentation of the Consumer Products Company’s financial position, such portion of outstanding indebtedness of Georgia-Pacific has been reflected as obligations of the Consumer Products Company as of December 29, 2001. The Consumer Products Company’s debt for periods prior to December 29, 2001 was increased or decreased by the amount of any net cash generated by, or required to be funded, based on the Consumer Products Company’s operating activities, investing activities and other financing activities and transactions with Georgia-Pacific. Management intends to take the necessary action to effect the exchange of certain of Georgia-Pacific’s obligations for obligations of the Consumer Products Company; however, management does not have the ability to unilaterally effect the transfer in all cases. Additionally, management intends to establish new bank credit facilities prior to the completion of the initial public offering for general corporate and working capital needs. In the event that Georgia-Pacific’s creditors do not accept the exchange, the Consumer Products Company intends to replace such debt with other similar debt to the extent possible. Management believes that the terms of the debt, which will ultimately be outstanding for the Consumer Products Company will not differ materially from the terms of Georgia-Pacific’s debt currently outstanding. The classification of debt in the accompanying combined balance sheets is similar to the classification afforded to Georgia-Pacific’s underlying instruments and is also based on the arrangements among the entities.

Furthermore, under the terms of the separation and distribution agreement, the capital structure of Georgia-Pacific Corporation was determined by management such that debt of Georgia Pacific Corporation’s remaining building products and paper distribution businesses (after the initial public offering) will be approximately $2.5 billion. All remaining net debt will be allocated to the Consumer

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Products Company at the consummation of the initial public offering. Accordingly, the debt level and capital structure of the Consumer Products Company will be impacted by the results of the debt exchanges, transfers of assets and liabilities between Georgia-Pacific and the Consumer Products Company and the net cash flows of Georgia-Pacific until such time as the initial public offering is completed. The effects of the changes in allocated debt from items not attributable to the cash flows of the Consumer Products Company will be reflected as an adjustment of invested equity in connection with the initial public offering. The magnitude of such changes cannot be presently determined.

Outstanding indebtedness of the Consumer Products Company, including an allocated portion of Georgia-Pacific’s total debt, was as follows:

	December 29, 2001	December 30, 2000
	(in millions)
Short-term debt (including allocated amounts of $2,078 and $2,059 in 2001 and 2000, respectively	$2,263	$2,275
Long-term debt (including allocated amounts of $5,756 and $7,631 in 2001 and 2000, respectively)	7,415	9,753

Total debt allocated to the Consumer Products Company	$9,678	$12,028

Included in the above outstanding indebtedness specifically identified to the Consumer Products Company in the following remaining debt assumed in the Fort James acquisition as follows:

	December 29, 2001	December 30, 2000
	(in millions)
Notes, average rates of 6.9% and 7.0%, payable through 2023	$1,179	$1,680
Euro-denominated bonds, average rate of 4.8%, payable through 2004	266	283
Revenue bonds, average rates of 6.2% and 6.5%, payable through 2031	210	203
European Debt, average rates of 6.1% and 7.2%, payable through 2012	137	141
Capital leases, average rates of 10.0% and 10.2%, payable through 2016	117	127
Less: unamortized net discount	(65)	(96)

Total debt	$1,844	$2,338

Long-term portion of debt	$1,659	$2,122
Current portion of long-term debt	185	216

Total debt	$1,844	$2,338

Weighted average interest rate on debt at year-end	6.6%	7.0%

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Georgia-Pacific’s indebtedness, including the amounts shown above, a portion of which has been allocated to the Consumer Products Company for purposes of these combined financial statements, as described above, included the following:

	December 29, 2001	December 30, 2000
	(in millions)
Debentures, average rate of 8.6%, payable through 2029	$3,582	$3,582
Notes, average rates of 7.5% and 7.0%, payable through 2031	3,100	2,094
Credit facilities, average rates of 3.6% and 7.9%, payable through 2005	1,935	5,900
Revenue bonds,average rates of 5.2% and 5.7%, payable through 2031	869	832
Euro-denominated bonds, average rate of 4.8%, payable through 2004	266	283
European Debt, average rates of 6.1% and 7.2%, payable through 2012	137	141
Capital leases, average rates of 10.0% and 10.2%, payable through 2016	126	138
Other loans, average rates of 4.6% and 7.1%, payable through 2002	8	7
Less: unamortized net discount	(93)	(118)

	9,930	12,859
Less: long-term portion of debt	9,358	12,627

Current portion of long-term debt	572	232
Commercial paper and other short-term notes, average rates of 2.5% and 7.0%	1,359	1,295
Credit facilities, average rates of 3.9% and 8.0%	925	1,400

Total short-term debt	2,856	2,927

Total debt	$12,214	$15,554

Weighted average interest rate on Corporation debt at year-end	6.7%	7.7%

For additional information regarding financial instruments, see Notes 8 and 9.

The scheduled maturities of Georgia-Pacific’s long-term debt at December 29, 2001, for the next five years are as follows: $572 million in 2002, $612 million in 2003, $662 million in 2004, $43 million in 2005 and $618 million in 2006.

Notes and Debentures

In connection with the acquisition of Fort James in November 2000, Georgia-Pacific assumed $1,642 million of notes, $26 million of which matured in December 2000. Georgia-Pacific subsequently fully and unconditionally guaranteed all of Fort James’ publicly held debt issued pursuant to an Indenture with the Bank of New York, as trustee, dated as of November 1, 1991, as amended by a first supplemental Indenture dated as of September 19, 1997 and second supplemental Indenture dated as of February 19, 2001. Georgia-Pacific had outstanding borrowings of approximately $6,682 million and $5,676 million under certain notes and debentures, including notes totaling $1,179 million and $1,680 from the Fort James acquisition at December 29, 2001 and December 30, 2000, respectively.

During 2001, Georgia-Pacific replaced $1.5 billion of its Capital Markets Bridge Facility by issuing $500 million of 7.5% Notes Due May 15, 2006, $600 million of 8.125% Notes Due May 15, 2011, and $400 million of 8.875% Notes Due May 15, 2031. The $10.4 million underwriting fee associated with the transaction is being amortized over the term of the notes. During the first quarter of 2001, the

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Corporation also redeemed $300 million of Fort James’ 6.234% Senior Notes Due March 15, 2011 and recorded an after-tax extraordinary loss of approximately $12 million (net of taxes of $7 million). The underwriting fee and the extraordinary loss has been reflected in the accompanying combined financial statements.

Euro-Denominated Bonds

In connection with the acquisition of Fort James, Georgia-Pacific acquired $218 million (net of discount) of Euro-denominated bonds. These bonds totaled $238 million (net of discount) and $242 million (net of discount) at December 29, 2001 and December 30, 2000, respectively.

European Debt

In connection with the acquisition of Fort James, Georgia-Pacific acquired $156 million of European debt. Georgia-Pacific’s European debt decreased by approximately $4 million to $137 million at December 29, 2001 from $141 million at December 30, 2000.

Revenue Bonds

At December 29, 2001 and December 30, 2000, Georgia-Pacific had outstanding borrowings of approximately $869 million and $832 million, respectively, under certain industrial revenue bonds. During 2001, Georgia-Pacific issued $27 million of 6.375% fixed rate industrial revenue bonds due November 1, 2026. In addition, Georgia-Pacific replaced $28 million of its variable rate industrial revenue bonds, due October 1, 2007, with $28 million of 4.87% fixed rate industrial revenue bonds due October 1, 2007. Georgia-Pacific also consolidated a $10 million variable rate industrial revenue bond, due September 1, 2021, in connection with acquiring ownership of Color-Box (see Note 4) and redeemed $42 million of its 7.9% fixed rate industrial revenue bonds, due October 1, 2005, and issued $42 million of 6.5% fixed rate industrial revenue bonds due June 1, 2031 for a lower fixed rate bond. In connection with the acquisition of Fort James, Georgia-Pacific assumed $197 million of industrial revenue bonds.

Capital Leases and Other Loans

Georgia-Pacific had outstanding borrowings of approximately $145 million and $152 million under capital leases (including premium) and other loans, at December 29, 2001 and December 30, 2000, respectively. In connection with the acquisition of Fort James, Georgia-Pacific assumed $141 million (including premium) of capital leases during 2000.

Revolving Credit Facilities

In October 2000, Georgia-Pacific negotiated several new unsecured financing facilities totaling $5,400 million with terms ranging from six to 18 months and an unsecured revolving credit facility totaling $3,750 million with a term of 5 years. The proceeds under these unsecured facilities were used to partially finance the Fort James acquisition and for ongoing working capital and other general corporate requirements of Georgia-Pacific. During 2001, proceeds from the sale of assets (see Note 4), the spin-off of Georgia-Pacific’s timber operations, increases in the accounts receivable secured borrowing programs, and the issuance of notes, reduced the unsecured financing facilities.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Borrowings under the agreements bear interest at competitive market rates. These interest rates may be adjusted according to a rate grid based on Georgia-Pacific’s long-term debt ratings. Fees associated with these revolving credit facilities include a facility fee of 0.2% per annum on the aggregate commitments of the lenders as well as up-front fees totaling $5.5 million and $34 million as of December 29, 2001 and December 30, 2000, respectively. The fees are being amortized over the term of the agreements. Fees and margins may also be adjusted according to a pricing grid based on Georgia-Pacific’s long-term debt ratings. At December 29, 2001 and December 30, 2000, $3,215 million and $7,700 million, respectively, was borrowed under the credit agreements at a weighted-average interest rate of 3.4% and 7.9%, respectively. Amounts outstanding under the revolving credit facilities are included in “Commercial paper and other short-term notes” and “Long-term debt, excluding current portion” on the accompanying consolidated balance sheets.

In December 2001, Georgia-Pacific amended its restrictive covenants under the unsecured financing facilities to require a maximum leverage ratio (funded indebtedness, excluding senior deferrable notes, to net worth plus funded indebtedness) of 72.50% on December 29, 2001, March 30, 2002 and June 29, 2002; 70.00% on September 28, 2002, December 28, 2002 and March 29, 2003; 67.50% on June 28, 2003 and September 27, 2003; and 65.00% on January 3, 2004 and thereafter. The restrictive covenants also require a minimum interest coverage ratio (earnings before interest, taxes, depreciation and amortization “EBITDA” to interest charges) of 2.25 to 1.00 on December 29, 2001, March 30, 2002, June 29, 2002 and September 28, 2002; 2.50 to 1.00 on December 28, 2002 and March 29, 2003; 2.75 to 1.00 on June 28, 2003 and September 27, 2003; and 3.00 to 1.00 on January 3, 2004 and thereafter. In addition, the restrictive covenants require a minimum net worth that changes quarterly and a maximum debt level of $13,065 million. Georgia-Pacific was in compliance with its debt covenants as of December 29, 2001 with a 71.35% leverage ratio, a 2.59 to 1.00 interest coverage ratio, and a debt balance of $12,214 million. Georgia-Pacific’s credit agreements have cross-default provisions to certain other of Georgia-Pacific’s indebtedness, including the accounts receivable secured borrowing programs. The $17.9 million fee associated with amending the restrictive covenants is being amortized over the term of the financing Facilities.

Commercial Paper and Other Short-Term Notes

In connection with the acquisition of Fort James, Georgia-Pacific assumed $927 million of short-term debt, all of which was replaced by commercial paper issued by Georgia-Pacific in the fourth quarter of 2000.

Other

At December 29, 2001, the amount of long-term debt secured by property, plant and equipment was not material.

NOTE 8.    SENIOR DEFERRABLE NOTES

Georgia-Pacific intends for the Consumer Products Company also to assume the obligation for 17,250,000 of 7.5% PEPS Units with a carrying value of $862.5 million issued by Georgia-Pacific. Each PEPS Unit consists of a purchase contract that obligates the holder to purchase shares of Georgia-Pacific common stock for $50 on or prior to August 16, 2002 and a senior deferrable note of Georgia-Pacific due August 16, 2004. The amount of shares purchased per PEPS Unit will be based on the

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

average closing price of Georgia-Pacific common stock over a 20-day trading period ending August 13, 2002. Given Georgia-Pacific’s current stock price, Georgia-Pacific expects to issue approximately 18.2 million shares of Georgia-Pacific common stock in 2002. Each purchase contract yields interest of 0.35% per year, paid quarterly, on the $50 stated amount of the PEPS Unit. Each senior deferrable note yields interest of 7.15% per year, paid quarterly, until August 16, 2002. The terms of the PEPS offering include a remarketing of the senior deferrable notes on August 16, 2002 that, if successfully completed, would generate $862.5 million for repayment of debt. The remarketing agent’s obligation to remarket the senior deferrable notes is conditioned upon, among other things, whether there has been a downgrade in Georgia-Pacific’s debt rating. The interest rate will be reset at a rate that will be equal to or greater than 7.15%. The obligation resulting from a successful remarketing is intended to become an obligation of the Consumer Products Company. Management is considering certain other financing activities that could include issuance of different securities to replace these senior deferrable notes prior to their scheduled remarketing. The liability related to the PEPS Units has been allocated to the Consumer Products Company and is classified as allocated senior deferrable notes on the accompanying combined balance sheets. Management presently anticipates that the proceeds of the issuance of Georgia-Pacific Corporation’s estimated 18.2 million shares be used to either repay the deferrable notes if the remarketing is not successful, or if successful, to pay down debt that would otherwise have been assigned to the Consumer Products Company.

NOTE 9.    FINANCIAL INSTRUMENTS

The carrying amount (net of discounts and premiums) and estimated fair value of the financial instruments assumed in the Fort James acquisition are as follows:

	December 29, 2001		December 30, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Notes	$1,179	$1,156	$1,680	$1,579
Euro denominated bonds	266	257	283	252
Revenue bonds	210	209	203	197
Capital leases	117	137	127	136
European debt	137	137	141	141
Interest rate exchange agreements (floating to fixed)	—	—	—	(1)

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For information purposes, the carrying amount (net of discounts and premiums) and estimated fair value of Georgia-Pacific’s financial instruments, a portion of which is allocated to the Consumer Products Company in these combined financial statements, are as follows:

	December 29, 2001		December 30, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Commercial paper, credit facilities and short-term notes (Note 7)	$4,219	$4,219	$8,595	$8,595
Notes and debentures (Note 7)	6,682	6,679	5,676	5,105
Euro denominated bonds (Note 7)	266	257	283	252
Revenue bonds (Note 7)	869	833	832	778
Capital leases (Note 7)	126	148	138	140
European debt (Note 7)	137	137	141	141
Other loans (Note 7)	8	8	7	7
Senior deferrable notes (Note 8)	863	889	863	871
Investments in marketable securities	81	81	44	44
Interest rate exchange agreements (fixed to floating)	(49)	(49)	*	(2)
Notes receivable from sale of timberlands	674	755	673	651
Notes payable from monetizations	659	746	659	645

*
Georgia-Pacific’s balance sheets at December 29, 2001 and December 30, 2000 included accrued interest payable (receivable) of $11.4 million and ($.3) million, respectively, related to these interest rate exchange agreements.

Commercial Paper, Credit Facilities and Short-Term Notes

The carrying amounts approximate fair value because of the short maturity of these instruments.

Notes and Debentures

The fair value of notes and debentures was estimated primarily by calculating the present value of anticipated cash flows. The discount rate used was an estimated borrowing rate for similar debt instruments with like maturities.

Euro-Denominated Bonds and European Debt

The fair value of Euro-denominated bonds and European debt was estimated primarily by obtaining quotes from brokers for these and similar issues. For Euro-denominated bonds and European debt for which there are no quoted market prices, the fair value was estimated by calculating the present value of anticipated cash flows. The discount rate used was an estimated borrowing rate for similar debt instruments with like maturities.

Revenue Bonds, Capital Leases, Senior Deferrable Notes and Other Loans

The fair value of revenue bonds, capital leases, senior deferrable notes and other loans was estimated by calculating the present value of anticipated cash flows. The discount rate used was an estimated borrowing rate for similar debt instruments with like maturities.

Investments in Marketable Securities

The fair value of investments in marketable securities was based on quoted market prices.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Notes Receivable and Notes Payable

The fair value of notes receivable and notes payable was estimated by calculating the present value of anticipated cash flows. The discount rate used was an estimated borrowing rate for similar debt instruments with like maturities.

Interest Rate Exchange Agreements

Georgia-Pacific has used interest rate swap agreements, a portion of which have been allocated to the Consumer Products Company, in the normal course of business to manage and reduce the risk inherent in interest rate fluctuations. Such arrangements are considered hedges of specific borrowings. Under these agreements, Georgia-Pacific makes payments to counterparties at fixed interest rates and in turn receives payments at variable rates. Georgia-Pacific entered into interest rate exchange agreements in prior years to protect against the increased cost associated with a rise in interest rates.

At December 29, 2001, Georgia-Pacific had interest rate exchange agreements, a portion of which have been allocated the Consumer Products Company, that effectively converted $1,957 million of floating rate obligations with a weighted average interest rate of 2.7% to fixed rate obligations with an average effective interest rate of approximately 5.9%. Of the $1,957 million, Georgia-Pacific had $457 million of these interest rate exchange agreements outstanding at December 30, 2000. These agreements increased Georgia-Pacific’s interest expense by $29 million for the fiscal year ended December 29, 2001, and decreased Georgia-Pacific’s interest expense by $1 million for the year ended December 30, 2000. The agreements had a weighted-average maturity of approximately seven months at December 29, 2001.

The estimated fair value of Georgia-Pacific’s interest rate exchange agreements, a portion of which have been allocated to the Consumer Products Company, at both December 29, 2001 and December 30, 2000 was comprised of a $49 million liability and $2 million liability, respectively. The liability and asset balance represent the estimated amount Georgia-Pacific could have paid or received upon termination of the agreements. The fair value at December 29, 2001 and December 30, 2000 was estimated by calculating the present value of anticipated cash flows. The discount rate used was an estimated borrowing rate for similar debt instruments with like maturities.

The Consumer Products Company may be exposed to losses in the event of nonperformance of counterparties but does not anticipate such nonperformance.

NOTE 10.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

For purposes of presenting the historical combined financial statements of the Consumer Products Company, Georgia-Pacific has allocated to the Consumer Products Company derivative instruments of Georgia-Pacific specifically related to the operations of the Consumer Products Company as well as a portion of Georgia-Pacific’s interest rate exchange agreements. The interest rate exchange agreements have been allocated in proportion to Georgia-Pacific’s debt allocated to the Consumer Products Company.

Effective December 31, 2000, the Consumer Products Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and, accordingly, all derivatives are recognized on the balance sheet at their fair value. As a result of

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

adopting SFAS 133, the Consumer Products Company recorded an after-tax cumulative effect of accounting change credit of $11 million (net of taxes of $6 million) and a $2 million transition adjustment (net of taxes of $1 million) in invested equity. On the date a derivative contract is entered into, the Consumer Products Company designates the derivative as either (1) a fair value hedge, (2) a cash flow hedge, (3) the hedge of a net investment in a foreign operation or (4) a non-designated derivative instrument. The Consumer Products Company engages primarily in derivatives classified as cash flow hedges, and changes in the fair value of highly effective derivatives are recorded in accumulated other comprehensive income (loss). The Consumer Products Company also participates in some derivatives that are classified as non-designated derivative instruments and a hedge in the net investment of certain European operations. Changes in the fair value of the non-designated derivative instruments and any ineffectiveness in cash flow hedges, which was not material in 2001, are reported in current period earnings. Changes in fair value of the hedge in the net investment of certain European operations are recorded, as a component of the foreign currency translation adjustment, in accumulated other comprehensive loss.

The Consumer Products Company formally documents all relations between hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. The Consumer Products Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the hedged items.

Cash Flow Hedges:    Georgia-Pacific uses interest rate agreements, a portion of which have been allocated to the Consumer Products Company, in the normal course of business to manage and reduce the risk inherent in interest rate fluctuations. Interest rate swap agreements are considered hedges of specific borrowings and differences paid and received under the swap arrangements are recognized as adjustments to interest expense. Such contracts had a total notional amount of $1,830 million at December 29, 2001. The fair market value of such contracts was a liability of $46 million, of which $39 million was allocated to the Consumer Products Company at December 29, 2001.

With each type of cash flow hedge, the settlement of the forecasted transaction will result in the reclassification into earnings of gains and losses that are reported in invested equity. As of December 29, 2001, approximately $25 million of deferred losses on derivative instruments included in invested equity are expected to be reclassified to earnings during the next twelve months. These losses are primarily related to the floating-to-fixed interest rate swap agreements and are due to the decrease in interest rates during the current year.

Hedge of the net investment in a foreign operation:    The Consumer Products Company has been allocated $238 million (net of discount) of Euro-denominated bonds as of December 29, 2001, which were designated as a hedge against its net investment in Europe. During 2001 and 2000, the Consumer Products Company recorded a pre-tax gain of $14.8 million and a pre-tax loss of $23 million, respectively in other comprehensive (loss) income related to the Euro-denominated bonds.

Non-designated/ineffective derivative instruments: The Consumer Products Company has two foreign currency interest rate swap agreements that were assumed in the acquisition of Fort James. These agreements do not qualify for hedge accounting. Included in the cumulative effect of accounting change is a pre-tax loss of $1 million relating to the fair value of these agreements. The fair value of these agreements at December 29, 2001 was a liability of approximately $1 million. The Consumer

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Products Company also has one interest rate swap that, during the third quarter, was no longer highly effective in offsetting changes in cash flows of the borrowing hedged. The notional amount of this instrument was $27 million. At December 29, 2001, the fair market value of this instrument was a liability of approximately $1 million. Georgia-Pacific has two interest rate swaps, a portion of which have been allocated to the Consumer Products Company, that, during the third quarter of 2001, were no longer highly effective in offsetting changes is cash flows of the borrowings hedged. The notional amount of these instruments was $100 million. At December 29, 2001, the fair value of these three instruments was a liability of approximately $4 million.

During 2000, Georgia-Pacific entered into a derivative agreement in connection with the sale of certain packaging assets whereby Georgia-Pacific has guaranteed a certain margin on the buyer’s production. This derivative agreement has been allocated to the Consumer Products Company and expires in 2005. This agreement does not qualify for hedge accounting because the buyer’s production does not qualify as a hedged item in accordance with SFAS No. 133. Georgia-Pacific also entered into certain commodity swap agreements to offset the gain on the aforementioned derivative agreement. The net fair value of these derivative agreements was $17.3 million (pre-tax) at December 30, 2000 and is included in the cumulative effect of accounting change. Effective December 28, 2001, Georgia-Pacific terminated the offsetting commodity agreements. The termination was effective with the counter-party’s bankruptcy filing. As of December 29, 2001, the fair market value of the original derivative agreement was $9.5 million.

The Consumer Products Company’s senior management establishes the parameters of the Consumer Products Company’s financial risk, which have been approved by Georgia-Pacific’s Board of Directors. Hedging interest rate exposure through the use of swaps and options and hedging foreign exchange exposure through the use of forward contracts are specifically contemplated to manage risk in keeping with management’s policy. Derivative instruments, such as swaps, forwards, options or futures, which are based directly or indirectly upon interest rates, currencies, equities and commodities, may be used by the Consumer Products Company to manage and reduce the risk inherent in price, currency and interest rate fluctuations.

The Consumer Products Company does not utilize derivatives for speculative purposes. Derivatives are transaction specific so that a specific debt instrument, contract or invoice determines the amount, maturity and other specifics of the hedge. Counterparty risk is limited to institutions with long-term debt ratings of A or better.

NOTE 11. INCOME TAXES

Following is a summary of income before income taxes, extraordinary item and accounting change for United States and foreign operations:

	Fiscal Year
	2001	2000	1999
	(in millions)
United States	$52	$374	$169
Foreign	138	9	—

Income before income taxes	$190	$383	$169

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes includes deferred income taxes because of temporary differences between the financial statement and tax bases of assets and liabilities. The provision (benefit) for income taxes consists of the following:

	Fiscal Year
	2001	2000	1999
	(in millions)
Current income taxes:
Federal	$453	$179	$122
State	49	7	16
Foreign	30	(1)	—
Deferred income taxes:
Federal	(163)	(39)	(58)
State	(20)	(2)	(8)
Foreign	7	4	—

Provision for income taxes	$356	$148	$72

Portion of income taxes paid, net, allocated to the Consumer Products Company	$532	$184	$138

No income taxes payable have been allocated to the Consumer Products Company. Accordingly, the Consumer Product Group’s current income tax provision is considered to be paid in the current year. Income taxes paid by Georgia-Pacific during 2001 are net of approximately $3 million in state income tax refunds, $98 million in federal income tax refunds, and $3 million in foreign income tax refunds. Income taxes paid by Georgia-Pacific during 2000 are net of approximately $8 million in state income tax refunds. No provision for income taxes has been made for $477 million of undistributed earnings of certain of Georgia-Pacific’s foreign subsidiaries and affiliates which have been indefinitely reinvested. It is not practicable to determine the amount of United States income tax which would be payable if such undistributed foreign earnings were repatriated because any United States taxes payable on such repatriation would be offset, in part, by foreign tax credits.

The Internal Revenue Service is currently conducting audits of various federal income tax returns of Georgia-Pacific for the years 1997 and 1998. All related payments for completed federal income tax audits have been made.

The federal statutory income tax rate was 35%. The provision for income taxes for the Consumer Products Company is reconciled to the federal statutory amounts as follows:

	Fiscal Year
	2001	2000	1999
	(in millions)
Provision for income taxes computed at the federal statutory tax rate	$66	$134	$59
State income taxes, net of federal benefit	5	9	7
Foreign income taxes	(15)	—	—
Write off and amortization of nondeductible goodwill	298	27	23
Foreign sales corporation	(4)	(17)	(12)
Other	6	(5)	(5)

Provision for income taxes	$356	$148	$72

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The components of the net deferred income tax liabilities are as follows:

	Fiscal Year
	2001	2000
	(in millions)
Deferred income tax assets:
Compensation related accruals	$352	$243
Other accruals and reserves	221	69
Other	45	—

	618	312
Valuation allowance	—	—

	618	312

Deferred income tax liabilities:
Property, plant and equipment	(1,381)	(1,792)
Timber and timberlands	(2)	—
Other	(371)	(78)

	(1,754)	(1,870)

Deferred income tax liabilities, net	$(1,136)	$(1,558)

Included on the balance sheets:
Deferred income tax assets*	$130	$143
Deferred income tax liabilities**	(1,266)	(1,701)

Deferred income tax liabilities, net	$(1,136)	$(1,558)

*	Net of current liabilities of $23 million at December 29, 2001 and $17 million at December 30, 2000.
**	Net of long-term assets of $168 million at December 29, 2001 and $147 million at December 30, 2000.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 12.    RETIREMENT PLANS

Defined Benefit Pension Plans

Most of the Consumer Products Company’s employees participate in noncontributory defined benefit pension plans. These include plans that are administered solely by Georgia-Pacific and union-administered multiemployer plans. Georgia-Pacific’s funding policy for solely administered plans is based on actuarial calculations and the applicable requirements of federal law. Contributions to multiemployer plans are generally based on negotiated labor contracts.

Benefits under the majority of plans for hourly employees (including multiemployer plans) are primarily related to years of service. Georgia-Pacific has separate plans for salaried employees and officers under which benefits are primarily related to compensation and years of service. The officers’ plan and certain salaried employee plans are not funded and are nonqualified for federal income tax purposes.

For Georgia-Pacific, plan assets consist principally of common stocks (55%), bonds (18%), mortgage securities (4%), interests in limited partnerships (19%), cash equivalents (3%) and real estate (1%). At December 29, 2001 and December 30, 2000, $383 million and $479 million, respectively, of allocated non-current prepaid pension cost was included in “Other assets” on the accompanying combined balance sheets. Allocated accrued pension liability of $171 million and $40 million at December 29, 2001 and December 30, 2000, respectively, was included in “Other long-term liabilities” on the accompanying combined balance sheets.

Pursuant to the provisions of SFAS No. 87, intangible assets of $55 million and $1 million were allocated as of December 29, 2001 and December 30, 2000, respectively, in order to recognize the required minimum liability.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the change in projected benefit obligation and the change in plan assets for the solely administered plans allocated to the Consumer Products Company:

	December 29, 2001	December 30, 2000
	(in millions)
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$2,502	$909
Service cost	88	49
Interest cost	177	77
Acquisitions/Divestitures/Transfers	34	1,515
Participant contributions	2	—
Plan amendments	5	2
Actuarial losses	5	2
Foreign currency exchange rate changes	(4)	10
Benefits paid	(178)	(62)

Projected benefit obligation at end of year	$2,631	$2,502

Change in plan assets:
Fair value of assets at beginning of year	$3,141	$1,242
Actual return on plan assets	(344)	49
Acquisitions/Divestitures/Transfers	(112)	1,894
Participant contributions	2	—
Employer contributions	11	6
Foreign currency exchange rate changes	(4)	12
Benefits paid	(178)	(62)

Fair value of assets at end of year	$2,516	$3,141

The funded status and the amounts recognized on the accompanying combined balance sheets for the solely administered plans allocated to the Consumer Products Company are set forth in the following table:

	December 29, 2001	December 30, 2000
	(in millions)
Funded status (under) over	$(115)	$639
Employer contributions	2	—
Unrecognized actuarial loss (gain)	404	(234)
Unrecognized prior service cost	35	35

Net prepaid benefit cost	$326	$440

Amounts recognized on the balance sheets consist of:
Prepaid pension cost	$383	$479
Accrued pension liability	(171)	(40)
Intangible asset	55	1
Accumulated other comprehensive income	59	—

Net amount recognized	$326	$440

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The projected benefit obligation and fair value of plan assets for plans with projected benefit obligations in excess of plan assets were $2,131 million and $1,932 million, respectively, as of December 29, 2001 and $73 million and $29 million, respectively, as of December 30, 2000.

The Consumer Products Company’s share of the accumulated benefit obligation and fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets were $1,906 million and $1,738 million, respectively, as of December 29, 2001 and $73 million and $29 million, respectively, as of December 30, 2000.

The Consumer Products Company’s allocated share of the net periodic pension cost for solely administered and union-administered pension plans included the following:

	Fiscal Year
	2001	2000	1999
	(in millions)
Service cost of benefits earned	$88	$49	$6
Interest cost on projected benefit obligation	177	77	11
Expected return on plan assets	(281)	(131)	(1)
Amortization of gains	(10)	(17)	—
Amortization of prior service cost	5	5	—
Contributions to multiemployer pension plans	—	2	1

Net periodic pension (income) cost	$(21)	$(15)	$17

The following assumptions were used for United States and Canadian pension plans:

	Fiscal Year
	2001	2000	1999
Discount rate used to determine the projected benefit obligation	7.0%	7.5%	7.5%
Rate of increase in future compensation levels used to determine the projected benefit obligation	5.7%	5.6%	5.7%
Expected long-term rate of return on plan assets used to determine net periodic pension cost	9.5%	9.5%	9.5%

The following assumptions were used for the European pension plans:

	Fiscal Year 2001	Fiscal Year 2000
Discount rate used to determine the projected benefit obligation	6.00%	6.00%
Rate of increase in future compensation levels used to determine the projected benefit obligation	4.25%	4.25%
Expected long-term rate of return on plan assets used to determine net Periodic pension cost	7.25%	7.25%

        On April 14, 1997, former employees who took lump sum distributions from the Georgia-Pacific Salaried Employees Retirement Plan (the “Plan”) filed a class action lawsuit against Georgia-Pacific and the Plan in the United States District Court for the Northern District of Georgia. The lawsuit alleges claims under the Employee Retirement Income Security Act of 1974 and seeks recovery of alleged underpayments of retirement benefits to the class. After the defendants won summary judgment in the District Court, the United States Court of Appeals for the Eleventh Circuit reversed and remanded the case and divided the original class into two. On remand the District Court in March 2002 issued an Order partially granting the summary judgment motions of both the defendants and one of the plaintiff classes and the defendants, remanding some issues to the Plan administrator for interpretation and ordering the parties to file a proposed order implementing the rulings.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Pursuant to the reorganization transactions, it is anticipated that CP&P’s pension plan will agree to assume a portion of the liability relating to this litigation. Georgia-Pacific has determined that, in all likelihood, damages will be awarded to the Plaintiff class. In that case, the Plan will be required to make additional payments to members of the class, which may in turn affect Georgia-Pacific’s and the Company’s net periodic pension cost and obligation to fund the Plan over time. Georgia-Pacific has identified a minimum amount of additional benefits the Plan likely will be required to pay, which should not result in a material impact on Georgia-Pacific’s and the Company’s funding obligation or results of operations. However, beyond this minimum, it is impossible to determine with any certainty the amount, if any, the Plan will be required to pay. In the event that damages above the minimum amount are awarded, it could have a material effect on Georgia-Pacific’s and the Company’s net periodic pension cost and funding obligation. The Defendants are engaged in discussions and negotiations with the Plaintiff class for purposes of submitting a proposed Order to the Court in accordance with the mandate of the March 2002 Order.

Defined Contribution Plans

Georgia-Pacific sponsors several defined contribution plans to provide eligible employees with additional income upon retirement. Georgia-Pacific’s contributions to the plans are based on employee contributions and compensation. The allocated portion of Corporation’s contributions related to the Consumer Products Company totaled $51 million in 2001, $28 million in 2000 and $19 million in 1999.

Health Care and Life Insurance Benefits

Georgia-Pacific provides certain health care and life insurance benefits to certain eligible active and retired employees. Benefits, eligibility and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the medical plans pay a stated percentage of most medical expenses, reduced for any deductible and payments made by government programs and other group coverage. The plans are funded through trusts established for the payment of active and retiree benefits. Georgia-Pacific contributes to the trust in the amounts necessary to fund current obligations of the plans.

In 1991, Georgia-Pacific began transferring its share of the cost of post-age 65 health care benefits to future salaried retirees. Georgia-Pacific reduced the percentage of the cost of post-age 65 benefits that it pays on behalf of salaried employees who retire in each of the years 1995 through 1999 and no longer pays any of the post-age 65 cost for salaried employees who retire after 1999. Georgia-Pacific has continued to share the pre-age 65 cost with future retirees.

Salaried and non-bargaining hourly employees of the former Fort James Corporation leaving after 1999 are generally eligible for retiree health care benefits if they terminate after age 55 with 10 years of service and participated in the Fort James Retiree Medical Savings Account (“RMSA”) Plan. After October 1, 2001, these employees are eligible for retiree health care benefits under the Georgia-Pacific retiree medical plan. The RMSA plan requires retirees to pay the full cost of the pre-65 and post-65 plans. Under the Georgia-Pacific plan, Georgia-Pacific shares the pre-65 plan cost with future retirees once their RMSA account is exhausted.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the change in accumulated postretirement health care benefit obligation and the allocated amounts recognized on the accompanying combined balance sheets:

	December 29, 2001	December 30, 2000
	(in millions)
Change in accumulated postretirement benefit obligation:
Accumulated benefit obligation at beginning of year	$665	$249
Service cost	6	6
Interest cost	39	19
Acquisitions	(4)	412
Actuarial losses (gains)	34	(5)
Change in assumptions	(104)	—
Benefits paid	(50)	(16)

Accumulated postretirement benefit obligation at end of year	$586	$665

Funded status (under)	$(586)	$(665)
Unrecognized actuarial loss (gain)	23	(35)
Unrecognized prior service cost and negative amendments	(91)	3

Net accrued benefit cost	$(654)	$(697)

Amounts recognized on the balance sheets consist of:
Prepaid benefit cost	$—	$—
Accrued benefit liability	(654)	(697)

Net amount recognized	$(654)	$(697)

Allocated net periodic postretirement benefit cost included the following components:

	Fiscal Year Ended
	2001	2000	1999
	(in millions)
Service cost of benefits earned	$6	$6	$6
Interest cost on accumulated postretirement benefit obligation	39	19	12
Amortization of prior service (credit) cost	(10)	—	—
Amortization of gains	—	(1)	(1)

Net periodic postretirement benefit cost	$35	$24	$17

        In connection with the sale of a portion of Georgia-Pacific’s paper and pulp assets to Domtar, Inc. (see Note 4), the Consumer Products Company recognized a curtailment gain of approximately $31 million that was included in the pre-tax loss on the sale.

For measuring the expected accumulated postretirement health care benefit obligation, annual rates of increase in per capita claims cost for its pre-age 65 and age 65 and older claims were assumed to be 10.5% and 11.5%, respectively, for 2001 and 7.5% and 10%, respectively, for 2000. A single annual rate of increase in the per capita claims cost of 7% was assumed for 1999. For 2001 and 2000, the rates were assumed to decrease gradually to 5.5% in 2006 and 5.0% in 2007, respectively, and remain at that level thereafter.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For measuring the 2000 expected accumulated postretirement health care benefit obligations for the former Fort James, a 7.5%, 10.0% and 12.0% annual rate of increase in the per capita claims cost was assumed for pre-age 65, age 65 and older medical coverage, and age 65 and older prescription drug coverage, respectively.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.5% at December 29, 2001, 7.0% at December 30, 2000 and 7.0% at January 1, 2000.

If the annual health care cost trend rate were increased by 1%, the accumulated postretirement benefit obligation would have increased by 8% as of December 29, 2001, 10% as of December 30, 2000 and January 1, 2000. The effect of this change on the aggregate of service and interest costs would be an increase of 9% for 2001, 12% for 2000 and 12% for 1999.

If the annual health care cost trend rate were decreased by 1%, the accumulated postretirement benefit obligation would have decreased by 7% as of December 29, 2001, 8% as of December 30, 2000 and 9% as of January 1, 2000. The effect of this change on the aggregate of service and interest costs would be a decrease of 8% for 2001, 10% for 2000 and 11% for 1999.

NOTE 13.    INVESTED EQUITY AND STOCK COMPENSATION

Equity Contributed in Connection with Acquisition

At the end of November 2000, Georgia-Pacific acquired Fort James (see Note 4) and issued 21.5 million shares of Georgia-Pacific treasury stock and 32.2 million newly issued shares of Georgia-Pacific stock as part of that transaction. During 2001, Geogia-Pacific issued an additional 190,000 shares of Georgia-Pacific Stock as part of this transaction. This issuance of equity is reflected on the accompanying combined statements of invested equity as a capital contribution.

Stock Compensation

During 2001 and prior years, certain employees and directors of the Consumer Products Company were granted stock options and other equity-based awards under Georgia-Pacific’s stock-based compensation plans. In addition, the Consumer Products Company employees were eligible to participate in Georgia-Pacific’s Stock Purchase Plan (“ESPP”). The Consumer Products Company will initiate its own employee stock-based compensation plans at the time of the initial public offering. Awards outstanding under Georgia-Pacific’s stock-based compensation plans that are held by the Consumer Products Company employees and directors will be adjusted in a manner to be determined.

Stock options are generally granted with an exercise price equal to the market value of a share of common stock at the date of grant, have a term of 10 years and generally vest over 3 years to 9 years from the date of grant.

Under terms of Georgia-Pacific’s ESPP which began in 2000, eligible employees may subscribe for shares of Georgia-Pacific at a subscription price equal to 90% of the lower of the average price per share on the first day or the last day of the purchase period. For the purchase period ending in 2001, 664,000 Georgia-Pacific shares were purchased under the ESPP by the Consumer Products Company employees, at a price of $24.10 per share. No shares were purchased under the ESPP prior to 2001.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In connection with the acquisition of Fort James and Wisconsin Tissue, outstanding stock options held by Fort James and Wisconsin Tissue employees became exercisable, accordingly to their terms, for Georgia-Pacific’s common stock effective at the acquisition date. The fair value of these options was included as part of the purchase price.

Presented below is a summary of the status of the Georgia-Pacific stock options held by employees for whom the Consumer Products Company estimates it will assume responsibility, and the related transactions for the three years ended 2001. The stock option activity is not necessarily indicative of what the activity would have been had the Consumer Products Company been a separate stand-alone company during the periods presented or what the activity may be in the future.

	Fiscal Year Ended 2001
	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2000	16,280,541	$26.85
Options granted/converted	1,270,049	29.47
Options exercised/surrendered	(3,286,563)	23.44
Options canceled	(536,788)	33.70

Options outstanding at December 29, 2001	13,727,239 †	27.64

Options exercisable at December 29, 2001	11,564,346	26.58
Option prices per share:
Granted/converted	$29
Exercised/surrendered	$9-$33
Canceled	$9-$51

†	Options outstanding and exercisable by exercise price:

	Outstanding		Exercisable
$9.59-$14.20	178,261	$10.99	178,261	$10.99
Average remaining life	1.8 years
$14.43-$20.11	1,539,554	$17.48	1,539,554	$17.48
Average remaining life	3.6 years
$22.03-$32.17	11,000,526	$28.06	9,444,654	$27.73
Average remaining life	5.6 years
$35.99-$50.36	1,008,898	$41.48	401,877	$41.36
Average remaining life	6.7 years

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

	Fiscal Year Ended 2000
	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2000	5,477,148	$28.70
Options granted/converted	11,474,017	25.82
Options exercised/surrendered	(460,357)	20.71
Options canceled	(210,267)	32.11

Options outstanding at December 30, 2000	16,280,541	26.85

Options exercisable at December 30, 2000	13,888,530	25.29
Option prices per share:
Granted/converted	$9-$42
Exercised/surrendered	$9-$50
Canceled	$26-$41

	Fiscal Year Ended 1999
	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 1999	5,926,216	$27.05
Options granted/converted	1,607,356	32.72
Options exercised/surrendered	(1,866,241)	26.90
Options canceled	(190,183)	28.93

Options outstanding at January 1, 2000	5,477,148	28.70

Options exercisable at January 1, 2000	1,443,050	27.17
Option prices per share:
Granted/converted	$32-$51
Exercised/surrendered	$25-$33
Canceled	$25-$32

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Other

The Consumer Products Company has elected to continue to account for its participation in Georgia-Pacific’s stock-based compensation plans under APB Opinion No. 25 and disclose pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, because the fair market value on the date of grant was equal to the exercise price, no compensation cost has been recognized for the Fort James stock options, Wisconsin Tissue stock options, the Georgia-Pacific Long Term Incentive Plan or the ESPP. Had compensation cost for these plans been determined based on the fair value at the grant dates in 2001, 2000 or 1999 under the plan consistent with the method of SFAS No. 123, the pro forma net income and earnings per share would have been as follows:

	Fiscal Year
	2001	2000	1999
In millions, except per share amounts
Net (loss) income
As reported	$(167)	$235	$97
Pro forma	(182)	219	82
Net (loss) income pro forma per share*
As reported
Pro forma

*	Represents basic pro forma earnings per share. Pro forma diluted per share amounts were $x.xx in 2001.

The fair-value-based method of accounting for stock-based compensation plans under SFAS No. 123 recognizes the value of options granted as compensation cost over the option’s vesting period and has not been applied to options granted prior to January 1, 1995. Accordingly, the resulting pro forma compensation cost is not representative of what compensation cost will be in future years.

Following are the weighted average assumptions used in connection with the Black-Scholes option pricing model to estimate the fair value of options granted in 2001, 2000 and 1999:

	Fiscal Year Ended
	2001		2000		1999
	Options	ESPP*	Options	ESPP*	Options
Risk-free interest rate	5.2%	3.6%	6.7%	6.1%	4.9%
Expected dividend yield	1.7%	1.5%	1.2%	1.9%	1.1%
Expected life	10 years	1 year	10 years	1 year	7 years
Expected volatility	0.47	0.47	0.42	0.42	0.46
Option forfeiture rate	5.0%	7.3%	3.0%	7.3%	3.0%

*	Employee Stock Purchase Plan

The weighted average grant date fair value per share of Georgia-Pacific options granted during the year using the Black-Scholes option pricing model was $15.46, $23.26 and $16.97 for 2001, 2000 and 1999, respectively.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 14.    OTHER COMPREHENSIVE LOSS

The Consumer Products Company’s accumulated other comprehensive loss includes the following:

	Foreign Currency Items	Derivative Instruments	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income (Loss)
	(in millions)
January 1, 2000	$—	$—	$—	$—
Activity, net of taxes	17	—	—	17

December 30, 2000	17	—	—	17
Activity, net of taxes	(29)	(24)	(40)	(93)

December 29, 2001	$(12)	$(24)	$(40)	$(76)

NOTE 15.    COMMITMENTS AND CONTINGENCIES

Commitments

Total rental expense was approximately $94 million, $44 million and $37 million in 2001, 2000 and 1999, respectively.

At December 29, 2001, total commitments of the Consumer Products Company under long-term, noncancelable contracts, including operating leases and other material contracts, were as follows:

In millions
2002	$267
2003	200
2004	162
2005	154
2006	141
After 2006	196

$1,120

Legal and Environmental

As part of the reorganization transactions, CP&P has agreed to assume all environmental liabilities that relate to Georgia-Pacific’s on-going consumer products, packaging, and paper businesses and related assets that are transferred to it in the reorganization, whether such liabilities arise before, on or after the closing date of this offering. As a result, CP&P is responsible for a number of environmental matters described below. Under the terms of the reorganization transactions, liabilities for injury or damage as a result of exposure to asbestos fibers contained in products manufactured by Georgia-Pacific’s gypsum division will remain with Georgia-Pacific.

The Consumer Products Company is involved in environmental investigation, remediation or monitoring activities at approximately 100 sites, both owned by Georgia-Pacific and owned by others, for which the Consumer Products Company may have liability, including, but not limited to, liability as a potentially responsible party under the United States Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA. This number is subject to change as known sites are

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

remediated and new sites or new conditions at existing facilities are identified. Of the known sites in which the Consumer Products Group is involved, management estimates that approximately 50% are being investigated, approximately 15% are being remediated and approximately 35% are being monitored (an activity that occurs after either site investigation or remediation has been completed). While management cannot predict with certainty the ultimate costs for each of these sites, the Consumer Products Group has established reserves for the costs that are believed to be probable and can be reasonably estimated. Based on currently available information and previous experience with the cleanup of hazardous substances, management believes that costs associated with these sites may exceed current reserves by amounts that could range, in the aggregate, up to approximately $105 million.

Kalamazoo River Superfund Site.    Georgia-Pacific is one of three named potentially responsible parties, or PRPs, in an investigation by the Michigan Department of Natural Resources and the U.S. Environmental Protection Agency, or EPA, concerning contamination of river sediments and residuals in the landfills and waste disposal areas of the Kalamazoo River Superfund Site. Georgia-Pacific, along with the two other PRPs, submitted a draft remedial investigation/feasibility study to the State of Michigan on October 30, 2000 that evaluated remedial options for the river ranging in cost from $0 to $2.5 billion. In the study, Georgia-Pacific recommended a remedy with a total cost of approximately $73 million. The State of Michigan has asked Georgia-Pacific for additional possible remedies, and the EPA recently has taken over management of the investigation and is evaluating the proposed remedy. Although Georgia-Pacific cannot predict what impact or change will result from the EPA’s takeover of the site, the EPA could require additional remedial measures. Based on an interim allocation, Georgia-Pacific currently pays 50% of the costs for the river portion of the investigation. Georgia-Pacific does not know the amount of the cleanup or the time frame over which these costs would be paid. Georgia-Pacific is currently engaged in and will continue to seek cost recovery against other parties that it believes share liability for the river portion of the investigation.

In addition to the river, Georgia-Pacific is responsible for the closure of two adjacent disposal areas at the superfund site that are contaminated. The cost to remediate the first of the disposal areas, the King Highway Landfill, was approximately $9 million. The remediation of that area is essentially complete, and Georgia-Pacific is waiting for final state approval of the closure. A 30-year post-closure care period will begin upon receipt of closure approval, and expenditures accrued for post-closure care will be made over that period. The Consumer Products Company is solely responsible for closure and post-closure care of the King Highway Landfill.

Georgia-Pacific anticipates that the cost for closure of the second disposal area, the Willow Boulevard/A Site landfill, will be approximately $8 million. Although Georgia-Pacific is still negotiating the final closure agreement with the State of Michigan, Georgia-Pacific anticipates that these costs will be paid over the next five years and that post-closure costs will be paid over 30 years following certification of the closure. While the Consumer Products Company is solely responsible for closure and post-closure care of the Willow Boulevard portion of the landfill, it shares investigation costs for the A Site portion of the landfill equally with Millennium Holdings. Georgia-Pacific anticipates that its share of the remediation costs at the A Site will not exceed 50%.

Georgia-Pacific has spent approximately $27 million on the Kalamazoo River Superfund Site through December 29, 2001.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fox River Superfund Site.    Georgia-Pacific is one of seven named PRPs at the Fox River Superfund Site. Although the Wisconsin Department of Natural Resources (“WDNR”) and the EPA released for comment a draft study and proposed remedial action plan for this site with an estimated total cost of $308 million, Georgia-Pacific will not know the final remedy, its cost and its share of such cost until the remedial action plan is finalized. Under an interim allocation, Georgia-Pacific currently pays 30% of the costs of analyzing and responding to the various agency reports, including the study and action plan. The Consumer Products Company does not know its ultimate share of the liability and the time frame over which these costs will be paid at this time. Georgia-Pacific spent approximately $27.9 million from 1995 to December 29, 2001 on this site.

In addition, Fort James, Georgia-Pacific’s wholly owned subsidiary, has entered into an agreement with the WDNR, the U.S. Fish and Wildlife Service and other parties that settles claims for natural resource damages at this site under CERCLA, the Federal Water Pollution Control Act and state law. The settlement costs are approximately $14 million and are in addition to any costs related to remediation of the Fox River Superfund Site.

Whatcom Waterway Superfund Site.    In March 1995, Georgia-Pacific was named a PRP for the Whatcom Waterway Superfund Site in Bellingham, Washington. Other PRPs in the case have not yet been named. Georgia-Pacific completed an investigation and study which identified a preferred remedial alternative with a total estimated cost of $23 million. Georgia-Pacific anticipates these costs will be paid out over the next five to ten years. Georgia-Pacific has completed construction requirements for a combined interim remedial action and habitat restoration of a portion of the site, and environmental monitoring of this portion of the site is ongoing. Georgia-Pacific has spent approximately $1.3 million through December 29, 2001 on the Whatcom Waterway site.

Over the past several years, the EPA has been developing and promulgating environmental air pollution control regulations, collectively known as Maximum Achievable Control Technology Standards, or MACT standards. These standards affect a number of different industry groups in the United States. One of the MACT standards that affects the paper and pulp industry, referred to as the “Cluster Rules”, was promulgated in April 1998. The first phase of the Cluster Rules required Georgia-Pacific to make changes to some of its process operations and install new pollution control equipment by April 2001. The second phase of the Cluster Rules will require additional changes to other process operations and installation of additional pollution control equipment by April 2006. Georgia-Pacific is currently conducting preliminary engineering assessments to determine what the costs for compliance for Georgia-Pacific will be for the second phase of Cluster Rule compliance. There are still other MACT standards being developed at this time, such as the “Boiler MACT” and the “Paper Coating MACT”, that will have some effect on and will increase costs for some of Georgia-Pacific’s operations. Until the final MACT standards are promulgated, Georgia-Pacific cannot reasonably estimate the total capital expenditures necessary for compliance. Compliance with future laws or regulations, or other circumstances or developments with respect to environmental contamination, could require significant additional expenditures or otherwise have a material adverse effect on its business, operating results, cash flow and liquidity.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Crown Vantage Litigation.    Various creditors of Crown Vantage, Inc., formerly a wholly-owned subsidiary of Fort James (“CV”), and CV’s subsidiary Crown Paper Co. (“CP”), which both filed for bankruptcy in March 2001, have asserted that transactions in 1995 among Fort James, CP and CV constituted fraudulent conveyances. In April 2001, Fort James filed suit against CP and CV in Federal Bankruptcy Court in Oakland, California seeking a declaratory judgment that the transactions did not involve a fraudulent conveyance or cause CP or CV to become insolvent. In September 2001, CV filed suit against Fort James asserting, among other claims, that the transactions constituted fraudulent conveyances and seeking unspecified damages. The Consumer Products Company does not believe that any of Fort James’ transactions with CV or CP involved a fraudulent conveyance or caused the bankruptcy of those companies, and Fort James intends to defend itself vigorously.

Georgia-Pacific has liabilities for personal injury and property damage as a result of the manufacture (which ended in 1977) by its gypsum division of an asbestos-containing joint compound and two other products. Under the terms of the reorganization transactions described in Note 16, liabilities for such injuries or damages will be retained by Georgia-Pacific. In addition, Georgia-Pacific has agreed to indemnify the Consumer Products Company for any losses for which it may incur as a result of having to defend litigation claiming that it is responsible for such liabilities, or for any such liabilities which may actually be imposed upon the Consumer Products Company. As a result, management does not believe that any asbestos liabilities arising from Georgia-Pacific’s gypsum business will be liabilities of the Consumer Products Company after the distribution. Accordingly, assuming Georgia-Pacific remains solvent, we should not ultimately be affected in any material way by any of those Georgia-Pacific liabilities. However, if Georgia-Pacific encounters financial difficulty and becomes unable to discharge those liabilities or to fulfill its obligations under that indemnity, claimants may be successful in arguing that we are responsible for Georgia-Pacific’s obligations.

The Consumer Products Company is also responsible for various other legal proceedings arising in the ordinary course of business. Among these at December 29, 2001 are approximately 339 unresolved asbestos premises cases in which employees of contractors or other third parties who alleged they worked at or visited Fort James facilities and claim injury from exposure to asbestos present at the facility. The Consumer Products Company does not believe these claims have merit, and Fort James intends to defend itself vigorously.

Although the ultimate outcome of these and other legal and environmental matters cannot be determined with certainty, based on presently available information management believes that adequate reserves have been established for probable losses with respect thereto. Management further believes that the ultimate outcome of such matters could be material to operating results in any given quarter or year but will not have a material adverse effect on the long-term results of operations, liquidity or consolidated financial position of the Consumer Products Company.

NOTE 16.    RELATED-PARTY TRANSACTIONS

The Consumer Products Company purchases wood fiber from Georgia-Pacific and sells packaging and tissue products to Georgia-Pacific. Purchases from Georgia-Pacific were $875 million, $863 million and $887 million in 2001, 2000 and 1999, respectively. Sales to Georgia-Pacific were

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

$659 million, $719 million and $284 million in 2001, 2000 and 1999, respectively and the estimated cost of sales were $549 million, $588 million and $207 million in 2001, 2000 and 1999, respectively. There is no assurance that such transactions will occur after the distribution or if they do occur, that the terms would be similar.

The Consumer Products Company will assume Georgia-Pacific’s 50% interest in a joint venture partnership (“GA-MET”) with Metropolitan Life Insurance Company (“Metropolitan”). GA-MET owns and operates the Consumer Products Company’s main office building in Atlanta, Georgia. The Consumer Products Company accounts for its investment in GA-MET under the equity method.

At December 29, 2001, GA-MET had an outstanding mortgage loan payable to Metropolitan in the amount of $137 million. The note bears interest at 9.5%, requires monthly payments of principal and interest through 2011, and is secured by the land and building owned by the joint venture. In the event of foreclosure, each partner has severally guaranteed payment of one-half of any shortfall of collateral value to the outstanding secured indebtedness. Based on the present market conditions and building occupancy, the likelihood of any obligation to the Consumer Products Company with respect to this guarantee is considered remote.

The separation and distribution agreement contains the key provisions relating to the separation of the Consumer Products Company’s business from Georgia-Pacific, the initial public offering, and Georgia-Pacific’s planned distribution of the CP&P common stock. The separation and distribution agreement identifies the assets to be transferred to CP&P by Georgia-Pacific and the liabilities to be assumed by CP&P from Georgia-Pacific. The separation and distribution agreement also describes when and how these transfers and assumptions will occur. In addition, CP&P will enter into ancillary agreements with Georgia-Pacific governing various interim and ongoing relationships between CP&P and Georgia-Pacific. These ancillary agreements include:

•	a tax sharing agreement;

•	an employee matters agreement;

•	an information technology support services agreement;

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

•	a railroad services agreement;

•	shared services agreements;

•	a transition services agreement;

•	a reimbursement and guarantee agreement; and

•	a wood procurement joint venture agreement.

To the extent that the terms of any of these ancillary agreements conflict with the separation and distribution agreement, the terms of these ancillary agreements will govern.

Transfer of Assets

Pursuant to the separation and distribution agreement, Georgia-Pacific will transfer to CP&P all assets that primarily relate to the Consumer Products Company’s business, as well as certain other specified assets. Without limiting the foregoing, Georgia-Pacific will transfer the following assets to CP&P:

•	the assets reflected on the combined balance sheet of the Consumer Products Company;

•	the owned and leased real property, together with all buildings, structures, and other improvements, primarily related to the Consumer Products Company;

•	the intellectual property primarily related to the Consumer Products Company;

•	the software programs, computers, furniture, machinery, equipment, tools and other assets used primarily related to the Consumer Products Company;

•	the capital stock of the subsidiaries, partnerships, joint ventures and other equity interests primarily related to the Consumer Products Company;

•	the government approvals, to the extent such approvals are transferable without consent, necessary to carry on the Consumer Products Company business;

•	the contracts, licenses and other agreements that are primarily related to the Consumer Products Company; and

•	other assets agreed upon by CP&P and Georgia-Pacific.

Assumption of Liabilities

Pursuant to the separation and distribution agreement, CP&P will assume from Georgia-Pacific all liabilities that primarily relate to the ongoing business of the Consumer Products Company or any asset that is transferred to CP&P in the separation, as well as certain other specified liabilities, in each case, whether arising before, on or after the closing date of the initial public offering and whether known or unknown as of the closing date of the initial public offering. Without limiting the following, CP&P will assume the following liabilities from Georgia-Pacific:

•	liabilities reflected on the combined balance sheet of the Consumer Products Company;

•
liabilities for environmental matters primarily related to the ongoing business of the Consumer Products Company or any of the real property transferred to CP&P, as well as certain other environmental matters;

•	liabilities arising under contracts, licenses and other agreements that are primarily related to the Consumer Products Company;

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

•	liabilities for certain director and officer severance obligations;

•	liabilities for certain debt and financing arrangements;

•	liabilities for lawsuits and other disputes that are primarily related to the Consumer Products Company or any assets that are transferred to CP&P;

•	a percentage of certain liabilities related to pending litigation that will be shared between CP&P and Georgia-Pacific based on pre-determined arrangements;

•	all liabilities assumed by CP&P under an express provision of the separation and distribution agreement or any ancillary agreement; and

•	other liabilities agreed upon by CP&P and Georgia-Pacific.

In general, under the separation and distribution agreement, CP&P will indemnify Georgia-Pacific and its affiliates from all liabilities that CP&P assumes under the separation and distribution agreement and any losses suffered by Georgia-Pacific or its affiliates arising out of (a) CP&P’s failure to pay or perform these liabilities in due course, (b) the Consumer Products Company business, or (c) CP&P’s breach of the separation and distribution agreement or any ancillary agreement.

In general, Georgia-Pacific will indemnify CP&P and its affiliates from all liabilities that Georgia-Pacific retains under the separation and distribution agreement and any losses suffered by CP&P or its affiliates arising out of (a) Georgia-Pacific’s failure to pay or perform those liabilities that it retains, (b) the business of Georgia-Pacific, or (c) its breach of the separation and distribution agreement or any ancillary agreement.

With respect to liabilities arising out of certain specified litigation, Georgia-Pacific and CP&P will share the responsibility for any losses suffered in accordance with agreed upon allocation of the total losses. In connection with such matters, the party with the greater percentage of responsibility will be entitled to assume and control the defense of any third party proceedings.

Georgia-Pacific may terminate the separation and distribution agreement, in its sole discretion, at any time prior to the closing date of the initial public offering and may decide not to consummate the distribution if at any time the Georgia-Pacific board of directors, in its sole discretion, determines that the distribution is not in the best interests of Georgia-Pacific or its shareholders. If the separation and distribution agreement is terminated after this offering but prior to the distribution, only the obligations of Georgia-Pacific and CP&P regarding the distribution will terminate, and the other provisions of the separation and distribution agreement will remain in effect.

Tax Sharing Agreement

Georgia-Pacific and CP&P will enter into a tax sharing agreement that will allocate responsibility between the companies for tax returns for any tax period prior to the distribution in which CP&P or any of its subsidiaries are included in Georgia-Pacific’s consolidated group for U.S. federal income tax purposes (the “Georgia-Pacific Federal Group”). Georgia-Pacific will prepare pro forma tax returns for CP&P and its subsidiaries, as if CP&P had filed its own consolidated tax return, in order to determine its portion of the tax liability due under any Georgia-Pacific Federal Group tax return and CP&P will pay our tax liabilities with respect to these returns.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Georgia-Pacific will be responsible for preparing and filing any tax return with respect to the Georgia-Pacific Federal Group for tax periods prior to the distribution, and CP&P will be responsible for preparing and filing any tax returns that include only CP&P and its subsidiaries for tax periods subsequent to the distribution. Georgia-Pacific will primarily be responsible for controlling and contesting any audit or other tax proceeding with respect to the Georgia-Pacific Federal Group.

The Consumer Products Company has been and will be included in the Georgia-Pacific Federal Group for periods in which Georgia-Pacific beneficially owns at least 80% of the total voting power and value of CP&P’s outstanding common stock. Each member of a consolidated group for U.S. federal income tax purposes is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement will allocate tax liabilities between CP&P and Georgia-Pacific, for any tax period in which CP&P is included in the Georgia-Pacific Federal Group prior to the distribution, CP&P could be liable in the event that any U.S. federal tax liability was incurred, but not discharged, by any other member of the Georgia-Pacific Federal Group.

The tax sharing agreement will place certain restrictions upon CP&P regarding entry into some types of corporate transactions during a restriction period that continues for 24 months after the distribution. Among other matters, the tax sharing agreement will restrict CP&P during the restriction period from:

•	redeeming, purchasing or otherwise reacquiring shares of its capital stock;

•	undertaking a liquidation or reorganization; and

•	entering into any other corporate transaction that would result in the distribution being disqualified for federal income tax purposes.

The tax sharing agreement will permit CP&P to take certain of these actions if it seeks and obtains a written opinion of nationally recognized legal counsel or an acceptable supplemental ruling from the IRS to the effect that such actions will not cause the distribution or certain other internal restructuring transactions to be taxable.

The tax sharing agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records, examinations or similar proceedings.

Employee Matters Agreement

CP&P will enter into an employee matters agreement with Georgia-Pacific that will allocate responsibility and liability for certain employee-related matters, govern CP&P’s including the compensation and benefits for its active employees, retirees and certain other terminated employees whose employment-related obligations CP&P has agreed to assume in whole or in part. This agreement will provide for the transfer of the assets and liabilities of various existing Georgia-Pacific pension and other employee benefit plans covering CP&P’s employees. Generally, following the distribution, Georgia-Pacific’s benefit plans will cease to have any liability or obligation (a) to CP&P’s employees who retire or terminate employment after the distribution, (b) to their beneficiaries, or (c) to former employees with respect to whom assets and liabilities were transferred to CP&P’s employee benefit plans. CP&P’s benefit plans will assume and be responsible for liabilities and obligations related to those employees and former employees under such plans or programs as it may adopt. Except as specifically set forth therein, the employee matters agreement will not preclude CP&P from discontinuing or changing such plans at any time.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Employee Transfers

Prior to the distribution, we will employ all those employees who work primarily in our consumer products, packaging, and paper and pulp businesses, along with certain employees who are currently members of the Georgia-Pacific corporate staff. The employee matters agreement will provide that, for a specified period following the distribution, neither we nor Georgia-Pacific will solicit for employment the employees of the other.

Retirement Plans

CP&P will assume certain pension plans currently sponsored by Georgia-Pacific that cover only CP&P’s employees. In addition, CP&P will establish pension plans that are substantially similar to the existing Georgia-Pacific plans for those employees who currently participate in a plan that covers both CP&P’s employees and Georgia-Pacific’s employees. Georgia-Pacific has agreed to transfer plan assets and liabilities from the Georgia-Pacific defined benefit plan trust to CP&P’s defined benefit plan trust in accordance with the specific provisions of the employee matters agreement. CP&P’s plans will provide that each of CP&P’s eligible employees will receive credit for service and for benefit accruals earned under the terms of the Georgia-Pacific plans.

401(k) Plans

CP&P will establish defined contribution/401(k) plans for its salaried and hourly employees that initially will mirror the material terms of the 401(k) plans maintained by Georgia-Pacific for its salaried and hourly employees. Georgia-Pacific will transfer the account balances for CP&P’s employees from Georgia-Pacific’s 401(k) plan trusts to CP&P’s 401(k) plan trusts. CP&P’s eligible employees will receive credit for prior service with Georgia-Pacific for all purposes under CP&P’s 401(k) plans.

Welfare Plans

CP&P will adopt health and welfare plans that will be substantially similar to the health and welfare plans maintained by Georgia-Pacific through December 31, 2003. To the extent set forth in the employee matters agreement, the assets funding various liabilities under some of the current Georgia-Pacific plans will be transferred from Georgia-Pacific’s trust to a trust that CP&P will establish.

Information Technology Support Services Agreement

Under the separation and distribution agreement, all software and computer systems historically operated and supported by the corporate headquarters of Georgia-Pacific will be transferred to CP&P prior to the initial public offering, and all software and computer systems that were operated at divisional levels of Georgia-Pacific or that were operated across several different divisions of Georgia-Pacific will be allocated between CP&P and Georgia-Pacific based on their respective resources and expertise. Pursuant to the information technology support services agreement, CP&P will have an obligation to provide certain information technology services to Georgia-Pacific, and Georgia-Pacific will have an obligation to provide CP&P with certain information technology services for a transitional period. Each party will reimburse the other for its costs incurred in providing such services.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Railroad Services Agreement

Under the separation and distribution agreement, substantially all of the railroad assets of Georgia-Pacific will be transferred to CP&P prior to the initial public offering. CP&P will enter into a railroad services agreement with Georgia-Pacific that will obligate CP&P to provide Georgia-Pacific and certain of its subsidiaries with railroad transportation services and access to certain railroad systems located in Arkansas, Georgia and Mississippi for a term of 20 years. Georgia-Pacific will pay a portion of the costs of maintaining and repairing the railroad assets based on its usage of such assets. The railroad services agreement will also allocate responsibility for railroad cars and equipment that were leased by Georgia-Pacific under long-term lease arrangements.

Shared Services Agreement

CP&P will enter into shared services agreements with Georgia-Pacific that will obligate it to provide Georgia-Pacific with certain specified services, including effluent processing and electricity and steam, for its facilities located in Leaf River and Crossett facilities. The fees for these services will generally be equal to the costs incurred by CP&P to provide the services.

Transition Services Agreement

The transition services agreement will govern the provision by Georgia-Pacific to CP&P of specific support service, including administration of lease obligations, and the provision by CP&P to Georgia-Pacific, of specified support services, including relocation assistance, travel and child care facilities. The fees for these services will generally be equal to the costs incurred by the party providing the service. The terms of these services will generally expire between six to 18 months following the distribution.

Reimbursement and Guarantee Agreement

Georgia-Pacific is currently a party to various retirement agreements for its active and retired officers. CP&P will enter into a reimbursement and guarantee agreement with Georgia-Pacific that will obligate it to reimburse Georgia-Pacific for the payments made to retired officers who were employed by businesses immediately before their retirement that are being transferred to CP&P through the reorganization transactions and for a portion of the payments to be made to retired officers who performed general corporate services for Georgia-Pacific immediately before their retirement. In addition, CP&P will guarantee the payments to be made to all retired officers of Georgia-Pacific, including those described above, and to active officers of Georgia-Pacific with respect to retirement benefits earned prior to the separation, in the event that Georgia-Pacific is prohibited from making such payments. The retirement agreement obligations for active officers of Georgia-Pacific subsequent to the separation will be assigned to the respective company that employs each such officer following the separation.

Wood Procurement Joint Venture Agreement

CP&P and Georgia-Pacific will form a procurement joint venture that will purchase wood and wood fiber supply for each of their respective companies. CP&P and Georgia-Pacific will each contribute cash as well as certain wood procurement assets that are related to the procurement joint venture. CP&P will receive a 19.9% ownership interest in the procurement joint venture and will participate with Georgia-Pacific in the governance of the procurement joint venture. In addition, the parties will be responsible for certain costs of the procurement joint venture based on relative usage. The procurement joint venture may be terminated at any time by mutual consent, and CP&P and Georgia-Pacific will each have the right to unilaterally terminate the procurement joint venture upon prior written notice to the other party and upon the payment of certain costs.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 17.      CONDENSED COMBINING FINANCIAL INFORMATION

Fort James is an issuer of certain securities registered under the Securities Act of 1933. The securities are currently guaranteed by Georgia-Pacific Corporation. It is expected that CP&P will become the guarantor (fully and unconditionally) upon the consummation of the reorganization transactions. Accordingly, the following condensed combining financial information is presented. In addition, in connection with the exchange of certain obligations of Georgia-Pacific for those of CP&P it is anticipated that Fort James will fully and unconditionally guarantee certain of these obligations.

Combining Statement of Income

Fiscal Year 2001

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Net sales	$—	$6,282	$6,629	$(484)	$12,427

Costs and expenses
Cost of sales	—	4,719	4,463	(484)	8,698
Selling and distribution	—	286	579	—	865
Depreciation and amortization	—	550	536	—	1,086
General and administrative	—	353	294	—	647
Interest	745	—	235	(102)	878
Other (income) loss, including equity income in affiliates	(299)	63	—	299	63

Total costs and expenses	446	5,971	6,107	(287)	12,237

Income (loss) before income taxes, extraordinary item and accounting change	(446)	311	522	(197)	190
(Provision) benefit for income taxes	279	(395)	(240)	—	(356)

(Loss) income before extraordinary item and accounting change	(167)	(84)	282	(197)	(166)
Extraordinary loss from early retirement of debt, net of taxes	—	—	(12)	—	(12)
Cumulative effect of accounting change, net of taxes	—	11	—	—	11

Net (loss) income	$(167)	$(73)	$270	$(197)	$(167)

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Combining Statement of Income

Fiscal Year 2000

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Net sales	$—	$7,636	$528	$(215)	$7,949

Costs and expenses
Cost of sales	—	5,439	321	(215)	5,545
Selling and distribution	—	328	90	—	418
Depreciation and amortization	—	606	55	—	661
General and administrative	—	335	28	—	363
Interest	351	—	24	—	375
Other (income) loss, including equity income in affiliates	(455)	204	—	455	204

Total costs and expenses	(104)	6,912	518	240	7,566

(Loss) income before income taxes	104	724	10	(455)	383
(Provision) benefit for income taxes	131	(267)	(12)	—	(148)

Net (loss) income	$235	$457	$(2)	$(455)	$235

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Combining Statement of Cash Flows

Fiscal Year 2001

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Cash provided by (used for ) operations	$(167)	$241	$805	$—	$879

Cash flows from investing activities:
Property, plant and equipment investments	—	(289)	(287)	—	(576)
Acquisitions	—	(55)	(50)	—	(105)
Proceeds from sales of assets	—	2,122	—	—	2,122
Other, net	—	66	(28)	—	38

Cash provided by (used for) investing activities	—	1,844	(365)	—	1,479

Cash flows from financing activities:
Net increase (decrease) in debt	(1,836)	—	(502)	—	(2,338)
Net change in intercompany	2,003	(2,070)	67	—	—
Allocated debt issuance fees	—	(31)	—	—	(31)
Increase in bank overdrafts	—	13	—	—	13

Cash (used for) financing activities	167	(2,088)	(435)	—	(2,356)

(Decrease) increase in cash	—	(3)	5	—	2
Balance at beginning of year	—	5	8	—	13

Balance at end of year	—	$2	$13	$—	$15

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Combining Statement of Cash Flows

Fiscal Year 2000

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Cash provided by (used for) operations	235	871	$(17)	$—	$1,089

Cash flows from investing activities:
Property, plant and equipment investments	—	(532)	(39)	—	(571)
Acquisitions	—	—	(6,140)	—	(6,140)
Proceeds from sales of assets	—	24	—	—	24
Other, net	—	67	(23)	—	44

Cash provided by (used for) investing activities	—	(441)	(6,202)	—	(6,643)

Cash flows from financing activities:
Net increase (decrease) in debt	6,511	—	(942)	—	5,569
Net change in intercompany	(6,746)	(423)	7,169	—	—
Allocated debt issuance fees	—	(30)	—	—	(30)
Increase in bank overdrafts	—	23	—	—	23

Cash (used for) financing activities	(235)	(430)	6,227	—	5,562

(Decrease) increase in cash	—	—	8	—	8
Balance at beginning of year	—	5	—	—	5

Balance at end of year	—	$5	$8	$—	$13

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Combining Balance Sheet

As of December 29, 2001

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
ASSETS
Current assets:
Cash	$—	$2	$13	$—	$15
Receivables, less allowances	—	563	675	—	1,238
Inventories	—	497	922	—	1,419
Deferred income tax assets	130	—	59	(59)	130
Other current assets	—	83	104	—	187

Total current assets	130	1,145	1,773	(59)	2,989

Total property, plant and equipment, net	—	3,020	4,428	—	7,448

Goodwill, net	—	902	6,627	—	7,529

Investment in and advances to subsidiaries	4,052	—	—	(4,052)	—

Other assets	—	628	806	—	1,434

Total assets	$4,182	$5,695	$13,634	$(4,111)	$19,400

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Short-term debt	$2,078	$—	$185	$—	$2,263
Accounts payable	—	428	502	—	930
Other current liabilities	—	312	552	—	864

Total current liabilities	2,078	740	1,239	—	4,057

Long-term debt, excluding current portion	5,756	—	1,659	—	7,415

Senior deferrable notes	863	—	—	—	863

Other long-term liabilities	—	968	790	—	1,758

Deferred income tax liabilities	1,266	—	1,077	(1,077)	1,266

Intercompany	(9,822)	3,108	8,557	(1,843)	—

Invested equity	4,041	879	312	(1,191)	4,041

Total liabilities and invested equity	$4,182	$5,695	$13,634	$(4,111)	$19,400

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Combining Balance Sheet

As of December 30, 2000

	Corporate		Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
ASSETS
Current assets:
Cash	$		$5	$8	$—	$13
Receivables, less allowances		—	775	671	—	1,446
Inventories		—	728	890	—	1,618
Deferred income tax assets		143	—	88	(88)	143
Other current assets		—	167	397	(392)	172

Total current assets		143	1,675	2,054	(480)	3,392

Total property, plant and equipment, net		—	4,672	4,689	—	9,361

Goodwill, net		—	1,661	6,584	—	8,245

Investment in and advances to subsidiaries		5,130	—	—	(5,130)	—

Other assets		—	523	694	—	1,217

Total assets		$5,273	$8,531	$14,021	$(5,610)	$22,215

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Short-term debt		$2,059	$—	$216	$—	$2,275
Accounts payable		—	465	602	—	1,067
Other current liabilities		—	388	518	—	906

Total current liabilities		2,059	853	1,336	—	4,248

Long-term debt, excluding current portion		7,631	—	2,122	—	9,753

Senior deferrable notes		863	—	—	—	863

Other long-term liabilities		—	587	767	—	1,354

Deferred income tax liabilities		1,701	—	1,024	(1,024)	1,701

Intercompany		(11,277)	4,868	8,747	(2,338)	—

Invested equity		4,296	2,223	25	(2,248)	4,296

Total liabilities and invested equity		$5,273	$8,531	$14,021	$(5,610)	$22,215

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 18.    UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

	First Quarter			Second Quarter		Third Quarter			Fourth Quarter
	2001		2000	2001	2000	2001		2000	2001	2000
	(in millions, except per share amounts)
Net sales	$3,300		$1,834	$3,245	$1,843	$3,049		$1,912	$2,833	$2,360
Gross profit (net sales minus cost of sales)	871		554	966	582	980		614	912	654
(Loss) income before extraordinary loss and accounting change	(53	)(c)	94	28	119	(199	)(b)	141	58	(119	)(a)
Net (loss) income	(54)		94	28	119	(199)		141	58	(119)
Pro forma basic and diluted per share:
(Loss) income before extraordinary loss and accounting change
Net (loss) income

(a)
Includes a $204 million pre-tax impairment charge on Georgia-Pacific Tissue and a $57 million pre-tax charge related to the closure of the Consumer Products Company’s paper mill at Kalamazoo, Michigan (See Note 4).

(b)	Includes a $63 million pre-tax loss on the sale of the Consumer Products Company’s uncoated free sheet paper mills to Domtar, Inc. (See Note 4).

(c)	Includes a $83 million pre-tax charge related to the closure of the Consumer Products Company’s pulp mill at Bellingham, Washington (See Note 5).

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
	(in millions)
Fiscal 2001
Allowance for doubtful accounts	$19	$13	$—		$(8	)**	$24

Restructuring reserves	$47	$26	$109	****	$(92)		$90

Fiscal 2000
Allowance for doubtful accounts	$15	$21	$—		$(17	)**	$19

Restructuring reserves	$5	$19	$30	****	$(7)		$47

Fiscal 1999
Allowance for doubtful accounts	$16	$—	$—		$(1	)**	$15

Restructuring reserves	$—	$2	$5	****	$(2)		$5

**	Accounts written off
****	Net amounts charged to goodwill

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED STATEMENTS OF OPERATIONS (Unaudited)

(in millions, except per share amounts)

	First Quarter
	2002		2001
Net sales:
Third parties		$2,746		$3,082
Georgia-Pacific		116		218

Total net sales		2,862		3,300

Costs and expenses
Cost of sales, excluding depreciation and amortization shown below		2,006		2,429
Selling and distribution		220		210
Depreciation and amortization		201		290
General and administrative		155		169
Interest		188		253

Total costs and expenses		2,770		3,351

Income (loss) before income taxes, extraordinary loss and accounting change		92		(51)
Provision for income taxes		30		2

Income (loss) before extraordinary loss and accounting change		62		(53)
Extraordinary loss from early retirement of debt, net of taxes		—		(12)
Cumulative effect of accounting change, net of taxes		—		11

Net income (loss)		$62		$(54)

Pro forma basic and diluted per share data (Note 3):
Income (loss) before extraordinary loss and accounting change	$		$
Extraordinary loss from early retirement of debt, net of taxes
Cumulative effect of accounting change, net of taxes

Net income (loss)	$		$

Shares used in computing pro forma basic and diluted income per share

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

	First Quarter
	2002	2001
Cash flows from operating activities
Net income (loss)	$62	$(54)
Adjustments to reconcile net income (loss) to cash provided by operations:
Extraordinary loss, net of taxes	—	12
Cumulative effect of accounting change, net of taxes	—	(11)
Depreciation and amortization	201	290
Deferred income taxes	(26)	9
Change in working capital	(71)	(123)
Other	(6)	94

Cash provided by operations	160	217

Cash flows from investing activities
Property, plant and equipment investments	(100)	(155)
Acquisitions	—	(41)
Net proceeds from sales of assets	2	590
Other	(48)	6

Cash (used for) provided by investing activities	(146)	400

Cash flows from financing activities
Net increase (decrease) in debt	11	(507)
Fees paid to issue debt	—	(12)
Net decrease in bank overdrafts	(12)	(97)

Cash used for financing activities	(1)	(616)

Increase in cash	13	1
Balance at beginning of period	15	13

Balance at end of period	$28	$14

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED BALANCE SHEETS (Unaudited)

(in millions)

	March 30, 2002	December 29, 2001
ASSETS
Current assets
Cash	$28	$15
Receivables, less allowances of $25 and $24, respectively	1,223	1,238
Inventories	1,416	1,419
Deferred income tax assets	128	130
Other current assets	194	187

Total current assets	2,989	2,989

Property, plant and equipment
Land, buildings, machinery and equipment, at cost	13,657	13,554
Accumulated depreciation	(6,270)	(6,106)

Property, plant and equipment, net	7,387	7,448

Goodwill, net	7,525	7,529

Other assets	1,399	1,434

Total assets	$19,300	$19,400

LIABILITIES AND INVESTED EQUITY
Current liabilities
Short-term debt	$2,090	$2,263
Accounts payable	891	930
Accrued compensation	158	214
Other current liabilities	652	650

Total current liabilities	3,791	4,057

Long-term debt, excluding current portion	7,593	7,415

Senior deferrable notes	863	863

Other long-term liabilities	1,755	1,758

Deferred income tax liabilities	1,245	1,266

Commitments and contingencies (Note 10)

Invested equity	4,053	4,041

Total liabilities and invested equity	$19,300	$19,400

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

COMBINED STATEMENTS OF COMPREHENSIVE INCOME LOSS (Unaudited)

(in millions)

	First Quarter
	2002	2001
Net income (loss)	$62	$(54)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(9)	(26)
Derivative instruments (net of taxes of $5 million and $9 million in 2002 and 2001, respectively)	9	(15)
Minimum pension liability adjustment (net of taxes of $30 million and $1 million in 2002 and 2001, respectively)	(51)	(1)

Comprehensive income (loss)	$11	$(96)

The accompanying notes are an integral part of these combined financial statements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
March 30, 2002

1.    BASIS OF PRESENTATION AND ACCOUNTING POLICIES.

Nature of Operations

The Georgia-Pacific Corporation—Consumer Products, Packaging, and Paper and Pulp Businesses (the “Company” or “Consumer Products Company”) consists of Georgia-Pacific Corporation’s (“Georgia-Pacific”) consumer products, packaging, and paper and pulp businesses. The Consumer Products Company is broadly engaged in three business operations: the manufacture of tissue products (including bathroom tissue, paper towels, and paper napkins) and disposable tableware (including disposable cups, plates and cutlery); the manufacture of containerboard and packaging (including containerboard and corrugated packaging); and the manufacture of paper and pulp (including office and printing paper, fluff and market pulp, kraft paper and bleached board).

The Consumer Products Company was formed as part of a strategic separation of Georgia-Pacific into two independent, publicly traded companies—a consumer products, packaging, and paper and pulp company, and a building products and distribution company. After completion of the reorganization transactions described below, the Consumer Products Company will be reorganized as CP&P, Inc. (“CP&P”), an independent company owning and operating the consumer products, packaging, and paper and pulp businesses, while Georgia-Pacific will continue to own and operate its building products manufacturing and distribution business and its paper and industrial supply business.

Basis of Presentation

The financial statements of the Consumer Products Company include the assets, liabilities, revenues, and expenses related to the operations conducted by the Consumer Products Company. In addition, as described more fully elsewhere in these footnotes, certain assets and liabilities have been allocated to or assigned to the Consumer Products Company based upon management’s intent or expectations and are reflected in the accompanying combined balance sheets. Certain operations of the Consumer Products Company were conducting business as divisions of Georgia-Pacific or its subsidiaries and other operations consist of wholly owned subsidiaries of Georgia-Pacific. The separate financial statements of the Consumer Products Company have been prepared on a basis that management believes to be reasonable and appropriate and include the historical balance sheets, results of operations, and cash flows for the Consumer Products Company, including allocated portions of Georgia-Pacific’s general and administrative expenses and debt described below. The separate financial statements are not necessarily indicative of the balance sheets, results of operations, and cash flows that might have occurred had the Consumer Products Company been a stand-alone business not fully integrated into the operations of Georgia-Pacific, or the actual financial position that might have otherwise resulted; nor are they necessarily indicative of future results of operations or financial position of CP&P. All significant intercompany accounts and transactions within the Consumer Products Company have been eliminated. Because a direct ownership relationship did not exist among all the various units comprising the Consumer Products Company, Georgia-Pacific’s net investment in the Consumer Products Company is shown as invested equity in lieu of shareholders’ equity in the accompanying combined financial statements. The net invested equity was determined as of December 29, 2001 and adjusted retroactively to reflect results of operation, other comprehensive income (loss), other transfers of assets and liabilities and capital contributions effective with Georgia-Pacific’s acquisition of Fort James Corporation.

The interim information included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Consumer Products Company’s financial position, results of operations and cash flows for the interim

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

periods. All such adjustments are of a normal, recurring nature. These combined financial statements should be read in conjunction with the combined financial statements and notes thereto for the fiscal year ended December 29, 2001, included elsewhere in this registration statement.

Shipping and Handling Costs

The Consumer Products Company classifies certain shipping and handling costs as selling and distribution expenses. Shipping and handling costs included in selling and distribution expenses were $64 million and $65 million for the first quarter of 2002 and 2001, respectively.

Accounting Changes

In the first quarter of 2002, the Consumer Products Company changed its method of computing LIFO inventory increments from year-to-date average cost to latest acquisition cost. The Consumer Products Company believes that the latest acquisition cost more closely aligns the value of increases in inventory with physical quantities giving rise to the increases and that this method more appropriately reflects the underlying substance of changes in inventory. In addition, the Consumer Products Company changed its method of pooling LIFO inventories from a statutory legal entity approach to an approach that allows for the alignment by business segment. The Consumer Products Company believes that this approach results in better matching of costs to revenues in a manner that is more consistent with the way the businesses are managed. The cumulative effect of these changes on prior years was not determinable. These changes did not have a material effect on 2002 results of operations or financial position.

Effective December 31, 2000, the Consumer Products Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,”  (“SFAS 133”) and, accordingly, all derivatives are recognized on the balance sheet at their fair value. As a result of adopting SFAS 133, the Consumer Products Company recorded an after-tax cumulative effect of accounting change credit of $11 million (net of taxes of $6 million) and a $2 million transition adjustment (net of taxes of $1 million) in other comprehensive loss.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Effective December 30, 2001, the Consumer Products Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”), and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that entities assess the fair value of the net assets underlying all acquisition related goodwill on a reporting unit basis. When the fair value is less than the related carrying value, entities are required to reduce the amount of goodwill. The Consumer Products Company has determined its reporting units to be the following: North American towel and tissue, Dixie, European consumer products, packaging, and pulp and paper. Management is evaluating the effect of this statement on these reporting units. SFAS No. 142 also requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. Accordingly, the Consumer Products Company will no longer amortize goodwill beginning in 2002. In the first quarter of 2001, goodwill amortization expense aggregated $57 million, which included $43 million in the consumer products segment, $5 million in the packaging segment, and $9 million in the paper and pulp segment. Had the Consumer Products Company discontinued amortization of goodwill in the prior year, operating results for the first quarter of 2001 would have been as follows:
	First Quarter 2001
	(in millions)
Loss before income taxes, extraordinary item and accounting change, as reported		$(51)
Add back: goodwill amortization		57

Adjusted income before income taxes, extraordinary item and accounting change		$6

Net loss as reported		$(54)
Add back: goodwill amortization		57

Adjusted net loss		$3

Pro forma basic and diluted earnings per share:
Net income as reported	$
Add back: goodwill amortization

Adjusted net income	$

2.    PROVISION FOR INCOME TAXES.

The Consumer Products Company reported income before income taxes, extraordinary item and accounting change of $92 million and an income tax provision of $30 million for the first quarter of 2002, compared with a loss before income taxes, extraordinary loss and accounting change of $51 million and an income tax provision of $2 million for the first quarter of 2001. The effective tax rate in 2002 was different from the statutory rate primarily because of lower international income tax rates and state tax credits. The effective tax rate in 2001 was different from statutory rates primarily because of nondeductible goodwill amortization expense associated with business acquisitions.

3.    PRO FORMA BASIC AND DILUTED EARNINGS PER SHARE.

Pro forma basic and diluted income (loss) per share amounts were computed based on the income and the common shares outstanding after the completion of the initial public offering of CP&P. Pro forma income (loss) per share amounts were calculated as if the CP&P common stock were outstanding for all periods. Additionally, the pro forma income (loss) per share amounts do not give

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

effect to any conversion of Georgia-Pacific stock options into CP&P stock options. The actual number of Georgia-Pacific stock options to be converted into CP&P stock options will not be determined until the individual employee options are converted into CP&P stock options. The pro forma basis and diluted income (loss) per share amounts do not include the effects of the separation, including separation-related debt and equity transactions and debt repayments.

4.    SUPPLEMENTAL DISCLOSURES—COMBINED STATEMENTS OF CASH FLOWS.

The cash impact of interest and income taxes is reflected in the table below. The effect of foreign currency exchange rate changes on cash was not material in either period.

	First Quarter
	2002	2001
	(in millions)
Total interest costs (including allocations)	$190	$255
Interest capitalized	(2)	(2)

Interest expense	$188	$253

Portion of Georgia-Pacific’s total interest paid which was allocated to the Consumer Products Company	$122	$252

Portion of Georgia-Pacific’s income tax paid (refund) which was allocated to Consumer Products Company, net	$25	$(5)

5.    INVENTORY VALUATION.

Domestic production inventories are valued at the lower of year-to-date average cost (using the last-in, first-out or “LIFO” method), or market and include the costs of materials, labor, and plant overhead. Operating supplies and foreign inventories are generally valued using the first-in, first-out (“FIFO”) method. The major components of inventories were as follows:

	March 30, 2002	December 29, 2001
	(in millions)
Raw materials	$406	$443
Finished goods	586	590
Supplies	386	391
LIFO adjustment	38	(5)

Total inventories	$1,416	$1,419

The debit LIFO inventory reserve balance of $38 million at March 30, 2002, resulted primarily from the initial LIFO layer established in the acquisition of Fort James being valued at amounts greater than current replacement cost, as a result of declining energy and raw material costs since the acquisition date.

6.    ACQUISITIONS AND DIVESTITURES.

*
Pursuant to a consent decree executed with the United States Department of Justice in connection with the 2000 acquisition of the Fort James Corporation, Georgia-Pacific sold substantially all of the assets of Georgia-Pacific Tissue to Svenska Cellulosa Aktiebolaget SCA for approximately $850 million. The sale was completed on March 2, 2001, with net proceeds of approximately

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
PACKAGING, AND PAPER AND PULP BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

$581 million ($660 million after tax benefit) used to repay debt. In the fourth quarter of 2000, the Consumer Products Company recorded a pre-tax loss of $204 million in the consumer products segment for the write-down of these assets to their net realizable value; accordingly, no significant gain or loss was recognized upon completion of the sale in 2001.

*
In November 2000, Georgia-Pacific completed the tender offer and merger pursuant to which it purchased each outstanding share of common stock of Fort James Corporation for $29.60 per share in cash and 0.2644 shares of Georgia-Pacific common stock. During the first quarter of 2001, Georgia-Pacific paid approximately $41 million in cash and issued approximately 0.2 million shares of Georgia-Pacific common stock valued at $4.4 million for Fort James common stock that was delivered to the exchange agent for cancellation.

7.    RESTRUCTURING.

In connection with the acquisition of Fort James, the Consumer Products Company recorded liabilities totaling approximately $78 million for employee termination costs relating to approximately 960 hourly and salaried employees. In addition, the Consumer Products Company determined that it would strategically reposition its communication papers business to focus on faster-growing paper segments by retiring four high-cost paper machines and associated pulping facilities at its Camas, Washington mill and recorded liabilities of approximately $26 million to exit these activities. In addition, the Consumer Products Company recorded liabilities of $35 million primarily for lease and contract termination costs at administrative facilities that have been or will be closed in California, Connecticut, Illinois, Virginia and Wisconsin. During 2001, approximately 605 employees were terminated and approximately $55 million of the reserve was used to pay termination benefits. During 2002, approximately 81 employees were terminated and approximately $4 million of the reserve was used to pay termination benefits. The remaining employee terminations and Camas facility closing activities (primarily demolition activities) are expected to be completed in 2002. The leases and contracts at the administrative facilities expire through 2012. The following table provides a rollforward of these reserves from December 29, 2001 through March 30, 2002:

Type of Cost	Liability Balance at December 29, 2001	Use	Liability Balance at March 30, 2002
	(in millions)
Employee termination	$23	$(4)	$19
Facility closing costs	58	(3)	55

Total	$81	$(7)	$74

8.    DEBT.

Georgia-Pacific’s practice has been to incur indebtedness for the consolidated group at the parent-company level and at a limited number of subsidiaries, rather than at the operating-company level. Accordingly, for purposes of these financial statements Georgia-Pacific’s debt and senior deferrable notes were allocated to the Consumer Products Company based upon the amount of debt management believed the Company could service. Georgia-Pacific also considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity. The debt allocation was based on debt balances as of December 29, 2001. The debt balances for prior periods were

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

determined based on the cash flows of the Consumer Products Company. Georgia-Pacific allocated interest expense to the Consumer Products Company based on the ratio of the Consumer Products Company’s allocated debt to Georgia-Pacific’s debt. Management believes the allocation methods for debt and interest expense is equitable and provides a reasonable estimate of the cost attributable to the Consumer Products Company. At December 29, 2001, $9.6 billion and $863 million of Georgia-Pacific’s debt and senior deferrable notes, respectively, was allocated to the Consumer Products Company for financial statement purposes. Management believes that such allocation is equitable and reasonable. The Consumer Products Company’s debt increases or decreases by the amount of any net cash generated by, or required to fund, the Consumer Products Company’s operating activities, investing activities and other financing activities. During the first quarter of 2002, the Consumer Products Company increased its allocated debt by approximately $11 million. The portion of Georgia-Pacific’s debt allocated to the Consumer Products Company was as follows:

	March 30, 2002	December 29, 2001
	(in millions)
Outstanding indebtedness of the Consumer Products Company including an allocated portion of Georgia-Pacific’s total debt was as follows:
Short-term debt	$2,090	$2,263
Long-term debt, excluding current portion	7,593	7,415

The Consumer Products Company’s total debt	$9,683	$9,678

Georgia-Pacific had commitments, a portion of which has been allocated to the Consumer Products Company, totaling $1.3 billion and CN $95 million (approximately $59 million) under its United States and Canadian accounts receivable secured borrowing programs, respectively, of which $1.2 billion and CN $95 million, respectively, was outstanding at March 30, 2002. Of the $1.3 billion in the United States program, $400 million will expire in September 2002 and the remaining $900 million expires in December 2002. The Canadian program expires in May 2004. Georgia-Pacific expects to renew or renegotiate these agreements prior to expiration. The receivables outstanding under these programs and the corresponding debt are included as “Receivables” and “Commercial paper and other short-term notes,” respectively, on the accompanying consolidated balance sheets. All accounts receivable programs are accounted for as secured borrowings. As collections reduce previously pledged interests, new receivables may be pledged. At March 30, 2002, $1.1 billion of receivables outstanding under these programs and corresponding debt were allocated to the Consumer Products Company.

At March 30, 2002, Georgia-Pacific had interest rate exchange agreements, a portion of which has been allocated to the Consumer Products Company, that effectively converted $1.4 billion of floating rate obligations with a weighted average interest rate of 1.9% to fixed rate obligations with an average effective interest rate of approximately 5.9%. These agreements increased interest expense by $15 million at March 30, 2002. The agreements had a weighted-average maturity of approximately seven months at March 30, 2002.

On March 15, 2001, Georgia-Pacific redeemed $300 million of its 6.234% Senior Notes Due March 15, 2011 and recorded an extraordinary loss of approximately $12 million (net of taxes of $7 million). This debt, along with the corresponding extraordinary loss has been allocated to the Consumer Products Company.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

9.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES.

Effective December 31, 2000, the Consumer Products Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, (“SFAS No. 133”) and, accordingly, all derivatives are recognized on the balance sheet at their fair value. As a result of adopting SFAS No. 133, the Consumer Products Company recorded an after-tax cumulative effect of accounting change credit of $11 million (net of taxes of $6 million) and a $2 million transition adjustment (net of taxes of $1 million) in other comprehensive loss. On the date a derivative contract is entered into, the Consumer Products Company designates the derivative as either (1) a fair value hedge, (2) a cash flow hedge, (3) the hedge of a net investment in a foreign operation or (4) a non-designated derivative instrument. The Consumer Products Company engages primarily in derivatives classified as cash flow hedges, and changes in the fair value of highly effective derivatives are recorded in accumulated other comprehensive income (loss). Georgia-Pacific also participates in some derivatives that are classified as non-designated derivative instruments and as a hedge in the net investment of certain European operations. Changes in the fair value of the non-designated derivative instruments and any ineffectiveness, which has not been material, in cash flow hedges are reported in current period earnings. Changes in fair value of the hedge in the net investment of certain European operations are recorded as a component of the foreign currency translation adjustment in accumulated other comprehensive loss.

The Consumer Products Company formally documents all relations between hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. The Consumer Products Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items.

*
Cash Flow Hedges:  Georgia-Pacific uses interest rate agreements, a portion of which have been allocated to the Consumer Products Company, in the normal course of business to manage and reduce the risk inherent in interest rate fluctuations. Interest rate swap agreements are considered hedges of specific borrowings and differences paid and received under the swap arrangements are recognized as adjustments to interest expense. Such contracts had a total notional amount of $1.3 billion at March 30, 2002. The fair market value of such contracts was a liability of $30 million at March 30, 2002.

With each type of cash flow hedge, the settlement of the forecasted transaction will result in the reclassification into earnings of gains and losses that are reported in accumulated other comprehensive loss. As of March 30, 2002, approximately $21 million of deferred losses on derivative instruments included in accumulated other comprehensive loss are expected to be reclassified to earnings during the next twelve months. These losses are primarily related to the floating-to-fixed interest rate swap agreements and are due to the significant decrease in interest rates during the current year.

*
Hedge of the net investment in a foreign operation:  At March 30, 2002, the Consumer Products Company had been allocated approximately $237 million (net of discount) of Euro-denominated bonds which were designated as a hedge against its net investment in Europe.

*
Non-designated/ineffective derivative instruments:  The Consumer Products Company has two foreign currency interest rate swap agreements that were assumed in the acquisition of Fort James. These agreements do not qualify for hedge accounting. Included in the cumulative effect of accounting change is a pre-tax loss of $1 million relating to the fair value of these agreements.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The fair value of these agreements at March 30, 2002 was approximately $1 million. The Consumer Products Company also has three interest rate swaps that, during the third quarter of 2001, were no longer highly effective in offsetting changes in cash flows of the borrowings hedged. The notional amount of these instruments was $127 million. At March 30, 2002, the fair market value of these three instruments was a liability of approximately $3 million.

During 2000, Georgia-Pacific entered into a derivative agreement in connection with the sale of certain packaging assets whereby Georgia-Pacific has guaranteed a certain margin on the buyer’s production. This derivative agreement has been allocated to the Consumer Products Company and expires in 2005. This agreement does not qualify for hedge accounting because the buyer’s production does not qualify as a hedged item in accordance with SFAS No. 133. Georgia-Pacific also entered into certain commodity swap agreements to offset the gain on the aforementioned derivative agreement. The net fair value of these derivative agreements was $17 million (pre-tax) at December 30, 2000 and is included in the cumulative effect of accounting change. Effective December 28, 2001, Georgia-Pacific terminated the offsetting commodity agreements. The termination was effective with the counter-party’s bankruptcy filing. As of March 30, 2002, the fair market value of the original derivative agreement was an asset of $9 million.

The Consumer Products Company’s senior management establishes the parameters of the Consumer Products Company’s financial risk, which have been approved by the Board of Directors. Hedging interest rate exposure through the use of swaps and options and hedging foreign exchange exposure through the use of forward contracts are specifically contemplated to manage risk in keeping with management’s policy. Derivative instruments, such as swaps, forwards, options or futures, which are based directly or indirectly upon interest rates, currencies, equities and commodities, may be used by the Consumer Products Company to manage and reduce the risk inherent in price, currency and interest rate fluctuations.

The Consumer Products Company does not utilize derivatives for speculative purposes. Derivatives are transaction-specific so that a specific debt instrument, contract or invoice determines the amount, maturity and other specifics of the hedge. Counterparty risk is limited to institutions with long-term debt ratings of A or better.

10.    COMMITMENTS AND CONTINGENCIES.

Pursuant to the reorganization transactions, CP&P will agree to assume all environmental liabilities that primarily relate to Georgia-Pacific’s consumer products, packaging, and paper businesses and related assets that are transferred to it in the reorganization, whether such liabilities arise before, on or after the closing date of this offering. As a result, the Consumer Products Company is responsible for a number of environmental matters, as described below. Under the terms of the reorganization transactions, liabilities for injury or damage as a result of exposure to asbestos fibers contained in products manufactured by Georgia-Pacific’s gypsum division will remain with Georgia-Pacific.

The Consumer Products Company is involved in environmental remediation activities at approximately 100 sites, both owned by Georgia-Pacific and others, for which the Consumer Products Company may have liability, including, but not limited to, liability as a potentially responsible party under the United States Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA. This number is subject to change as known sites are remediated and new sites or new conditions at existing facilities are identified. Of the known sites in which the Consumer Products Company are involved, management estimates that approximately 50% are being investigated, approximately 15% are being remediated and approximately 35% are being monitored (an activity that

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

occurs after either site investigation or remediation has been completed). While management cannot predict with certainty the ultimate costs for these sites, the Consumer Products Company has established reserves for the costs that are believed to be probable and can be reasonably estimated. Based on currently available information and previous experience with the cleanup of hazardous substances, management believes that costs associated with these sites may exceed current reserves by amounts that could range, in the aggregate, up to approximately $105 million.

Kalamazoo River Superfund Site.    We are one of three named potentially responsible parties in an investigation by the Michigan Department of Natural Resources and the U.S. Environmental Protection Agency, or EPA, concerning contamination of river sediments and residuals in the landfills and waste disposal areas of the Kalamazoo River Superfund Site. Georgia-Pacific, along with the two other potentially responsible parties, submitted a draft remedial investigation/feasibility study to the State of Michigan on October 30, 2000 that evaluated remedial options for the river ranging in cost from $0 to $2.5 billion. In the study, Georgia-Pacific recommended a remedy with a total cost of approximately $73 million. The State of Michigan has asked Georgia-Pacific for additional possible remedies, and the EPA has recently taken over management of the investigation and is evaluating the proposed remedy. Although Georgia-Pacific cannot predict what impact or change will result from the EPA’s takeover of the site, the EPA could require additional remedial measures. Based on an interim allocation, Georgia-Pacific currently pays 50% of the costs for the river portion of the investigation. Georgia-Pacific does not know the amount of the cleanup or the time frame over which these costs would be paid. Georgia-Pacific is currently engaged in and will continue to seek cost recovery against other parties that it believes share liability for the river portion of the investigation.

In addition to the river, Georgia-Pacific is responsible for the closure of two adjacent disposal areas at the superfund site that are contaminated. The cost to remediate the King Highway Landfill was approximately $9 million. The remediation of that area is essentially complete, and Georgia-Pacific is waiting for final state approval of the closure. A 30-year post-closure care period will begin upon receipt of closure approval, and expenditures accrued for post-closure care will be made over that period. The Consumer Products Company is solely responsible for closure and post-closure care of the King Highway Landfill.

Georgia-Pacific anticipates that the cost for closure of the second disposal area, the Willow Boulevard/A Site landfill, will be approximately $8 million. Although, Georgia-Pacific is still negotiating the final closure agreement with the State of Michigan, Georgia-Pacific anticipates that these costs will be paid over the next five years and that post-closure costs will be paid over 30 years following certification of the closure. While the Consumer Products Company is solely responsible for closure and post-closure care of the Willow Boulevard portion of the landfill, it shares investigation costs for the A Site portion of the landfill equally with Millennium Holdings. Georgia-Pacific anticipates that its share of the remediation costs at the A Site will not exceed 50%.

Georgia-Pacific has spent approximately $27 million on the Kalamazoo River Superfund Site through December 29, 2001.

Fox River Superfund Site.    Georgia-Pacific is one of seven named potentially responsible parties at the Fox River Superfund Site. Although the Wisconsin Department of Natural Resources (“WDNR”) and the EPA released for comment a draft study and proposed remedial action plan for this site with an estimated total cost of $308 million Georgia-Pacific will not know the final remedy, its cost and its share of such cost until the remedial action plan is finalized. Under an interim allocation,

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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Georgia-Pacific currently pays 30% of the costs of analyzing and responding to the various agency reports, including the study and action plan. The Consumer Products Company’s ultimate share of the liability and the time frame over which these costs will be paid is unknown at this time. Georgia-Pacific spent approximately $27.9 million from 1995 to March 30, 2002 on this site.

In addition, Fort James has entered into an agreement with the WDNR, the U.S. Fish and Wildlife Service and other parties that settles claims for natural resource damages at this site under CERCLA, the Federal Water Pollution Control Act and state law. The settlement costs are approximately $14 million and are in addition to any costs related to remediation of the Fox River Superfund Site.

Whatcom Waterway Superfund Site.    In March 1995, Georgia-Pacific was named a potentially responsible party for the Whatcom Waterway Superfund Site in Bellingham, Washington. Other potentially responsible parties in the case have not yet been named. Georgia-Pacific completed an investigation and study which identified a preferred remedial alternative with a total estimated cost of $23 million. Georgia-Pacific anticipates these costs will be paid out over the next five to ten years. Georgia-Pacific has completed construction requirements for a combined interim remedial action and habitat restoration of a portion of the site, and environmental monitoring of this portion of the site is ongoing. Georgia-Pacific has spent approximately $1.3 million through March 30, 2002 on the Whatcom Waterway site.

Over the past several years, the EPA has been developing and promulgating environmental air pollution control regulations, collectively known as Maximum Achievable Control Technology Standards, or MACT standards. These standards affect a number of different industry groups in the United States. One of the MACT standards that affects the paper and pulp industry, referred to as the “Cluster Rules”, was promulgated in April 1998. The first phase of the Cluster Rules required Georgia-Pacific to make changes to some of its process operations and install new pollution control equipment by April 2001. The second phase of the Cluster Rules will require additional changes to other process operations and installation of additional pollution control equipment by April 2006. Georgia-Pacific is currently conducting preliminary engineering assessments to determine what the costs for compliance for Georgia-Pacific will be for the second phase of Cluster Rule compliance. There are still other MACT standards being developed at this time, such as the “Boiler MACT” and the “Paper Coating MACT”, that will have some effect on and will increase costs for some of Georgia-Pacific’s operations. Until the final MACT standards are promulgated, Georgia-Pacific cannot reasonably estimate the total capital expenditures necessary for compliance. Compliance with future laws or regulations, or other circumstances or developments with respect to environmental contamination, could require significant additional expenditures or otherwise have a material adverse effect on its business, operating results, cash flow and liquidity.

Under the terms of the reorganization transactions, liabilities for injury or damage as a result of exposure to asbestos fibers contained in products manufactured by Georgia-Pacific’s gypsum division will remain with Georgia-Pacific.

While management believes that the ultimate outcome of these and other environmental matters could be material to operating results in any given quarter or year but will not have a material adverse effect on the Consumer Product Group’s long-term results of operations, liquidity or consolidated financial position.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Crown Vantage Litigation.    Various creditors of Crown Vantage, Inc., formerly a wholly-owned subsidiary of Fort James (“CV”), and CV’s subsidiary Crown Paper Co. (“CP”), which both filed for bankruptcy in March 2001, have asserted that transactions in 1995 among Fort James, CP and CV constituted fraudulent conveyances. In April 2001, Fort James filed suit against CP and CV in Federal Bankruptcy Court in Oakland, California seeking a declaratory judgment that the transactions did not involve a fraudulent conveyance or cause CP or CV to become insolvent. In September 2001, CV filed suit against Fort James asserting, among other claims, that the transactions constituted fraudulent conveyances and seeking unspecified damages. The Consumer Products Company do not believe that any of Fort James’ transactions with CV or CP involved a fraudulent conveyance or caused the bankruptcy of those companies, and Fort James intends to defend itself vigorously.

Georgia-Pacific has liabilities for personal injury and property damage as a result of the manufacture (which ended in 1977) by its gypsum division of an asbestos-containing joint compound and two other products. Under the terms of the reorganization transactions described in Note 16, liabilities for such injuries or damages will be retained by Georgia-Pacific. In addition, Georgia-Pacific has agreed to indemnify CP&P for any losses for which it may incur as a result of having to defend litigation claiming that it is responsible for such liabilities, or for any such liabilities which may actually be imposed upon CP&P. As a result, management does not believe that any asbestos liabilities arising from Georgia-Pacific’s gypsum business will be liabilities of CP&P after the distribution. Accordingly, assuming Georgia-Pacific remains solvent, the Consumer Products Company should not ultimately be affected in any material way by any of those Georgia-Pacific liabilities. However, if Georgia-Pacific encounters financial difficulty and becomes unable to discharge those liabilities or to fulfill its obligations under that indemnity, claimants may be successful in arguing that the Consumer Products Company is responsible for Georgia-Pacific’s obligations.

The Consumer Products Company is also responsible for various other legal proceedings arising in the ordinary course of business. Among these are approximately 900 asbestos premises cases in which employees of contractors or other third parties who alleged they worked at or visited Fort James facilities and claim injury from exposure to asbestos present at the facility. Georgia-Pacific does not believe these claims have merit, and Fort James intends to defend itself vigorously.

Although the ultimate outcome of this legal proceeding cannot be determined with certainty, based on presently available information management believes that adequate reserves have been established for probable losses with respect thereto. Management further believes that the ultimate outcome of such legal proceeding could be material to operating results in any given quarter or year but will not have a material adverse effect on the long-term results of operations, liquidity or consolidated financial position of the Consumer Products Company.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

11.    OPERATING SEGMENT INFORMATION.

The Consumer Products Company has three reportable operating segments: consumer products, packaging, and paper and pulp. The following represents selected operating data for each reportable segment for the three months ended March 2002 and 2001.

COMBINED SELECTED OPERATING SEGMENT DATA (Unaudited)

	First Quarter 2002		First Quarter 2001
	(in millions)
NET SALES TO UNAFFILIATED CUSTOMERS
Consumer products	$1,708	62%	$1,788	58%
Packaging	620	23	612	20
Paper and pulp	418	15	682	22
Other	—	—	—	—

Total net sales to unaffiliated customers	$2,746	100%	$3,082	100%

NET SALES TO GEORGIA-PACIFIC
Consumer products	$46	40%	$36	17%
Packaging	8	7	6	3
Paper and pulp	60	52	174	79
Other	2	1	2	1

Total net sales to Georgia-Pacific	$116	100%	$218	100%

INTERSEGMENT SALES
Consumer products	$—		$3
Packaging	24		20
Paper and pulp	61		60
Other[1]	(85)		(83)

Total intersegment sales	$—		$—

TOTAL NET SALES
Consumer products	$1,754	61%	$1,827	55%
Packaging	652	23	638	19
Paper and pulp	539	19	916	28
Other[1]	(83)	(3)	(81)	(2)

Total net sales	$2,862	100%	$3,300	100%

[1]	Includes elimination of intersegment sales.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

COMBINED SELECTED OPERATING SEGMENT DATA (Unaudited)

	First Quarter 2002		First Quarter 2001
	(in millions)
OPERATING PROFITS (LOSSES)
Consumer products	$261	93%	$94	46%
Packaging	84	30	88	44
Paper and pulp	5	2	44	22
Other[2]	(70)	(25)	(24)	(12)

Total operating profits	280	100%	202	100%

Interest expense	(188)		(253)

Income (loss) before income taxes, extraordinary item and accounting change	92		(51)
Provision for income taxes	30		2

Income (loss) before extraordinary item and accounting change	62		(53)
Extraordinary loss from early extinguishment of debt, net of taxes	—		(12)
Cumulative effect of accounting change, net of taxes	—		11

Net income (loss)	$62		$(54)

[2]	Includes some miscellaneous businesses, unallocated corporate operating expenses and the elimination of profit on intersegment sales.

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

12.    CONDENSED COMBINING INFORMATION.

Fort James is an issuer of certain securities registered under the Securities Act of 1933, thus subjecting it to reporting requirements under Section 15(d) of the Securities Exchange Act of 1934. The securities are currently guaranteed by Georgia-Pacific. It is expected that CP&P will become a guarantor (fully and unconditionally) upon consummation of the reorganization transactions. Accordingly, the following condensed consolidating financial information is presented. In addition, in connection with the exchange of certain obligations of Georgia-Pacific for those of CP&P, it is anticipated that Fort James will fully and unconditionally guarantee certain of these obligations.

COMBINING STATEMENTS OF INCOME

FIRST QUARTER 2002

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Net sales	$—	$1,361	$1,637	$(136)	$2,862

Costs and expenses
Cost of sales, excluding depreciation and amortization shown below	—	1,034	1,108	(136)	2,006
Selling and distribution	—	63	157	—	220
Depreciation and amortization	—	113	88	—	201
General and administrative	—	81	74	—	155
Interest	158	—	54	(24)	188
Other (income) loss, including equity income in affiliates	(167)	—	—	167	—

Total costs and expenses	(9)	1,291	1,481	7	2,770

Income (loss) before income taxes	9	70	156	(143)	92
Benefit (provision) for income taxes	53	(30)	(53)	—	(30)

Net income (loss)	$62	$40	$103	$(143)	$62

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

COMBINING STATEMENTS OF INCOME

FIRST QUARTER 2001

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Net sales	$—	$1,781	$1,644	$(125)	$3,300
Costs and expenses
Cost of sales, excluding depreciation and amortization shown below	—	1,401	1,153	(125)	2,429
Selling and distribution	—	84	126	—	210
Depreciation and amortization	—	137	153	—	290
General and administrative	—	98	71	—	169
Interest	212	—	67	(26)	253
Other (income) loss, including equity income in affiliates	(81)	—	—	81	—

Total costs and expenses	131	1,720	1,570	(70)	3,351
(Loss) income before income taxes, extraordinary loss and accounting change	(131)	61	74	(55)	(51)
(Provision) benefit for income taxes	77	(36)	(43)	—	(2)

(Loss) income before extraordinary loss and accounting change	(54)	25	31	(55)	(53)
Extraordinary loss from early retirement of debt, net of taxes	—	—	(12)	—	(12)
Cumulative effect of accounting change, net of taxes	—	11	—	—	11

Net (loss) income	$(54)	$36	$19	$(55)	$(54)

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

COMBINING STATEMENTS OF CASH FLOWS

FIRST QUARTER 2002

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Cash (used for) provided by operations	$62	$(54)	$152	$—	$160

Cash flows from investing activities
Property, plant and equipment investments	—	(66)	(34)	—	(100)
Acquisitions	—	—	—	—	—
Proceeds from sales of assets	—	2	—	—	2
Other	—	(48)	—	—	(48)

Cash used for investing activities	—	(112)	(34)	—	(146)

Cash flows from financing activities
Net increase (decrease) in debt	66	—	(55)	—	11
Net change in intercompany	(128)	178	(50)	—	—
Net decrease in bank overdrafts	—	(12)	—	—	(12)

Cash (used for) provided by financing activities	(62)	166	(105)	—	(1)

(Decrease) increase in cash	—	—	13	—	13
Balance at beginning of year	—	2	13	—	15

Balance at end of year	$—	$2	$26	$—	$28

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

COMBINING STATEMENTS OF CASH FLOWS

FIRST QUARTER 2001

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Cash (used for) provided by operations	$(54)	$315	$(44)	$—	$217

Cash flows from investing activities
Property, plant and equipment investments	—	(76)	(79)	—	(155)
Acquisitions	—	4	(45)	—	(41)
Proceeds from sales of assets	—	589	1	—	590
Other	—	(23)	29	—	6

Cash provided by (used for) investing activities	—	494	(94)	—	400

Cash flows from financing activities
Net (decrease) increase in debt	(128)	—	(379)	—	(507)
Net change in intercompany	194	(710)	516	—	—
Allocated debt issuance fees	(12)	—	—	—	(12)
Net decrease in bank overdrafts	—	(97)	—	—	(97)

Cash provided by (used for) financing activities	54	(807)	137	—	(616)

Increase (decrease) in cash	—	2	(1)	—	1
Balance at beginning of year	—	5	8	—	13

Balance at end of year	$—	$7	$7	$—	$14

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

COMBINING BALANCE SHEETS

AS OF MARCH 30, 2002

	Corporate	Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Assets
Current assets
Cash	$—	$2	$26	$—	$28
Receivables, less allowances	—	529	694	—	1,223
Inventories	—	545	871	—	1,416
Deferred income tax assets	128	—	19	(19)	128
Other current assets	—	99	95	—	194

Total current assets	128	1,175	1,705	(19)	2,989

Total property, plant and equipment, net	—	3,038	4,349	—	7,387

Investment in and advances to subsidiaries	2,276	—	—	(2,276)	—
Goodwill, net	—	902	6,623	—	7,525
Other assets	—	593	806	—	1,399

Total assets	$2,404	$5,708	$13,483	$(2,295)	$19,300

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1,915	$—	$175	$—	$2,090
Accounts payable	—	439	452	—	891
Other current liabilities	—	326	484	—	810

Total current liabilities	1,915	765	1,111	—	3,791

Long-term debt, excluding current portion	5,963	—	1,630	—	7,593

Senior deferrable notes	863	—	—	—	863

Other long-term liabilities	—	987	768	—	1,755

Deferred income tax liabilities	1,245	—	123	(123)	1,245

Intercompany, net	(11,635)	3,707	9,733	(1,805)	—

Invested equity	4,053	249	118	(367)	4,053

Total liabilities and invested equity	$2,404	$5,708	$13,483	$(2,295)	$19,300

GEORGIA-PACIFIC CORPORATION—CONSUMER PRODUCTS,
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NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

COMBINING BALANCE SHEETS

AS OF DECEMBER 29, 2001

	Corporate	Other Non-Guarantor Subsidiaries	Fort James Corp.	Combining Adjustments	Combined Amounts
	(in millions)
Assets
Current assets
Cash	$—	$2	$13	$—	$15
Receivables, less allowances	—	563	675	—	1,238
Inventories	—	497	922	—	1,419
Deferred income tax assets	130	—	59	(59)	130
Other current assets	—	83	104	—	187

Total current assets	130	1,145	1,773	(59)	2,989

Total property, plant and equipment, net	—	3,020	4,428	—	7,448

Goodwill, net	—	902	6,627	—	7,529
Investment in and advances to subsidiaries	4,052	—	—	(4,052)	—

Other assets	—	628	806	—	1,434

Total assets	$4,182	$5,695	$13,634	$(4,111)	$19,400

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2,078	$—	$185	$—	$2,263
Accounts payable	—	428	502	—	930
Other current liabilities	—	312	552	—	864

Total current liabilities	2,078	740	1,239	—	4,057

Long-term debt, excluding current portion	5,756	—	1,659	—	7,415

Senior deferrable notes	863	—	—	—	863

Other long-term liabilities	—	968	790	—	1,758

Deferred income tax liabilities	1,266	—	1,077	(1,077)	1,266

Intercompany, net	(9,822)	3,108	8,557	(1,843)	—

Invested equity	4,041	879	312	(1,191)	4,041

Total liabilities and invested equity	$4,182	$5,695	$13,634	$(4,111)	$19,400

REPORT OF INDEPENDENT AUDITORS

Board of Directors, Georgia-Pacific Corporation

We have audited the accompanying balance sheet of CP&P, Inc. as of June 6, 2002. This balance sheet is the responsibility of Georgia-Pacific’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CP&P, Inc. as of June 6, 2002, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP
Atlanta, Georgia
June 12, 2002

The foregoing report is in the form that will be signed upon the completion of this registration statement to include the receipt by CP&P, Inc. of all required consents of experts.

Atlanta, Georgia
June 19, 2002

CP&P, INC.
BALANCE SHEET

As of June 6, 2002

ASSETS
Total assets	$0

STOCKHOLDER’S EQUITY
Common stock, $.01 par value; 735,000,000 shares authorized; 100 shares issued and outstanding	$1
Additional paid-in capital	99
Common stock subscription	(100)

Total stockholder’s equity	$0

The accompanying notes are an integral part of this balance sheet.

CP&P, INC.

NOTES TO BALANCE SHEET

1.    Organization and Nature of Business

CP&P, Inc. (“CP&P”) was incorporated under the laws of the State of Georgia on May 16, 2002. The purpose of incorporating CP&P was to enable Georgia-Pacific Corporation (“Georgia-Pacific”), CP&P’s parent company and only shareholder, to complete a reorganization whereby Georgia-Pacific’s consumer products, packaging, and paper and pulp businesses will be contributed to CP&P. As of May 16, 2002 to June 6, 2002, CP&P has not conducted any operations or had any cash flows. There were no commitments and contingencies as of June 6, 2002.

2.    Capital Structure

Upon completion of the reorganization transactions described in Note 1, CP&P is authorized to issue 770,000,000 shares of capital stock, which consist of 735,000,000 shares of common stock, par value $.01 per share, and 35,000,000 shares of preferred stock, par value $.01 per share.

Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

CP&P is authorized to issue up to 35,000,000 shares of preferred stock, of which 735,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with the shareholder rights plan described below under “Shareholder Rights Plan”. There are no shares of preferred stock outstanding.

The articles of incorporation authorize the board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. The board of directors is authorized to fix the designation, powers, preferences and rights and the qualifications, limitations and restrictions of the shares of each series of preferred stock. For each series of preferred stock the board is able to specify the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the terms of any redemption right;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up;

•	the terms of any conversion or exchange right;

•	any restrictions on the issuance of shares of the same series or any other series; and

CP&P, INC.

NOTES TO BALANCE SHEET—(Continued)

•	any voting rights, in addition to voting rights provided by law.

Although no shares of preferred stock are currently outstanding and CP&P has no current plans to issue preferred stock, except for such shares of Series A Junior Participating Preferred Stock issuable upon exercise of the rights under the shareholder rights plan, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal.

Shareholder Rights Plan

The following description of the CP&P shareholder rights plan and the articles of amendment to the articles of incorporation designating the terms and conditions of the Series A Junior Participating Preferred Stock are intended as summaries only and are qualified in their entirety by reference to the form of shareholder rights plan and articles of amendment to the articles of incorporation filed as exhibits to the registration statement of which these financial statements are a part.

CP&P has adopted a shareholder rights plan pursuant to which one right will be issued and attached to each outstanding share of common stock.

Until a distribution date occurs, the rights can be transferred only with the common stock. On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable as described below.

A “distribution date” will occur upon the earlier of:

•
the tenth day after a public announcement that a person or group of affiliated or associated persons other than CP&P and certain exempt persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of CP&P common stock; or

•	the tenth business day following the commencement of a tender or exchange offer that would result in such person or group becoming an acquiring person.

The total voting rights of the common stock will be determined based upon the voting rights of holders of outstanding shares of common stock at the time of any determination.

Following the distribution date, holders of rights will be entitled to purchase from CP&P one one-thousandth (1/1000th) of a share of Series A Junior Preferred Participating Stock at a purchase price which is subject to adjustment.

In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon payment of the purchase price, that number of shares of common stock having a market value equal to two times the purchase price. If, following the date of a public announcement that an acquiring person has become such, (1) CP&P is acquired in a merger or other business combination transaction and CP&P is not the surviving corporation, (2) any person consolidates or merges with CP&P and all or part of the common stock is converted or exchanged for securities, cash or property or any other person, or (3) 50% or more of the assets or earning power of CP&P is sold or transferred, then the rights will “flip-over”. At that time, each right will entitle its holder to purchase, for the purchase price a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the purchase price.

CP&P, INC.

NOTES TO BALANCE SHEET—(Continued)

The rights will expire in 2012, unless CP&P terminates them before that time.

A holder of a right will not have any rights as a shareholder of CP&P, including the right to vote or to receive dividends, until a right is exercised.

At any time prior to the occurrence of a distribution date, CP&P may, without the approval of any holders of rights, supplement or amend any provision of the shareholder rights plan in any manner, whether or not such supplement or amendment is adverse to any holder of the rights. From and after the occurrence of a distribution date, CP&P may, without the approval of any holder of rights, supplement or amend the shareholder rights plan to:

•	cure any ambiguity;

•	correct or supplement any provision that may be defective or inconsistent; or

•	change or supplement the provisions of the shareholder rights plan in any manner deemed desirable.

No such amendment or supplement may adversely affect the interests of the holders of rights, other than an acquiring person, and cannot change the principal economic terms.

Series A Junior Preferred Participating Stock

Shares of Series A Junior Preferred Participating Stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $         per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share, provided that the holders of the shares of Series A Junior Preferred Stock shall be entitled to an aggregate payment of 1000 times the payment made per share of common stock. Each holder of a share of Series A Junior Preferred Stock will have 1000 votes and will vote together with the holders of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each shares of Series A Junior Preferred Stock will be entitled to receive 1000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Due to the nature of the Series A Junior Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Junior Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

FORT JAMES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	For the years ended
	Dec. 26, 1999	Dec. 27, 1998
Net sales	$6,827.4	$6,802.6
Cost of goods sold	(4,724.5)	(4,547.4)
Selling and administrative expenses	(1,244.5)	(1,143.0)
Restructure and other items	(142.6)	(91.1)

Income from operations	715.8	1,021.1
Interest expense	(239.4)	(264.8)
Other income (expense), net	27.9	(5.4)

Income from continuing operations before income taxes, extraordinary items, and cumulative effect of a change in accounting principle	504.3	750.9
Income tax expense	(154.7)	(259.1)

Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	349.6	491.8
Income (loss) from discontinued operations, net of taxes	(6.4)	8.4

Income before extraordinary items and cumulative effect of a change in accounting principle	343.2	500.2
Extraordinary loss on early extinguishment of debt, net of taxes	(39.8)	(2.6)
Extraordinary gain on sale of discontinued operations, net of taxes	235.2	—
Cumulative effect of a change in accounting principle, net of taxes	(22.1)	—

Net income (loss)	516.5	497.6
Preferred dividend requirements	—	(4.4)

Net income (loss) available to common shareholders	$516.5	$493.2

Basic earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$1.60	$2.28
Income (loss) from discontinued operations, net of taxes	(0.03)	0.04
Extraordinary loss on early extinguishment of debt, net of taxes	(0.18)	(0.01)
Extraordinary gain on sale of discontinued operations, net of taxes	1.07	—
Cumulative effect of a change in accounting principle, net of taxes	(0.10)	—

Net income (loss)	$2.36	$2.31

Weighted average common shares outstanding	218.5	216.1

Diluted earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$1.59	$2.26
Income (loss) from discontinued operations, net of taxes	(0.03)	0.04
Extraordinary loss on early extinguishment of debt, net of taxes	(0.18)	(0.01)
Extraordinary gain on sale of discontinued operations, net of taxes	1.07	—
Cumulative effect of a change in accounting principle, net of taxes	(0.10)	—

Net income (loss)	$2.35	$2.29

Weighted average common shares and common share equivalents outstanding	219.4	217.9

Cash dividends per common share	$0.60	$0.60

The accompanying notes are an integral part of these consolidated financial statements.

FORT JAMES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the years ended
	Dec. 26, 1999	Dec. 27, 1998
Cash Provided by (Used for) Operating Activities
Net income (loss)	$516.5	$497.6
Depreciation expense	445.0	428.3
Amortization of goodwill	18.4	19.2
Deferred income tax provision (benefit)	4.9	148.1
Restructure and other items	142.6	24.9
(Income) loss from discontinued operations, net of taxes	6.4	(8.4)
Gain on sale of discontinued operations, net of taxes	(235.2)	—
Loss on early extinguishment of debt, net of taxes	39.8	2.6
Cumulative effect of a change in accounting principle, net of taxes	22.1	—
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts receivable	(93.8)	(92.7)
Inventories	(11.9)	(26.4)
Other current assets	(10.7)	(1.8)
Accounts payable and accrued liabilities	(130.2)	(75.8)
Foreign currency hedge	—	—
Other, net	(39.4)	(45.3)

Cash provided by operating activities	674.5	870.3

Cash Provided by (Used for) Investing Activities
Expenditures for property, plant and equipment	(533.8)	(492.8)
Cash paid for acquisitions, net	(110.3)	—
(Increase) decrease in net assets of discontinued operations	(34.4)	3.9
Proceeds from sale of discontinued operations	836.3	—
Proceeds from sale of assets	—	5.9
Other, net	14.9	(4.5)

Cash provided by (used for) investing activities	172.7	(487.5)

Cash Provided by (Used for) Financing Activities
Additions to long-term debt	356.7	466.3
Payments of long-term debt	(590.6)	(108.4)
Net increase (decrease) in revolving debt	(236.5)	(659.5)
Premiums paid on early extinguishment of debt and debt issuance costs	(67.2)	(5.6)
Redemption of preferred stock	—	(6.6)
Common and preferred stock dividends paid	(131.8)	(139.5)
Proceeds from exercise of stock options	15.9	30.4
Common stock purchases	(199.7)	—
Other, net	11.0	11.8

Cash used for financing activities	(842.2)	(411.1)

Increase (Decrease) in Cash and Cash Equivalents	5.0	(28.3)
Cash and Cash Equivalents, Beginning of Year	5.3	33.6

Cash and Cash Equivalents, End of Year	$10.3	$5.3

The accompanying notes are an integral part of these consolidated financial statements.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements present the operating results and financial position of Fort James Corporation (“Fort James” or the “Company”) and its majority owned subsidiaries. Significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates which are at least 20% owned are accounted for using the equity method and are stated at cost plus the Company’s share of undistributed earnings, amortization of goodwill, and foreign currency translation adjustments, as applicable, since acquisition. As a result of the sale of a discontinued operation, information for prior periods has been restated.

Fiscal Year

Fort James’ fiscal year includes the 52 or 53 weeks ending on the last Sunday in December. The years ended December 26, 1999 and December 27, 1998, each included 52 weeks.

Use of Estimates

Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the amounts reported herein. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company invests cash in marketable securities, including commercial paper, government repurchase agreements and time deposits, with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value because of the short maturity of these investments.

Inventories

Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. The last-in, first-out cost flow assumption is used for valuing substantially all domestic inventories other than stores and supplies. Other inventories, including substantially all inventories held by foreign subsidiaries, are valued using first-in, first-out or average cost assumptions.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, less accumulated depreciation. Expenditures for improvements which increase asset values or extend useful lives are capitalized. Maintenance and repair costs are expensed as incurred. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from 20 to 50 years for buildings, generally 5 to 25 years for machinery and equipment, and 4 to 7 years for computer software developed or obtained for internal use. For income tax purposes, depreciation is calculated using accelerated methods. Certain assets are depreciated using composite depreciation methods; accordingly, no gain or loss is recognized on partial sales or retirements of these assets.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

The excess of the purchase price over the fair value of identifiable net assets of acquired companies is allocated to goodwill and amortized over the estimated useful life, not to exceed 40 years. Differences between the Company’s carrying value of investments in unconsolidated affiliates and its share of the underlying net assets of such affiliates are amortized over the estimated useful life, not to exceed 40 years. The recoverability of goodwill is evaluated periodically to determine whether current events or circumstances warrant adjustments to the carrying value. Such evaluation is based upon whether the goodwill is fully recoverable from the projected undiscounted cash flows of the businesses to which the goodwill relates.

Revenue Recognition

Sales revenue is recognized at the time of product shipment to unaffiliated customers and appropriate provision is made for uncollectible accounts.

Interest Costs

Interest expense not identified with an operating segment has been allocated to discontinued operations based on the ratio of net assets of discontinued operations to consolidated net assets.The Company capitalizes interest costs as part of the cost of constructing certain facilities and equipment.

	1999	1998
	(in millions)
Total interest expense	$260.7	$298.4
Interest expense allocated to discontinued operations	(13.3)	(24.4)
Interest capitalized	(8.0)	(9.2)

Net interest expense	$239.4	$264.8

Interest paid	$267.7	$306.6

Other Operating Expenses

Research and development expenditures are expensed as incurred. Direct and readily identifiable indirect research and development costs totaled $43.3 million in 1999 and $37.6 million in 1998. Advertising and other promotional expenses are expensed as incurred and totaled $73.3 million in 1999 and $81.4 million in 1998.

Foreign Currency Translation

The accounts of most foreign subsidiaries and affiliates are measured using local currency as the functional currency. For those entities, assets and liabilities are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from net earnings and accumulated as a component of other comprehensive income. Gains and losses from foreign currency transactions are included in net income in the period in which they arise.

Derivative Financial Instruments

The Company utilizes derivative financial instruments, including interest rate swaps, caps, options and foreign exchange contracts, to manage its exposure to interest rate and foreign currency exchange rate risks. The Company does not hold or issue derivative financial instruments for trading purposes.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net interest to be paid or received under interest rate hedges is accrued and recognized as an adjustment to interest expense. The costs of interest rate hedges, as well as gains or losses on terminated interest rate swap and cap agreements, are deferred and charged to interest expense over the shorter of the original term of the agreements or the life of the financial instruments to which they are matched. Changes in the fair value of interest rate hedges are not recorded in the Company’s financial statements.

Foreign exchange contracts which effectively meet risk reduction and correlation criteria are accounted for using hedge accounting. Under this method, gains and losses are recognized in income and offset the foreign exchange gains and losses on the related transactions. Contracts which do not meet the risk reduction and correlation criteria are recorded at fair value with the unrealized gain or loss included in other income. Gains and losses from foreign exchange contracts which hedge a net investment in a foreign subsidiary are recognized in other comprehensive income, net of tax, consistent with the accounting treatment of the hedged item. If a transactional hedge is terminated, the gain or loss is recognized in income when the underlying transaction is recognized.

Earnings Per Common Share and Common Share Equivalent

Income and share information used in determining earnings per share were calculated as follows:

	1999		1998
	Income	Shares	Income	Shares
	(in millions)
Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$349.6		$491.8
Preferred stock dividends	—		(4.4)

Amounts used to compute basic earnings per share	349.6	218.5	487.4	216.1

Effect of dilutive securities:
Options*	—	0.9	—	1.8

Amounts used to compute diluted earnings per share	$349.6	219.4	$487.4	217.9

*
Series K, L and N preferred stocks, which were redeemed in the second quarter 1998, were antidilutive for 1998. Outstanding options to purchase 6.0 million shares of common stock for which the exercise price of the option was greater than the average market price of the common shares were also excluded from the computation of diluted earnings per share.

Accounting Pronouncements

In the first quarter of 1999, the Company adopted Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities,” which requires that start-up and organization costs be expensed as incurred. The change in accounting policy has been applied to unamortized start-up costs capitalized in prior years. As a result, a charge of $34.1 million ($22.1 million after taxes, or $0.10 per diluted share) was recorded as a cumulative effect of a change in accounting principle.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS 133). This statement requires the recognition of all derivatives on the balance sheet as either assets or liabilities and their measurement at fair value. Depending upon the nature of the derivative,

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

changes in fair value are either recognized in other comprehensive income or in earnings. FASB Statement No. 137 defers the Company’s required adoption of FAS 133 until fiscal 2001. The Company has not determined what effect, if any, FAS 133 will have on its results of operations or financial position.

Reclassifications

Certain amounts in the consolidated financial statements and supporting footnotes have been reclassified to conform to the current year’s classification.

2.    Acquisitions, Dispositions and Other Transactions

In December 1999, Fort James signed an agreement to sell its shares of Fort James—Marathon, LTD (“Marathon”), a non-integrated pulp mill, to a joint venture between Tembec Inc. and Kruger Inc. for $69.1 million. This sale closed on January 31, 2000. In December 1999, the Company also announced its decision to exit the groundwood paper business (“the Groundwood Business”) by closing its groundwood paper operations at the Wauna mill in Clatskanie, Oregon. The closing of the Groundwood Business will result in the termination of approximately 70 employees and was completed in the first quarter of 2000. The operations of the Groundwood Business include a whole log chipping operation, a groundwood pulp mill and a single paper machine. A charge of $157.1 million was recorded for asset impairment write-downs and other costs associated with these transactions. At December 26, 1999, the assets of Marathon and the Groundwood Business have been classified as Other Assets.

Net sales and income (loss) from operations of Marathon and the Groundwood Business for the years ended December 26, 1999 and December 27, 1998 is as follows:

	1999	1998
	(in millions)
Net sales	$167.6	$169.3
Income (loss) from operations	$(0.2)	$7.5

In December 1999, Fort James purchased its partner’s 50% interest in the Naheola Cogeneration Limited Partnership (“the Naheola Partnership”) for $53.6 million. The Naheola Partnership provided energy to the Company’s Naheola, Alabama mill. The Company recognized an interest rate swap termination loss of $11.3 million related to the refinancing of $141 million of higher-cost Naheola Partnership debt on more favorable terms. The acquisition of the equity interest was recorded as a purchase. The Naheola Partnership was previously accounted for under the equity method.

In August 1999, the Company sold its Packaging business to ACX Technologies, Inc. for $836.3 million in cash. The Company recognized an extraordinary gain of $386.3 million ($235.2 million after taxes, or $1.07 per diluted share) as a result of this sale. The sale included the operations, assets and liabilities of the Company’s folding carton, healthcare, and microwave packaging manufacturing facilities.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Results for the Packaging business through August 1, 1999 and for the year ended December 27, 1998 were as follows:

	1999	1998
	(in millions)
Net sales	$330.5	$498.5
Income (loss) from discontinued operations	(9.1)	15.1
Tax benefit (expense)	2.7	(6.7)
Income (loss) from discontinued operations, net of taxes	(6.4)	8.4

In July 1999, the Company completed the acquisition of Demak’Up for $56.7 million. Demak’Up produces the leading European brand of make-up removal cotton pads. The operations include a cotton product manufacturing plant in Brionne, France. The acquisition was accounted for as a purchase.

The purchase prices of acquisitions were allocated to the acquired net assets based on their respective fair values. Acquisitions and dispositions are summarized below:

	1999	1998
	(in millions)
Acquisitions of consolidated entities:
Fair value of assets acquired	$247.4	$—
Liabilities assumed or created	137.1	—
Cash paid for acquisitions, net	110.3	—
Cash received from sale of assets	836.3	5.9

3.    Restructure and Other Items

In 1999, Fort James recorded net non-recurring pre-tax charges of $142.6 million. These charges included costs associated with the sale of Marathon and exiting the Groundwood Business and $30.0 million for a permanent impairment write-down of a non-operating asset, partially offset by a credit of $44.5 million for the net reversal of merger-related restructure accruals.

See Note 2 for additional information on Marathon and the Groundwood Business.

In 1998, the Company recorded net non-recurring pre-tax charges for restructure and other costs of $91.1 million. Included in this total were $102.6 million for merger-related costs not accruable in 1997; $26.2 million for a permanent impairment write-down of a non-operating asset; $15.1 million for asset write-downs and plant closures; and $6.4 million for other net miscellaneous costs. These costs were partially offset by a net reversal of $59.2 million of restructure accruals due to revisions of estimates or settlement of such liabilities on terms more favorable than anticipated.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restructure reserve activity for the year ended December 26, 1999 is summarized below:

	1998	Estimate Revisions	Cash Payments	Reclassifications	1999
	(in millions)
Facility closures and other associated costs	$19.8	$3.1	$(15.2)	$(7.7)	$—
Severance and other employee-related costs	46.9	(16.4)	(26.7)	(3.8)	—
Cost of terminating contracts and other long-term agreements	5.2	2.9	(2.5)	(5.6)	—

Restructure reserve	$71.9	$(10.4)	$(44.4)	$(17.1)	$—

In 1998, the Company closed five facilities in North America and Europe as part of merger integration and restructure initiatives. In addition, staffing was reduced by 1,300 employees, or approximately 5%, of the Company’s combined workforce. The Company’s corporate headquarters and the European and Packaging business headquarters were also relocated. Costs associated with the relocation efforts were expensed as incurred.

During 1999, the Company concluded the merger integration initiatives by closing four facilities in North America and Europe. These closures reduced staffing by approximately 600 employees. In addition, the Company settled certain merger-related restructure liabilities on terms more favorable than anticipated and cancelled the remaining European facility closures due to extended regulatory review and competitive actions in the marketplace. As a result, the related restructure accruals were reversed. The Company continues to review various strategic options related to these facilities. Remaining accruals related to completed facility closures and contract terminations, for which cash settlement will occur beyond one year, have been reclassified to long-term liabilities.

4.    Other Income (Expense)

	1999	1998
	(in millions)
Equity in earnings of unconsolidated affiliates	$6.5	$—
Interest and investment income	1.1	2.1
Gain on sale of assets	2.5	2.8
Minority interest	(10.5)	(4.0)
Foreign currency exchange gains (losses)	15.2	(11.6)
Interest on income tax refunds	9.9	—
Other, net	3.2	5.3

Total other income (expense)	$27.9	$(5.4)

5.    Income Taxes

Income tax expense, and the related disclosures, exclude the tax effects of the results of discontinued operations, extraordinary losses on early extinguishment of debt, an extraordinary gain on the sale of discontinued operations, and the cumulative effect of a change in accounting principle. These items are all reported net of applicable income tax effects.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of pretax income were as follows:

	1999	1998
	(in millions)
Domestic	$267.1	$573.3
Foreign	237.2	177.6

Pretax income	$504.3	$750.9

Income tax expense consisted of the following:

	1999	1998
	(in millions)
Current:
Federal	$93.5	$42.7
State	13.5	14.8
Foreign	42.8	53.5

Total current income tax provision	149.8	111.0

Deferred:
Federal	(17.1)	124.4
State	(0.1)	14.5
Foreign	22.1	9.2

Total deferred income tax provision (benefit)	4.9	148.1

Income tax expense	$154.7	$259.1

During 1999 and 1998, tax benefits credited to shareholders’ equity, which primarily related to the redemption of stock options, were $3.4 million and $22.1 million, respectively. Cash payments for income taxes totaled $155.0 million in 1999 and $95.0 million in 1998. No provision for income taxes has been made for $328.9 million of undistributed earnings of certain of the Company’s foreign subsidiaries and affiliates which have been indefinitely reinvested. It is not practicable to determine the amount of U.S. income tax which would be payable if such undistributed foreign earnings were repatriated because any U.S. taxes payable on such repatriation would be offset, at least in part, by foreign tax credits.

The difference between the federal statutory income tax rate and the Company’s effective income tax rate relates to the following:

	Percent of Pretax Income
	1999	1998
Federal statutory income tax rate	35.0%	35.0%
State income taxes, net of federal tax effect	1.9	2.6
Restructured operations	—	(1.8)
Nondeductible transaction expenses	—	—
Foreign tax rate differentials and other items	(3.0)	(0.5)
Goodwill	1.7	0.9
Dispositions	(3.9)	—
Other items, net	(1.0)	(1.7)

Effective income tax rate	30.7%	34.5%

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 1998, the Company determined that $14.0 million of non-recurring merger-related tax reserves established in 1997 in accordance with temporary IRS regulations were no longer required. The Internal Revenue Service is currently reviewing Fort James’ federal income tax returns for the years 1991 through 1996. In the opinion of management, potential adjustments resulting from these examinations will not have a material effect on the Company’s results of operations or financial condition.

The change in the valuation allowance from December 27, 1998 to December 26, 1999 is primarily related to loss carryovers which may not be utilized in the future. As of December 26, 1999, the Company had $48.0 million of foreign net operating loss carryovers that expire primarily from 2000 through 2005, and $1.0 million of foreign tax credit carryovers that expire from 2000 through 2003.

6.    Pension and Other Postretirement Benefit Plans

The Company sponsors various pension plans covering certain employees. Benefits under these plans are based primarily on years of service and compensation levels. The Company makes contributions to these plans sufficient to meet the minimum funding requirements of applicable laws and regulations plus additional discretionary amounts. Contributions to multiemployer plans are generally based on negotiated labor contracts. Plan assets principally consist of equity securities and corporate and government obligations.

The Company provides certain health care and life insurance benefits to eligible retired employees, their covered dependents and their beneficiaries. All of the Company’s retiree medical plans are unfunded.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following schedules present changes in and components of, the Company’s net assets (liabilities) for pension and other postretirement benefits at December 26, 1999 and December 27, 1998:

	Pension Benefits		Other Postretirement Benefits
	1999	1998	1999	1998
	(in millions)
Change in benefit obligation
Benefit obligation, beginning of year	$1,551.1	$1,435.6	$386.5	$364.4
Service cost	35.9	22.0	5.5	5.6
Interest cost	101.1	99.3	23.4	23.2
Participant contributions	3.4	2.2	4.0	2.9
Amendments	27.6	(6.3)	(8.6)	—
Actuarial (gain)/loss	(72.7)	89.1	(28.2)	20.6
Foreign currency exchange rate changes	(4.2)	6.7	(0.1)	—
Acquisitions/divestitures/transfers	(32.5)	—	—	—
Curtailments	(1.4)	(1.9)	(0.7)	(2.9)
Special termination benefits	0.5	4.7	0.2	1.2
Benefits paid	(107.1)	(100.3)	(33.0)	(28.5)

Benefit obligation, end of year	$1,501.7	$1,551.1	$349.0	$386.5

Change in plan assets
Fair value of plan assets, beginning of year	$1,809.3	$1,802.6	$—	$—
Actual return on plan assets	282.4	86.0	—	—
Employer contributions	6.8	12.5	29.0	25.6
Participant contributions	3.1	2.2	4.0	2.9
Foreign currency exchange rate changes	(3.5)	6.3	—	—
Acquisitions/divestitures/transfers	(39.6)	—	—	—
Benefits paid	(107.1)	(100.3)	(33.0)	(28.5)

Fair value of plan assets, end of year	$1,951.4	$1,809.3	$—	$—

Funded status
Funded status at end of year	$449.7	$258.2	$(349.0)	$(386.5)
Unrecognized net transition (asset) liability	(12.2)	(15.9)	2.1	2.3
Unrecognized prior service cost (gain)	49.2	43.5	(53.9)	(62.9)
Unrecognized net actuarial gain	(237.1)	(38.9)	(43.3)	(25.4)

Net amount recognized	$249.6	$246.9	$(444.1)	$(472.5)

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$249.6	$246.9	$—	$—
Accrued benefit liability	(7.5)	(9.2)	(444.1)	(472.5)
Intangible asset	6.4	7.6	—	—
Deferred tax liability	0.5	0.7	—	—
Accumulated other comprehensive loss	0.6	0.9	—	—

Net amount recognized	$249.6	$246.9	$(444.1)	$(472.5)

The Company merged its domestic pension plans into four plans effective as of the end of the 1998 plan year. The funded status information for 1999 and 1998 reflects this merger.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Benefit obligations were determined using the following weighted-average assumptions:

	1999		1998
	U.S. plans	Foreign plans	U.S. plans	Foreign plans
Pension benefits:
Discount rate	7.50%	5.75%	6.75%	5.75%
Expected return on plan assets	10.00%	7.25%	10.00%	7.25%
Rate of compensation increase	4.50%	4.00%	4.50%	4.00%
Other postretirement benefits:
Discount rate	7.50%	5.75%	6.75%	5.75%

The Company utilizes an accelerated method for amortizing unrecognized actuarial gains and losses for other postretirement benefits.

During 1998, the Company incurred termination benefit costs as part of enhanced benefit programs offered to certain employees. Charges of $5.5 million were recorded in restructure and other items for the year ended December 27, 1998.

The components of net periodic benefit costs recognized in the Consolidated Statements of Operations were as follows:

	Pension Benefits		Other Postretirement Benefits
	1999	1998	1999	1998
	(in millions)
Components of net periodic benefit cost
Service cost	$35.9	$22.0	$5.5	$5.6
Interest cost	101.1	99.3	23.4	23.2
Expected return on plan assets	(158.6)	(143.6)	—	—
Amortization of:
Transition (asset) liability	(3.0)	(3.2)	0.2	0.2
Prior service cost (gain)	4.9	5.9	(6.7)	(6.5)
Actuarial loss (gain)	0.4	0.8	(3.2)	(6.3)
Curtailment charge (credit)	(0.5)	(1.7)	—	0.6
Contributions to multiemployer pension plans	5.0	4.6	—	—

Net periodic benefit (income)/expense	$(14.8)	$(15.9)	$19.2	$16.8

For purposes of determining the obligation for postretirement medical benefits, the Company has assumed a health care cost trend rate of 7.25% for 1999, decreasing ratably to 4.5% in 2002 and thereafter. The assumed health care cost trend rate has a significant effect on the amounts reported for retiree medical benefits. A one-percentage point change in the assumed health care cost trend rate would have had the following effects:

	1 Percentage Point
	Increase	Decrease
	(in millions)
Effect on service and interest components of net periodic cost	$3.8	$(3.8)
Effect on accumulated postretirement benefit obligation	30.3	(26.3)

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Balance Sheet Information

During 1999, the Company recorded a charge of $25.0 million for the cost of termination benefits for a reduction-in-force program to reduce headcount by approximately 1,300 employees. As of December 26, 1999, termination benefits of $12.5 million have been paid and more than 1,100 employees have been terminated.

8.    Preferred Stock

The Company is authorized to issue up to five million shares of preferred stock, $10 par value. The preferred shares are issuable in series, each with varying dividend rates, redemption rights, conversion terms, liquidation values and voting rights.

In 1998, the Company completed the redemption and conversion of its Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, its Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock and its Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock (the “Preferred Stock”). Substantially all of the outstanding Preferred Stock was converted into 9.5 million shares of common stock in a non-cash financing transaction of $350.9 million. The balance was redeemed for $1.8 million in cash.

As of December 26, 1999, the Company has reserved 250,000 preferred shares for the issuance of Series M preferred stock under the Shareholder Rights Plan.

9.    Indebtedness

Minimum Principal Payments

Minimum principal payments on long-term debt, excluding revolving credit agreement borrowings, commercial paper and other short-term borrowings classified as long-term, for the next five years are as follows:

	2000	2001	2002	2003	2004
	(in millions)
Scheduled maturities	$81.9	$526.0	$192.1	$301.6	$714.6

If the current level of commercial paper, credit agreements and revolving credit agreements remains outstanding until the expiration of the underlying or supporting agreements, additional payments of $955.5 million in 2002 and $2.8 million in 2007 would be required. It is the Company’s intention to refinance or renew such agreements prior to their expiration.

Revolving Credit Facilities

As of December 26, 1999, Fort James had committed revolving credit agreements with various domestic and foreign banks providing for unsecured borrowings of up to $1.9 billion. These facilities allow the Company to borrow at competitive interest rates for general corporate purposes. At December 26, 1999, the Company had unused credit facilities amounting to $0.9 billion, net of commercial paper borrowings. Commitment fees relating to credit facilities are not material.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commercial Paper and Credit Agreements

As of December 26, 1999, the Company had a domestic program providing for commercial paper issuances of up to $1 billion. In addition, the Company and its consolidated subsidiaries had agreements with several banks providing for other borrowings, dependent on bank availability. These obligations generally bear interest at competitive market rates.

Restrictive Agreements

The Company’s long-term debt agreements include various restrictive covenants and require maintenance of certain defined financial ratios with which the Company is in compliance.

Debt Refinancing

During 1999, the Company refinanced $169.3 million of 9.25% senior notes, $64.0 million of 8.38% senior notes, $62.0 million of 7.75% senior notes and $58.8 million of 9% senior subordinated notes prior to their scheduled maturities. As a result of these transactions, the Company recognized extraordinary losses of $65.2 million ($39.8 million after taxes, or $0.18 per diluted share) on the early extinguishment of debt.

10.    Financial Instruments

The Company employs derivative financial instruments primarily to reduce its exposure to adverse fluctuations in interest rates and foreign currency exchange rates. These financial instruments, when entered into, are designated as hedges of underlying exposures. Because of the high correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the instruments are generally offset by changes in the value of the underlying exposures. Fort James monitors the use of these derivative financial instruments through the use of objective measurement systems, well-defined market and credit risk limits and timely reports to senior management according to prescribed guidelines. Virtually all of the Company’s derivatives are “over-the-counter” instruments.

The estimated fair values of derivatives used to hedge or modify the Company’s risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and investments, and the overall reduction in exposure to adverse fluctuations in interest rates, foreign currency exchange rates, and other market risks.

The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of Fort James’ exposure through its use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives.

Credit Risk

Fort James has established strict counterparty credit guidelines and only enters into transactions with financial institutions that are investment grade. Counterparty exposures are monitored and any downgrade in credit rating receives immediate review. To minimize the concentration of credit risk, the Company enters into derivative transactions with a portfolio of financial institutions. As a result, the Company considers the risk of counterparty default to be minimal.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Management

Most of Fort James’ foreign currency exposures are managed on a consolidated basis to take advantage of any natural offsets. The Company enters into forward exchange contracts which mature in one year or less (principally European currencies) to hedge firm and anticipated purchase commitments and firm sales commitments denominated in foreign currencies. As of December 26, 1999, and December 27, 1998, the Company had net unrealized gains of $0.3 million and $0.1 million, respectively, on a notional amount of $20.0 million for these instruments.

Interest Rate Management

Fort James has implemented a policy to maintain the percentage of fixed and variable rate debt within certain parameters. The Company enters into interest rate swap agreements that maintain the fixed/variable mix within these defined parameters. These contracts had maturities ranging from one to two years on December 26, 1999. Variable rates are predominantly linked to the London Interbank Offering Rate (LIBOR). During 1997, the Company terminated $648 million in notional amount of interest rate swaps at a cost of $8 million, which was amortized through January 1999.

The estimates of fair values of the Company’s financial instruments related to indebtedness are based on quoted market prices of comparable instruments or on current rates available to the Company for financial instruments with similar terms and remaining maturities. Based on the Company’s total indebtedness at December 26, 1999, a 100 basis point interest rate change would impact the fair value of the total debt portfolio by approximately $70 million. This exposure would be offset by a change of $3 million in the fair value of the interest rate swap portfolio. The weighted-average pay rate exceeded the weighted-average receive rate under the interest rate contracts by 0.3% and 0.4%, respectively, for the years ended December 26, 1999, and December 27, 1998.

11.    Common Stock

Fort James has 500 million authorized shares of common stock, $0.10 par value (“Common Stock”), of which 213,977,078 shares were outstanding as of December 26, 1999. Common shares reserved for issuance as of December 26, 1999, were as follows:

1999
Stock option plans	5,334,236
Incentive stock plan	9,719,597
Director stock ownership plan	95,167

Total common shares reserved for issuance	15,149,000

During 1999, the Company began a $500 million stock purchase program. As of December 26, 1999, the Company had purchased 7.1 million common shares at a total cost of $199.7 million.

Shareholder Rights Plan

On February 18, 1999, the Company’s Board of Directors adopted a shareholder rights plan which replaced a similar plan that expired on March 1, 1999. Under the plan, preferred stock purchase rights relating to the Company’s Series M Cumulative Participating Preferred Stock (“Rights”) are issued at the rate of one Right for each share of Common Stock. The Rights will only be exercisable if a person or group acquires, announces an intent to acquire, or has commenced a tender or exchange offer for, 15% or more of the outstanding Common Stock and the Rights have not been redeemed by the Board of Directors.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If a person or group acquires 15% or more of the Company’s outstanding Common Stock, each holder of a Right, other than the acquiring person, will be entitled to purchase Common Stock having a market value equal to twice the exercise price of the Right (currently $200 per Right, subject to adjustment). In addition, if the Company is acquired in a merger or other business combination, or if 50% or more of the Company’s consolidated assets or earning power are sold, after a person or group has become an acquiring person, each holder of a Right, other than the acquiring person, will be entitled to purchase common stock of the acquiring company having a market value equal to twice the exercise price of the Right. The Rights are nonvoting, pay no dividends, expire on March 1, 2009, and may be redeemed by the Company for $0.01 per Right at any time prior to the time any person becomes an acquiring person. The Rights have no effect on earnings per share until they become exercisable.

12.    Stock Option Award and Purchase Plans

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, “Accounting for Stock-Based Compensation,” pro forma net income and earnings per share would have been as follows:

	As Reported		Pro Forma
	1999	1998	1999	1998
	(in millions, except per share amounts)
Net income	$516.5	$497.6	$497.8	$484.3
Earnings per share—basic	$2.36	$2.31	$2.28	$2.22
Earnings per share—diluted	$2.35	$2.29	$2.27	$2.20

Fort James’ stock option plans provide for the granting of options to purchase Common Stock to certain directors, officers and key employees. Options are granted at exercise prices equal to the fair market value of such stock as of the date of grant, have terms of ten years and vest in two equal annual installments. As of December 26, 1999, there were 998 employees and directors holding options.

Stock option activity was as follows:

	1999		1998
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
	(in thousands, except per share data)
Balance, beginning of year	7,421	$29.29	6,298	$21.83
Granted	2,452	39.16	3,155	37.48
Forfeited	(203)	38.00	(69)	34.97
Exercised	(691)	22.75	(1,823)	17.58
Expired	(304)	35.08	(140)	27.67

Balance, end of year	8,675	$32.27	7,421	$29.29

Exercisable	5,357		4,254
Available for grant	3,553		5,742
Weighted-average fair value of options granted during the year	$12.72		$11.69

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	1999	1998
Dividend yield	1.50%	1.60%
Volatility rate	34.74%	29.82%
Risk-free interest rate	5.19%	5.17%
Expected option life	5 years	5 years

The following table summarizes information about fixed stock options outstanding as of December 26, 1999:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
	(in thousands, except year and per share data)
$10.28—$15.42	963	3.0 years	$13.87	963	$13.87
$15.43—$20.56	765	4.7 years	19.55	765	19.55
$20.57—$25.70	252	2.9 years	23.48	252	23.48
$25.71—$30.84	768	6.1 years	26.72	758	26.68
$30.85—$35.98	594	5.8 years	33.37	563	33.28
$35.99—$41.12	4,959	7.7 years	38.13	1,731	37.38
$41.13—$46.26	358	5.8 years	43.32	313	43.20
$46.27—$51.41	16	8.3 years	50.88	12	51.05

Total	8,675			5,357

Restricted and Incentive Stock

Pursuant to the 1996 Stock Incentive Plan and the Director Stock Ownership Plan, the Company may also grant restricted stock and incentive stock awards to certain directors, officers and key employees. Restricted stock awards were as follows:

	1999	1998
Awarded	169,394	198,244
Deferred	1,572	1,212

Total granted	170,966	199,456

Weighted-average fair value per share at grant date	$30.49	$40.79

Awards granted to officers and key employees vest in three to eight years, with the potential for earlier vesting of certain awards based on the Company’s performance. Awards granted to directors will vest one year from the date of grant. Vesting of incentive stock shares is based on the Company’s financial performance. The Company recognized compensation expense related to restricted and incentive stock awards of $6.9 million in 1999 and $14.1 million in 1998. As of December 26, 1999, there were 3,501,000 shares available for grant pursuant to the 1996 Stock Incentive Plan which may be granted as options, restricted stock or incentive stock. The Director Stock Ownership Plan has 52,000 shares available for grant as of December 26, 1999.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Plans for Employees

Effective January 1, 1999, the StockPlus Investment Plan and the separate defined contribution plans for former Fort Howard employees were merged, creating the new Fort James 401(k) Plan. The Fort James 401(k) Plan is available to substantially all of the Company’s domestic employees. Several alternative investment funds are available, including an investment fund consisting of Common Stock. Under the terms of the new plan, participating employees may contribute, through periodic payroll deductions, up to 15% of their compensation. Participant contributions of up to 10% of compensation are matched by the Company at a 60% rate. As of December 26, 1999, there were 22,000 participants in the plan, and the plan held 13.1 million shares of Common Stock and $1,082.9 million of other investments. Company contributions to this plan totaled $28.6 million in 1999 and $28.7 million in 1998 (including Company contributions to the former Fort Howard plans).

In addition, the Company maintains a stock purchase plan for the benefit of certain Canadian employees. As of December 26, 1999, 62,000 shares of Common Stock were held in this plan.

13.    Commitments and Contingent Liabilities

Operating Leases

The Company leases certain facilities, vehicles and equipment over varying periods. None of the agreements contain unusual renewal or purchase options. As of December 26, 1999, future minimum lease payments under noncancelable operating leases were as follows:

Minimum Lease Payments
(in millions)
2000	$30.7
2001	25.8
2002	20.2
2003	17.1
2004	11.3
2005 and thereafter	29.7

Total future minimum lease payments	$134.8

Rent expense totaled $59.1 million in 1999 and $62.2 million in 1998.

Litigation and Environmental Matters

The Company is party to various legal proceedings generally incidental to its business. As is the case with other companies in similar industries, Fort James faces exposure from actual or potential claims and legal proceedings.

In May 1997, the Attorney General of the State of Florida filed a civil action in the United States District Court for the Northern District of Florida at Gainesville (the “Florida District Court”) against the Company and seven other manufacturers of sanitary commercial paper products alleging violations of federal and state antitrust and unfair competition laws. The complaint sought damages on behalf of the state under Florida law of $1 million against each defendant for each violation, unspecified treble

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

damages and injunctive relief. Four other state attorneys general brought similar suits that were consolidated in the Florida District Court, three of which were dismissed. In October 1999, the defendants reached an agreement in principle with the State of Florida by which the Florida state case was settled. The Company admits no wrongdoing. Only a suit filed by the State of New York remains in the federal action. Suits were subsequently filed by the state attorneys general of West Virginia and Maryland in their respective state courts. Numerous private suits on behalf of an alleged class of direct purchasers have also been filed in federal courts, all seeking similar damages for similar alleged violations. The private suits were conditionally certified as a class action in the Florida District Court, in July 1998. Private class action suits also have been filed in four states on behalf of an alleged class of indirect purchasers, seeking similar damages for similar alleged violations under state law. The Company believes that these cases are without merit and is vigorously defending both the federal and state actions.

Although the ultimate disposition of the various legal proceedings to which the Company is a party cannot be predicted with certainty, it is the Company’s policy to accrue settlement costs when it is probable that such costs will be incurred and when a range of loss can be reasonably estimated. It is the opinion of the Company’s management that the outcome of any claim which is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on the consolidated financial condition of Fort James but could have a material effect on consolidated results of operations in a given year.

Like its competitors, Fort James is subject to extensive regulation by various federal, state, provincial, and local agencies concerning compliance with environmental control statutes and regulations. These regulations impose limitations, including effluent and emission limitations, on the discharge of materials into the environment, as well as require the Company to obtain and operate in compliance with conditions of permits and other governmental authorizations. Future regulations could materially increase the Company’s capital requirements and certain operating expenses in future years.

In 1998, the U.S. Environmental Protection Agency (“EPA”) regulations affecting pulp and paper industry discharges of wastewater and gaseous emissions, commonly referred to as the “cluster rules,” became effective. These rules require changes in the pulping and bleaching processes presently used in some U.S. pulp mills, including several of Fort James’ mills. The majority of the investment required to comply with these regulations is due by 2001, with the possibility of a one-year extension for parts of the program. In fiscal 2000 and 2001, the Company expects to invest a total of approximately $40 million as part of its compliance program.

Fort James, along with others, has been identified as a potentially responsible party (“PRP”) at EPA designated Superfund sites and is involved in other remedial investigations and actions under federal and state laws. These sites include the lower Fox River in Wisconsin, where the Company and six other companies have been identified as PRPs for contamination of the river by hazardous substances. Various state and federal agencies and tribal entities are seeking sediment restoration and natural resources damages. In February 1999, the Wisconsin Department of Natural Resources released for public comment a draft remedial investigation/feasibility study of the Fox River. While the draft study did not advocate any specific restoration alternatives, it included estimated total costs ranging from zero for ‘no action’ to approximately $720 million, depending on the alternative or combination of alternatives selected. The final restoration alternative and the Company’s share of the related costs are unknown at this time. The Company, along with other PRPs, is also participating in the funding of a remedial investigation/feasibility study of contamination of the Kalamazoo River located in Michigan. Management does not anticipate selection of a remedy prior to 2002.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

It is the Company’s policy to accrue remediation costs on an undiscounted basis when it is probable that such costs will be incurred and when a range of loss can be reasonably estimated.

The Company periodically reviews the status of all significant existing or potential environmental issues and adjusts its accruals as necessary. The accruals do not reflect any possible future insurance recoveries. Estimates of costs for future remediation are necessarily imprecise due to, among other things, the identification of presently unknown remediation sites and the allocation of costs among PRPs. The Company believes that its share of the costs of cleanup for its current remediation sites will not have a material adverse effect on its consolidated financial position but could have a material effect on consolidated results of operations in a given year. As is the case with most manufacturing and many other entities, there can be no assurance that the Company will not be named as a PRP at additional sites in the future or that the costs associated with such additional sites would not be material.

14.    Segment Information

The Company is organized based on the products it offers and operates in the following industry segments: (i) Tissue—North America, which manufactures and markets paper-based consumer towel and tissue products; (ii) Tissue—Europe, which manufactures and markets paper-based consumer towel and tissue products, as well as feminine hygiene products and health care and pharmacy items; (iii) Dixie, which manufactures and markets disposable plates, cups and cutlery principally under its retail tabletop brand, DIXIE; and (iv) Communications Papers, which manufactures and markets uncoated business and printing papers serving the commercial printing and office markets, and Fiber, which includes market pulp sales to both intercompany and third-party customers and the Harmon Associates wastepaper brokerage business.

	Tissue			Communications Papers and Fiber	Intercompany and Corporate	Total
	North America	Europe	Dixie
	(in millions)

1999
Net sales	$3,673.9	$1,834.0	$786.9	$834.5	$(301.9)	$6,827.4
Intercompany sales	109.2	—	3.0	189.7	—	301.9
Income from operations, before restructure and other items	644.7	210.4	105.1	(8.7)	(93.1)	858.4
Depreciation expense	232.1	95.5	24.1	70.4	22.9	445.0
Capital expenditures	268.7	104.4	51.9	61.1	47.7	533.8

1998
Net sales	$3,634.1	$1,869.4	$775.5	$796.6	$(273.0)	$6,802.6
Intercompany sales	96.7	—	3.3	173.0	—	273.0
Income from operations, before restructure and other items	872.1	236.2	89.1	2.4	(87.6)	1,112.2
Depreciation expense	223.2	93.6	25.1	71.9	14.5	428.3
Capital expenditures	265.7	97.8	22.5	45.9	60.9	492.8

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales are recorded at market prices. For the year ended December 26, 1999, income from operations included unusual charges for severance and other costs related to a reduction-in-force program and for antitrust and other litigation accruals of $46.0 million. Income from operations, before restructure and other items, is used to measure segment profitability. Capital expenditures and depreciation expense not specifically identifiable to a segment are allocated to the reportable segments based on property, plant and equipment used in the production of the segment’s products. Segment assets primarily consist of receivables and inventory generated by the segment; property, plant and equipment used in the production of the segment’s products; and goodwill resulting from the acquisition of businesses. Assets which cannot be specifically identified to a segment, such as equipment used in the production of various products, are allocated based on estimated production. Corporate assets consist primarily of cash and cash equivalents, current deferred income taxes, investments in unconsolidated affiliates, net pension assets and net assets of discontinued operations.

No single customer accounted for more than 10% of the Company’s consolidated net sales in any year.

Sales and long-lived assets (primarily property, plant and equipment) by geographic areas are as follows:

	1999	1998
	Sales	Sales
	(in millions)
United States	$4,807.2	$4,762.7
France	830.1	802.9
Other	1,190.1	1,237.0

	$6,827.4	$6,802.6

15.    Fort James Operating Company

Fort James Operating Company (“FJOC”) is an obligor of certain securities registered under the Securities Act of 1933, thus subjecting it to reporting requirements under Section 13 or 15 (d) of the Securities Exchange Act of 1934. In accordance with Staff Accounting Bulletin No. 53, the following condensed financial information for FJOC is presented in lieu of consolidated financial statements because the securities are fully and unconditionally guaranteed by Fort James:

	1999	1998
	(in millions)
Condensed income statement information:
Net sales	$4,452.8	$4,370.3
Gross profit	1,207.9	1,426.6
Income (loss) from continuing operations before extraordinary items and the cumulative effect of a change in accounting principle	(62.9)	99.2
Net income (loss)	(98.6)	118.5

Condensed balance sheet information:
Current assets	$959.6	$865.8
Noncurrent assets	3,165.8	3,575.7
Current liabilities	546.0	651.0
Noncurrent liabilities	5,035.4	5,129.5
Deficit	(1,456.0)	(1,339.0)

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.    Selected Quarterly Financial Data (Unaudited)

	Net Sales	Gross Profit	Income From Continuing Operations(1)	Net Income (Loss)	Income From Continuing Operations(2)	Per Common Share
						Dividends Declared	Stock Price
							High	Low
	(in millions, except per share data)

1999
1st quarter(a)	$1,669.0	$533.5	$117.6	$97.7	$0.53	$0.15	$41 9/16	$28 7/16
2nd quarter(b)	1,718.5	543.3	135.9	95.6	0.62	0.15	40 3/8	31 11/16
3rd quarter(c)	1,739.3	531.6	94.1	325.1	0.43	0.15	42	25 5/16
4th quarter(d)	1,700.6	494.5	2.0	(1.9)	0.01	0.15	29 1/16	24 9/16

1998
1st quarter(e)	$1,668.8	$533.9	$115.4	$115.0	$0.52	$0.15	$48 3/16	$34 5/16
2nd quarter(f)	1,731.1	566.6	132.5	136.2	0.60	0.15	52 1/4	41 3/8
3rd quarter(g)	1,713.7	581.0	147.6	150.7	0.68	0.15	45 1/4	27
4th quarter(h)	1,689.0	573.7	96.3	95.7	0.43	0.15	41	32

(1)	Income from continuing operations, before extraordinary items and cumulative effect of a change in accounting principle.

(2)	Per diluted common share.

(a)
Results for the first quarter of 1999 included income from discontinued operations of $4.4 million after taxes or $0.02 per diluted share, and charges of $22.1 million after taxes or $0.10 per diluted share, for the cumulative effect of a change in accounting for start-up costs, and $2.2 million after taxes or $0.01 per diluted share, for an extraordinary loss on the early extinguishment of debt.

(b)
Results for the second quarter of 1999 included net non-recurring income of $1.1 million ($0.7 million after taxes) for the reversal of liabilities settled on terms more favorable than anticipated which were largely offset by merger related severance costs, a loss from discontinued operations of $9.3 million after taxes or $0.04 per diluted share, and an extraordinary loss on the early extinguishment of debt of $31.0 million after taxes or $0.14 per diluted share.

(c)
Results for the third quarter of 1999 included net non-recurring income of $13.4 million ($12.0 million after taxes or $0.06 per diluted share) from the reversal of merger-related restructure accruals due to revisions of estimates partially offset by a permanent impairment write-down of a non-operating asset, and unusual charges of $46.0 million ($28.1 million after taxes or $0.13 per diluted share) for severance and other costs related to a reduction-in-force program and accruals for on-going litigation. In addition, a loss from discontinued operations of $1.5 million after taxes or $0.01 per diluted share was offset by an extraordinary gain on the sale of the Packaging business of $232.5 million after taxes or $1.05 per diluted share.

(d)
Results for the fourth quarter of 1999 included a non-recurring charge of $157.1 million ($96.4 million after taxes or $0.45 per diluted share) for the estimated loss on the sale of Marathon and exiting the Groundwood Business. In addition, the Company recorded an unusual charge of $11.3 million ($6.9 million after taxes or $0.03 per diluted share) for an interest rate swap termination fee, an extraordinary loss of $6.6 million after taxes or $0.03 per diluted share on early extinguishment of debt and a favorable adjustment to the extraordinary gain on the sale of the Packaging business of $2.7 million after taxes or $0.01 per diluted share.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e)
Results for the first quarter of 1998 included nonrecurring merger-related relocation and other costs of $6.5 million ($4.1 million after taxes or $0.02 per diluted share), income from discontinued operations of $2.2 million after taxes, or $0.01 per diluted share, and a net charge of $2.6 million after taxes, or $0.01 per diluted share, for an extraordinary loss on early extinguishment of debt.

(f)
Results for the second quarter of 1998 included merger-related relocation and costs of $8.8 million ($5.4 million after taxes or $0.03 per diluted share) and income from discontinued operations of $3.7 million after taxes, or $0.02 per diluted share.

(g)
Results for the third quarter of 1998 included merger-related costs not accruable in 1997 of $12.7 million ($7.8 million after taxes or $0.03 per diluted share) partially offset by a reversal of $10.5 million ($0.05 per diluted share) for merger related tax reserves established in 1997 in accordance with temporary IRS regulations, which were subsequently rescinded, and income from discontinued operations of $3.1 million after taxes or $0.01 per diluted share.

(h)
Results for the fourth quarter of 1998 included nonrecurring costs of $63.1 million ($38.1 million after taxes or $0.18 per diluted share) for merger-related costs not accruable in 1997, a permanent impairment write-down of a non-operating asset and plant closure costs; partially offset by the net reversal of previously recorded merger-related restructure accruals and tax reserves and loss from discontinued operations of $0.6 million after taxes.

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of Fort James Corporation:

In our opinion, the accompanying consolidated statements of operations and cash flows present fairly, in all material respects, Fort James Corporation’s results of operations and cash flows for each of the two years in the period ended December 26, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

January 26, 2000

FORT JAMES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Nine Months Ended
September 24, 2000 and September 26, 1999

	Quarter		Nine Months
	2000	1999	2000	1999
	(in millions, except per share data)
Net sales	$1,796.2	$1,739.3	$5,229.4	$5,126.8
Cost of goods sold	(1,259.7)	(1,207.7)	(3,692.7)	(3,518.4)
Selling and administrative expenses	(306.3)	(363.4)	(893.5)	(951.6)
Restructure and other items	(18.9)	13.4	(10.3)	14.5

Income from operations	211.3	181.6	632.9	671.3
Interest expense	(58.3)	(53.6)	(173.9)	(175.5)
Other income, net	4.8	0.4	16.5	18.5

Income from continuing operations before income taxes, extraordinary items, and cumulative effect of a change in accounting principle	157.8	128.4	475.5	514.3
Income tax expense	(53.0)	(34.3)	(157.9)	(166.7)

Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	104.8	94.1	317.6	347.6
Loss from discontinued operations, net of taxes	—	(1.5)	—	(6.4)

Income before extraordinary items and cumulative effect of a change in accounting principle	104.8	92.6	317.6	341.2
Extraordinary loss on early extinguishment of debt, net of taxes	—	—	—	(33.2)
Extraordinary gain on sale of discontinued operations, net of taxes	—	232.5	—	232.5
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(22.1)

Net income	$104.8	$325.1	$317.6	$518.4

Basic earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$0.52	$0.43	$1.54	$1.58
Loss from discontinued operations, net of taxes	—	(0.01)	—	(0.03)
Extraordinary loss on early extinguishment of debt, net of taxes	—	—	—	(0.15)
Extraordinary gain on sale of discontinued operations, net of taxes	—	1.06	—	1.06
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(0.10)

Net income	$0.52	$1.48	$1.54	$2.36

Weighted average common shares outstanding	204.0	219.2	206.5	219.4

Diluted earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$0.51	$0.43	$1.53	$1.58
Loss from discontinued operations, net of taxes	—	(0.01)	—	(0.03)
Extraordinary loss on early extinguishment of debt, net of taxes	—	—	—	(0.15)
Extraordinary gain on sale of discontinued operations, net of taxes	—	1.05	—	1.05
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(0.10)

Net income	$0.51	$1.47	$1.53	$2.35

Weighted average common shares outstanding—assuming dilution	205.1	220.2	207.1	220.5

Cash dividends per common share	$0.15	$0.15	$0.45	$0.45

The accompanying notes are an integral part of the consolidated financial statements.

FORT JAMES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 24, 2000 and September 26, 1999

	2000	1999
	(in millions)
Cash provided by (used for) operating activities:
Net income	$317.6	$518.4
Depreciation expense	350.6	332.9
Amortization of goodwill	12.8	14.2
Deferred income tax provision	87.4	52.7
Restructure and other items	10.3	(14.5)
Loss from discontinued operations, net of taxes	—	6.4
Gain on sale of discontinued operations, net of taxes	—	(232.5)
Loss on early extinguishment of debt, net of taxes	—	33.2
Cumulative effect of a change in accounting principle, net of taxes	—	22.1
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts receivable	(75.1)	(125.0)
Inventories	(14.3)	(16.3)
Other current assets	5.6	(6.1)
Accounts payable and accrued liabilities	3.8	(26.6)
Other, net	(52.0)	(16.1)

Cash provided by operating activities	646.7	542.8

Cash provided by (used for) investing activities:
Expenditures for property, plant and equipment	(336.9)	(346.5)
Proceeds from sale of assets	93.0	3.9
Cash paid for acquisitions, net	—	(56.7)
Proceeds from sale of discontinued operations	—	825.8
Increase in net assets of discontinued operations	—	(34.4)
Other, net	(1.0)	(1.7)

Cash provided by (used for) investing activities	(244.9)	390.4

Cash provided by (used for) financing activities:
Additions to long-term debt	4.1	357.3
Payments of long-term debt	(49.8)	(340.5)
Net decrease in revolving debt	(67.6)	(764.9)
Premiums paid on early extinguishment of debt and debt issuance costs	—	(56.2)
Common stock dividends paid	(94.3)	(98.9)
Proceeds from exercise of stock options	3.6	15.0
Common stock purchases	(198.9)	(53.6)
Other, net	(0.1)	11.0

Cash used for financing activities	(403.0)	(930.8)

Increase (decrease) in cash and cash equivalents	(1.2)	2.4
Cash and cash equivalents, beginning of period	10.3	5.3

Cash and cash equivalents, end of period	$9.1	$7.7

The accompanying notes are an integral part of the consolidated financial statements.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.    Significant Accounting Policies

Basis of Presentation:

In the opinion of management, the accompanying unaudited consolidated financial statements of Fort James Corporation (“Fort James” or “the Company”) contain all adjustments (including normal recurring accruals) necessary to present fairly the Company’s consolidated financial position as of September 24, 2000 and its results of operations for the quarters and nine months ended September 24, 2000 and September 26, 1999 and its cash flows for the nine months ended September 24, 2000 and September 26, 1999. The balance sheet as of December 26, 1999 was derived from audited financial statements as of that date. The results of operations for the quarter and nine months ended September 24, 2000 are not necessarily indicative of the results to be expected for the full year.

Prospective Accounting Pronouncements:

In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS No. 133”). This statement requires the recognition of all derivative instruments in the statement of financial position as either assets or liabilities and their measurement at fair value. Depending upon the nature of the derivative, changes in fair value are either recognized in other comprehensive income or in earnings. Certain sections of FAS No. 133 were amended in June 2000, when the FASB issued Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133” (“FAS No. 138”). FASB Statement No. 137 defers the Company’s required adoption of FAS No. 133 and FAS No. 138 until fiscal 2001. The Company has a program in place to evaluate its financial instruments and contracts. The Company believes that FAS No. 133 and FAS No. 138 will not have a material impact on its results of operations or financial position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” generally accepted accounting principles to revenue recognition in financial statements. The Company is required to implement SAB 101 in the fourth quarter of fiscal 2000. The Company believes that SAB 101 will not have a material effect on its results of operations or financial position.

In May 2000, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-14, “Accounting for Certain Sales Incentives” (“EITF 00-14”). EITF 00-14 requires that certain sales incentives to customers be accounted for as a reduction of revenue. The Company is required to adopt EITF 00-14 in the fourth quarter of fiscal 2000. The adoption will require a reclassification of certain sales incentives from selling expense to a reduction of revenue. The Company has not determined the magnitude of the effect EITF 00-14 will have on revenue. However, EITF 00-14 will not affect the Company’s income from operations.

2.    Dispositions

In January 2000, the Company completed the sale of Fort James - Marathon LTD (“Marathon”), a non-integrated pulp mill located in Ontario, Canada, to a joint venture between Tembec Inc. and Kruger Inc. for $69.1 million. In February 2000, the Company closed its groundwood paper operations (the “Groundwood Business”) at the Wauna mill in Clatskanie, Oregon. Both Marathon and the Groundwood Business, which had a combined net asset value of $220.8 million, were included in the Communications Papers and Fiber segment. Anticipated losses of $149.9 million for asset write-downs and $7.2 million of other costs related to the sale and closure were originally recorded in the fourth quarter of 1999 on the “Restructure and other items” line of the Consolidated Statements of Operations. In the second quarter of 2000, the Company reversed $8.6 million ($5.6 million after taxes,

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

or $0.03 per diluted share) originally recorded at the end of 1999, as part of the estimated loss on the sale of Marathon. The revision was recorded on the “Restructure and other items” line of the Consolidated Statements of Operations, and represents the final determination of the purchase price and an adjustment of estimated transaction costs to reflect actual costs paid. For further information regarding unusual and non-recurring items, see Note 3, Unusual and Non-recurring Items.

Net sales and income (loss) from operations of Marathon and the Groundwood Business for the quarter ended September 26, 1999 and the nine months ended September 24, 2000 and September 26, 1999 were as follows:

	Quarter	Nine Months
	1999	2000	1999
	(in millions)
Net sales of assets held for disposal	$31.5	$18.3	$90.9
Income (loss) from operations of assets held for disposal	$0.3	$1.8	$(3.8)

In August 1999, Fort James sold its Packaging business to ACX Technologies, Inc. for $836.3 million in cash. The sale included the operations, assets, and liabilities of the Company’s folding carton, healthcare, and microwave packaging manufacturing facilities. The Packaging business is treated as a discontinued operation. The results of discontinued operations include the operating results for the Packaging business and an allocation of interest expense and taxes, for periods prior to the disposition date.

Results for the Packaging business for the quarter and nine months ended September 26, 1999 were as follows:

	1999
	Quarter	Nine Months
	(in millions)
Net sales	$51.6	$330.5

Loss from discontinued operations	$(2.3)	$(9.1)
Tax benefit	0.8	2.7

Loss from discontinued operations, net of taxes	$(1.5)	$(6.4)

3.    Unusual and Non-Recurring Items

Unusual Items

Income from operations for the third quarter and nine months ended September 24, 2000 included unusual charges of $24.0 million ($14.8 million after taxes, or $0.07 per diluted share) for accruals related to the settlement of certain antitrust litigation claims related to the Tissue - North America business, as well as charges for legal fees and other costs associated with the pending sale of Fort James to Georgia-Pacific Corporation (“Georgia-Pacific”) (see Note 11, Pending Merger Transaction). The unusual charges of $24.0 million were recorded in costs of good sold ($12.5 million) and selling and administrative expenses ($11.5 million).

Income from operations for the third quarter and nine months ended September 26, 1999, included $46.0 million of unusual items for severance and other costs related to a reduction-in-force program and for antitrust and other litigation accruals, of which $17.8 million was included in cost of goods sold and $28.2 million was included in selling and administrative expenses.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Restructure and Other Items

Income from operations for the third quarter and nine months ended September 24, 2000, included non-recurring charges of $18.9 million ($12.0 million after taxes, or $0.06 per diluted share) for the write-off of remaining unsecured notes receivable and accruals for contingent liabilities resulting from the bankruptcy of Crown Vantage Inc. (“Crown”), which was spun off from the Company in 1995. See Note 9, Commitments and Contingent Liabilities, for further information on Crown. Income from operations for the nine months ended September 24, 2000 also included non-recurring income of $8.6 million ($5.6 million after taxes, or $0.03 per diluted share) related to the Marathon divestiture (see Note 2, Dispositions).

Income from operations for the third quarter and nine months ended September 26, 1999 included a charge of $30.0 million ($18.4 million after taxes, or $0.08 per diluted share) for a write-down of notes receivable from Crown. In addition, income from operations for the third quarter and nine months ended September 26, 1999 included net non-recurring credits of $43.4 million ($30.4 million after taxes, or $0.14 per diluted share) and $44.5 million ($31.1 million after taxes, or $0.14 per diluted share), respectively. Non-recurring credits related to the reversal of certain 1997 merger-related restructure accruals, as a result of unexpected and protracted regulatory reviews that were expected to delay certain initiatives into late 2000. In addition, certain initiatives were cancelled due to changes in economic circumstances, which indicated that the initiatives would not provide the economic benefits initially projected. The initiatives that were delayed or cancelled primarily related to operations of the Company’s Tissue - Europe business.

4.    Other Income

The components of other income for the quarters and nine months ended September 24, 2000 and September 26, 1999 were as follows:

	Quarter		Nine Months
	2000	1999	2000	1999
	(in millions)
Equity in earnings of unconsolidated affiliates	$2.5	$1.2	$6.7	$3.7
Foreign currency exchange gains	4.9	0.8	1.6	5.5
Minority interest	(3.3)	(2.7)	(10.1)	(7.7)
Gains (losses) on sale of assets	1.6	(0.4)	16.0	0.3
Interest on income tax refunds	—	—	—	9.3
Other, net	(0.9)	1.5	2.3	7.4

Total other income	$4.8	$0.4	$16.5	$18.5

5.    Stock Purchase Program

In August 1999, the Company began execution of a $500 million stock purchase program. For the nine months ended September 24, 2000, the Company purchased 9.4 million common shares at a cost of $198.9 million. As of September 24, 2000, the Company had purchased 16.5 million common shares at a cost of $398.6 million since the inception of the program. As a result of the pending merger of Fort James with Georgia-Pacific (see Note 11, Pending Merger Transaction), the Company’s stock purchase program has been suspended.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

6.    Balance Sheet Information

Reduction-in-Force

In the third quarter of 1999, the Company recorded a charge of $25.0 million for the cost of termination benefits for a reduction-in-force program that has reduced headcount by approximately 1,300 employees. The program was substantially completed in the first quarter of 2000. As of September 24, 2000, termination benefits of $17.4 million had been paid and approximately $2.3 million of salary continuation benefits will be paid in the future according to contract terms.

7.    Comprehensive Income

Comprehensive income for the quarters ended September 24, 2000 and September 26, 1999 was $32.4 million and $364.5 million, respectively. For the nine months ended September 24, 2000 and September 26, 1999, comprehensive income was $207.9 million and $429.6 million, respectively. The difference between net income and comprehensive income is due to foreign currency translation gains and losses.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

8.    Income Per Common Share and Common Share Equivalent

Income and share information used in determining earnings per share for the quarters and nine months ended September 24, 2000 and September 26, 1999 were as follows:

	2000		1999
	Income	Shares	Income	Shares
	(in millions)
Third Quarter:
Amounts used to compute basic earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$104.8		$94.1
Weighted average common shares outstanding		204.0		219.2
Effect of dilutive securities:
Options (a)		1.1		1.0

Amounts used to compute diluted earnings per share	$104.8	205.1	$94.1	220.2

Nine months:
Amounts used to compute basic earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$317.6		$347.6
Weighted average common shares outstanding		206.5		219.4
Effect of dilutive securities:
Options (a)		0.6		1.1

Amounts used to compute diluted earnings per share	$317.6	207.1	$347.6	220.5

(a)
For the quarter and nine months ended September 24, 2000, outstanding |options to purchase 5.5 million and 8.3 million shares of common stock, respectively, for which the exercise price was greater than the average market price of the common shares were excluded from the computation of diluted earnings per share. For the quarter and nine months ended September 26, 1999, such amounts were 5.6 million and 4.7 million shares of common stock, respectively.

9.    Commitments and Contingent Liabilities

Environmental Matters:

Like its competitors, Fort James is subject to extensive regulation by various federal, state, provincial, and local agencies concerning compliance with environmental control statutes and regulations. These regulations impose limitations, including effluent and emission limitations, on the discharge of materials into the environment, as well as require the Company to obtain and operate in compliance with the conditions of permits and other governmental authorizations. Future regulations could materially increase the Company’s capital requirements and certain operating expenses in future years.

Fort James, along with others, has been identified as a potentially responsible party (“PRP”) at various U.S. Environmental Protection Agency (“EPA”) designated Superfund sites and is involved in other remedial investigations and actions under federal and state laws. These sites include the Lower Fox River in Wisconsin, where the Company and six other companies have been identified as PRPs for contamination of the river by hazardous substances, and the Kalamazoo River in southwestern Michigan, where the Company, along with other PRPs, is participating in the funding of a remedial investigation/feasibility study.

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In the Fox River matter, various state and federal agencies and tribal entities are seeking both sediment restoration and natural resources damages. In February 1999, the Wisconsin Department of Natural Resources (“WDNR”) released for public comment a draft remedial investigation/feasibility study of the Fox River. While the draft study did not advocate any specific sediment restoration alternatives, it included estimated total costs ranging from zero for “no action” to approximately $720 million, depending on the alternative or combination of alternatives selected. In May 2000, the Company reached an agreement with the WDNR and the EPA for the voluntary restoration of one sediment area on the Fox River. In exchange, the Company will receive a release from future liability for that particular area, provided the restoration goals are achieved. The project began in August 2000 and is expected to conclude in the fourth quarter of 2000.

In October 2000, the U. S. Fish and Wildlife Service released for public comment its Restoration and Compensation Determination Plan (the “Plan”) for natural resources damages in connection with its Lower Fox River/Green Bay Natural Resource Damage Assessment. According to the Plan, claims for past damages and present and future losses allegedly resulting from contamination of the Fox River by hazardous substances range from $176 million to $333 million, depending on the sediment restoration alternative or combinations of alternatives selected. The actual costs of projects to settle natural resource damage claims could be significantly lower.

In the Kalamazoo River matter, the PRPs submitted a draft remedial investigation/feasibility study to the Michigan Department of Environmental Quality (“DEQ”) on October 30, 2000. This draft document identified a number of remedial restoration alternatives with estimated total costs ranging from zero for “no action” to approximately $2.6 billion, depending on the alternative selected. The PRP group’s preferred alternative is estimated to cost approximately $73 million. The DEQ has announced its intention to publish a Record of Decision, which will contain its proposed remedy, sometime during 2001.

The final restoration alternatives and the Company’s share of the related costs, for both the Fox River and Kalamazoo River matters, are unknown at this time.

It is the Company’s policy to accrue remediation costs on an undiscounted basis when such costs are probable and estimable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraphs could be decided unfavorably to the Company and could require the Company to pay damages, or make other expenditures, in amounts or a range of amounts that cannot be estimated. The Company believes, based on its current analysis, that its share of the costs for its current remediation sites will not have a material adverse impact on its consolidated financial position or its cash flows but could have a material effect on consolidated results of operations in a given period.

Litigation:

The Company is party to various legal proceedings generally incidental to its business. As is the case with other companies in similar industries, Fort James faces exposure from actual or potential claims and legal proceedings.

Antitrust

In May 1997, the Attorney General of the State of Florida filed a civil action in the United States District Court for the Northern District of Florida at Gainesville (the “Florida District Court”), against the Company and seven other manufacturers of sanitary commercial paper products alleging violations of federal and state antitrust and unfair competition laws. The complaint sought damages on behalf of the state under Florida law of $1 million against each defendant for each violation, unspecified treble damages and injunctive relief. Four other state attorneys general brought similar suits. In April 2000, the defendants settled with the State of Florida and the matter was dismissed. In June 2000,

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

settlements were reached with the states of New York, West Virginia, and Maryland. The case filed by the State of Kansas was dismissed earlier. In no case did the Company admit to wrongdoing.

Numerous private suits on behalf of an alleged class of direct purchasers were also filed in federal courts, all seeking similar damages for similar alleged violations. In July 1998, the private suits were conditionally certified as a class action in the Florida District Court. In August 2000, a settlement offer was accepted by the plaintiffs and preliminarily approved by the Florida District Court. Fort James’ portion of the offer is approximately 49% of the total settlement, which is generally reflective of the combined market shares of the former Fort Howard Corporation and the former James River Corporation. The Company did not admit to wrongdoing. Private class action suits were also filed in Minnesota, Wisconsin, California, and Tennessee on behalf of an alleged class of indirect purchasers, seeking similar damages for similar alleged violations under state law. The Minnesota court refused to certify a class in that state, and the case in Wisconsin was voluntarily dismissed prior to certification. A settlement has been agreed upon in principle with the California plaintiffs, prior to class certification, and is awaiting court approval. There has been no significant activity in the Tennessee case. The Company believes that these outstanding cases are without merit and is vigorously defending the remaining state actions. In no case has the Company admitted to wrongdoing.

Crown Vantage, Inc.

In 1995, the Company completed the spin off of certain assets of its Communications Papers and Packaging businesses to Crown. On March 15, 2000, Crown filed for Chapter 11 bankruptcy protection from its creditors and secured $100 million of “debtor in possession” financing. On July 26, 2000, Crown announced the signing of a letter of intent by its wholly owned subsidiary, Crown Paper Co. (“Crown Paper”) providing for the sale of substantially all of the assets of Crown Paper to Crown Acquisition Corp. On October 9, 2000, Crown announced that the letter of intent between Crown Paper and Crown Acquisition Corporation had been terminated.

In the third quarter of 2000, Fort James obtained a schedule from the Bankruptcy Court of Crown’s assets and liabilities and an initial indication of amounts of secured and unsecured claims against the estate. This schedule reported Crown’s liabilities in excess of its assets. Based on this information, Fort James recorded a third quarter charge of $18.9 million for the write-off of remaining unsecured notes receivable from Crown and accruals for contingent liabilities resulting from the bankruptcy. These contingent liabilities primarily relate to environmental and pension costs at certain Crown facilities. On October 19, 2000, the official committee of unsecured creditors assembled by the Crown Bankruptcy Trustee served two motions on the Company seeking authority to investigate and possibly initiate an action based upon certain facts surrounding the 1995 spin off transaction. The first motion seeks authority under Rule 2004 of the Federal Rules of Bankruptcy Procedure to initiate discovery with respect to the valuation of property transferred to Crown in relation to the property received by the Company in the spin off. The second motion seeks authority to investigate these facts further and possibly commence a proceeding against the Company if the unsecured creditors committee concludes that property was transferred to the Company for other than fair consideration. The first motion is currently pending. The second motion has been set for hearing on December 1, 2000. As of the filing date, no claims have been asserted; therefore, the Company is unable to estimate a range of possible loss regarding this matter, if any. The Company believes that the actions taken in connection with the 1995 spin off transaction were entirely proper and appropriate and, if called upon, will vigorously defend any claims to the contrary

Although the ultimate disposition of the various legal proceedings to which the Company is a party cannot be predicted with certainty, it is the Company’s policy to accrue settlement costs when such costs are probable and estimable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraphs could be decided unfavorably to the Company and could require

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

the Company to make expenditures, in amounts or a range of amounts that cannot be estimated. The Company believes, based on its current analysis, that the outcome of any claim which is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on the consolidated financial condition of Fort James but could have a material effect on its cash flows or consolidated results of operations in a given period.

10.    Segments

The Company’s measure of segment profitability is income from operations excluding corporate restructuring programs, merger-related activities and other corporate non-operating activities. Segment sales and income from operations for the quarters and nine months ended September 24, 2000 and September 26, 1999 and total assets as of September 24, 2000 and September 26, 1999 were as follows:

	Tissue		Dixie	Communications Papers and Fiber	Inter-company and Corporate	Total
	North America	Europe
	(in millions)
Quarter ended September 2000
Net sales	$1,026.6	$431.9	$216.1	$239.9	$(118.3)	$1,796.2
Intercompany sales	32.5	—	0.4	85.4	—	118.3
Income from operations before restructure and other items (a)	191.9	27.6	30.0	10.9	(30.2)	230.2
Restructure and other items	—	—	—	—	(18.9)	(18.9)

Income from operations	191.9	27.6	30.0	10.9	(49.1)	211.3
Interest expense	—	—	—	—	(58.3)	(58.3)
Other income	—	—	—	—	4.8	4.8

Income before income taxes (b)	$191.9	$27.6	$30.0	$10.9	$(102.6)	$157.8

Quarter ended September 1999
Net sales	$950.3	$452.1	$195.2	$209.3	$(67.6)	$1,739.3
Intercompany sales	24.2	—	0.8	42.6	—	67.6
Income from operations before restructure and other items (a)	125.6	50.8	20.3	1.8	(30.3)	168.2
Restructure and other items	—	—	—	—	13.4	13.4

Income from operations	125.6	50.8	20.3	1.8	(16.9)	181.6
Interest expense	—	—	—	—	(53.6)	(53.6)
Other income	—	—	—	—	0.4	0.4

Income before income taxes (b)	$125.6	$50.8	$20.3	$1.8	$(70.1)	$128.4

Nine months ended September 2000
Net sales	$2,890.8	$1,315.4	$635.9	$703.9	$(316.6)	$5,229.4
Intercompany sales	98.1	—	1.2	217.3	—	316.6
Income from operations before restructure and other items (a)	508.1	81.1	86.7	35.4	(68.1)	643.2
Restructure and other items	—	—	—	—	(10.3)	(10.3)

Income from operations	508.1	81.1	86.7	35.4	(78.4)	632.9
Interest expense	—	—	—	—	(173.9)	(173.9)
Other income	—	—	—	—	16.5	16.5

Income before income taxes (b)	$508.1	$81.1	$86.7	$35.4	$(235.8)	$475.5

Nine months ended September 1999
Net sales	$2,763.4	$1,374.3	$591.1	$606.2	$(208.2)	$5,126.8
Intercompany sales	80.1	—	2.4	125.7	—	208.2
Income from operations before restructure and other items (a)	501.2	169.3	78.2	(21.0)	(70.9)	656.8
Restructure and other items	—	—	—	—	14.5	14.5

Income from operations	501.2	169.3	78.2	(21.0)	(56.4)	671.3
Interest expense	—	—	—	—	(175.5)	(175.5)
Other income	—	—	—	—	18.5	18.5

Income before income taxes (b)	$501.2	$169.3	$78.2	$(21.0)	$(213.4)	$514.3

FORT JAMES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(a)
Third quarter and year-to-date 2000 income from operations included unusual charges of $24.0 million for litigation accruals and legal fees and other costs, of which $12.5 million is included in cost of goods sold and $11.5 million is included in selling and administrative expense. Third quarter and year-to-date 1999 income from operations included unusual charges of $46.0 million for severance and litigation accruals, of which $17.8 million was included in cost of goods sold and $28.2 million was included in selling and administrative expenses. Details by segment are as follows:

			Income From Operations Excluding Unusual Items
	Unusual Items		Third Quarter		Year-To-Date
	2000	1999	2000	1999	2000	1999
Tissue—North America	$13.3	$34.7	$205.2	$160.3	$521.4	$535.9
Tissue—Europe	—	—	27.6	50.8	81.1	169.3
Dixie	0.2	0.9	30.2	21.2	86.9	79.1
Communications Papers and Fiber	0.2	2.1	11.1	3.9	35.6	(18.9)
Corporate	10.3	8.3	(19.9)	(22.0)	(57.8)	(62.6)

Total	$24.0	$46.0	$254.2	$214.2	$667.2	$702.8

(b)	Income from continuing operations before income taxes, extraordinary |items, and cumulative effect of a change in accounting principle.

11.    Pending Merger Transaction

On July 17, 2000, Fort James and Georgia-Pacific announced that the boards of directors of both companies signed a definitive merger agreement for Georgia-Pacific to acquire Fort James in a transaction valued at approximately $11 billion in cash, stock and assumed debt. Under the terms of the agreement, Georgia-Pacific will acquire all outstanding shares of Fort James for $29.60 per share in cash and 0.2644 shares of Georgia-Pacific stock. The maximum value that can be received by Fort James shareholders is $40 per share (comprised of $29.60 in cash and $10.40 in Georgia-Pacific stock). Therefore, the 0.2644 shares of Georgia-Pacific included in the offer is subject to downward adjustment in the event its average share price is greater than $39.33.

On October 13, 2000, Georgia-Pacific launched its exchange offer for all outstanding shares of the Company’s stock. Subject to regulatory approval, the transaction is expected to be completed in the fourth quarter of fiscal 2000. For additional information, see the Company’s Form 8-K filed on July 17, 2000 and on September 1, 2000 and Forms SC TO-T, SC TO-C and SC 14D9 filed on October 13, 2000, Form SC 14D9A filed on October 16, 2000, Form SC 14D9A filed on October 18, 2000, and Form SC 14D9A filed on October 26, 2000.

ANNEX A

GEORGIA-PACIFIC CORPORATION

The following discussion of Georgia-Pacific Corporation and its building products business is intended to provide information to help you assess the financial strength of Georgia-Pacific in connection with its indemnification of us for liabilities relating to the businesses it is retaining in the reorganization transactions, including asbestos-related liabilities. In this Annex A, “BP” and “Building Products” each refers to Georgia-Pacific, after completion of the reorganization transactions and the distribution.

BUSINESS—GEORGIA-PACIFIC

Georgia-Pacific operates in two principal businesses:

•	building products, which includes:

–	the manufacture of structural panels, industrial wood products, lumber, gypsum products and chemicals; and

–	the distribution of building products and paper and industrial supplies on a nationwide basis; and

•	consumer products, packaging, and paper and pulp, which includes:

–	the manufacture of tissue products, including bathroom tissue, paper towels and napkins, and disposable tableware, including cups, plates and cutlery;

–	the manufacture of packaging products and containerboard, including corrugated packaging, linerboard and medium; and

–	the manufacture of paper and pulp, including office and printing paper, kraft paper, bleached board, fluff pulp and market pulp.

As described in the prospectus under “Prospectus Summary—Reorganization Transactions and Distribution”, the board of directors of Georgia-Pacific has approved a strategic separation of Georgia-Pacific into two independent, publicly traded companies—a consumer products and packaging company and a building products manufacturing and distribution company. After completion of the reorganization transactions and the distribution, we will be an independent company owning and operating the consumer products, packaging, and paper and pulp businesses, while Georgia-Pacific will continue to own and operate its building products manufacturing and distribution business and its paper and industrial supplies distribution business, which is referred to as “Unisource”. A description of BP and the risks relating to its business follows.

RISK FACTORS—BUILDING PRODUCTS

You should consider carefully the following risks and other information contained in this Annex A before deciding to invest in shares of our common stock. The risks described below are not the only ones facing BP. Additional risks not presently known to BP or us or which BP or we currently consider immaterial may materially adversely affect BP. If any of the following risks and uncertainties actually occurs, BP’s business, financial condition and operating results could be materially adversely affected.

Risks Relating to BP’s Indebtedness

BP’s substantial level of indebtedness could materially adversely affect its ability to react to changes in its business and its ability to incur additional debt to fund future needs.

BP has a substantial amount of debt. As of March 30, 2002, after giving effect to the reorganization transactions, BP would have had total debt of $            million ($            million excluding Unisource), and shareholders’ equity of $            million ($            million excluding Unisource).

BP’s substantial debt could have important consequences. For example, it could:

•
require BP to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

•	increase its vulnerability to adverse economic and industry conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	place it at a competitive disadvantage compared to its competitors that have relatively less debt; and

•	limit its ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other purposes.

BP’s ability to generate cash depends on many factors beyond its control, and it may not be able to generate the cash required to service its debt and fund its operations.

BP’s ability to make payments on and refinance its indebtedness and to fund its operations will depend on its ability to generate cash in the future. BP’s historical financial results have been, and its future financial results are expected to be, subject to substantial fluctuations, including cyclical patterns associated with building products companies, and will depend upon its future cash flows as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If BP is unable to meet its debt service obligations or fund its other liquidity needs, it may need to refinance all or a portion of its debt before maturity, seek additional equity capital or sell assets. BP cannot assure you that it will be able to pay its debt or refinance it on commercially reasonable terms, or at all, or to fund its liquidity needs.

Risks Relating to BP’s Business

The building products industry is highly cyclical, and prolonged periods of weak demand or excess supply may have a material adverse effect on BP’s business and financial condition.

Market prices of building products historically have been volatile and cyclical, and BP, like other producers, may have limited ability to control the timing and amount of pricing changes of its products.

Prices are determined by overall demand and supply in the market for BP’s products and its competitors’ products. Demand for building products is driven mainly by factors outside of BP’s control, such as general economic and political conditions, the residential construction market, weather and population growth. Likewise, supply of building products fluctuates based on available manufacturing capacity, and excess capacity in the industry can result in significant declines in market prices for those products. Prolonged periods of weak demand or excess supply could negatively impact BP’s market share, seriously reduce its margins and harm its liquidity, financial condition and results of operations.

The building products industry is highly competitive, and BP may not be able to maintain sales and profitability at levels that generate sufficient cash flow to support its operations.

Many of BP’s building products are commodity products, and if it does not maintain price competitiveness, it may lose significant market share and revenues. BP’s ability to keep its prices at competitive levels depends in large part on its ability to control its costs. BP cannot assure you that it will be able to continue to maintain its costs at a level sufficient for it to compete effectively and therefore maintain its revenues and profitability. In addition, recent consolidations in the building products business among BP’s competitors and increased access to the U.S. market by foreign competitors that benefit from a strong U.S. dollar may put additional pressure on BP to reduce costs in order to maintain market share. If BP is unable to effectively adjust its price structure to address such increased competitive pressures, its sales level and profitability could be harmed and its operations could be materially adversely affected.

Increases in raw material costs may materially adversely affect BP’s operating margins.

BP’s business is dependent upon its ability to acquire raw materials, principally wood and wood fiber, at affordable prices. BP expects to purchase annually between $1.13 billion and $1.17 billion in wood and wood fiber. Because it does not own any timberland, it purchases all of its wood and wood fiber from third parties. Wood and wood fiber prices fluctuate based on market factors over which BP has no control. BP cannot assure you that it would be able to pass on any raw material price increases to its customers. Although it enters into supply agreements with producers and otherwise seeks to hedge its exposure to changes in wood and wood fiber costs, large or sudden increases in market prices for timber, or lack of availability due to interruption in production by suppliers, adverse weather conditions or other factors, can hurt BP’s operating margins and its results of operations.

Prolonged weakness in demand or pricing for building products or lower levels of housing starts may force BP to reduce or suspend production at its mills.

Weak demand and pricing in the building products market and lower levels of housing starts may continue to affect BP’s sales levels and profitability. In addition, weak demand may cause it to suspend production at or permanently close certain of its mills and other locations. These suspensions or closures would cause BP to incur charges in connection with the resulting employee terminations and asset write-downs, which could materially adversely affect its business, financial condition and results of operations.

BP’s operations require significant capital, and it may not have adequate capital resources to provide for all of its cash requirements.

BP’s operations require significant capital. Expansion or replacement of existing facilities or equipment and compliance with environmental laws and regulations may require substantial capital expenditures. BP cannot assure you that its capital resources will be sufficient for these purposes. If its capital resources are inadequate to provide for its operating needs, capital expenditures and other cash requirements, this shortfall could have a material adverse effect on BP’s business.

BP’s labor force is partially unionized, which may subject it to greater risks of work interruption or stoppage.

Approximately 32% of BP’s employees are represented by collective bargaining agreements with expiration dates ranging from 2002 to 2008. As a result, BP may be subject to increased risks of work interruption or stoppage at its unionized facilities, and it could incur significant administrative expenses associated with union representation of its employees. In addition, existing and future collective bargaining agreements could impair its flexibility in the improvement or divestiture of existing production facilities.

If energy costs rise, BP’s operating expenses will increase, and its operating results may be materially adversely affected.

Energy costs represent a large portion of costs for BP’s manufacturing operations. Despite BP’s efforts to minimize its energy costs, these costs remain subject to factors that are beyond its control, including market supply, pricing and regulatory decisions. BP cannot assure you that its operating results will not suffer from volatility in the energy market.

Risks Relating to the Reorganization Transactions

After the completion of the reorganization transactions, BP will face increased borrowing costs, more restrictive covenants and reduced access to capital, which will make it more difficult and expensive to fund its operations.

The reorganization transactions and the proposed distribution of us by Georgia-Pacific will increase BP’s borrowing costs and may reduce its access to capital. Without access to additional capital, BP would need to curtail its operations, and it might become more vulnerable to economic downturns than its competitors. In addition, any financing that BP does secure may contain more restrictive covenants and limit its business and operations.

If BP is unable to replace the transitional services we are providing after its agreements with us expire, it may be unable to manage critical operational functions of its business.

We have agreed to provide certain transitional services to BP for up to one year after the separation, including information technology services and employee benefits and other human resources systems support services. Once these transitional services arrangements expire, BP may not be able to obtain these services as efficiently or cost-effectively as it has from us. Thus, the prices we charge to BP may be lower than the prices it may be required to pay third parties or the costs it may incur to perform the services on its own, which may materially adversely affect BP’s operating results.

BP cannot assure you that its agreements with us are on terms as favorable to BP as if they were negotiated with an independent third party.

The agreements governing BP’s relationship with us following the separation were negotiated in the overall context of the reorganization transactions. At the time of these negotiations, certain executive officers of Georgia-Pacific, including its Chairman, Chief Executive Officer and President, had been named as our executive officers. BP cannot assure you that these agreements were the result of arm’s-length negotiations or that these agreements are on terms comparable to those which might have been obtained from unaffiliated third parties.

BP has potential conflicts of interest with us with respect to our past and ongoing relationships, and BP may not be able to resolve these conflicts on terms favorable to it.

Conflicts of interest may arise between BP and us in a number of areas relating to our past and ongoing relationships, including:

•	how various tax and employee benefit matters are resolved or how responsibilities for such matters are allocated;

•	disputes over its and our respective indemnification obligations;

•	raw material procurement;

•	the nature, quality and pricing of transitional services that we have agreed to provide to BP or it has agreed to provide to us; and

•	the allocation of business opportunities that may be attractive to both BP and us.

Although certain of these areas are governed by contracts, we may not be able to resolve any conflicts under the contracts or otherwise, and even if we do, the resolution may be less favorable to BP than if it were dealing at arm’s length with an unaffiliated party.

Failure of the distribution to qualify as a tax-free transaction could result in substantial liability to BP.

We and BP intend for the distribution to be tax-free to BP and its shareholders for U.S. federal income tax purposes. While Georgia-Pacific will seek a ruling that the distribution of our common stock will be tax-free to its shareholders and that the transaction will qualify as a reorganization for U.S. federal income tax purposes, Georgia-Pacific’s board of directors has the authority to complete the distribution without this ruling.

If the distribution does not qualify for tax-free treatment, a substantial corporate tax will be payable by the consolidated group of which Georgia-Pacific is the common parent. The corporate level tax will be payable by BP. This tax obligation, if triggered, would have a material adverse effect on its results of operations and financial position. In addition, under the applicable Treasury Regulations, each member of Georgia-Pacific’s consolidated group immediately before the distribution (including us) would be severally liable for such tax liability.

Future acquisitions of BP’s stock or our stock, including issuances of equity securities in connection with potential acquisitions, stock offerings and other transactions, may subject BP to substantial tax liabilities.

If, during the four-year period beginning two years before the distribution, one or more persons acquire a 50% or greater interest in our stock or the stock of BP as part of a plan or series of related transactions that includes the distribution, the distribution may be deemed a taxable transaction to Georgia-Pacific (but not its shareholders) under Section 355(e) of the Internal Revenue Code of 1986, as amended. This liability may be triggered by one or more acquisitions of stock, additional share issuances or otherwise involving either company. Any transaction that occurs within this four-year period is presumed to be a part of a plan or series of related transactions that includes the distribution unless Georgia-Pacific establishes otherwise. The tax obligation would be a corporate level tax liability payable by BP and, if triggered, could be substantial. This potential liability may impair its ability to be acquired or to consummate acquisitions or financings including those involving the issuance of stock in the future, even if such transactions would otherwise be in the best interests of the company and its shareholders.

Risks Relating to Environmental Regulation and Asbestos Liability

Costs of compliance with current and future environmental laws and regulations are significant and could materially adversely affect BP’s cash flow and profitability.

BP’s business is subject to stringent environmental laws and regulations, particularly with respect to discharges of pollutants and other emissions on or into land, water and air, and the use, disposal and remediation of hazardous substances and contaminants. Compliance with these laws and regulations is an important factor in its business. BP has incurred and expects to continue to incur significant expenditures to comply with applicable environmental laws and regulations. For example, the pressure-treated lumber industry has agreed with the United States Environmental Protection Agency, or the EPA, to eliminate the use of chromated copper arsenate, or CCA, for treating lumber by the end of 2003, and BP anticipates converting its operations in order to meet this requirement before the deadline. Additionally, the EPA is currently developing environmental air pollution regulations, collectively known as Maximum Achievable Control Technology, or MACT, rules. Three of these MACT rules, commonly known as Boiler MACT, Surface Coating MACT and Manufacturing MACT, will establish new clean air requirements for wood products manufacturing facilities. These rules are expected to be proposed in the fall of 2002 and to become effective in 2003. Until the final regulations are issued and BP understands the specific actions required by these regulations, it cannot accurately estimate the total capital expenditures necessary for compliance with the MACT rules although the ultimate costs are likely to be significant. Compliance with existing or future laws and regulations, or other circumstances or developments with respect to environmental compliance, could require significant capital expenditures or otherwise materially adversely affect BP’s business, results of operations, cash flow and liquidity.

Moreover, some or all of the environmental laws and regulations to which BP is subject could become more stringent in the future, which could affect BP’s production costs and overall profitability. BP’s failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, the installation of pollution control equipment or other mandated actions.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to specific knowledge of the contamination. Liability for contamination or exposure to hazardous substances contained in current or former products can include remediation costs, natural resource damages and claims for personal injury or property damage. In addition, BP occasionally evaluates various alternatives with respect to its facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities often lead to the discovery of contamination that must be remediated, and closures of facilities may trigger remediation requirements that would not be applicable to operating facilities.

BP could incur substantial costs to cover environmental liabilities for which it may be held responsible.

BP currently is and, from time to time in the future, will be involved in a number of environmental matters and legal proceedings. These matters and proceedings in the past have caused, and in the future may cause, it to incur substantial costs. Such proceedings are based on liability under environmental laws for damages resulting from past or present spills or releases of hazardous or toxic substances on or from its properties, or on tort liability relating to exposure to hazardous substances. Liability under these laws may be imposed without regard to whether BP knew of, or was responsible for, the presence of such substances on its property. In particular, lawsuits seeking class-action status and alleging harm from exposure to CCA-treated wood products have been filed in state and federal courts against BP and other companies.

In addition, as part of the reorganization transactions, BP has agreed to indemnify us for any expenses and liabilities that we incur as a result of environmental litigation arising out of BP’s building products business. Also, in connection with various sales of businesses completed in the past, BP has agreed to indemnify the purchasers of those businesses against certain environmental claims. Accordingly, BP may incur substantial additional costs should it be required to make payments under those indemnification agreements, and those costs could materially adversely affect its results of operations, cash flow and liquidity.

Payments for asbestos-related claims (the total amount of which is uncertain) may materially adversely affect BP’s cash flow and liquidity.

BP and many other companies are defendants in suits brought in various courts around the nation by plaintiffs who allege that they have suffered personal injury as a result of exposure to asbestos-containing products. These suits allege a variety of lung and other diseases based on alleged exposure to products previously manufactured by these companies. BP’s asbestos litigation relates primarily to a joint compound product Georgia-Pacific manufactured that contained asbestos fiber. This product was manufactured by Georgia-Pacific’s gypsum division, which continues to make such products, but it discontinued using asbestos in 1977.

Under the separation agreement with us, BP retains all liabilities related to asbestos litigation arising out of its business, including the manufacture of joint compound, and BP has agreed to indemnify us for any expenses or liabilities that we incur as a result of asbestos litigation arising out of its business.

As of March 30, 2002, Georgia-Pacific had either settled, had dismissed or was in the process of settling a total of approximately 242,300 asbestos claims, and had an additional approximately 62,600 claims pending against it. To date, substantially all of the amounts it has paid to defend and settle asbestos claims have been covered by its product liability insurance. In the future, BP expects that the percentage of its asbestos liabilities that is reimbursed by its insurers will decrease, as it begins to make use of layers of insurance coverage in which there are some insolvent carriers and with respect to which there are various allocation and coverage issues.

In the late fall of 2001, Georgia-Pacific retained National Economic Research Associates, or NERA, and Peterson Consulting, both nationally-recognized consultants in asbestos liability and insurance, to work with it to project the amount, net of insurance, that it would pay for asbestos-related liabilities and defense costs through 2011. Based upon its analysis, NERA projected Georgia-Pacific’s total, undiscounted asbestos liabilities, including defense costs, to be less than $1 billion (including payments related to the claims pending as of December 31, 2001) over the next 10 years. Peterson Consulting then projected Georgia-Pacific’s gross undiscounted insurance recoveries over the next 10 years, based on assumptions Georgia-Pacific provided relating to various coverage and allocation issues. Although BP and Peterson Consulting believe these assumptions are appropriate, there are other assumptions that could have been employed that would have resulted in materially lower insurance recovery projections. Based on the analyses of NERA and Peterson Consulting, Georgia-Pacific has established on its financial statements reserves for the projected liabilities and defense costs through 2011 and has also established receivables for the projected insurance recoveries during that period. In the fourth quarter of 2001, Georgia-Pacific recorded a pre-tax charge to earnings of $350 million to cover all of the projected asbestos liabilities and defense costs, net of projected insurance recoveries, for the period through 2011. The $350 million charge to earnings reflects the reduced percentage of BP’s asbestos liabilities expected to be reimbursed by its insurers as a result of insolvencies among its insurers, and various allocation and coverage issues.

BP will incur additional asbestos-related liabilities for periods beyond 2011. Based upon currently available data and the analyses of NERA and Peterson Consulting, BP does not believe that such excess asbestos liabilities will be material to it. While it is reasonably possible that such excess liabilities could be material to its operating results in any given quarter or year, BP does not believe that such excess liabilities would have a material adverse effect on its long-term results of operations, cash flows and liquidity.

Projecting BP’s net liability for asbestos litigation is subject to a number of important risks and uncertainties, including:

•	the possibility that the number of asbestos claims filed against it in the future will be greater than projected;

•
the risk that the cost of defending and settling its current and future asbestos claims will be higher than projected, resulting in more rapid depletion of its insurance coverage and higher out of pocket costs;

•	the possibility of additional insolvencies among its insurance carriers;

•	the risk that final resolution of allocation, coverage or other issues affecting its available insurance coverage will result in lower insurance recoveries than forecast;

•	the possibility that adverse jury verdicts could require it to pay damages in amounts greater than the amounts for which it now settles cases;

•	the risk that its insurers will dispute amounts it believes are owed to it under its policies and agreements with them; and

•	the risk that bankruptcies of other asbestos defendants may increase its costs.

These or other factors could cause BP’s actual liabilities to be materially higher and its insurance recoveries to be materially lower than those projected and recorded. If these or other future events cause BP to determine that the assumptions used by NERA or Peterson Consulting are no longer appropriate, it may have to establish additional reserves to cover estimated indemnity payments and defense costs, and the amount of such reserves may be material to its results of operations. If the actual amounts payable by BP in the future to settle claims or satisfy judgments were to be substantially greater than BP has estimated, it could cause BP to default on covenants in its credit facilities, cause its credit ratings to be downgraded, restrict its access to the capital markets and otherwise have a material adverse effect on its financial condition, result of operations, cash flows or liquidity.

BUSINESS—BUILDING PRODUCTS BUSINESS

Divisions

BP is a leading manufacturer and distributor of building products. As of May 2002, BP had approximately 30,000 employees. It operates 127 manufacturing facilities in the United States, seven manufacturing facilities in Canada, two manufacturing facilities in South America, two manufacturing facilities owned by a joint venture in Canada, a mine owned by a joint venture in Mexico and a manufacturing facility owned by a joint venture in South Africa. In addition, BP has 64 building products distribution warehouses and two sales centers in North America. Unisource operates 12 customer service centers, 94 warehouses and 56 Paper Plus retail locations in the United States, as well as 24 locations in Canada and 21 locations in Mexico.

BP is organized into six divisions and a wholly owned subsidiary, Unisource:

    Structural Panels

Products.    BP manufactures plywood and oriented strand board, or OSB, panels, value-added products such as Sturd-I-Floor® plywood, and engineered lumber products such as Wood I Beam™ products and laminated veneer lumber, or LVL, marketed as G-P LAM®. Plywood is used in such applications as roof and side sheathing, flooring and cabinetry and in remodeling and repairs. OSB, a structural panel made from wood strands arranged in layers and bonded with resin, serves many of the same uses as unsanded plywood, including roof decking, sidewall sheathing and floor underlayment. Engineered lumber products are used primarily in flooring and roofing systems. G-P LAM®, made from laminated veneer, is a high-grade, value-added structural product used in applications where extra span strength is required. Wood I Beam™ products, which are made from LVL, OSB and sawn lumber, have become the product of choice for floor joist applications.

Facilities.    BP has 16 softwood plywood plants and seven OSB mills located predominantly in the southeastern United States. In addition, BP has two facilities that manufacture engineered lumber products to precise structural specifications.

Capacity and Market Position.    BP is the largest producer of structural panels in North America based on production capacity and reported sales volume. BP’s structural panels plants collectively can produce 7.8 billion square feet of panels annually, which is approximately 19% of North American capacity. BP’s plywood plants can produce in excess of 5.5 billion square feet of plywood panels annually, which is approximately 28% of North American capacity. BP’s OSB mills can produce in excess of 2.2 billion square feet of OSB panels annually, which is approximately 9% of North American capacity. In fiscal 2001, BP produced 5.2 million cubic feet of G-P LAM® LVL and 48 million lineal feet of Wood I Beam™ products, which is approximately 5% of North American capacity.

Customers.    BP’s building products distribution division markets roughly one-half of BP’s plywood production nationwide. BP sells the other one-half of its plywood production to large home centers, furniture manufacturers and other industrial accounts. BP is the primary southern pine plywood supplier for large home centers. BP’s building products distribution division markets two-thirds of BP’s OSB production, and BP sells the remaining one-third to large home centers and other manufacturers. BP markets all of its engineered lumber products through its building products distribution division, which then sells the products to independent dealers.

Competition.     This division competes with other manufacturers of structural panels, including Weyerhaeuser Company and Louisiana-Pacific Corporation. BP believes this division competes on the basis of product quality, customer service and price.

Strengths.

Scale of Business.    BP is one of the only businesses in the structural panels industry with the size, scale and geographic mix to allow it to serve large home centers. Its mills are located throughout the southeastern United States, which gives it an ample, accessible supply of low cost wood. In addition, its multiple plants allow it to optimize the value of its productivity improvements. This division consistently has been one of BP’s most profitable businesses and has been a reliable generator of cash flow.

Service Capabilities.    BP’s extensive manufacturing, logistical, warehousing and transportation capabilities have enabled it to become the primary southern pine plywood supplier for the predominant large home centers in the United States.

Strategies.    BP’s structural panels division continuously strives to enhance its profitability by:

•	reducing its raw material costs;

•	reducing its conversion costs through the use of new technologies and process improvements;

•	broadening its mix of specialty products; and

•	increasing overall returns by adjusting its production volume to meet customer demand.

    Industrial Wood Products

Products.    BP produces composite panels of particleboard, MDF, hardboard and softboard, as well as hardwood plywood, interior decorative panels and thermally fused melamine panels. Most of these products receive some level of value-adding treatment in the form of decorative finishes or are cut-to-size according to customer specifications. In 2001, BP introduced a new line of decorative industrial wood panels, marketed as Duramine™, which it produces at its state-of-the-art lamination facility in Oxford, Mississippi.

Facilities.    In the United States, BP has seven particleboard plants, two MDF plants, one melamine panel facility, one cut-to-size facility, two hardboard plants, one hardboard siding plant, one softboard plant and two hardwood plywood plants. It also has one particleboard plant and one MDF plant in Canada, both of which are owned by a joint venture.

Capacity and Market Position.    BP is the largest producer of industrial wood panels and the fourth largest producer of hardwood plywood in North America based on production capacity and reported sales volume. Its particleboard plants can produce more than 1.3 billion square feet of panels annually, which is approximately 17% of U.S. and Canadian capacity. BP is the largest producer of particleboard flooring based on production capacity and reported sales volume and currently supplies more than 35% of the flooring substrate for the manufactured housing market. Its MDF facilities are capable of producing 300 million square feet of panels annually, which is approximately 10% of U.S. and Canadian capacity. Its hardwood plywood facilities can produce approximately 400 million square feet of panels annually. Its Duramine™ facility, which opened in June 2001, has the capacity to produce 200 million square feet of panels annually.

Customers.    BP sells its industrial wood panels products in three distinct markets. Sales of particleboard, MDF, hardboard, hardwood plywood and decorative melamine panels to original equipment manufacturers, or OEMs, for use in furniture, cabinets and fixtures, represent 68% of this division’s total sales. Retail sales, primarily to large home centers, of interior wall paneling and a small amount of composite panels, hardwood plywood and decorative melamine panels, account for 19% of the division’s total sales. Residential and commercial construction sales, consisting of particleboard used in flooring systems and door cores, hardboard used in exterior siding and trim products and softboard used as wall sheathing and in commercial roofing system applications, represent the remaining 13% of the division’s total sales. BP’s building products distribution division sells approximately 42% of this division’s aggregate production.

Competition.     This division competes with other producers of industrial wood products, including Weyerhaeuser Company, Temple Inland, Inc. and Uniboard Canada, Inc. BP believes this division competes on the basis of product quality, customer service and price.

Strengths.

Broad Range of Products.    BP believes that its product range provides it with a competitive advantage in serving the markets for manufactured housing and furniture manufacturing. In addition, it is the only producer that provides an entire range of interior wall paneling products at multiple price points on a nationwide basis to its major retail customers. It is the first particleboard/MDF producer in the South to forward-integrate into thermally fused melamine panels, establishing it as a supplier of choice in this market.

Strategic Plant Location.    BP’s industrial particleboard market position benefits from a system of six strategically located plants. These plants have a variety of press sizes and high quality characteristics that allow BP to supply products at competitive prices and maintain a preferred supplier position with many premier furniture and cabinetry customers.

Integration.    This division realizes significant efficiencies as a result of its integration with other BP divisions. Approximately 35% of the raw materials for its particleboard plants is residual fiber, such as sawdust and wood shavings, from BP’s nearby plywood and lumber mills. In addition, having plants that manufacture value-added products, such as thermally fused melamine panels, moves it closer to its customers while at the same time improves its margins.

Strategies.    BP’s strategies in this division include:

•	lowering its cost position in composite panels by modernizing its manufacturing operations, including using continuous press technology;

•	expanding its mix of decorative industrial panels;

•	maintaining and strengthening its position with large home centers by becoming the category leader in interior wall paneling and the major supplier of thermally fused melamine products; and

•	maintaining its position as the preeminent supplier of composite panels to the manufactured housing market.

    Lumber

Products.    BP produces southern softwood, hardwood and western softwood lumber. Approximately 18% of its southern pine lumber production is pressure-treated to protect it for use in outdoor applications such as decks, fences and bridges.

Facilities.    BP has 34 lumber mills located predominantly in the southeastern United States, with 31 mills currently in operation. BP has announced the closure of its western softwood plant in Ft. Bragg, California effective in the fourth quarter of 2002. This plant represents 30% of BP’s total western lumber production capacity. BP owns six pressure-treated lumber plants. Southeast Wood Treating, Inc., an independent company, operates five of these six plants and treats wood exclusively for BP at an additional seven plants owned by it.

Capacity and Market Position.    BP’s lumber division is one of the four largest lumber producers in North America based on production capacity and reported sales volume. Its lumber mills collectively have the capacity to manufacture approximately 2.6 billion board feet annually, which is approximately 4% of North American lumber production. In addition, the lumber division, through its arrangement with Southeast Wood Treating, has the capacity to pressure treat more than one billion board feet of lumber annually, and BP believes that it is one of the top suppliers of pressure-treated lumber in the United States.

Customers.    BP ships 18% of its total southern pine lumber production to the pressure-treating plants operated by Southeast Wood Treating, which provide a significant amount of treated lumber to one of the nation’s largest home centers. It sells another 6% of its southern lumber production through its building products distribution division. It distributes the remaining southern lumber to wholesalers, industrial accounts such as pallet, crate and cable reel manufacturers, truss manufacturers, stocking distributors and national accounts.

BP markets 34% of its western lumber primarily through stocking distributors. Its building products distribution division sells approximately 17% of its western lumber production, and it markets the remaining production directly through other wholesalers, industrial accounts and retailers.

BP markets approximately 45% of its hardwood lumber production to industrial accounts, which include domestic furniture, molding, cabinet and pallet manufacturers. It markets its remaining hardwood lumber through hardwood distributors (20%), re-manufacturing yards (16%), exports (9%) and other accounts (7%). Because of these established markets, it sells only approximately 3% of its hardwood lumber through its building products distribution division.

Competition.     This division competes with other lumber producers, including Weyerhaeuser Company, Coastal Lumber Company and J.R. Simpson Lumber, Ltd. BP believes this division competes on the basis of logistics, product quality and price.

Strengths.

National Scale.    BP is the largest lumber producer based on production capacity and reported sales volume in the Southeast, where there is a large supply of low cost wood. It believes that its large number of lumber mills located in key production areas across the country provide it with an advantage over its competitors.

Productivity Improvements.     Recent improvements in the flow of material and in administrative functions across the structural panels and lumber divisions have reduced BP’s transportation and operating costs. In addition, BP has made significant investments in equipment such as edgers, optimizers, trimmers, strappers and stackers that have made its lumber mills some of the most efficient in the industry. It has reduced unscheduled downtime by implementing preventative maintenance best practices at its mills.

Integration.    The lumber division’s operations are integrated with those of other divisions. For example, BP’s plywood mills supply the cores used to make nearly 80% of its 4x4 lumber and supply 20% of its total southern lumber. Lumber mills supply residual fiber to particleboard plants and supply “stickers,” which are used to separate bundles of wood, to plywood plants. In addition, BP’s mills supply 35% of the southern pine lumber production treated by Southeast Wood Treating for BP.

Strategies.    BP’s strategies in this division include:

•	improving its product mix and margins;

•	increasing the level of integration with its treated wood business;

•	continuing to focus on low-capital operating improvements; and

•	balancing capacity and demand by shifting flexible production to its most efficient, low cost facilities.

    Gypsum Products

Products.    BP produces ToughRock™ brand wallboard and related specialty panels. BP developed the ToughRock™ brand name as part of a strategic effort that it undertook in 2001 to differentiate its market position with a premium performance brand offering superior durability and finishing characteristics and enhanced consistency from panel to panel.

In addition, BP produces a group of products that are based on patented, innovative, glass mat technology. This group, collectively called Dens products, offers exclusive performance features in a variety of building applications. All of these Dens products offer unmatched moisture resistance, performance and strength characteristics. Included in this highly differentiated product category are Dens-Shield® tile backer with a unique acrylic facing and core construction; Dens-Glass Gold® exterior sheathing, acknowledged as the market leader in its product category and readily recognized across the country as the bright gold building sheathing with the G-P logo; and Dens-Deck® roof board, its fastest growing Dens product designed for use in commercial roofing systems. BP recently added Dens-Glass® Ultra Shaftliner™ which offers superior fire and moisture resistant properties for multi-story commercial and multi-family housing construction applications.

Other gypsum products include fire door components, joint treatment compound and industrial plaster. BP produces over 70 different types of plasters used in diverse industries, including aerospace, construction, decorative ceramics and dental products.

Facilities.    BP operates 18 gypsum board plants, six industrial plaster plants, five joint compound plants, two fire door component plants and three paperboard plants, along with ten mines and quarries, throughout the United States and Canada. It also has a quarry owned by a joint venture in Mexico and a research and development laboratory dedicated to quality processes and new product development.

Capacity and Market Position.    BP is one of the three largest producers of gypsum wallboard in North America based on production capacity and reported sales volume, with an annual capacity of approximately 6.5 billion square feet. It is the only producer of fiberglass-faced and -backed gypsum sheathing and decking products in the United States. BP is one of only two mineral fire door core producers in the United States, and a major producer of mineral fire stop door components. It produces almost 50% of the value-added industrial plaster in the United States.

Customers.    This division uses specialized customer-driven distribution channels to deliver its products to its customers. Gypsum wallboard and Dens products traditionally move on a direct shipment basis through gypsum drywall distributors, power retailers, OEMs, independent retailers and buy groups. This division sells plaster through specialized channels to the floor underlayment, fireproofing, construction compounder, oil and sanitaryware industries. It ships nearly all of its door components directly to door manufacturers.

Competition. This division competes with other producers of gypsum products, including USG (United States Gypsum) Corporation, National Gypsum Company and BPB America, Inc. BP believes this division competes on the basis of product innovation, customer service, product mix, product quality and price.

Strengths.

Product Development.    A growing percentage of this division’s sales comes from products that offer unique performance qualities in building construction applications. Its ToughRock™, Dens and door component products are all designed to address specific customer needs.

Product Mix.    The gypsum wallboard industry has historically been characterized as cyclical. BP’s family of Dens products, door core products and industrial plaster lines provide a balance to its wallboard business because they have proven to be consistent performers throughout business cycles.

Integration.    The gypsum products division is highly integrated, with its own supply of natural gypsum rock from its ten mines and quarries. BP estimates that, based on current production levels, this supply will meet its production needs for the next 70 years. In addition, three gypsum paperboard plants utilize recycled papers to produce the front and back facings of its ToughRock™ gypsum board products.

Strategies.    In this division, BP’s strategies include:

•	continuing to expand brand recognition for its ToughRock™ wallboard and differentiating this product through superior performance attributes that command a premium in the market;

•	continuing to grow its Dens products, specialty plaster and door components businesses;

•	continuing its emphasis on innovation, bringing new products to the market and creating new profit opportunities;

•	employing innovative marketing strategies that build brand equity in its product categories; and

•	continuing to focus on process controls and cost reductions while providing superior quality.

Chemicals

Products.    BP produces specialty chemicals including wood adhesive resins, industrial thermosetting resins, performance paper chemicals, tall oil-based chemicals, formaldehyde and urea formaldehyde concentrate, or UFC. In addition to being used in BP’s wood panel and gypsum paperboard businesses, BP’s chemicals and resins are used in a variety of industrial specialty applications in other markets such as papermaking, roofing, thermal insulation, lubricants, protective coatings, fertilizers, laminates, adhesives and sealants, tackifiers, oil field drilling and composites.

Facilities.    BP operates 17 plants in the United States, two plants in South America and a facility owned by a joint venture in South Africa. It also has a product development lab in Decatur, Georgia.

Capacity and Market Position.    BP believes that it is a national leader in formaldehyde-based thermosetting resins and a major supplier of performance paper chemicals and tall-oil based chemicals. It ships more than four billion pounds of its chemical products annually. It is the second largest U.S. producer of formaldehyde based on production capacity and reported sales volume, producing over two billion pounds per year, which is 20% of North American capacity. It operates the most modern tall-oil fractionation plant in North America, which produces over 120,000 short tons annually or approximately 13% of North American capacity.

Customers.    This division’s wood adhesive resins customers include most of the major composite wood panel manufacturers in the U.S., Chile, Argentina and South Africa. Its industrial resins group serves customers in the building products sector, specifically manufacturers of glass mat for roofing shingles, fiberglass thermal insulation and laminates. It also serves many other industrial sectors such as fiber reinforced plastics, protective coatings, automotive parts and foundries. This division supplies paper companies with a broad range of chemicals for use in the production of tissue and towel, fine paper, newsprint, liquid packaging, communications paper, gypsum paperboard, linerboard, carrierboard and boxboard. Its pine chemicals customers include ink, dye and adhesive manufacturers, metalworking fluid and oil field recovery chemical formulators, and the rubber industry. Its formaldehyde and UFC products are used in fertilizer manufacturing, as well as diverse manufacturing processes. This division sells approximately 25% of its production to BP’s other building products divisions.

Competition.     This division competes with other producers of specialty chemicals, including Borden Chemical, Inc., Dynea International Oy, Hercules, Inc. and Arizona Chemical Company. BP believes this division competes on the basis of technical service, product performance, product quality and price.

Strengths.

Specialized Products.    The chemicals division designs and manufactures many of its products to meet its customers’ specifications. Specialized products are particularly important to its wood resins business, since the applications of each customer require particular formulations. These specialized products provide it with a more stable cash flow than commodity-type chemicals.

Product Development Capability.    This division has a sophisticated product development facility outside of Atlanta, Georgia with over 100 technical employees, and pilot plant equipment that enables it to replicate its customers’ production and application processes. The division holds many patents for its products and processes, and its product development capability is closely integrated with its sales and marketing team and its manufacturing facilities. It also has a group of field technical service experts who are available to work with its customers at their facilities to solve operating problems and design more effective products. New products, such as spray-dried wood adhesives and paper chemical sizes, have become significant contributors to its profits. The importance of product development to the division is demonstrated by the fact that 23% of its annual gross profit in fiscal 2001 was derived from products that are less than five years old.

Leadership Position.    This division maintains a leadership position in the chemicals industry through its market share and its integrated manufacturing of multiple product lines.

Strategic Location.    This division’s production facilities are strategically located throughout the United States, which lowers freight costs to many of its customers’ facilities.

Strategies.    BP’s strategies in this division include:

•
striving to increase its market share and profitability through the continued introduction and commercialization of higher-margin, innovative products and technologies that drive higher returns on capital employed and deliver greater value to its customers;

•	continuing to integrate manufacturing facilities to enable it to increase productivity and leverage existing infrastructure; and

•	growing its businesses that yield the best returns, while maintaining a broad sector focus to ensure consistent financial performance.

    Building Products Distribution

Products.    As the leading building products distribution organization in North America, this division serves customers and vendors across the building materials supply chain. It provides a North American outlet for a significant portion of the building products manufactured by BP and an ever-growing selection of distribution services to third parties that utilize its significant transportation assets and facilities.

This division uses its national purchasing capability to supply more than 15,000 items across 14 categories, including structural panels, hardwood plywood, roofing, insulation, metal products, lumber, paneling, vinyl siding and particleboard. Each of its distribution facilities carries an average of 1,400 items. Because of the number and variety of items required by its customers, this division purchases approximately 28% of its inventory from BP’s mills and the remainder from third party vendors. Of the external purchases, 50% are made from 27 strategic vendors.

Facilities.    BP operates its building products distribution business from 64 distribution warehouses and two sales centers in North America. Its branches are geographically diverse. It has 22 branches in the East and Midwest, 15 branches in the Southeast and 27 branches in the West. Facilities in larger metropolitan areas carry a wider and deeper product selection because these areas have a larger concentration of housing starts.

Capacity and Market Position.    BP is the leading North American wholesaler of building products based on reported sales volume, and it believes that it has the broadest geographic coverage in the U.S. building materials distribution business. It uses its nationwide purchasing capabilities and transportation network to serve large home centers and national accounts, as well as independent retailers and industrial accounts.

Customers.    This division has a diversified customer base and sells to approximately 20,000 customers in three categories: independent dealers (which comprised 65% of this division’s sales revenues in 2001), industrial and manufactured housing (which comprised 22% of this division’s sales revenues in 2001) and home improvement centers (which comprised 13% of this division’s sales revenues in 2001).

Competition.     This division competes with other building products distributors, including Weyerhaeuser Company and Boise Cascade Corporation. BP believes this division competes primarily on the basis of customer service, product quality, breadth of inventory and price.

Strengths.    This division differs from its competitors in the building products distribution industry in the following significant ways:

•	It owns and operates its own transportation network of 900 trucks and over 1000 trailers, which gives it superior control over delivering products to its customers on time.

•	It has a centralized sales and procurement platform that allows it to reduce duplication of effort and take advantage of purchasing efficiencies.

•	It has established excellent relationships with customers and vendors, including a nationwide position with large home centers and other significant national accounts.

•
It has state-of-the-art sales and order management systems that are unique in the industry. When a customer calls its sales offices, the customer’s salesperson immediately receives order, inventory, sales history, shipping and pricing information for that customer, enabling the salesperson to provide quick, accurate service.

Strategies.    This division strives to maximize its efficiency, productivity and profitability in meeting its customers’ needs. Its strategies to accomplish this goal include:

•	growing sales by offering more value to key customers and taking costs out of the supply chain;

•
providing distribution services that utilize the widespread logistics and field service network it already has in place to sell value-added services, such as delivery of products of other manufacturers to large national home centers, as well as servicing of in-store displays and product inventory;

•	increasing sales penetration to industrial customers such as furniture and cabinet manufacturers, which is currently a fragmented market; and

•	continuing to streamline business processes to increase efficiency while reducing cost.

    Unisource

Products.    Unisource is one of the two national distributors of paper and industrial supplies that specialize in paper, packaging and facilities supplies. This division derives approximately 40% of its revenue from sales of packaging and supplies, and the other 60% from sales of paper to the printing and imaging industry.

Unisource sells and distributes a broad range of packaging supplies, facility supplies and equipment and services primarily to manufacturers, food processors, retailers and customers in the office and hospitality sectors. These products include carton erectors, baggers and fillers, as well as shipping room materials and facility supplies such as towels, tissue and sanitation chemicals.

Unisource also supplies high quality printing, writing and imaging papers to printers, business forms manufacturers and direct mail firms, as well as to retail copy centers, in-plant print facilities, government institutions and other paper intensive businesses.

Unisource is a large distributor for several major companies, including our paper, commercial tissue and packaging businesses.

Facilities.    Unisource operates 12 customer service centers, 94 distribution centers and 56 Paper Plus retail locations in the United States. It also has 24 locations in Canada and 21 locations in Mexico.

Capacity and Market Position.    Unisource has approximately 18% of the market for printing papers in the United States and approximately 42% of the Canadian market. Unisource is the largest distributor of away-from-home towel and tissue in the United States based on reported sales volume, with an estimated 8% of the U.S. market.

Customers.    Unisource sold paper and industrial supplies to over 100,000 customers in fiscal 2001, and it has nearly 10,000 employees, including 1,500 outside sales professionals, who service both national and local accounts. It supports its customer base with strategically located distribution centers and logistics capabilities including a fleet of 2,300 trucks.

Competition.    This division competes with other national and regional paper and industrial supplies distributors, including xpedx, a division of International Paper Company, SYSCO Corporation and Bunzl plc. BP believes that this division competes on the basis of customer service, efficiency and price.

Strengths.     This division focuses on creating value for customers and vendors in the following ways:

•	handling both local and national accounts;

•	operating responsive, regionally dedicated customer service centers;

•	operating over 100 distribution centers serving every major market in North America;

•	focusing on efficient, on-time delivery, with a fleet of over 2,000 trucks; and

•	offering a broad product line as a result of its alignment with top manufacturers.

Strategies.    This division’s goal is to grow in all of its businesses with continuing emphasis on the higher-margin packaging and facilities supplies businesses where it believes fragmented markets provide an opportunity for growth at rates that exceed those of the overall general economy. To accomplish this goal, it will continue to:

•	enhance its warehouse and inventory management capability;

•	invest in people and training to support its sales growth initiatives; and

•	pursue operating efficiencies and processes that enhance its return on sales.

    Wood Procurement

BP’s principal raw materials used to manufacture structural panels, industrial wood products and lumber are timber and wood fiber. In connection with the reorganization transactions, we and BP will enter into a joint venture that will procure wood and fiber on behalf of both companies (the “Joint Venture”). The Joint Venture will be responsible for supplying timber and wood fiber to more than 80 BP facilities in 16 states.

The Joint Venture will utilize an operating basin strategy. This strategy divides the United States into 15 fiber basins, each of which contains multiple mills manufacturing a broad range of paper and forest products, which enables it to utilize all of the wood fiber derived from a stand of timber. In certain areas of the country there is an excess of pulpwood, and the fact that the Joint Venture will have an outlet for both saw timber in the building products business and pulpwood in the consumer products and packaging business will give it operating leverage in buying wood.

The Joint Venture will obtain its timber in three principal ways: directly from the landowner, through a third party from a specified tract of land, and through a third party from multiple tracts. Because it will have no land holdings, it will utilize medium- and long-term supply contracts to offset its loss of stumpage control. In fiscal 2001, Georgia-Pacific completed the merger of its subsidiary, The Timber Company, with Plum Creek Timber Company. In connection with the merger, Georgia-Pacific negotiated a ten-year timber supply agreement with Plum Creek, which Georgia-Pacific will assign to the Joint Venture, under which Plum Creek must offer the Joint Venture specified percentages of its annual harvest in selected geographic areas, and the Joint Venture will obtain approximately 10% of its annual timber needs from Plum Creek. The Joint Venture also will have medium- or long-term supply agreements with other industrial suppliers. These controlled supply agreements will enable it to limit its exposure to volatile wood prices during times when harvesting timber is more difficult.

BP’s largest wood region is the southeastern United States, where more than 65% of the land is owned by non-industrial private landowners. This fragmented ownership pattern creates a favorable market for procuring timber because it creates more available timber supply than that which exists in areas with large federal or industrial landholdings to which access is more limited. In addition, Georgia-Pacific created a Forest Management Assistance Program which allows its foresters to assist these private, non-industrial landowners in managing their land for timber growth as well as wildlife management. This program secures a timber source for BP’s mills while providing a valuable resource to private landowners.

Patents, Copyrights, Licenses, Trade Secrets and Trademarks

BP owns significant patents, trade secrets, know-how and licensed technology relating to its products and the processes and equipment used for their production. BP’s patent estate is principally concentrated in its chemicals and gypsum products businesses. Technologies for manufacturing and processing of many of its products are among BP’s important trade secrets.

BP also owns numerous trademarks, service marks and trade names important to its business. Depending upon the jurisdiction, trademarks and service marks are valid as long as they are in use. Registrations of trademarks and service marks can generally be renewed indefinitely as long as the marks remain in use.

In part, BP’s success can be attributed to the existence of its portfolio of patents, trade secrets, trademarks and service marks. Nevertheless, patents are country-specific and expire at the end of finite terms established by statute in originating countries. Patents may be subject to challenge on the basis of invalidity and unenforceability, and, in some countries, may be subject to working requirements and compulsory licensing. Trade secrets may be lost through disclosure to others or independent development by others. Trademarks and service marks may be subject to challenge by other users of the mark and on the grounds that a mark is or has become generic or descriptive.

Environmental Matters

BP is involved in environmental investigation, remediation or monitoring activities at approximately 68 sites, both owned by it and owned by others, for which it has liability, including, but not limited to, liability as a potentially responsible party (“PRP”) under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. This number is subject to change as known sites are remediated and new sites or new conditions at existing sites are identified. Of the known sites in which BP is involved, it estimates that approximately 49% are being investigated, approximately 22% are being remediated and approximately 29% are being monitored (an activity that occurs after either site investigation or remediation has been completed). BP’s ultimate costs for the investigation, remediation and monitoring of many of these sites cannot be predicted with certainty, due to the often unknown magnitude of the pollution or the necessary cleanup, the varying costs of alternative cleanup methods, the amount of time necessary to accomplish such cleanups, the evolving nature of cleanup technologies and governmental regulations, and uncertainties regarding its ultimate share of multiparty cleanups or the extent to which contribution will be available from other parties. BP has established reserves for environmental remediation costs for these sites that it believes are probable and reasonably able to be estimated. Based on analyses of currently available information and previous experience with respect to the cleanup of hazardous substances, BP believes it is reasonably possible that costs associated with these sites may exceed current reserves by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $10.0 million. This estimate of the range of reasonably possible additional costs is less certain than the estimates upon which reserves are based, and in order to establish the upper limit of such range, assumptions least favorable to BP among the range of reasonably possible outcomes were used. In estimating both its current reserve for environmental remediation and the possible range of additional costs, BP has not assumed it will bear the entire cost of remediating every site to the exclusion of other known PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on information in our possession regarding their financial condition and probable contribution on a per-site basis.

Additionally, the EPA is currently developing environmental regulations, collectively known as Maximum Achievable Control Technology, or MACT, rules. Three of these MACT rules, commonly known as Boiler MACT, Surface Coating MACT and Manufacturing MACT will establish new clean air requirements applicable to wood product manufacturing facilities. These rules are expected to be proposed in the fall of 2002 and to become effective beginning in 2003. The MACT rules relating to combustion sources are also expected to be proposed later in 2002. BP does not expect such compliance costs to have a material adverse effect on its competitive position as these rules will apply equally to all similar manufacturing facilities. Until the final regulations are approved, BP cannot accurately estimate the capital expenditures necessary for compliance with the MACT rules.

Asbestos Litigation

BP and many other companies are defendants in suits brought in various courts around the nation by plaintiffs who allege that they have suffered personal injury as a result of exposure to asbestos-containing products. These suits allege a variety of lung and other diseases based on alleged exposure to products previously manufactured by these companies. In many cases, the plaintiffs are unable to demonstrate that they have suffered any compensable loss as a result of such exposure, or that any injuries they have incurred in fact resulted from exposure to a company’s products. BP’s asbestos liabilities relate primarily to a joint compound product Georgia-Pacific manufactured that contained asbestos fiber. This joint compound product was manufactured by Georgia-Pacific’s gypsum division, which continues to make such products, but it discontinued using asbestos in the manufacture of this product in 1977.

The following table presents information about the approximate number of Georgia-Pacific’s asbestos claims during the past three years and the most recent quarterly period:

	Quarter Ended	Year Ended
	March 30, 2002	December 29, 2001	December 30, 2000	January 1, 2000
Claims Filed(1)	8,100	39,700	55,600	29,100
Claims Resolved or in Process of Settlement(2)	7,700	30,900	46,000	22,000
Claims Unresolved at End of Period	62,600	62,200	53,400	43,800

(1)	Claims Filed includes all asbestos claims for which service has been received and/or a file has been opened by Georgia-Pacific.
(2)
Claims Resolved includes asbestos claims that have been settled or dismissed or that are in the process of being settled or dismissed based upon agreements or understandings in place with counsel for the claimants.

In addition, Fort James Corporation, one of our wholly owned subsidiaries, currently is defending approximately 1,000 asbestos premises liability claims.

As of March 30, 2002, Georgia-Pacific had either settled, had dismissed or was in the process of settling a total of approximately 242,300 asbestos claims. It generally settles asbestos claims for amounts it considers reasonable given the facts and circumstances of each claim. Substantially all of the amounts Georgia-Pacific has paid to date for settled claims, and BP anticipates paying for pending claims, have been covered by product liability insurance. The amounts not covered by such insurance have been immaterial. The annual average settlement payment per asbestos claimant has fluctuated during the three year period ended December 29, 2001, and BP’s management expects such fluctuations to continue in the future based upon, among other things, the number and type of claims settled in a particular period and the jurisdictions in which such claims arose.

In the late fall of 2001, Georgia-Pacific retained NERA and Peterson Consulting, nationally-recognized consultants in asbestos liability and insurance, to work with it to project the amount, net of insurance, that it would pay for its asbestos-related liabilities and defense costs through 2011.

The methodology employed by NERA to project these asbestos-related liabilities and defense costs included: (1) an analysis of the population likely to have been exposed or claim exposure to products manufactured by Georgia-Pacific; (2) the use of epidemiological studies to estimate the number of people who might allege exposure to its products that would be likely to develop asbestos-related diseases in each year between 2002 and 2011; (3) an analysis of its recent claims history to estimate likely filing rates for these diseases for the period from 2002 through 2011; (4) an analysis of its currently pending asbestos claims; and (5) an analysis of its historical asbestos settlements and defense costs to develop average settlement values and defense costs, which varied by disease type and the nature of claim, to project costs associated with currently pending and projected asbestos claims through 2011. Based upon its analysis, NERA projected that Georgia-Pacific’s total, undiscounted asbestos liabilities, including defense costs, over the next ten years will be less than $1 billion (including payments related to the then pending claims).

NERA’s projection was based on historical data supplied by Georgia-Pacific and publicly available studies. NERA concluded that, based on the latency periods of asbestos-related diseases (both cancers and non-cancers), the peak incidence of such diseases occurred prior to 2002. It expects, based on the last dates of manufacture of asbestos-containing products in the United States, that the number of new diagnoses of asbestosis and other non-cancerous diseases will drop beginning in 2001. It also cites annual surveys of the National Cancer Institutes that show the annual incidence of mesothelioma (a cancer frequently associated with asbestos exposure) began to decline in the mid-1990s. NERA expects these factors, as well as the advancing age of the allegedly exposed population, its movement away from work centers as its members retire, and NERA’s view that many asbestos claims filed in the 1990s were based in part on mass screenings of possibly-exposed individuals, will result in the number of claims filed against Georgia-Pacific for asbestos-related injuries beginning to decline in 2002.

Using NERA’s projections, Peterson Consulting then projected Georgia-Pacific’s gross undiscounted insurance recoveries over the next ten years, based on assumptions Georgia-Pacific provided relating to various coverage and allocation issues. In preparing that projection, Peterson Consulting reviewed Georgia-Pacific’s existing insurance arrangements and agreements, engaged in discussions with its counsel and analyzed publicly available information bearing on the credit worthiness of its various insurers. The analysis took into account self-insurance reserves, policy exclusions, liability caps and gaps in its coverage, as well as insolvencies among certain of its insurance carriers.

Based on the analysis of NERA and Peterson Consulting, Georgia-Pacific has established reserves for the projected liabilities and defense costs for the period through 2011, and has also established receivables for the projected insurance recoveries during that period. It has recorded the reserves for the asbestos liabilities as “Other current liabilities” and “Other long-term liabilities” and the related insurance recoveries as “Other current assets” and “Other assets” in Georgia-Pacific’s consolidated balance sheets. For the fourth quarter 2001, Georgia-Pacific recorded a pre-tax charge to earnings of $350 million to cover all of the projected asbestos liabilities and defense costs, net of projected insurance recoveries, for the period through 2011. This charge principally covers the share of such costs that BP expects to incur because of the insolvencies of certain insurance companies that wrote a part of its product liability insurance in prior years and various allocation and coverage issues. The charge is not due to exhaustion of its total product liability insurance for asbestos liabilities, and BP believes that the majority of its asbestos-related liabilities and defense costs during the next ten years will be recovered from its insurance carriers. The insurance receivable recorded by it does not assume any recovery from insolvent carriers, and assumes that those carriers that are currently solvent will continue to be solvent throughout the period of NERA’s projection. However, there can be no assurances that these assumptions will be correct. Substantially all of the projected insurance recoveries are from insurance companies rated A- (excellent) or better by A.M. Best Company. No more than 21% of such projected insurance recoveries are from any one company, though several of the insurers are under common control. BP also has significant additional insurance coverage that it expects to be available for asbestos liabilities and defense costs it may incur after 2011.

The analyses of NERA and Peterson Consulting, as well as BP’s own analysis, are based on their best judgment. However, projecting future events, such as the number of new claims to be filed each year, the average cost of resolving each such claim, coverage issues among layers of insurers and the continuing solvency of various insurance companies is subject to many uncertainties that could cause the actual liabilities and insurance recoveries to be higher or lower than those projected and/or recorded. Consequently, there can be no assurance these projected liabilities will be accurate, or that the projected insurance recoveries will be realized.

In light of the uncertainties inherent in making long term projections, BP has determined that the ten year period through 2011 is the most reasonable time period for projecting asbestos liabilities and defense costs and insurance recoveries and, accordingly, the charge to earnings Georgia-Pacific recorded in the fourth quarter 2001 does not include either asbestos liabilities and defense costs or insurance recoveries for any period beyond 2011.

Given the uncertainties associated with projecting matters into the future and numerous other factors outside BP’s control, it believes that it may incur asbestos liabilities for the period through 2011 and beyond in an amount in excess of the NERA projection. Based on currently available data and upon the analyses of NERA and Peterson Consulting, BP does not believe that any such excess asbestos liabilities will be material to it. While it is reasonably possible that any such excess liabilities could be material to operating results in any given quarter or year, BP does not believe that such excess liabilities would have a material adverse effect on its long-term results of operations, liquidity or consolidated financial position.

For more information about the risks associated with BP’s asbestos litigation, see “Risk Factors — Risks Relating to the Building Products Business — Payments for asbestos-related claims (the total amount of which is uncertain) may materially adversely affect BP’s cash flow and liquidity” in this Annex A.

Employees

As of May 2002, BP employed approximately 30,000 people, approximately 9,700 of whom were subject to collective bargaining agreements. BP considers its relationship with its employees to be good. Thirty-seven union contracts are subject to negotiation and renewal in 2002, including 11 at large facilities.

Legal Proceedings

BP is a party to various legal proceedings incidental to its business and is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including            , 2002 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                       Shares

CP&P, INC.

Common Stock

[LOGO]

Goldman, Sachs & Co.

Banc of America Securities LLC

Morgan Stanley

Representatives of the Underwriters

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and New York Stock Exchange listing fee, all amounts are estimates.

SEC registration fee		$92,000
NASD filing fee		$30,500
New York Stock Exchange listing fee	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Blue sky fees and expenses (including counsel fees)	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous expenses	$	*

Total	$	*

*	to be provided by amendment.

Item 14.    Indemnification of Directors and Officers

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines that the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Subsection (c) of Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

In accordance with Article VIII of the Company’s Bylaws, every person who is or was a director, officer, employee or agent of the Company, may be indemnified for any liability and expense that may be incurred by him or her in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, or in connection with any appeal relating thereto, in which he or she may have become involved, as a party, prospective party or otherwise, by reason of his or her being an officer, director, employee or agent of the Company or any other corporation, limited liability company, partnership, joint venture, trust or other venture or entity, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interest of the Company and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. As used in this Article, the terms “expense” and “liability” shall include attorney’s fees and reasonable expenses incurred with respect to a proceeding and the obligation to pay a judgment, settlement, penalty, and fine including an excise tax assessed with respect to an employee benefit plan.

Every officer or director to the extent that he or she has been successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, or in defense of any claim, issue or matter therein, because he or she is or was an officer, director, employee or agent, of the Company, shall be indemnified by the Company against reasonable expenses incurred by him or her in connection therewith.

Except as provided in the preceding paragraphs, upon receipt of a claim for indemnification under Article VIII of the Company’s Bylaws, a determination for indemnification shall be made: (a) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (b) if such a quorum cannot be obtained, then by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (c) by special legal counsel (including the Company’s General Counsel (unless such person is a director or otherwise a party to the proceeding)) (i) selected by the board of directors or its committee in the manner prescribed above or (ii) if a quorum of the board of directors cannot be obtained and a committee cannot be designated, then selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (d) by the shareholders, but the shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. Once it has been determined that indemnification of the officer, director, employee, or agent is permissible, an authorization of indemnification or an obligation to indemnify and an evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be determined in the manner prescribed in item (c) above.

Pursuant to Article VIII of the Company’s Bylaws, expenses incurred by any person who is a party to a proceeding because he or she is a director or officer of the Company shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay any funds advanced if it shall be ultimately determined that he or she is not entitled to indemnification. Indemnification and advancement of expenses pursuant to Article VIII of the Company’s Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

Pursuant to Article VIII of the Company’s bylaws, the Company may purchase and maintain insurance policies insuring its liability to officers and directors under the foregoing indemnity and insuring its officers and directors against liability incurred in their capacity as such.

Any underwriter who may become a party to the proposed form of Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, will agree to indemnify the directors of the Company and each officer who signs this Registration Statement against certain liabilities, including liabilities under the Securities Act of 1933, to the extent specified therein.

Item 15.    Recent Sales of Unregistered Securities

In connection with the formation of the registrant, on June 6, 2002, the registrant issued 100 shares of common stock to Georgia-Pacific Corporation at a purchase price of $1.00 per share. The offering and sale was exempt under Section 4(2) of the Securities Act of 1933, as amended.

Item 16.    Exhibits and Financial Statement Schedules

        (a) Exhibits.

Exhibit Number	Description
*1.1	Form of Underwriting Agreement
*3.1	Articles of Incorporation of the Company
*3.2	Bylaws of the Company
*4.1	Specimen common stock certificate
*4.2	Form of Indenture
*5.1	Opinion of James F. Kelley, Executive Vice President and General Counsel of the Company, as to the legality of the common stock being registered
*10.1	Form of Separation and Distribution Agreement
*10.2	Form of Tax Sharing Agreement
*10.3	Form of Employee Matters Agreement
*10.4	Form of Information Technology Support Services Agreement
*10.5	Form of Railroad Services Agreement
*10.6	Form of Shared Services Agreement
*10.7	Form of Transition Services Agreement
*10.8	Form of Reimbursement and Guarantee Agreement
*10.9	Form of Wood Procurement Joint Venture Agreement
*18.1	Letter Regarding Change in Accounting Principles
*21.1	Subsidiaries of the Registrant
*23.1	Consent of Mr. Kelley (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
*23.3	Consent of PricewaterhouseCoopers LLP
**24.1	Powers of Attorney

*	To be filed by amendment.
**	Previously filed.

(b)	Financial Statements Schedules

Schedule II—Valuation and Qualifying Accounts

Item 17.    Undertakings

        1.    The Registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.    Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.	The undersigned Registrant hereby undertakes that:

(a)
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b)
for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on June 21, 2002.

CP&P, Inc.
By:	/S/ ALSTON D. CORRELL
Alston D. Correll Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/S/ ALSTON D. CORRELL Alston D. Correll	Chairman, Chief Executive Officer and President (Principal Executive Officer)	June 21, 2002

* Danny W. Huff	Executive Vice President-Finance, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 21, 2002

* Lee M. Thomas	Director	June 21, 2002

*By:	/S/ KENNETH F. KHOURY
Kenneth F. Khoury
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
*1.1	Form of Underwriting Agreement
*3.1	Articles of Incorporation of the Company
*3.2	Bylaws of the Company
*4.1	Specimen common stock certificate
*4.2	Form of Indenture
*5.1	Opinion of James F. Kelley, Executive Vice President and General Counsel of the Company, as to the legality of the common stock being registered
*10.1	Form of Separation and Distribution Agreement
*10.2	Form of Tax Sharing Agreement
*10.3	Form of Employee Matters Agreement
*10.4	Form of Information Technology Support Services Agreement
*10.5	Form of Railroad Services Agreement
*10.6	Form of Shared Services Agreement
*10.7	Form of Transition Services Agreement
*10.8	Form of Reimbursement and Guarantee Agreement
*10.9	Form of Wood Procurement Joint Venture Agreement
*18.1	Letter Regarding Change in Accounting Principles
*21.1	Subsidiaries of the Registrant
*23.1	Consent of Mr. Kelley (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
*23.3	Consent of PricewaterhouseCoopers LLP
**24.1	Powers of Attorney

*	To be filed by amendment.
**	Previously filed.